                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            TREGA BIOSCIENCES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required  (see below)

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

     Note that the proxy statement/prospectus has been filed under a registration statement on Form F-4, filed by LION Bioscience AG.

PROSPECTUS
                 [LOGO OF LION BIOSCIENCE AKTIENGESELLSCHAFT]
                      LION bioscience Aktiengesellschaft
                                Ordinary Shares
                   in the form of American Depositary Shares

PROXY STATEMENT

                                 [TREGO LOGO]
                            Trega Biosciences, Inc.

                               ---------------

  This proxy statement/prospectus is being furnished to holders of shares of common stock, par value $0.001 per share, of Trega Biosciences, Inc. This proxy statement/prospectus relates to the solicitation by Trega's board of directors of proxies for use at a special meeting of Trega's stockholders.
                               ---------------
  At the special meeting you will be asked to approve and adopt a merger agreement providing for a merger in which Trega will become a wholly-owned subsidiary of LION bioscience Aktiengesellschaft, a stock corporation organized and existing under the laws of the Federal Republic of Germany.
                               ---------------
  If the merger is completed, each of your shares of Trega common stock will automatically be converted into the right to receive a fraction of an American Depositary Shares of LION, or LION ADSs, based on the exchange ratio calculated at that time. Each LION ADS will represent one ordinary share of LION. The exchange ratio will be calculated by dividing (x) a preliminary value that will range from $34 million to $35 million and will be determined as of the closing of the merger based upon the amount of specified net indebtedness, unpaid professional fees and any working capital deficiency of Trega at the closing, by (y) the number of shares of Trega common stock outstanding at the effective time of the merger (currently estimated to be approximately 26 million shares), further divided by (z) the LION Average ADS Price. The LION Average ADS Price will be the average of the closing prices for LION ADSs on the Nasdaq National Market for the ten trading days immediately preceding the date which is two trading days prior to the date of the special meeting of Trega's stockholders; however, the LION Average ADS Price will not be greater than $92 or less than $68 for purposes of establishing the exchange ratio. After the merger, Trega's stockholders will own LION ADSs representing between 369,565 and 514,706 ordinary shares of LION, or between 2% and 3% of LION's outstanding share capital.
                               ---------------
  LION ADSs are quoted on the Nasdaq National Market under the symbol "LEON." The closing price of LION ADSs as reported on the Nasdaq National Market on February 8, 2001 was $57.25.
                               ---------------
  Please pay particular attention to the section entitled "Risk Factors" beginning on page 24 of this proxy statement/prospectus, which describes some of the risks that you should consider in deciding whether to vote in favor of the merger agreement and the merger.
                               ---------------
  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the LION ADSs or the LION ordinary shares to be issued in connection with the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
                               ---------------
  This proxy statement/prospectus and the accompanying forms of proxy are first being mailed to Trega stockholders on or about the date set forth below.

Proxy Statement/Prospectus dated February 9, 2001

[TREGO LOGO]

Dear Stockholder:

  You are cordially invited to attend a special meeting of the stockholders of Trega Biosciences, Inc., which will be held on March 12, 2001 at 10:00 a.m., local time, at Trega's headquarters at 9880 Campus Point Drive, San Diego, California 92121. At the special meeting you will be asked to approve and adopt a merger agreement providing for a merger in which Trega will become a wholly-owned subsidiary of LION bioscience Aktiengesellschaft, a corporation organized and existing under the laws of the Federal Republic of Germany.

  If the merger is completed, each of your shares of Trega common stock will automatically be converted into the right to receive a fraction of a LION ADS based on the exchange ratio calculated at that time. Each LION ADS will represent one ordinary share of LION. The exchange ratio will be calculated by dividing (x) a preliminary value that will range from $34 million to $35 million and will be determined as of the closing of the merger based upon the amount of specified net indebtedness, unpaid professional fees and any working capital deficiency of Trega at the closing, by (y) the number of shares of Trega common stock outstanding at the effective time of the merger (currently estimated to be approximately 26 million shares), further divided by (z) the LION Average ADS Price. The LION Average ADS Price will be the average of the closing prices for LION ADSs on the Nasdaq National Market for the ten trading days immediately preceding the date which is two trading days prior to the date of the special meeting of Trega's stockholders; however, the LION Average ADS Price will not be greater than $92 or less than $68 for purposes of establishing the exchange ratio. After the merger, Trega's stockholders will own approximately 2% to 3% of LION's outstanding share capital.

  Trega's board of directors has unanimously determined that the merger is fair to, and in the best interests of, Trega's stockholders, has approved the merger agreement and the merger and recommends that Trega's stockholders vote to adopt the merger agreement at the special meeting.

  The accompanying proxy statement/prospectus gives you detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain other information about Trega or LION from documents filed with the Securities and Exchange Commission, or SEC. Instructions on how to obtain these documents are included in the attached proxy statement/prospectus under the section entitled "Where You Can Find More Information."

  Please pay particular attention to the section entitled "Risk Factors" beginning on page 24 of the attached proxy statement/prospectus, which describes some of the risks that you should consider in deciding whether to vote in favor of the merger agreement and the merger.

  Your vote is important. Whether or not you plan to attend the special meeting, please take the time to complete, sign and date the enclosed proxy card and return it in the enclosed, prepaid envelope marked "Proxy," as described in the attached proxy statement/prospectus.

  On behalf of Trega's board of directors, I urge you to vote in favor of the merger agreement and the merger.

                                          /s/ Michael G. Grey
                                          Michael G. Grey
                                          President and Chief Executive
                                           Officer

Trega Biosciences, Inc.
9880 Campus Point Drive
San Diego, California 92121
February 9, 2001

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Trega Biosciences, Inc., a Delaware corporation, will be held at Trega's headquarters at 9880 Campus Point Drive, San Diego, California 92121, on March 12, 2001, at 10:00 a.m., local time, for the following purposes:

  (1) To consider and vote upon a proposal to adopt a merger agreement that provides for:

    . a merger in which Trega will become a wholly-owned subsidiary of LION bioscience Aktiengesellschaft, a corporation organized and existing under the laws of the Federal Republic of Germany; and

    . the conversion of each share of Trega common stock into a fraction of a LION ADS at an exchange ratio set forth in the merger agreement and described in the attached proxy statement/prospectus.

    A copy of the merger agreement is attached as Annex A to the attached proxy statement/prospectus.

  (2) To approve the adjournment or postponement of the special meeting, if an adjournment or postponement is necessary in order to solicit additional votes for adoption of the merger agreement and the merger.

  (3) To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

  The close of business on February 6, 2001 is the record date for the special meeting. Only holders of Trega common stock on the record date are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. On the record date, there were 23,563,508 shares of Trega common stock outstanding, each of which entitles the holder to one vote.

  The affirmative vote of the holders of a majority of the outstanding shares of Trega common stock on the record date is required to adopt the merger agreement. Stockholders who in the aggregate held approximately 19.3% of the outstanding shares of Trega common stock as of the record date have agreed to vote to adopt the merger agreement.

  Information regarding the merger, the merger agreement, LION, Trega and related matters is contained in the attached proxy statement/prospectus and its annexes, which you are encouraged to read carefully.

  Trega's board of directors has unanimously determined that the merger is fair to, and in the best interests of, Trega's stockholders, has approved the merger agreement and the merger and recommends that Trega's stockholders vote to adopt the merger agreement at the special meeting.

  Please sign and promptly return the proxy card in the enclosed envelope as described in the attached proxy statement/prospectus. A prompt response is helpful, and your cooperation will be appreciated. A stockholder who executes a proxy may revoke it any time before it is exercised by giving written notice of revocation to Trega's corporate secretary, by subsequently filing another later-dated proxy or by attending the special meeting and voting in person.

  You should not send in your stock certificates when returning your proxy. If the merger agreement is adopted and the merger is consummated, you will be notified and furnished instructions on how and when to surrender your stock certificates.

                                          By Order of Trega's Board of
                                           Directors

                                          /s/ Edward C.Y. Yip
                                          Edward C.Y. Yip
                                          Secretary

February 9, 2001
San Diego, California

                               TABLE OF CONTENTS

Questions and Answers About the Merger.....................................   1
Summary....................................................................   5
 LION......................................................................   5
 Trega.....................................................................   5
 The Merger and the Merger Agreement.......................................   5
 The Special Meeting of Trega's Stockholders...............................  14
 Security Ownership of Trega's Management..................................  14
 Summary Historical Financial Data of LION.................................  15
 Summary Historical Financial Data of Trega................................  17
 Summary Unaudited Pro Forma Financial Information.........................  19
 Comparative Per Share Information.........................................  20
 Comparative Market Price..................................................  21
 Dividend Information......................................................  23
Risk Factors...............................................................  24
 Risks Relating to the Merger..............................................  24
 Risks Relating to LION's Business.........................................  26
 Risks Related to Holding LION ADSs and LION Ordinary Shares...............  34
 Risks Related to Trega's Business If the Merger Does Not Occur............  36
Special Note Regarding Forward-Looking Statements..........................  41
Exchange Rate Information..................................................  42
The Special Meeting........................................................  43
 General...................................................................  43
 Matters to be Considered at the Special Meeting...........................  43
 No Dissenters' Rights to Appraisal........................................  43
 Record Date; Quorum; Required Vote; Shares Outstanding and Entitled to
  Vote.....................................................................  43
 Security Ownership of Management..........................................  43
 Voting Agreements.........................................................  44
 Voting of Proxies.........................................................  44
 Voting by Mail............................................................  44
 Voting by Telephone.......................................................  44
 Revocation of Proxies.....................................................  45
 Solicitation of Proxies...................................................  45
Background and Reasons for the Merger......................................  46
 Background of the Merger..................................................  46
 Trega's Reasons for the Merger............................................  47
 Recommendation of Trega's Board of Directors..............................  49
 Fairness Opinion of Financial Advisor to Trega's Board of Directors.......  49
 Interests of Certain Persons in the Merger................................  53

 LION's Reasons for the Merger; Recommendation of LION's Supervisory and
  Management Boards........................................................  55
The Merger and The Merger Agreement........................................  56
 Structure of the Merger...................................................  56
 Effective Time............................................................  56
 Merger Consideration......................................................  56
 The Exchange Agent Will Not Issue Fractional LION ADSs or LION Ordinary
  Shares...................................................................  57
 Exchange of Share Certificates............................................  58
 Treatment of Trega Common Stock Options...................................  58
 Restricted Stock Awards...................................................  59
 Treatment of Trega Warrants...............................................  59
 Representations and Warranties............................................  59
 Certain Covenants.........................................................  60
 Special Meeting of Trega's Stockholders...................................  61
 Conditions to the Merger..................................................  61
 No Solicitation by Trega..................................................  63
 Termination of the Merger Agreement.......................................  64
 Expenses and Termination Fees.............................................  65
 Amendment and Waiver......................................................  66
 Indemnification for Prior Acts............................................  66
 Trega Employees...........................................................  67
 Interim Financing.........................................................  67
 Voting Arrangements.......................................................  67
 Regulatory Matters........................................................  68
 Restriction on Resales of LION ADSs.......................................  68
 Accounting Treatment......................................................  68
 Tax Treatment.............................................................  68
Unaudited Pro Forma Financial Information..................................  69
 Presentation of LION's Unaudited Pro Forma Financial Information..........  69
 LION Has Used Comparable Trega Information Because Its Fiscal Year Is
  Different from Trega's Fiscal Year.......................................  70
 LION Has Provided Pro Forma Financial Information Only for Informational
  Purposes.................................................................  70
Selected Historical Consolidated Financial Data of LION....................  76
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of LION........................................................  78
 Overview..................................................................  78
 Results of Operations.....................................................  81
 Liquidity and Capital Resources...........................................  84
 Stock Option Plan.........................................................  87

 Impact of Inflation......................................................   87
 Interest Rate Risk.......................................................   87
 Foreign Currency Exchange Rate Risk......................................   87
 Recent Accounting Announcements..........................................   87
 Quantitative and Qualitative Disclosures About Market Risk...............   88
Description of LION.......................................................   89
 Scientific Background....................................................   89
 Industry Overview........................................................   92
 LION's Unique Approach...................................................   94
 Strategy.................................................................   95
 History..................................................................   97
 Technological Platform, Products and Services............................   98
 Customers................................................................  107
 Research and Development.................................................  110
 Production...............................................................  114
 Sales, Marketing and Distribution........................................  115
 Competition..............................................................  115
 Patents, Trademarks and Licenses.........................................  117
 Governmental Regulation..................................................  119
 Product Liability........................................................  120
 Legal Proceedings........................................................  120
 Employees................................................................  121
 Facilities...............................................................  121
 Subsidiaries.............................................................  122
Management of LION........................................................  123
 Supervisory Board........................................................  123
 Management Board.........................................................  124
 Compensation.............................................................  126
 Loan Agreement with Bohlen Industrie.....................................  127
 Legal Services by Norr Stiefenhofer Lutz.................................  127
 Option Plan..............................................................  128
Security Ownership of Certain Beneficial Owners and Management of LION....  129
Selected Historical Consolidated Financial Data of Trega..................  130
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of Trega......................................................  132
 Overview.................................................................  132
 Results of Operations....................................................  132
 Liquidity and Capital Resources..........................................  135
 Qualitative and Quantitative Disclosure About Market Risk................  137
Description of Trega......................................................  138
 Overview.................................................................  138
 Traditional Drug Discovery...............................................  138
 Drug Discovery in Transition.............................................  138
 Trega's Solution.........................................................  139
 Internal Drug Discovery Programs.........................................  143
 Business Strategy........................................................  143

 Alliances and Collaborations.............................................. 144
 License and Other Technology Arrangements................................. 145
 Sale of Assets............................................................ 146
 Marketing and Sales....................................................... 146
 Competition............................................................... 146
 Patents................................................................... 147
 Research and Development Expenses......................................... 147
 Employees................................................................. 147
 Properties................................................................ 148
 Legal Proceedings......................................................... 148
Security Ownership of Certain Beneficial Owners and Management of Trega.... 149
Material Tax Consequences.................................................. 151
 General................................................................... 151
 German Taxation........................................................... 151
 U.S. Federal Income Tax Considerations.................................... 154
 United States Federal Income Tax Consequences of the Merger............... 155
 United States Federal Income Tax Consequences of the Ownership of LION
  Ordinary Shares and LION ADSs............................................ 155
 U.S. Federal Income Tax Backup Withholding................................ 157
General Information About LION............................................. 158
 Registration with the Commercial Registrar................................ 158
 Corporate History and Capital Increases................................... 158
 Fiscal Year............................................................... 160
 Corporate Purpose......................................................... 160
Description of the LION Ordinary Shares.................................... 161
 Share Capital............................................................. 161
 Authorized Capital........................................................ 161
 Conditional Capital....................................................... 161
 Future Share Capital; Preemptive Rights................................... 161
 Dividend and Liquidation Rights........................................... 162
 Voting Rights and General Meetings........................................ 162
 Notice Requirements....................................................... 163
 Purchase by LION of Its Own Shares........................................ 163
 Notices, Paying Agent and Depository...................................... 164
Description of the LION American Depositary Shares......................... 165
 American Depositary Shares................................................ 165
 Ordinary Share Dividends and Other Distributions.......................... 165
 Deposit, Withdrawal and Cancellation...................................... 166
 Voting Rights............................................................. 167
 Reports and Other Communications.......................................... 168
 Fees and Expenses......................................................... 168
 Payment of Taxes.......................................................... 168

 Reclassifications, Recapitalizations and Mergers........................... 168
 Amendment and Termination.................................................. 169
 Limitations on Obligations and Liability to ADS Holders.................... 169
 Requirements for Depositary Actions........................................ 170
 Pre-Release of ADSs........................................................ 170
 The Depositary............................................................. 171
Limitations Affecting Security Holders...................................... 172
Comparison of Rights of Trega Stockholders and LION Shareholders............ 173
 Duties of Directors........................................................ 173
 Size and Classification of the Board of Directors.......................... 175
 Removal of Directors; Filling Vacancies on the Board of Directors.......... 175
 Information Available to Shareholders...................................... 176
 Shareholder Meetings....................................................... 176
 Shareholders' Proposals.................................................... 177
 Required Vote for Authorization of Actions................................. 177
 Amendment of Corporate Charter and Bylaws.................................. 177
 Appraisal Rights........................................................... 178
 Preemptive Rights.......................................................... 179
 Limitation on Directors' Liability......................................... 179
 Indemnification of Officers and Directors.................................. 180
 Conflict-of-Interest Transactions.......................................... 181
 Dividends.................................................................. 181
 Loans to Directors......................................................... 181
 Shareholder Suits.......................................................... 182
 Rights of Inspection....................................................... 182
 Stock Repurchases.......................................................... 183
 Anti-Takeover Statutes..................................................... 183
 Disclosure of Interests.................................................... 184
Shares Eligible for Future Sale............................................. 185
Enforceability of Civil Liabilities......................................... 185
Stockholder Proposals....................................................... 186
Legal Matters............................................................... 186
Experts..................................................................... 186
Where You Can Find More Information......................................... 187
Index to Financial Statements............................................... F-1

Annex A--Agreement and Plan of Merger dated December 27, 2000 by and between
        Trega Biosciences, Inc. and LION bioscience Aktiengesellschaft
Annex B--Opinion of Lazard Freres & Co. LLC
Annex C--Glossary of Industry Terms

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  What is the proposed merger on which I am being asked to vote?

A. It is the merger of Trega and LION. In the merger, a company formed for the sole purpose of consummating this transaction will merge with and into Trega, with Trega surviving the merger. As a result, Trega will become a wholly-owned subsidiary of LION.

Q.  What effect will the merger have on my Trega shares?

A. If the merger is completed, each of your shares of Trega common stock will automatically be converted into the right to receive a fraction of a LION ADS based on the exchange ratio calculated at that time. Each LION ADS will represent one ordinary share of LION. The exchange ratio will be calculated by dividing (x) a preliminary value that will range from $34 million to $35 million and will be determined as of the closing of the merger based upon the amount of specified net indebtedness, unpaid professional fees and any working capital deficiency of Trega at the closing, by (y) the number of shares of Trega common stock outstanding at the effective time of the merger (currently estimated to be approximately 26 million shares), further divided by (z) the LION Average ADS Price. The LION Average ADS Price will be the average of the closing prices for LION ADSs on the Nasdaq National Market for the ten trading days immediately preceding the date which is two trading days prior to the date of the special meeting of Trega's stockholders; however, the LION Average ADS Price will not be greater than $92 or less than $68 for purposes of establishing the exchange ratio.

  Assuming the preliminary value is $34 million and there are 26 million shares of Trega common stock outstanding as of the effective time of the merger, the exchange ratio would be calculated based on the LION Average ADS Price as follows:

    . If the LION Average ADS Price is less than $68.00, the exchange ratio will be equal to 0.019231;

    . If the LION Average ADS Price is greater than $68.00 but less than $92.00, the exchange ratio will range from 0.019321 to 0.014214; or

    . If the LION Average ADS Price is greater than $92.00, the exchange ratio will be equal to 0.014214.

   As a result of these exchange ratios, the value of the fractional LION ADS to be received for each share of Trega common stock, as of the closing of the merger, will depend upon the LION Average ADS Price as follows:

                                                             Value of Fractional
                                                                LION ADS to Be
                                                              Received for Each
                                                               Share of Trega
       LION Average ADS Price                                    Common Stock
       ----------------------                                -------------------
      less than $68.00......................................   less than $1.31
      between $68.00 and $92.00.............................        $1.31
      greater than $92.00................................... greater than $1.31

   If the LION Average ADS Price is less than $68.00 the aggregate number of LION ADSs to be received by all of Trega's stockholders will not be increased and therefore the value of the fractional LION ADS to be received for each share of Trega common stock, as of the closing of the merger, would be less than $1.31. For example, if the LION Average ADS Price is $51.00 then, based on the assumptions described above, the value of the fractional LION ADS to be received in the merger would be $0.98. If the LION Average ADS Price is greater than $68.00 but lower than $92.00, the aggregate number of LION ADSs to be received for each share of Trega common stock, as of the closing of the merger, will be adjusted such that the value of the fractional LION ADS to be received for each share of Trega common stock, as of the closing of the merger and based on the assumptions described above, would be $1.31. If the LION Average ADS Price is greater than $92.00 the aggregate number of LION ADSs to be received by all of Trega's stockholders will not be decreased further and therefore the value of the fractional LION ADS to be received for each share of Trega common stock, as of the closing of the merger, would be greater than $1.31. For example, if the LION Average ADS Price is $115 then, based on the assumptions described above, the value of the fractional LION ADS to be received in the merger would be $1.63.

   If the preliminary value is $35 million instead of $34 million, the exchange ratios shown above would be increased slightly, with the effect that the value of the fractional LION ADS you would receive in the merger, referenced in the table above, would be $1.35 instead of $1.31.

   At the time you vote on the merger you may not know the exact number of LION ADSs that you will receive in the merger.

   If you are entitled to any fraction of a LION ADS, you will be given cash only for that fraction.

Q.  What is a LION ADS?

A. An ADS is an American Depositary Share, evidenced by an American Depositary Receipt, or ADR, that represents one LION ordinary share. The LION ADSs have been created to allow U.S. stockholders to more easily hold and trade ownership interests in LION on U.S. markets. Morgan Guaranty Trust will be the depositary that will issue the LION ADSs and hold the LION ordinary shares represented by the ADSs. A holder of LION ADSs will have the right to surrender them and withdraw LION ordinary shares upon payment of fees, taxes and other governmental charges. For a discussion of the differences between owning LION ADSs and LION ordinary shares, see the section entitled "Description of the LION American Depositary Shares."

  Your rights as holders of LION ADSs after the merger will be governed by LION's articles of association and German law. There are some significant differences between Trega's certificate of incorporation and Delaware law, which govern your rights as a stockholder of Trega, and LION's articles of association and German law. For a discussion of the differences, see the section entitled "Comparison of Rights of Trega Stockholders and LION Shareholders."

Q.  Will the LION ADSs and the LION ordinary shares be publicly traded?

A. LION ADSs are quoted on the Nasdaq National Market under the symbol "LEON" and LION ordinary shares are listed on the Neuer Markt segment of the Frankfurt Stock Exchange under the symbol "LIO".

Q.  Why are Trega and LION proposing to merge?

A. LION and Trega will combine complementary technologies and products, which are expected to enhance LION's position as a leading provider of comprehensive solutions for enterprise-wide data integration, data analysis and information management solutions for the life sciences industry. We believe that the capabilities of the two companies are synergistic: LION's Life Science Informatics (LSI(TM)) business is expected to benefit from Trega's iDEA(TM) predictive ADME (absorption, distribution, metabolism and excretion) simulation system software. Combining LION's drug discovery expertise and integrated software solutions for all types of biological data with Trega's iDEA(TM) simulation system software is intended to provide a leading platform for the development of a comprehensive solution for toxico-genomics and toxicology prediction software. Furthermore, LION's information-driven drug discovery and diagnostics business, iD3(TM), is expected to benefit from the addition of Trega's Chem.Folio(R) libraries of information enhanced small-molecules, as well as from its medicinal chemistry, assay development, screening technology and general drug discovery capabilities. The merger is designed to broaden LION's reach into the many aspects of the drug discovery process. It is also expected to enhance LION's ability to utilize information to accelerate the transformation of genes to targets to drugs, as well as to improve the efficiency and effectiveness of generating validated target/lead combinations in the nuclear receptor area. Trega and LION believe this combination will generate significant opportunities to enhance stockholder value.

Q. What percentage of LION's outstanding ordinary shares will be held by Trega's stockholders after the merger?

A. When the merger is complete, Trega's stockholders will hold, through ADSs, approximately between 2% and 3% of LION's outstanding share capital.

Q.  Is the merger taxable?

A. The merger has been structured to qualify as a tax-free reorganization under the U.S. Internal Revenue Code. We believe that you will not recognize any taxable gain or loss for U.S. federal income tax purposes on the exchange of your Trega common stock for LION ADSs in the merger, except for the cash amounts received in lieu of the fractional ADSs. The tax consequences of the transaction may be very complicated and will depend on the facts of your own situation. If you reside outside the United States, the tax consequences of the merger under the tax laws of the jurisdictions that apply to you are not described in this proxy statement/prospectus. We urge all Trega's stockholders to consult their own tax advisors for a full understanding of the tax consequences of the merger to them.

Q.  Are Trega stockholders entitled to appraisal rights?

A. No. Under Delaware law, which governs the rights of Trega's stockholders in the merger, Trega's stockholders are not entitled to appraisal rights.

Q.  When and where is the special meeting of the stockholders?

A. Trega's special meeting is scheduled to take place on March 12, 2001 at 10:00 a.m., local time, at Trega's headquarters at 9880 Campus Point Drive, San Diego, California 92121.

Q.  When do you expect the merger to be completed?

A. We expect to complete the merger promptly after receiving Trega's stockholders' approval at the special meeting.

Q.  What vote is required for approval?

A. The merger agreement must be adopted by holders of a majority of the outstanding shares of Trega common stock as of the record date, which is February 6, 2001. Trega's directors and executive officers, together with their affiliates, owned approximately 15.13% of Trega's outstanding common stock as of the record date. These stockholders, together with other stockholders who held an aggregate of 4.2% of Trega's outstanding common stock as of the record date, have agreed to vote their shares in favor of the merger.

Q.  How do I vote?

A. After you have carefully read this proxy statement/prospectus, mail your signed proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the special meeting. Also, you may vote in person at the special meeting. If your shares are held in "street name" through a broker, bank or other financial institution, you must either direct the record holder as to how to vote your shares or obtain a proxy from the record holder to vote at the special meeting.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me without my instructions?

A. No. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares in favor of the merger will be the equivalent of voting against the merger.

Q.  May I change my vote?

A. Yes. You may withdraw your proxy or change your vote by delivering a later-dated, signed written notice of revocation or proxy card before the special meeting or by voting in person at the special meeting.

Q.  Should I send in my stock certificates now?

A. No. After the merger is completed, we will send you instructions that will explain how to exchange your Trega stock certificates for LION ADSs and cash for any fractional LION ADS you would otherwise receive.

Q.  What if I plan to attend the special meeting in person?

A. We recommend that you cast your vote in advance in any event by sending in your proxy card.

Q.  Can I call anyone if I have further questions?

A. If you have more questions about the merger, you should contact one of the following:

  In the United States:

       Corporate Investor Communications, Inc.  Debra Liebert
       111 Commerce Road                        Vice President, Corporate Development
       Carlstadt, New Jersey 07072-2586         Trega Biosciences, Inc.
       Tel: 800-809-5979                        9880 Campus Point Drive
       Fax: 201-804-8693                        San Diego, California 92121
                                                Tel: 858-410-6500
                                                Fax: 858-410-6501
                                                E-Mail: dliebert@trega.com

  In Europe:

      Dr. Alexander Asam
      Director of Investor Relations
      LION biosciences Aktiengesellschaft
      Waldhofer Str. 98
      69123 Heidelberg, Germany
      Tel: 011-49-6221-4038-215
      Fax: 011-49-6221-4038-101
      E-Mail: Alexander.Asam@lionbioscience.com

  All share and related information in this proxy statement/prospectus regarding LION's ordinary shares has been adjusted to give effect, retroactively, to a share split effected by LION on June 28, 2000.

                                    SUMMARY

LION

  LION is a pioneer in the field of enterprise-wide research and development, data analysis, information management systems and solutions for the life sciences, which includes the pharmaceutical, biotechnology, agricultural biology, food and cosmetics industries, and, ultimately, the health care industry. LION's goal is to become the premier route to the acquisition and full exploitation of biological and medical knowledge. LION aims to become the market leader in providing its information technology systems for turning data into information, as well as advanced solutions for refining information into knowledge, to help life science companies address the challenges and increase the productivity of modern product discovery and development. LION's systems and solutions help companies evaluate and integrate biological, chemical, pharmacological, toxicological and medical data and information quickly, effectively and comprehensively. LION pursues its strategic objectives through two complementary and convergent lines of business: Life Science Informatics, or LSI(TM), and integrated drug discovery and diagnostics, or iD3(TM).

  LION is a stock corporation organized in March 1997 under the laws of the Federal Republic of Germany. LION's principal executive offices are located at Im Neuenheimer Feld 515-517, D-69120 Heidelberg, Germany and its telephone number is (011) (49) (6221) 4038-100. LION's facsimile number is (011) (49)
(6221) 4038-101.

Trega

  Trega primarily develops and markets products designed to assist pharmaceutical and biotechnology companies in the identification of drug candidates and accelerate the traditional drug discovery process. These products include Trega's proprietary iDiscovery(TM) technologies, comprised of its iDEA(TM) predictive ADME (absorption, distribution, metabolism and excretion) simulation system and its Chem.Folio(R) chemical compounds. Trega also conducts, in collaboration with Novartis Pharma AG, a drug discovery program in the areas of obesity, diabetes and syndrome X (a syndrome associated with obesity and diabetes) involving the human body's resistance to insulin.

  Trega was incorporated under the laws of the State of Delaware in 1991. Trega's principal offices are located at 9880 Campus Point Drive, San Diego, California 92121. Its telephone number is (858) 410-6500 and its facsimile number is (858) 410-6501. Trega's website is located at http://www.trega.com. Information on Trega's website is not incorporated into this proxy statement/prospectus by reference and should not be considered a part of this proxy statement/prospectus.

The Merger and the Merger Agreement

   Summary of the merger

  In the proposed merger, Trega will become a wholly-owned subsidiary of LION, and all of Trega's stockholders will become holders of LION ADSs. The merger agreement is attached to this proxy statement/prospectus as Annex A. You should read the merger agreement as it is the legal document that governs the merger.

   What you will receive in the merger

  If the merger is completed, each of your shares of Trega common stock will automatically be converted into the right to receive a fraction of a LION ADS based on the exchange ratio calculated at that time. Each LION ADS will represent one ordinary share of LION. The exchange ratio will be calculated by dividing (x) a value that will range from $34 million to $35 million and will be determined as of the closing of the merger based upon the amount of specified net indebtedness, unpaid professional fees and any working capital deficiency of Trega at the closing, by (y) the number of shares of Trega common stock outstanding at the effective time of the merger (currently estimated to be approximately 26 million shares), further divided by
(z) the LION Average ADS Price. The LION Average ADS Price will be the average of the closing prices for LION ADSs on the Nasdaq National Market for the ten trading days immediately preceding the date which is two trading days prior to the date of the special meeting of Trega's stockholders; however, the LION Average ADS Price will not be greater than $92 or less than $68 for purposes of establishing the exchange ratio.

  Assuming the preliminary value is $34 million and there are 26 million shares of Trega common stock outstanding as of the effective time of the merger, the exchange ratio would be calculated based on the LION Average ADS Price as follows:

  . If the LION Average ADS Price is less than $68.00, the exchange ratio will be equal to 0.019231;

  . If the LION Average ADS Price is greater than $68.00 but less than $92.00, the exchange ratio will range from 0.019321 to 0.014214;

  . If the LION Average ADS Price is greater than $92.00, the exchange ratio will be equal to 0.014214;

As a result of these exchange ratios, the value of the fractional LION ADS to be received for each share of Trega common stock, as of the closing of the merger, will depend upon the LION Average ADS Price as follows:

                                                                   Value of
                                                               Fractional LION
                                                              ADS to Be Received
                                                              for Each Share of
       LION Average ADS Price                                 Trega Common Stock
       ----------------------                                 ------------------
      less than $68.00.......................................  less than $1.31
      between $68.00 and $92.00..............................       $1.31
      greater than $92.00.................................... greater than $1.31

  If the LION Average ADS Price is less than $68.00 the aggregate number of LION ADSs to be received by all of Trega's stockholders will not be increased and therefore the value of the fractional LION ADS to be received for each share of Trega common stock, as of the closing of the merger, would be less than $1.31. For example, if the LION Average ADS Price is $51.00 then, based on the assumptions described above, the value of the fractional LION ADS to be received in the merger would be $0.98. If the LION Average ADS Price is greater than $68.00 but lower than $92.00, the aggregate number of LION ADSs to be received for each share of Trega common stock, as of the closing of the merger, will be adjusted such that the value of the fractional LION ADS to be received for each share of Trega common stock, as of the closing of the merger and based on the assumptions described above, would be $1.31. If the LION Average ADS Price is greater than $92.00 the aggregate number of LION ADSs to be received by all of Trega's stockholders will not be decreased further and therefore the value of the fractional LION ADS to be received for each share of Trega common stock, as of the closing of the merger, would be greater than $1.31. For example, if the LION Average ADS Price is $115 then, based on the assumptions described above, the value of the fractional LION ADS to be received in the merger would be $1.63.

  If the preliminary value is $35 million instead of $34 million, the exchange ratios shown above would be increased slightly, with the effect that the value of the fractional LION ADS you would receive in the merger, referenced in the table above, would be $1.35 instead of $1.31.

  At the time you vote on the merger you may not know the exact number of LION ADSs that you will receive in the merger.

  If you are entitled to receive a fraction of a LION ADS as a result of the merger, you will instead receive cash equal to your proportionate interest in the net proceeds from the sale of the aggregate fractional LION ADSs that would otherwise have been issued. The sale of those ADSs will be conducted by the exchange agent, Morgan Guaranty Trust, acting on behalf of all holders of a right to receive LION ADSs. Any cash payment for a fractional LION ADS will be paid in U.S. dollars.

   Termination or exercise of outstanding Trega stock options

  Immediately prior to the effective time of the merger, each outstanding option to purchase Trega common stock with an exercise price less than the "closing value" (the closing per share price of Trega common stock as reported in The Wall Street Journal for the next to the last trading day prior to the effective time of the merger) will become exercisable, and will be deemed to be exercised. Upon such exercise, the option holder will be entitled to receive a number of shares of Trega common stock that is equal to (x) the number of shares then subject to the option multiplied by (y) an exercise formula which will be calculated by subtracting the exercise price of the option from the closing value and dividing the result by the closing value. The shares of Trega common stock to be received upon the exercise of the options will then be converted into the right to receive LION ADSs in the merger at the same exchange ratio as all other shares of Trega common stock outstanding immediately prior to the merger. All other outstanding Trega stock options will be terminated. Assuming a closing value of $1.31 for the Trega common stock, options to acquire approximately 1.0 million shares of Trega common stock will be exercised and options to acquire approximately 3.7 million shares of Trega common stock will be terminated.

   Restricted stock awards

  In the merger agreement, LION has advised Trega that the retention of Trega's management and employees is a critical element, from LION's perspective, of consummating the merger. Under the terms of the merger agreement, a substantial percentage of the outstanding stock options held by Trega's management and employees will be cancelled prior to consummation of the merger. In order to provide incentives for Trega management and key employees to remain with the surviving corporation after the merger, Trega has agreed to undertake reasonable efforts to grant, prior to the merger, up to two million shares of Trega common stock with a purchase price of $0.001 per share and a vesting period of two years. These shares will be converted into LION ADSs at the same exchange ratio as all other shares of Trega common stock outstanding immediately prior to the merger. The restricted stock will vest 50% on the first anniversary of the effective time of the merger and 50% one year later.

  These restricted shares generally will be issued to current employees of Trega in proportion to the number of options Trega has granted to such employees in the past. If the restricted shares were allocated solely in this manner, Trega's officers would have been allocated 1.2 million restricted shares. The officers of Trega, however, have voluntarily agreed to receive no more than an aggregate of 500,000 of the restricted shares. Trega has consulted, and will continue to consult, with LION on the proposed schedule of recipients of this restricted stock and their respective amounts of allocation.

  Shares of Trega common stock available under Trega's 1996 Stock Incentive Plan will be used for these restricted stock awards.

   Exercise or cancellation of outstanding Trega warrants

  In the merger agreement, Trega has agreed to take all actions necessary to cause all outstanding warrants to purchase shares of Trega common stock to be exercised in full or terminated prior to the effective time of the merger.

   Line of credit for Trega or its NaviCyte subsidiary

  In the merger agreement, LION has agreed to grant to either Trega or NaviCyte, a wholly-owned subsidiary of Trega, a line of credit pursuant to which Trega or NaviCyte, as the case may be, may borrow up to $1 million from LION prior to completion of the merger. The line of credit will be secured by a lien on either all of NaviCyte's intellectual property, including the source code and data points underlying the iDEA(TM) predictive ADME simulation system or assets of Trega of a quality and value reasonably satisfactory to both LION and Trega.

   Trega's board of director's recommendation

  The board of directors of Trega has unanimously approved the merger. Trega's board of directors believes that the merger and the merger agreement are fair to, and in the best interests of, Trega and its stockholders and recommends that Trega's stockholders vote to approve the merger and merger agreement.

   Trega's reasons for the merger

  In reaching its determination, Trega's board of directors consulted with Trega's management, as well as with Trega's financial advisor and legal counsel, and gave significant consideration to a number of factors bearing on its decision.

  Trega's board of directors believes that the merger would afford Trega and its stockholders the following advantages and benefits:

  . relatively greater financial, sales and technical resources of LION and the likelihood that these resources would allow the combined company to accelerate development of Trega's technologies;

  . similarities in approach by LION and Trega to the drug discovery process (for example, seeking to increase the effectiveness of the drug discovery process through intelligent drug discovery that uses information-based technologies) and the compatibility of the respective management teams and employees of Trega and LION;

  . access to the technologies of LION that, while complementary, do not overlap the technologies of Trega (for example, LION's software products and drug discovery expertise complement Trega's abilities in chemistry, ADME, pharmacology and drug discovery and may result in a combined enterprise with a greater competitive advantage and technological lead than Trega could achieve on its own); and

  .  a potentially broader drug discovery product pipeline.

   Fairness opinion of Trega's financial advisor

  In deciding to approve the merger and the merger agreement, Trega's board of directors also considered the opinion of its financial advisor, Lazard Freres & Co. LLC. Trega received an opinion from Lazard dated December 26, 2000 on the fairness, from a financial point of view, of the exchange ratio to be offered to the holders of Trega common stock in the merger. This opinion is described in more detail in the section entitled "Background and Reasons for the Merger-- Fairness Opinion of Financial Advisor to Trega's Board of Directors" and its full text is attached to this proxy statement/prospectus as Annex B. We encourage you to read the opinion in its entirety.

   LION's supervisory board and management board approval

  LION's supervisory board and management board unanimously approved the merger agreement and the merger.

   LION's reasons for the merger

  LION's management board and supervisory board determined that the merger would be in the best long-term interests of the shareholders and employees of LION. The merger with Trega fits with LION's strategy of expanding its North American presence. In reaching their decisions, LION's management board and supervisory board considered a number of factors, including:

  . LION and Trega would combine complementary technologies and products, which are expected to enhance LION's position as a leading provider of comprehensive solutions for enterprise-wide data integration, data analysis and information management solutions for the life sciences industry;

  . The capabilities of the two companies appear to be synergistic: LION's Life Science Informatics (LSI(TM)) business is expected to benefit from Trega's iDEA(TM) predictive ADME (absorption, distribution, metabolism and excretion) simulation system software. Further LION's information-driven drug discovery and diagnostics business, iD3(TM), is expected to benefit from the addition of Trega's Chem.Folio(R) libraries of information enhanced small-molecules, as well as from its medicinal chemistry, assay development, screening technology and general drug discovery capabilities;

  . LION believes this combination will generate significant opportunities to enhance stockholder value; and

  . The geographic coverage of LION and Trega is complementary, with Trega having particular strength in the West Coast of the United States, where LION currently does not have a significant presence.

   Interests of officers and directors of Trega in the merger may be different from yours

  When you consider Trega's board's recommendation that Trega's stockholders vote in favor of adoption of the merger agreement, you should be aware that some of the officers and directors of Trega may have interests in the merger that may be different from yours. Trega's board of directors was aware of these interests and considered them in approving and recommending the merger.

  These interests exist because of the rights some of the officers have under a retention and severance plan maintained by Trega, the vesting and exercise of stock options held by the officers and the restricted stock that will be granted prior to the closing of the merger. In addition, Michael G. Grey, Trega's chief executive officer and a member of Trega's board, will retain his position with Trega following the merger and will also become the chief executive officer of all of LION's United States' operations at that time.

   Required vote by Trega's stockholders

  Stockholders of Trega owning a majority of its outstanding common stock as of the record date must vote in favor of the merger agreement for it to be adopted. The following stockholders have agreed to vote their shares in favor of the merger unless the merger agreement is terminated in accordance with its terms:

  . Members of Trega's board of directors: Harvey S. Sadow, the Chairman of Trega's board of directors, James C. Blair, Michael G. Grey, Lawrence D. Muschek, Robert S. Whitehead, Ronald R. Tuttle, Myra N. Williams, and Bruce L.A. Carter.

  . Executive officers, employees and consultants of Trega: Michael G. Grey, Chief Executive Officer, George M. Grass, Chief Technology Officer, Gerard A. Wills, Chief Financial Officer, Richard A. Kaufman, Outside Counsel (formerly General Counsel/Consultant), Edward C.Y. Yip, Director of Legal Affairs, Mark W. Schwartz, Chief Commercial Officer, Debra K. Liebert, Vice President of Corporate Development, John Kiely, Vice President of Chemistry, Alan Hillyard, Vice President of Informatics, and Patrick Sinko, Chief Scientist/Consultant, Discovery Technologies.

  . Other stockholders: ChemNavigator.com, Inc. and Domain Partners, II, L.P and its affiliates.

  These stockholders together owned approximately 19.3% of the outstanding Trega common stock as of the record date.

   No dissenters' rights to appraisal

  Under Delaware law, you do not have dissenters' rights of appraisal with respect to the merger.

   Conditions to the merger

  Trega's and LION's obligations to complete the merger are subject to satisfaction or waiver of a number of conditions, including:

  . Trega's stockholders must approve the merger agreement and the consummation of the merger;

  . LION's ADSs issuable to Trega's stockholders must have been authorized for quotation on the Nasdaq National Market upon official notice of issuance;

  . All consents, approvals and action of any governmental entity required to permit the consummation of the merger and the other transactions contemplated by the merger agreement shall have been obtained and no law or order of a government entity of competent jurisdiction may be in effect which prohibits such transactions;

  . the representations and warranties made in the merger agreement must be true and correct subject to customary exceptions; and

  . Trega and LION must have fulfilled in all material respects all of their obligations under the merger agreement.

  In addition, LION's obligation to complete the merger is also subject to satisfaction or waiver of the additional condition that all outstanding Trega warrants must have been exercised in full or terminated.

   Termination of the merger agreement

  Trega and LION can agree in writing at any time to terminate the merger agreement. In addition, the merger agreement may be terminated by either Trega or LION if any of the following occurs:

  . the other party breaches any of the representations, warranties, covenants or agreements it made in the merger agreement, or if any representation or warranty by the other party becomes untrue, in either case such that the conditions to the terminating party's obligation to consummate the merger would not be satisfied, unless the breaching party can cure the breach through the exercise of commercially reasonable efforts and for so long as the breaching party continues to exercise commercially reasonable efforts;

  .  Trega's stockholders fail to approve the merger at the special meeting;
     or

  .  the merger is not completed by June 30, 2001.

  LION may terminate the merger agreement if:

  . Trega's board of directors withdraws, modifies or changes its approval or recommendation of the merger or resolves to do so;

  . Trega's board of directors recommends, or resolves to recommend, to Trega's stockholders a takeover proposal;

  . a tender offer or exchange offer for 10% or more of the outstanding shares of Trega's capital stock is commenced by a person other than LION and either:

    . Trega's board of directors recommends acceptance of such tender offer or exchange offer by Trega's stockholders; or

    . within 10 business days of commencement of the tender offer or exchange offer, Trega's board of directors fails to recommend against acceptance of such tender offer or exchange offer by its stockholders, including by taking no position; or

  . the sum of Trega's specified net indebtedness, unpaid professional fees and net working capital deficiency is greater than $7.5 million.

  Trega may terminate the merger agreement after Trega receives a takeover proposal, which, if consummated would constitute a superior proposal, but only if:

  .  Trega shall have complied with the merger agreement; and

  . Trega's board of directors shall have concluded in good faith, after consultation with Trega's legal counsel, that, after giving effect to all modifications which may be offered by LION prior to such termination, failure to terminate would be inconsistent with Trega's board's fiduciary duties under applicable law.

  However, Trega may not terminate the merger agreement for this reason until:

  . three business days after it has delivered to LION written notice of its determination, which written notice will specify the material terms and conditions of the superior proposal and the identity of the person making the superior proposal;

  . it shall have negotiated, and shall have caused its financial and legal advisors to have negotiated, with LION to adjust the terms and conditions of the merger agreement to enable LION to proceed with its transactions;

  .  it has made payment to LION of the termination fee described below; and

  . it has repaid to LION all principal and accrued and unpaid interest required to be paid in accordance with the interim financing agreement.

   No solicitation of competing transactions

  Trega has agreed not to directly or indirectly:

  . solicit, initiate or encourage any inquiries with respect to any takeover proposal, which includes the following:

    . any merger, consolidation, share exchange, recapitalization or business combination;

    . any sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing 15% or more of the assets of Trega and its subsidiaries, taken as a whole; or

    . any sale of shares of capital stock representing, individually or in the aggregate, 10% or more of the voting power of Trega other than to Trega or its subsidiaries, including by way of a tender offer or exchange offer by any person (other than Trega or its subsidiaries) for shares of capital stock representing 5% or more of the voting power of Trega, other than the transactions contemplated by the merger agreement;

  . negotiate or otherwise engage in substantive discussions with any person, other than LION or its representatives, that has submitted or proposed to submit any takeover proposal;

  . provide to any person any non-public information or data relating to Trega or any of its subsidiaries for the purpose of facilitating the making of any takeover proposal; or

  . agree to approve or recommend any takeover proposal or otherwise enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement.

  However, if Trega's board of directors determines in good faith, after consultation with Trega's independent legal counsel, that failure to do so would be inconsistent with its fiduciary duties to Trega's stockholders under applicable laws, Trega may, in response to a takeover proposal, which (i) if consummated, would constitute a superior proposal, (ii) was not solicited by it, and (iii) did not otherwise result from a breach of the merger agreement:

  . furnish information with respect to Trega and its subsidiaries to any person making a superior proposal pursuant to a customary confidentiality agreement;

  . participate in discussions or negotiations regarding such superior proposal; or

  . enter into a definitive agreement providing for the implementation of a superior proposal if Trega or its board of directors is simultaneously terminating the merger agreement pursuant to its terms.

  A superior proposal means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to Trega's stockholders consisting of cash and/or securities, over 15% of the shares of Trega's capital stock then outstanding on terms which Trega's board of directors determines in its good faith judgment, after consultation with Trega's financial advisors and legal counsel, (i) would, if consummated, result in a transaction that is more favorable to Trega's stockholders (in their capacity as stockholders) from a financial point of view than the transactions contemplated by the merger agreement and (ii) is reasonably capable of being completed on the proposed terms.

  Trega has also agreed to promptly advise LION orally and in writing of any request for information relating to any takeover proposal and the material terms and conditions of such request or takeover proposal and the identity of the person making such request or takeover proposal. Trega has agreed to keep LION informed of the status, including amendments or proposed amendments, of any such request or takeover proposal.

   Payments of termination fee and expenses

  Trega will be required to pay LION a termination fee of $1.75 million if:

  . Trega's board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement or resolves to do so and LION terminates the merger agreement;

  . Trega's board of directors recommends to Trega's stockholders a takeover proposal or resolves to do so and LION terminates the merger agreement;

  . a tender offer or exchange offer for 10% or more of the outstanding shares of Trega's capital stock is commenced by a person other than LION and either (i) Trega's board of directors recommends acceptance of such tender offer or exchange offer by Trega's stockholders or (ii) within 10 business days of commencement of the tender offer or exchange offer, Trega's board of directors fails to recommend against acceptance of such tender offer or exchange offer by its stockholders, including by taking no position, and LION terminates the merger agreement;

  . Trega terminates the merger agreement in accordance with the terms of the merger agreement (as described above) after receipt of a superior proposal; or

  . Trega's stockholders fail to approve the merger agreement and (i) at any time prior to the Trega special meeting, a takeover proposal has been publicly announced or communicated to Trega and (ii) within nine months after the termination of the merger agreement, Trega enters into a definitive agreement with respect to, or consummates a transaction similar to, the transactions contemplated by the takeover proposal with any third party.

  Each of Trega and LION will pay its own expenses incurred in connection with the merger, except that, if Trega's stockholders do not approve the merger and an acquisition proposal by a third party has been publicly announced or communicated to Trega, Trega will reimburse LION for its out-of-pocket expenses incurred in connection with the merger, up to a maximum of $750,000. Any termination fee payable will be reduced by the amount of LION's expenses paid.

  In addition, if Trega's board of directors concludes in good faith, after giving effect to all modifications to the merger agreement which may be offered by LION, that it must, consistent with its fiduciary duties, terminate the merger agreement in light of a pending superior proposal by another person, all principal and accrued and unpaid interest under the interim financing agreement must be paid by Trega.

   Tax consequences

  The merger is structured to qualify as a tax-free "reorganization" for U.S. federal income tax purposes with respect to your receipt of LION ADSs.

  Tax consequences of the merger and of owning LION ADSs are complicated and the resulting tax consequences will depend on the facts of your particular circumstances. For more information, please see the section entitled "Material Tax Consequences." If you pay taxes in a country other than the United States, the tax consequences to you may be different from those described in this proxy statement/prospectus. We strongly urge you to consult your own tax advisor regarding the tax consequences of the merger and of owning LION ADSs given your particular circumstances.

   Accounting treatment

  LION will account for the merger under the purchase method of accounting under U.S. GAAP.

   Listing of LION ADSs and LION ordinary shares

  LION ADSs are currently quoted on the Nasdaq National Market and LION ordinary shares are listed on the Neuer Markt of the Frankfurt Stock Exchange. The LION ADSs you receive in the merger will be quoted on the Nasdaq National Market and the LION ordinary shares represented by such ADSs will be listed on the Neuer Markt of the Frankfurt Stock Exchange.

   Restrictions on the ability to sell LION ADSs and LION ordinary shares

  All LION ADSs received by you in connection with the merger will be freely transferable unless you are considered an affiliate of either Trega or LION for purposes of the U.S. Securities Act of 1933. LION ADSs or LION ordinary shares held by affiliates may only be sold in the United States pursuant to a registration statement or exemption under the U.S. Securities Act of 1933.

The Special Meeting of Trega's Stockholders

   General; purpose

  The special meeting will be held at 10:00 a.m., local time, on March 12, 2001, at Trega's headquarters at 9880 Campus Point Drive, San Diego 92121. The purpose of the special meeting will be to vote upon a proposal to approve and adopt the merger agreement and the merger.

   Record date; quorum; required vote; shares outstanding and entitled to vote

  Only holders of record of Trega common stock at the close of business on February 6, 2001, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. The presence, in person or by proxy, of the holders of a majority of the voting power of the stock issued, outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Each holder of record of shares of Trega common stock on the record date is entitled to cast one vote per share on the merger proposal and on any other matter properly submitted for the vote of Trega's stockholders at the special meeting. The affirmative vote of a majority of the outstanding shares of Trega common stock as of the record date is required to adopt the merger agreement and approve the merger. As of the record date, there were 23,563,508 shares of Trega common stock outstanding and entitled to vote at the special meeting.

   Failure to vote in favor of the merger proposal has the same effect as a vote against it

  All beneficial owners of Trega common stock are urged to return the enclosed proxy card marked to indicate their votes or to instruct the broker or other person in whose name the shares are held to vote the shares in favor of the merger. The actions proposed in this proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners' specific instructions.

   Voting of proxies; revocation of proxies

  Properly executed proxies will be voted in accordance with the instructions indicated in the proxies. Also, the persons named in the proxy will have discretionary power to vote on any matters other than the merger proposal that are properly presented at the special meeting. Unmarked proxies will be voted in favor of the proposal. A stockholder may revoke a proxy before the special meeting by complying with any of the procedures described in the section entitled "The Special Meeting--Revocation of Proxies."

Security Ownership of Trega's Management

  As of the record date, the directors and executive officers of Trega and their affiliates beneficially owned an aggregate of approximately 3,554,930 shares of Trega common stock, which was approximately 15.13% of the Trega common stock then outstanding. These stockholders, together with other stockholders who held an aggregate of 4.2% of Trega's outstanding common stock as of the record date, have agreed to vote their shares in favor of the merger.

Summary Historical Financial Data of LION

  The following table presents LION's summary historical consolidated financial data derived from LION's historical consolidated financial statements for the periods indicated.

  The summary historical financial data as of and for the years ended March 31, 1998, 1999, and 2000, were derived from the audited consolidated financial statements of LION for those periods, which are included elsewhere in this proxy statement/prospectus.

  The summary historical interim financial data as of and for the six months ended September 30, 1999 and 2000 were derived from LION's unaudited financial statements which are included elsewhere in this proxy statement/prospectus and which, in LION's opinion, reflect all adjustments necessary to present fairly the financial position and results of operations for the periods presented.

  LION's consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. LION's consolidated financial statements are expressed in euros, the currency of the European Economic and Monetary Union. The euro was introduced on January 1, 1999. In this proxy statement/prospectus, references to "euro" or "(Euro)" are to euros, references to "DM" are to Deutsche Marks, the former national currency unit of the Federal Republic of Germany, which continues to be legal tender in Germany but as a non-decimal sub-unit of the euro. References to "U.S. dollars," or "$" are to United States dollars.

  Before March 31, 2000, LION's financial statements were prepared in Deutsche Marks. After that date, its consolidated financial statements have been prepared in euros. All Deutsche Mark amounts appearing in or derived from LION's consolidated financial statements have been translated into euros at the official fixed exchange rate of (Euro) 1.00 = DM 1.95583.

  For convenience, this proxy statement/prospectus contains translations of euro amounts into U.S. dollars at the rate of:

  . for financial information presented as of and for the period ended March 31, 2000, (Euro) 1.00 = $0.9574, the noon buying rate of the Federal Reserve Bank of New York for euros on March 31, 2000.

  . for financial information presented as of and for the period ended December 31, 2000, (Euro) 1.00 = $0.9305, the exchange rate published by the Deutsche Bundesbank for euros on December 31, 2000.

  The noon buying rate of the Federal Reserve Bank of New York for euros on February 8, 2001 was (Euro) 1.00 = $0.9184. For more information regarding exchange rates, see the section entitled "Exchange Rate Information."

  You should carefully review LION's consolidated financial statements included elsewhere in this proxy statement/prospectus and the information provided in the sections entitled "Unaudited Pro Forma Financial Information," "Selected Historical Consolidated Financial Data of LION" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of LION."

                  Summary Consolidated Financial Data of LION

                                                                As of and for the nine
                            As of and for the fiscal year               months
                                  ended March 31(1)              ended December 31(1)
                          -----------------------------------  --------------------------
                            1998     1999     2000     2000      1999     2000     2000
                          -------- -------- --------  -------  -------- --------  -------
                          ((Euro)) ((Euro)) ((Euro))    ($)    ((Euro)) ((Euro))    ($)
                                     (in thousands, except per share data)
Summary consolidated
 statement of operations
 data
Revenues:
  Research and
   development fees.....      109    3,730    6,509     6,231    3,776    8,816     8,203
  Licensing fees........      818      889    3,678     3,521    1,980    6,660     6,197
                           ------   ------  -------   -------   ------  -------   -------
    Total revenues......      927    4,619   10,187     9,752    5,756   15,476    14,400
Costs and expenses:
  Research and
   development..........    1,403    6,069   15,348    14,694   10,442   22,077    20,543
  Selling, general and
   administrative.......    1,043    2,860    7,411     7,095    4,734    7,951     7,398
  Conversion of
   preferred into common
   shares...............      --       --       --        --       --     8,743     8,135
                           ------   ------  -------   -------   ------  -------   -------
    Total costs and
     expenses...........    2,446    8,929   22,759    21,789   15,176   38,771    36,076
                           ------   ------  -------   -------   ------  -------   -------
Loss from operations....   (1,519)  (4,310) (12,572)  (12,037)  (9,420) (23,295)  (21,676)
Interest
 income/(expense), net..      (28)    (200)       8         8      (96)   3,066     2,853
Tax expense.............      --       --       (21)      (20)     (34)     (92)      (86)
                           ------   ------  -------   -------   ------  -------   -------
Net loss................   (1,547)  (4,510) (12,585)  (12,049)  (9,550) (20,321)  (18,909)
                           ======   ======  =======   =======   ======  =======   =======
Earnings (loss) per
 share..................    (0.37)   (1.01)   (1.97)    (1.88)   (1.55)   (1.43)    (1.33)
Earnings (loss) per
 ADS....................    (0.37)   (1.01)   (1.97)    (1.88)   (1.55)   (1.43)    (1.33)
Summary consolidated
 balance sheet data
Cash and cash
 equivalents............      516      685    6,648     6,365            93,336    86,849
Property, plant and
 equipment, net.........    2,128    4,518    7,397     7,082             9,703     9,029
Long-term investments,
 at cost................      --       --    11,164    10,688            13,484    12,547
Total assets............    3,199    9,071   31,495    30,153           231,575   215,481
Short-term borrowings...      243    1,753      --        --                --        --
Deferred income.........      --       757    3,503     3,353             6,130     5,704
Long-term debt, less
 current portion........      --     3,334    4,641     4,443             3,413     3,176
Shareholders'
 equity/(deficit).......      754   (2,380)  16,616    15,908           214,829   199,898

--------
(1) Columns may not add due to rounding.

Summary Historical Financial Data of Trega

  The following table presents Trega's summary historical consolidated financial data derived from Trega's historical consolidated financial statements for the periods indicated.

  The summary historical financial data as of December 31, 1999, and for the years ended December 31, 1997, 1998 and 1999 were derived from the audited consolidated financial statements of Trega which are included elsewhere in this proxy statement/prospectus.

  The summary historical financial data as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 were derived from Trega's unaudited financial statements which are included elsewhere in this proxy statement/prospectus and which, in Trega's opinion, reflect all adjustments necessary to present fairly the results of operations for the periods presented.

  Trega's consolidated financial statements have been prepared in accordance with U.S. GAAP.

  You should carefully review Trega's consolidated financial statements included elsewhere in this proxy statement/prospectus and the information provided in the sections entitled "Unaudited Pro Forma Financial Information," "Selected Historical Consolidated Financial Data of Trega" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Trega."

                  Summary Consolidated Financial Data of Trega

                                                           Nine months ended
                              Years ended December 31,       September 30,
                             ----------------------------  ------------------
                             1997(1)     1998      1999      1999      2000
                             --------  --------  --------  --------  --------
                              (in thousands, except net loss per share)
                                                              (unaudited)
Summary Consolidated
 Statement of
 Operations Data:
Revenues:
  Compound revenues......... $    --   $  2,257  $  7,504  $  4,383  $  4,814
  Related party contract
   research.................      --      3,970     3,300     2,475     2,475
  Contract research and
   license fees.............    7,334     4,542     2,260     1,658       708
  Net sales.................      430        21       313       265        50
                             --------  --------  --------  --------  --------
    Total revenues..........    7,764    10,790    13,377     8,781     8,047
Costs and expenses:
  Cost of sales.............      341         7       332       242       136
  Research and development..   14,819    17,934    17,903    13,534    13,635
  Acquired in-process
   research and
   development..............      --      1,000       --        --        --
  Selling, general and
   administrative...........    4,346     5,181     7,344     5,187     6,568
                             --------  --------  --------  --------  --------
    Total costs and
     expenses...............   19,506    24,122    25,579    18,963    20,339
                             --------  --------  --------  --------  --------
Loss from operations before
 equity in losses
 of affiliate...............  (11,742)  (13,332)  (12,202)  (10,182)  (12,292)
Equity in losses of
 affiliate..................      --        --        (66)      (16)     (451)
                             --------  --------  --------  --------  --------
Loss from operations........  (11,742)  (13,332)  (12,268)  (10,198)  (12,743)
Other income
  Net interest income and
   other....................    1,115       531        82       174       180
  Gain on sale of
   subsidiary...............    1,255       --      3,513     1,513     1,000
                             --------  --------  --------  --------  --------
Net loss.................... $ (9,372) $(12,801) $ (8,673) $ (8,511) $(11,563)
                             ========  ========  ========  ========  ========
Basic and diluted net loss
 per share(2)............... $   (.69) $   (.89) $   (.47) $   (.47) $   (.53)
                             ========  ========  ========  ========  ========
Shares used in computing
 basic and diluted net loss
 per share(2)...............   13,603    14,380    18,389    18,150    21,986
                             ========  ========  ========  ========  ========

                                                As of             As of
                                          December 31, 1999 September 30, 2000
                                          ----------------- ------------------
                                                     (in thousands)
                                                                (unaudited)
Summary Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
 investments.............................     $  6,434           $  5,840
Working capital..........................          820              1,862
Total assets.............................       22,661             22,835
Notes payable and obligations under
 capital leases, less current portion....        2,484              2,727
Accumulated deficit......................      (77,103)           (88,666)
Total stockholders' equity...............       11,510             11,459

--------
(1) The 1997 results reflect the operations of Trega's former subsidiary, Multiple Peptide Systems, or MPS, through February 1997 after which time MPS was sold.
(2) See Note 1 to Trega's consolidated financial statements, which are included elsewhere in this proxy statement/prospectus, for information concerning the computation of basic and diluted net loss per share.

Summary Unaudited Pro Forma Financial Information

  The following summary unaudited pro forma condensed consolidated financial information, prepared in accordance with U.S. GAAP, is intended to provide Trega's stockholders with an idea of what the results of operations and financial position of the combined businesses of LION and Trega might have looked like had the merger occurred on an earlier date. For more detailed information, you should read the section entitled "Unaudited Pro Forma Financial Information."

  This information is provided for illustrative purposes only and does not show what the results of operations and financial position of LION would have been if the merger had actually occurred on the dates assumed. This information also does not indicate what LION's future operating results or consolidated financial position will be.

  The following summary unaudited pro forma condensed consolidated statement of operations data for the year ended March 31, 2000 give effect to the merger, as if it had occurred on April 1, 1999. The following unaudited summary condensed consolidated pro forma statement of operations data for the nine months ended December 31, 2000 give effect to the merger, as if it had occurred on April 1, 2000.

  The following summary unaudited pro forma condensed consolidated balance sheet data as of December 31, 2000 give effect to the merger, as if it had occurred on December 31, 2000.

                                               Pro Forma for the Merger
                                          ------------------------------------
                                                              As of and for
                                                             the Nine Months
                                          Fiscal Year Ended   Ended December
                                           March 31, 2000        31, 2000
                                          -----------------  -----------------
                                          ((Euro) )   ($)    ((Euro) )   ($)
                                           (in thousands, except per share)
Summary consolidated statement of
 operations data
Revenues:
  Research and development fees.........    10,737   10,278   11,447    10,651
  Licensing fees........................     4,703    4,502    7,413     6,898
  Compound revenues.....................     7,386    7,071    5,170     4,811
                                           -------  -------  -------   -------
    Total revenues......................    22,826   21,851   24,030    22,360
Costs and expenses:
  Research and development..............    34,554   33,079   38,399    35,730
  Selling, general and administrative...    14,845   14,211   15,341    14,275
  Cost of sales.........................       314      301      145       135
  Loss from equity investments..........        62       59      479       446
  Amortization of intangible assets.....    12,306   11,781    9,229     8,588
  Conversion of preferred into common
   shares...............................       --       --     8,743     8,135
                                           -------  -------  -------   -------
    Total costs and expenses............    62,081   59,431   72,336    67,309
                                           -------  -------  -------   -------
Loss from operations....................   (39,255) (37,580) (48,306)  (44,949)
Interest income/(expense), net..........        85       81    3,257     3,030
Gain on sale of subsidiary..............     3,319    3,177    1,063       989
Tax expense.............................       (21)     (20)     (92)      (86)
                                           -------  -------  -------   -------
Net loss................................   (35,872) (34,342) (44,078)  (41,016)
                                           =======  =======  =======   =======
Earnings (loss) per share...............     (5.18)   (4.97)   (2.99)   (2.78)
Earnings (loss) per ADS.................     (5.18)   (4.97)   (2.99)   (2.78)
Summary consolidated balance sheet data
Cash and cash equivalents...............                      95,872    89,209
Property, plant and equipment, net......                      14,969    13,929
Long-term investments, at cost..........                      16,039    14,924
Total assets............................                     282,433   262,804
Short-term debt obligations.............                       4,934     4,591
Deferred income.........................                       7,487     6,967
Long-term debt obligations, less current
 portion................................                       7,026     6,538
Shareholders' equity....................                     249,961   232,589

Comparative Per Share Information

  The table below shows historical and pro forma per share information for LION and Trega. We have assumed for purposes of the pro forma financial information that the merger had been completed on April 1, 1999 for statement of operations purposes, and on December 31, 2000 for balance sheet purposes. Book value per share is computed by dividing shareholders' equity by the number of shares outstanding at the end of each period.

  The Trega equivalent information presents LION per share data multiplied by an estimated exchange ratio of 0.019231. The estimated exchange ratio assumes:

  .  a preliminary value of Trega of $34 million;

  . 26 million shares of Trega common stock outstanding as of the effective time of the merger; and

  . a LION Average ADS Price of $68.00 per share, which is lowest LION Average ADS Price at which the exchange ratio will be calculated.

  You should read the following information in conjunction with the separate historical financial statements and accompanying notes of LION and Trega, which are included in this proxy statement/prospectus. You should not rely on the unaudited selected pro forma per share information as an indication of the results of operations or financial position that would have been achieved if the merger had actually taken place earlier or of the results of operations or financial position of LION after the completion of the merger.

                           Fiscal Year Ended Nine Months Ended
                            March 31, 2000   December 31, 2000
                           ----------------- -----------------
                                (Euro)            (Euro)
LION
  Book value per
   common/ordinary
   share(1)...............        1.85             11.77
  Loss per common share--
   basic and diluted......       (1.97)            (1.43)

                                             Nine Months Ended
                           Fiscal Year Ended   September 30,
                           December 31, 1999       2000
                           ----------------- -----------------
                                   $                 $
Trega
  Book value per
   common/ordinary share..        0.60              0.49
  Loss per common share--
   basic and diluted......       (0.47)            (0.53)

                           Fiscal Year Ended Nine Months Ended
                            March 31, 2000   December 31, 2000
                           ----------------- -----------------
                                (Euro)            (Euro)
Pro Forma Combined
  Book value per
   common/ordinary share..         N/A             13.33
  Loss per common share--
   basic and diluted......       (5.18)            (2.99)
Equivalent Pro Forma
 Combined
  Book value per
   common/ordinary share..         N/A              0.26
  Loss per common share--
   basic and diluted......       (0.10)            (0.06)

--------
(1) As of March 31, 2000, represents net assets less the value of the preferred shares divided by the ordinary shares.

Comparative Market Price

   LION ADSs and LION ordinary shares

  LION's share capital consists of one class of ordinary shares. LION completed its initial public offering of shares and LION ADSs on August 11, 2000. Since that time, the LION ADSs have been quoted on the Nasdaq National Market under the symbol "LEON" and the principal trading market for the LION ordinary shares has been the Neuer Markt of the Frankfurt Stock Exchange, where the ordinary shares are listed under the symbol "LIO." Prior to August 11, 2000, no public market for the LION ordinary shares or LION ADSs existed. On December 31, 2000, there were approximately 18,768,706 LION ordinary shares outstanding.

  The table below shows, for the calendar quarters indicated:

  . the high and low sales prices per LION ADS, as reported on the Nasdaq National Market; and

  . the high and low sales prices per LION ordinary share, as reported on the Neuer Markt of the Frankfurt Stock Exchange.

  Translation of euros into dollars has been made at the daily conversion rate for each day during the respective period. This translation is provided solely for your convenience.

                                        LION ADSs
                                          Nasdaq       LION Ordinary Shares
                                         National         Neuer Markt of
                                          Market     Frankfurt Stock Exchange
                                       ------------ --------------------------
                                        High   Low      High          Low
                                       ------ ----- ------------- ------------
                                         $      $   (Euro)   $    (Euro)   $
Fiscal Year To End March 31, 2001
Second Quarter (from August 11,
 2000)................................ 108.38 48.00 130.00 123.47 55.80  53.00
Third Quarter.........................  98.63 52.50 112.50 106.28 58.00  55.09
Fourth Quarter (through February 8,
 2001)................................  83.50 49.56  90.00  83.93 51.30  47.84
                                        LION ADSs
                                          Nasdaq       LION Ordinary Shares
                                         National         Neuer Markt of
                                          Market     Frankfurt Stock Exchange
                                       ------------ --------------------------
                                        High   Low      High          Low
                                       ------ ----- ------------- ------------
                                         $      $   (Euro)   $    (Euro)   $
Most Recent Nine Months
August (from August 11, 2000).........  90.88 48.00 105.00  99.73 55.80  53.00
September............................. 108.38 81.50 130.00 123.47 95.05  90.28
October...............................  98.63 73.63 112.50 106.28 87.00  82.63
November..............................  90.75 52.50 105.90 100.58 58.00  55.09
December..............................  85.63 58.00  96.00  91.18 64.50  61.26
January...............................  83.50 49.56  90.00  83.93 51.30  47.84

   Trega Common Stock

  Trega's outstanding capital stock consists only of common stock, par value $0.001 per share. Trega is authorized to issue preferred stock, but none is outstanding. The principal trading market for the shares of Trega common stock is the Nasdaq National Market, where the Trega common stock is quoted under the symbol "TRGA." On February 6, 2001, there were approximately 182 holders of record of Trega common stock and 23,563,508 shares of Trega common stock were outstanding.

  The table below shows, for the calendar quarters indicated, the high and low sales prices per share of Trega common stock, as reported on the Nasdaq National Market

                                                              Trega Common Stock
                                                              ------------------
                                                                High      Low
                                                              --------- --------
                                                                  $        $
Fiscal Year Ended December 31, 1999
First Quarter................................................      4.01     1.44
Second Quarter...............................................      2.50     1.50
Third Quarter................................................      1.63     0.97
Fourth Quarter...............................................      3.63     1.00
Fiscal Year Ended December 31, 2000
First Quarter................................................     14.63     1.88
Second Quarter...............................................      5.63     2.13
Third Quarter................................................      4.06     2.75
Fourth Quarter...............................................      3.44     0.50
Fiscal Year To End December 31, 2001
First Quarter (through February 8, 2001).....................      1.06     0.82

   Recent Market Prices

  The following table sets forth:

  . for the last trading day before the announcement of the merger agreement (December 26, 2000 on the Nasdaq National Market and December 22, 2000 on the Neuer Markt of the Frankfurt Stock Exchange) and February 8, 2001 (the last practicable trading day before the date of this proxy statement/prospectus), the closing sales prices of: (i) a LION ADS and a share of Trega common stock, each as reported on the Nasdaq National Market and (ii) a LION ordinary share, as reported on the Neuer Markt of the Frankfurt Stock Exchange; and

  . the equivalent market price per share of Trega common stock as of those dates, assuming that the merger had been consummated on those dates. This equivalent market price was determined by multiplying an estimated exchange ratio of 0.019231 by the applicable price of LION ADSs.

                                   Trega     LION ADS   LION share    Trega
                                 Historical Historical  Historical  Equivalent
                                 ---------- ---------- ------------ ----------
                                     $          $      (Euro)   $       $
Closing price per share, prior
 to announcement................    0.69      71.00    76.00  72.19    1.37
Closing price per share,
 February 8, 2001...............    1.00      57.25    63.00  57.86    1.10

  No assurances can be given as to the market prices of LION ADSs or Trega common stock at, or in the case of LION ADSs after, the effective time of the merger. You are advised to obtain current market quotations for LION ADSs and Trega common stock.

Dividend Information

  Neither LION nor Trega has ever declared or paid any cash dividends on its capital stock. Each of LION and Trega expects to retain its future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

  All LION ordinary shares underlying the LION ADSs issued in the merger will have the same dividend rights as all of LION's other outstanding shares. Any distribution of dividends jointly proposed by LION's management and supervisory boards requires the approval of LION's shareholders in a general meeting.

  Under German corporate law, LION currently has no capacity to pay dividends. Under German generally accepted accounting principles, LION has an unconsolidated accumulated loss of (Euro) 15.53 million from its formation until the end of FY 2000. LION has carried this loss forward. If LION were in the future to commence paying dividends, it would first have to offset this loss carryforward. The section entitled "Description of the LION Ordinary Shares--Dividend and Liquidation Rights" explains in more detail the procedures LION must follow and the German law provisions that determine whether LION is entitled to declare a dividend.

                                 RISK FACTORS

  By voting in favor of the merger, you will be choosing to invest in LION ADSs. An investment in these securities involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, in deciding how to vote you should consider carefully the risks associated with owning LION ADSs following the merger as well as the risks of continuing to own Trega common stock. Some of these risks are described below. The business, financial condition or results of operations of LION or Trega could be materially and adversely affected by any of these risks. The risks described below are not the only ones that LION will face following the merger or that Trega will face if the merger does not take place. The market price of LION's ADSs or ordinary shares or of Trega's common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to the Merger

  LION may not successfully integrate LION's and Trega's operations, which could result in LION's failure to realize the potential benefits of the merger.

  In order for the merger to be successful, LION must integrate its and Trega's operations and manage geographically dispersed operations. Among the challenges involved in this integration is demonstrating to LION's and Trega's customers that the merger will not result in an adverse change in customer service standards or business focus and persuading LION's and Trega's personnel that the companies' business cultures are compatible. The integration process will be expensive and time-consuming and may strain LION's management and other resources. The integration of operations will require, among other things:

  . educating the employees of each company about the technologies and products of the other company;

  .coordinating or combining research and development efforts and sales and marketing organizations; and

  .aligning the strategic plans of two previously independent management teams.

  The difficulties of this integration may be increased by the geographical separation of the two companies and their employees. LION's research and development operations are located in Germany, England and Massachusetts. Trega's research and development operations are located in California. Integration will require the dedication of management resources that may distract management's attention from day-to-day business. If LION fails to integrate the companies quickly and efficiently, LION will not realize the benefits it expects from the merger and LION's business and results of operations could be impaired.

  If LION does not integrate its and Trega's technologies quickly and effectively, many of the potential benefits of the merger may not be realized.

  LION intends to integrate Trega's technology into its own information technology and software solutions as well as offer Trega's solutions separately. LION cannot assure you that it will be able to integrate these technologies quickly and effectively. In order to obtain the benefits of the merger, LION must make Trega's technology, products and services operate together with LION's technology, products and services. LION may be required to spend additional time or money on integration that would otherwise be spent on developing its business and services or other matters. If LION does not integrate the technology effectively or if management spends too much time on integration issues, it could harm LION's business, financial condition and results of operations.

  The merger may result in a loss of Trega or LION employees, which could adversely affect LION's operating results.

  Despite LION's efforts to hire and retain quality employees, LION might lose some of Trega's or its own key employees following the merger. Competition for qualified management, scientific, engineering and technical employees in the biotechnology and software industries is intense. LION and Trega have different corporate cultures, and Trega employees may not want to work for a company which is owned by a larger, non-U.S. based company. In addition, competitors may recruit employees prior to the merger and during the integration process, as is common. As a result, employees of Trega or LION could leave with little or no prior notice. LION cannot assure you that it will be able to attract, retain and integrate employees following the merger. LION's failure to attract, retain and integrate employees following the merger may adversely affect LION's operating results.

  The merger may result in a loss of Trega customers or collaborators and have a negative impact on LION's business.

  As a result of the merger, some of Trega's customers, potential customers or collaborators may not continue to do business with LION. Trega's current strategy for the utilization and development of its iDiscovery(TM) technologies and internal drug discovery programs requires it to enter into contractual arrangements with corporate collaborators, licensors, licensees and others. Customers or collaborators who do not believe that the transaction will be favorable to their relationship with Trega in terms of the future quality of the products and services LION provides to them or otherwise may decide to terminate or diminish in some way their relationship with LION. Potential customers or collaborators of Trega may delay entering into, or decide not to enter into, a business relationship because of the merger. Either situation could have an adverse effect on LION's business and results of operations.

Merger related accounting charges may delay and reduce LION's future profitability.

  LION is accounting for the merger under the purchase method of accounting. Under the purchase method, the purchase price of Trega will be allocated to the assets and liabilities acquired from Trega. The excess of the purchase price over Trega's net assets will result in intangible assets, such as goodwill, for LION that will have to be amortized. As a result, LION will incur accounting charges from the merger that may delay and reduce LION's profitability.

  The number of LION ADSs you will receive may not fully reflect changes in the market price of LION ordinary shares between the signing of the merger agreement and the merger.

  Under the merger agreement, the exchange ratio used to determine the number of LION ADSs that Trega's stockholders will receive will depend on LION's average closing price per ADS for the ten trading days ending two trading days prior to the special meeting of Trega's stockholders. However, if the average closing price per LION ADS over this time period is below $68, the exchange ratio will be based upon a deemed price of $68 per LION ADS. If such price is greater than $92, the exchange ratio will be based upon a deemed price of $92 per LION ADS. Each LION ADS will represent one LION ordinary share. Therefore, if the average closing price per LION ADS is below $68, you will nevertheless receive the number of LION ADSs in exchange for your Trega shares based upon a deemed average closing price per ADS of $68; you will not be entitled to receive any additional LION ADSs. Under the merger agreement, neither LION nor Trega will have the right to terminate or renegotiate the merger agreement or resolicit proxies as a result of any increase or decrease in the value of LION's ordinary shares or ADSs.

  The market price of LION's ordinary shares and ADSs has been and may continue to be volatile. For example, since August 2000, when LION ordinary shares first became publicly traded on the Neuer Markt and LION ADSs first became publicly traded on the Nasdaq National Market, through February 7, 2001, the sales price of the LION ordinary shares ranged from a high of
(Euro) 131.30 per share to a low of (Euro) 50.21 per share and the sales price of the LION ADSs ranged from a high of (Euro) 108.38 per ADS to a low of $48.00 per ADS. Recently, the stock market in general and the shares of technology and information services companies in particular have experienced significant price fluctuations.

  Directors of Trega may have conflicts of interest in recommending that you vote in favor of adoption of the merger agreement.

  Some of the officers and directors of Trega may have interests in the merger that may be different from yours. These interests exist because of the rights some of the executive officers have under a retention and severance plan maintained by Trega, the vesting and exercise of stock options held by the officers and the restricted stock that will be granted prior to the closing of the merger. In addition, Michael G. Grey, Trega's chief executive officer and a member of Trega's board, will retain his position with Trega following the merger and will also become the chief executive officer of all of LION's United States' operations at that time. We have described these interests in more detail in the section entitled "Background and Reasons for the Merger-- Interests of Certain Persons in the Merger."

Risks Relating to LION's Business

  LION and Trega have each incurred net losses to date and LION may not become profitable.

  LION was formed on March 4, 1997 and has a limited operating history. LION's net losses amounted to (Euro) 12.59 million in its fiscal year ended March 31, 2000, (Euro) 4.51 million in its fiscal year ended March 31, 1999 and
(Euro) 1.55 million in its fiscal year ended March 31, 1998. At December 31, 2000, LION had accumulated net losses of (Euro) 38.98 million. LION expects that it will continue to incur additional net losses for the foreseeable future. These losses may increase as LION expands its investments in new product development, particularly in its iD/3/(TM) line of business. As an early stage business, LION faces significant and potentially costly challenges in simultaneously expanding its operations, pursuing key scientific goals and attracting customers for its products and services.

  Trega has experienced substantial operating losses since its inception in 1991. For the years ended December 31, 1997, 1998 and 1999, Trega had net losses of approximately $9.4 million, $12.8 million and $8.7 million. For the nine months ended September 30, 2000, Trega had net losses of approximately $11.6 million. As of December 31, 2000, Trega had an accumulated deficit of approximately $88.7 million.

  As a result, LION may not become profitable in the future. Even if LION becomes profitable following the merger, LION may not be able to maintain profitability, as its results of operations are, and following the merger will continue to be, difficult to predict and may vary from quarter to quarter. LION's failure to achieve or maintain profitability could materially and adversely affect the market price for its ADSs and ordinary shares, and you could lose all or part of your investment.

  LION's and Trega's businesses require personnel with substantial scientific and management expertise. If LION is unable to hire or retain personnel with the requisite expertise, LION's business could suffer.

  LION's and Trega's products and services are highly technical. As a result, their key personnel must have specialized training or advanced degrees in order to develop and refine these products and services. There is a shortage of qualified scientific, management and software and IT development personnel who possess the technical background necessary to adequately understand and improve LION's and Trega's products and services. Further development of Trega's products, including its IDEA(TM) predictive ADME simulation system and Chem.Folio(R) compound libraries, may require LION to hire additional qualified scientific and software and IT development personnel.

  LION is highly dependent on the principal members of its scientific and management staff, particularly Dr. Friedrich von Bohlen und Halbach, LION's chief executive officer, and Dr. Thure Etzold, the chief executive officer of LION's subsidiary LION bioscience Ltd. Dr. Etzold developed and optimized the original SRS data integration system and has been in charge of LION's improvements of this system. Dr. Friedrich von Bohlen und Halbach has entered into an employment agreement with LION that extends to March 2002. This agreement will remain in effect if Dr. von Bohlen und Halbach is reelected as chairman of LION's management board.

Dr. Etzold has entered into an employment agreement with LION of indefinite duration, which may be terminated by either party upon one year's prior notice. Other members of LION's and Trega's staff are also important to the development of the products and services required to implement LION's business plan. The loss of any of these persons' expertise would be difficult to replace.

  Competition for the highly qualified personnel LION and Trega require, and LION will continue to require following the merger, is intense, particularly in the areas of information technologies and biology. The process of hiring suitably qualified personnel is often lengthy. LION has in the past experienced, and may in the future experience, difficulties in recruiting the personnel its business requires on a timely basis. Any loss of the services of key personnel, or any inability to attract and retain the additional employees with the necessary expertise, could have a material adverse effect on LION's business.

  LION must retain existing customers, add new customers and achieve milestones under existing customer contracts if LION is to achieve its goals. If LION fails to do any of these things, LION's revenues could fall below expectations, causing LION's ADS or ordinary share price to suffer.

  LION has a small number of customers, the revenues from which offset only a portion of LION's expenses. In order to generate significant additional revenues, LION must retain its and Trega's existing customers and add additional customers. LION's ability to do so depends upon its customers' continued belief that its products and services can help accelerate their life science research and development, or R&D, activities, particularly in the areas of drug discovery and development. LION must also expand its and Trega's existing customer relationships to include new products and services. Although many of LION's customer agreements have multi-year terms, LION cannot assure you that any of them will be renewed upon expiration or that LION's customers will not terminate them on short notice. Nor can LION assure you that its or Trega's existing customers will enter into new agreements with LION for additional products and services.

  In addition, future revenues under LION's and Trega's customer agreements may depend in whole or in part upon LION's ability to meet milestones set out in those agreements. LION may not meet these milestones on a timely basis or at all. LION will not receive milestone payments if it fails to meet any of these milestones and this failure could result in the termination of one or more of these agreements. The failure to receive milestone payments or the termination of any of these agreements could cause LION's revenues to fall below expectations, causing LION's ADS or ordinary share price to suffer.

  The length of time between LION's initial contact with a customer and conclusion of a signed agreement can be lengthy. As a result, LION may spend considerable resources on unsuccessful sales efforts or may not be able to make sales on the schedule anticipated. If LION devotes extensive resources to generate sales that do not materialize, LION's revenues could fall below expectations, causing LION's ADS or ordinary share price to suffer.

  LION's ability to obtain new customers for its products and services depends on its customer's belief that LION can help accelerate their life science R&D efforts, particularly in the area of drug discovery and development. The length of time between LION's initial contact with a customer and conclusion of a signed agreement can be lengthy because its products and services are complex and cut across many aspects of a potential customer's organization. LION therefore needs to educate a variety of constituencies within potential customers about the benefits of its products and services in order to make a sale. In addition, many of the agreements that LION concludes involve the negotiation of individual terms. LION may therefore expend substantial funds and management effort with no assurance that an agreement will result.

  The life sciences industry is consolidating, leading to greater competition to sell products and services to a reduced number of potential customers. This process could harm LION's efforts to market or sell its products and services.

  Consolidation within the life sciences industry, particularly within the pharmaceutical and biotechnology industries, has heightened competition for products and services of the type LION and Trega provide. If this trend toward consolidation continues, it may result in fewer customers for LION's products and services, price erosion and greater competition between LION and its competitors. Any consolidation could shrink the available market for LION's products and services and adversely affect its ability to market its products.

  LION depends on a few key customers, and LION's net sales could be negatively affected by the loss or early termination of a contract with one of these customers.

  LION derives a significant portion of its net sales from a small number of customers. For example, Bayer accounted for approximately 56% of LION's revenues in FY 2000 and 37% of LION's revenues in FY 1999. Although LION generally has multi-year contracts with its customers, LION's customers may cancel their contracts on short notice, including in circumstances where LION fails to accomplish contractual milestones. LION's operating results would be adversely affected if one or more of its key customers were to unexpectedly discontinue or significantly reduce the use of LION's products.

  Use of information derived from genomics to develop or commercialize products is unproven. If genomics-derived information proves unsuitable to develop or commercialize products, demand for LION's products and services will decline.

  The development of new drugs based on information derived from genomics is unproven. Few therapeutic products based on discoveries in genomics have been developed and commercialized, and to date, no one has developed or commercialized any therapeutic product based on LION's technologies. Development of new products by LION's customers may be subject to risks of failure, including that products will:

  .  be found to be ineffective;

  .  be found to be toxic;

  .  fail to receive regulatory approvals;

  . fail to be developed prior to the successful marketing of similar products by competitors; or

  .  infringe the proprietary rights of others.

  If LION's customers are unsuccessful in developing and commercializing products based on LION's products or services, LION and its customers may be unable to generate sufficient revenues to meet their expenses. LION's business may suffer as a result.

  Trega's iDiscovery(TM) technologies and products may not be commercially viable or successful, which could delay or reduce LION's profitability.

  To successfully commercialize Trega's iDiscovery(TM) technologies, LION will need to persuade potential customers that the iDEA(TM) predictive ADME simulation system and Chem.Folio(R) compound libraries will reduce both the cost and length of the drug discovery process. To date, Trega has only three multi-year licenses for its iDEA(TM) absorption module. Trega has generated only limited revenue of approximately $7.5 million during the year ended December 31, 1999 and $4.8 million during the nine months ended September 30, 2000 from sales of its Chem.Folio(R) compound libraries.

  Use of the iDiscovery(TM) technologies may not lead to the discovery or development of commercial products. Trega has only limited experience marketing its iDiscovery(TM) technologies and the sales cycle of the iDiscovery(TM) technologies, particularly that for the iDEA(TM) predictive ADME simulation system, is long. Furthermore, Trega's plans for future iDiscovery(TM) technologies are unproven and LION may not be able to ever develop or successfully commercialize any of these products.

  LION's business model is unproven. If LION's business model proves unsuccessful, LION's business, results of operations and financial condition will suffer.

  LION has only recently introduced its Life Science Informatics systems and solutions. In addition, LION's current business model contemplates LION's expansion into new markets in which LION has only limited experience, such as integrated drug discovery and diagnostic services. In addition, Trega's business strategy of focusing on iDiscovery(TM) technologies, which it believes will allow its customers to identify drug candidates more efficiently, is unproven.

  The success of LION's business model will depend on:

  . the degree to which the life sciences industry adopts LION's Life Science Informatics systems and solutions in its product development process;

  . the extent to which life sciences companies outsource their product discovery and development activities;

  . the performance of the iDiscovery(TM) technologies in accelerating the drug discovery process and the acceptance of these technologies; and

  . LION's ability to enter into collaboration, licensing and other agreements for iDiscovery(TM) technologies on favorable terms.

  LION may also pursue unpromising technologies at the expense of more promising ones. The addition of new products and services will add further complexity to LION's organization and thus require additional management attention and resources as new markets are addressed.

  LION and Trega operate in rapidly evolving markets and LION may have to change its business model, perhaps materially, to adapt to the changing needs of its customers. If LION is unable to change its business model as required in a timely manner, LION's business, results or operations and financial condition will suffer.

  LION and Trega operate in rapidly evolving markets and LION may have to change its business model, perhaps materially, to adapt to the changing needs of its customers. These changes may be rapid and significant and could materially affect how LION operates. LION cannot foresee these changes and may not be successful in changing its business model to meet the needs of its customers or markets. If LION fails to modify its business model in response to these changes, LION's business could suffer. Changes in LION's business model may intensify the risks described in this proxy statement/prospectus or subject LION to new risks.

  LION may not be able to effectively manage its planned expansion, which could adversely affect its business and strain its existing resources.

  Since its formation, LION has experienced significant growth in the scope of its operations and the number of its employees. This growth has strained, and may continue to strain, LION's management and operations. LION's ability to manage its growth effectively will depend on its ability to strengthen its management team and its ability to attract and retain skilled employees. LION's success will also depend on the ability of its management and key employees to continue to implement and improve its operations, management information and financial control systems and to expand, train and manage its work force.

  In addition, LION must continue to take steps to provide resources to support its customers as their numbers increase. For example, LION is currently expanding its sales and marketing organization, particularly in the United States, and its customer support resources. This expansion will require the employment of additional marketing personnel with the requisite skills, particularly technical skills, to sell its products and services, provide customer support and negotiate agreements with customers. Furthermore, LION's partners typically have worldwide operations and may require support at multiple sites in different countries. The expansion of LION's sales and marketing organization and the provision of additional customer support could result in additional burdens on LION's systems and resources.

  If LION is unable to manage its growth effectively, LION's financial condition and results of operations could be materially and adversely affected.

  LION's and Trega's businesses require the formation and maintenance of alliances with other companies. If LION is unable to form and maintain these alliances, LION's ability to compete will suffer.

  LION's success will depend on its ability to establish and maintain existing and new alliances and licensing arrangements with customers, strategic partners and academic collaborators. Trega's current strategy for the utilization and development of its iDiscovery(TM) technologies and internal drug discovery programs requires it to enter into contractual arrangements with corporate collaborators, licensors, licensees and others.

  LION may not be able to establish additional alliances or licensing arrangements on terms acceptable to LION or at all. If LION does establish these relationships, it cannot assure you that they will be successful. LION cannot control the amount and timing of resources its partners or collaborators devote to its programs or products. The failure of any of LION's partners or collaborators to assist in continuing to develop and commercialize its products would likely result in a reduction of LION's net sales and would harm LION's business and results of operations.

  LION's strategy contemplates future investments, which may absorb significant resources. If these investments are unsuccessful, LION's business, results of operations and financial condition will suffer.

  As part of LION's strategy, LION expects to pursue investments and other relationships and alliances. Transactions of this sort may involve significant cash expenditures, debt incurrence, additional operating losses, dilutive issuances of equity securities and expenses that could have a material adverse effect on LION's financial condition and results of operations. In addition, LION has limited experience in concluding investments and similar transactions, and it may be difficult for LION to complete such transactions quickly and to integrate such businesses efficiently into LION's current business. LION may face difficulties in the assimilation of new technologies, the diversion of resources from LION's existing business, the maintenance of uniform standards, controls and procedures, and the impairment of relationships with LION's customers and employees. Any of these difficulties may ultimately have a negative impact on LION's business, financial condition and results of operations.

  Competition for LION's and Trega's products and services is intense. If competitors develop products that are more competitive than LION's products, LION may lose sales, and its commercial opportunity may be reduced or eliminated.

  The industry in which LION and Trega operate is highly competitive and is characterized by extensive research efforts and rapid technological progress. LION and Trega each face, and following the merger LION will continue to face, intense competition from a wide range of different competitors such as third-party commercial software developers, bioinformatics and genomics companies, universities and other academic research institutions, governmental agencies, as well as life science companies, including some of LION's customers. Many pharmaceutical and biotechnology companies have developed, or have entered into collaborations with companies with, internal predictive modeling and/or combinatorial chemistry programs. LION's competitors may develop products that are more effective and/or less costly than any of LION's or Trega's current, or LION's future, products.

  Many of LION's and Trega's competitors have substantially greater capital resources, larger and more experienced R&D and other staffs, superior R&D facilities, greater experience in drug development and in obtaining regulatory approvals, and greater marketing capabilities than LION will have following the merger.

  To remain competitive, LION must expand and enhance the capabilities of its LSI(TM) systems and solutions and Trega's iDiscovery(TM) technologies and products so that they remain more advanced than those of LION's competitors and, through LION's iD/3/ line of business, develop product candidates that are more effective, have fewer side effects and are less expensive than those of LION's competitors. LION must also introduce enhancements and new products faster than the potentially competing systems, solutions and products of its competitors. If LION is unable to do any of these things, its ability to obtain and retain revenues from customers would be adversely affected, and LION's commercial opportunity, particularly in its iD/3/ line of business, could be reduced or eliminated.

  LION's competitive position may depend on patent and copyright protection. If this protection is not sufficiently available, LION's business will be harmed.

  LION's ability to compete and achieve profitability may be affected by its ability to protect its and Trega's proprietary technology and other intellectual property. While LION currently depends primarily on revenues from license fees from LION's LSI(TM) systems and solutions, obtaining patent protection may also be important for LION's iD/3/(TM) business. Trega currently pursues patent protection for its simulation system, compound libraries and efforts in the melanocortin area.

  Patent law affecting LION's business is uncertain and, as a result, LION may not be able to prevent competitors from developing similar subject matter. Any issued patents that cover LION's or Trega's proprietary technologies may not provide LION with substantial protection or be commercially beneficial to it. Issuance of a patent is not conclusive as to its validity, enforceability or its scope. In addition, disputes may arise between LION and its or Trega's collaborators over ownership rights to intellectual property, know-how or technologies developed jointly with these collaborators or arrangements with collaborators may require LION to provide identical technologies, compounds or information to multiple parties.

  Patents may not issue from LION's or Trega's pending, or LION's future, patent applications. In addition, because patent applications in some jurisdictions, including the United States, are maintained in secrecy until patents issue, third parties may have filed patent applications for technology that LION or Trega uses or that is covered by their pending patent applications without their being aware of these applications.

  LION may also be dependent on protecting, through copyright law or otherwise, its products and services, including LION's LSI(TM) systems and Trega's iDEA(TM) predictive ADME simulation systems, to prevent other organizations from copying and reselling them. Copyright law currently provides uncertain protections for some of LION's or Trega's products. LION is therefore uncertain whether it can prevent copying or resale of them. Changes in copyright law or patent law could reduce the extent to which LION is able to protect its intellectual property, which could harm LION's business.

  LION's competitive position may depend on its ability to protect trade secrets. If LION is unable to protect its trade secrets, other companies may be able to compete more effectively against LION, and LION's business could suffer.

  LION and Trega rely on trade secret protection for their confidential and proprietary information and procedures. Each of LION and Trega currently protects such information and procedures as trade secrets through recognized practices, including confidentiality agreements with employees, consultants, collaborators and customers. These confidentiality agreements may be breached, however, and LION may not have adequate remedies for any breach. In addition, these trade secrets may otherwise become known to or be independently discovered by competitors, through the defection of employees to competitors or otherwise. If LION's trade secrets were to become known to, or be independently discovered by competitors, LION could face more intense competition and LION's business could suffer.

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

  LION may infringe the intellectual property rights of third parties and may become involved in expensive intellectual property litigation. Any intellectual property litigation could impose a significant strain on LION's resources, and a finding that LION or Trega has infringed the intellectual property rights of third parties could require LION to limit its business activities or pay damages or license fees. In either case, LION's business, results of operations and financial condition could suffer.

  The intellectual property rights of companies operating in the life sciences industry are generally uncertain and involve complex legal, scientific and factual questions. LION's success in the markets in which LION will operate may depend on its ability to operate without infringing the intellectual property rights of others and to prevent others from infringing its intellectual property rights.

  There has been substantial litigation regarding patents and other intellectual property rights in the life sciences industry. LION may become a party to patent litigation or proceedings to determine LION's patent rights with respect to third parties, including potentially LION's customers. Interference proceedings may be necessary to establish which party was the first to discover such intellectual property. LION may also become involved in patent litigation against third parties to enforce its patent rights, to invalidate patents held by third parties, or to defend against similar claims by others. The cost to LION of any patent litigation or similar proceeding could be substantial, and it may absorb significant management time. The pendency of any such patent infringement litigation may also adversely affect LION's ADS or ordinary share price. If infringement litigation against LION is resolved unfavorably, it may be enjoined from providing some of its products or services without a license from a third party. LION may not be able to obtain the requisite license on commercially acceptable terms or at all. Any of these outcomes could harm LION's business, financial condition and results of operations.

  The use of LION's products by customers may be or become subject to government regulation. If this regulation were to limit their use of LION's products or increase the costs to them of doing so, demand for these products could decline.

  The use of some of LION's products and services by customers in the pharmaceutical and biotechnology industries may be or may become subject to regulatory approval by the U.S. Food and Drug Administration and comparable regulatory authorities in other jurisdictions. For example, the U.S. Food and Drug Administration regulates the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of pharmaceutical products. In addition, any new drug developed by the efforts of customers as a result of their use of LION's products must undergo an extensive regulatory review process before marketing or commercial sales may begin. This process can take many years and require substantial expense. To the extent that use of LION's products is limited or additional costs are imposed on customers due to regulation, the potential market for these products could decrease. As a result, LION's business, financial condition and results of operations could be adversely affected.

  Health care reform and restrictions on reimbursement may affect the ability of pharmaceutical and biotechnology companies to purchase or license LION's products and services, which may affect its profitability.

  The continuing efforts of government and third party payors to contain or reduce the costs of health care may reduce the profitability of pharmaceutical and biotechnology companies. For example, in some foreign markets, the government controls pricing or profitability of prescription pharmaceuticals. In the United States, LION expects the continuation of federal and state proposals to implement similar governmental control. LION cannot predict what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. Trega currently expects to derive almost all of its revenues in the foreseeable future from the pharmaceutical and biotechnology industries. Accordingly, LION's success after the merger will depend, in part, upon the success of the companies within those industries and their demand for LION's products and services. Any reduction in the profitability of actual or prospective customers for LION's products and services could result in reduced revenues for LION.

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

  The use of life science products can be subject to ethical, legal, social or privacy concerns among the public. If these concerns were to limit demand for LION's customers' products, demand for LION's own products could suffer.

  The use of genetic information in various areas of the life sciences industry, particularly in the areas of food production, medicine and pharmaceutical research, has raised issues regarding the appropriate uses of the resulting information. This could lead to governmental authorities calling for limits on or regulation of the use of genetic information or prohibiting testing for genetic predisposition to certain diseases, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for the products of LION's customers, could reduce the potential markets for its own products and services and could adversely affect the share price of companies in its industry, including LION's own ADS or ordinary share price.

  LION's iD/3/(TM) line of business requires access to tissue samples, other biological materials and chemical compounds. If LION loses access to these materials, LION's business could suffer.

  LION's iD/3/(TM) line of business requires access to normal and diseased human and other tissue samples, other biological materials, libraries of chemical compounds and related clinical and other information, which may be in limited supply. LION may not be able to obtain or maintain access to these materials and information on commercially acceptable terms or at all. In addition, government regulations in the jurisdictions in which LION operates could result in restricted access to, or use of, human and other tissue samples. If LION loses access to sufficient numbers or sources of tissue samples, or if tighter restrictions are imposed on LION's use of the information generated from tissue samples, LION may not be able to operate LION's iD/3/(TM) line of business as LION has planned.

  LION's and Trega's businesses use potentially harmful biological, chemical and other hazardous materials. If LION were to use these materials in a manner that causes injury, LION could be subject to damages, which could harm LION's results of operations and financial condition.

  LION's and Trega's research and development activities involve the controlled use of potentially harmful biological, chemical or other hazardous or potentially hazardous materials and various radioactive compounds. LION cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, LION could be held liable for damages that result, and any liability could exceed LION's resources. LION and Trega are, and following the merger LION will continue to be, subject to the laws and regulations of numerous jurisdictions governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

  Security risks in electronic commerce or unfavorable Internet regulations may deter future use of LION's products and services.

  Currently, LION's LSI(TM) products, such as bioSCOUT(R), genomeSCOUT(TM) and arraySCOUT(TM), are offered through Celera Genomics' Internet-based portal. In addition, Trega's customers may purchase Trega's Chem.Folio(R) chemical compounds through a website maintained by ChemNavigator.com. LION's ability and the ability of those who offer its products over the Internet to provide secure transmissions of confidential information over the Internet may limit online uses and purchases of products. A breach of security measures may result in the misappropriation of LION's proprietary information or confidential information about its customers. The security measures LION adopts may not be sufficient to prevent breaches, and LION may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, security breaches in general may result in LION's customers not using the Internet to access its products. For example, attacks by computer hackers on major electronic commerce websites and other Internet service providers have heightened concerns regarding the security and reliability of the Internet.

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

  Because of the growth in electronic commerce, the United States Congress has held hearings on whether to further regulate providers of services and transactions in the electronic commerce market. The U.S. government could enact laws, rules and regulations that would affect LION's business and operations. Individual states or foreign jurisdictions could also enact laws regulating the use of the Internet. If enacted, these federal, state and foreign laws, rules and regulations could require LION to change its online business and operations, which could limit the growth and development of its online products.

  LION may need to raise additional funds in the future. If such funds are not available to LION, LION's business, results of operations and financial condition could suffer.

  LION believes that the net proceeds of its initial public offering, together with existing cash and marketable securities, will be sufficient to fund LION's current plans to expand its business. Nevertheless, LION may be required to raise additional capital to accelerate its expansion plans, in response to competitive pressures or otherwise, to invest in new technologies or to develop and commercialize its products and services.

  This additional financing may not be available when needed or, if available, may not be available on favorable or even commercially reasonable terms. If adequate financing is not available, LION may be required to significantly reduce or refocus its operations. LION may also choose to raise additional capital due to market conditions or strategic considerations, even if it has sufficient funds for its current business plan. If additional financing is obtained through additional public or private equity offerings, existing shareholders may suffer dilution.

  LION receives government subsidies and grants that decrease the amount of its reported research and development expenses. Any future reduction in the amount of subsidies and grants LION receives would have the effect of increasing these expenses.

  As is the case with many other companies operating in the life sciences industry, LION's reported research and development expenses have been reduced by the recognition of various subsidies and grants received from third parties, including governmental entities. The programs governing these subsidies and grants are subject to periodic review. If the relevant third parties were unable to provide anticipated funding on a timely basis or if existing government-funded programs were curtailed or discontinued, this occurrence could have a material adverse effect on LION's business, financial condition and results of operations. As the availability of this funding is outside LION's control, LION cannot assure you that it will continue to benefit from this third party support, that sufficient alternative funding would be available if necessary or that any such alternative funding would be provided on terms as favorable to LION as those it currently receives.

  LION records revenues and expenses denominated in both euros and dollars. Fluctuations in the exchange rate between these two currencies could have the effect of decreasing LION's reported revenues or increasing LION's reported expenses.

  In LION's fiscal year ended March 31, 2000, approximately 50% of LION's revenues and approximately 20% of LION's expenses were denominated in U.S. dollars. LION's business and results of operations can be hurt by changes in exchange rates, particularly between the euro and the U.S. dollar. In addition, the balance sheet impact of translation adjustments may be material.

Risks Related to Holding LION ADSs and LION Ordinary Shares

  You may be unable to enforce a judgment against LION or members of LION's management board or supervisory board.

  LION is a stock corporation organized under the laws of the Federal Republic Germany. None of the current members of LION's management board or supervisory board is a resident of the United States. All or substantially all of the assets of these individuals and of LION are located outside the United States. As a result,

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

it may not be possible for you to enforce against them judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws. The enforcement in Germany of civil liabilities based solely upon U.S. securities laws in original actions or in actions for the enforcement of judgments of U.S. courts may encounter difficulties.

  Under German law, many shareholder actions require passage by a majority of 75% of the votes cast. By virtue of its shareholdings, LION's management will be in a position to block these actions in a manner that could be detrimental to the interests of other shareholders.

  Under German law, many actions by shareholders require passage by a majority of 75% of the votes cast. Upon completion of this merger, members of the supervisory and management boards and members of LION's senior management and their affiliates will beneficially own approximately 34% of LION's ordinary shares. Accordingly, these holders collectively will be in a position to block actions requiring shareholder approval with a majority of 75% of the votes cast, including the creation of authorized capital and mergers.

  You will be subject to exchange rate risks, and the market price of the LION ADSs may decline if the value of the euro falls against the dollar.

  Individuals and entities located in the United States who hold LION ADSs and LION ordinary shares will bear exchange rate risk. A decrease in the value of the euro relative to the dollar will cause a decrease in the dollar value of the LION ordinary shares, which will also affect the market price of the LION ADSs on U.S. securities markets. Since its introduction in January 1999, the value of the euro to the dollar has fallen significantly. Recent fluctuations in the dollar/euro exchange rate have been significant, and fluctuations may be significant in the future. You may receive a reduced dollar value upon the sale of your LION ADSs or LION ordinary shares as the result of the dollar/euro exchange rate in effect at that time which may have no relation to the operations or prospects of LION.

  You may have less access to information about LION and less opportunity to exercise your rights as a shareholder if you hold LION ordinary shares through LION ADSs.

  There are risks associated with holding LION ordinary shares through LION ADSs, as LION is a stock corporation organized under the laws of the Federal Republic of Germany. LION is subject to German laws and regulations, and to its articles of association (Satzung). Your rights as a holder of LION ADSs will differ in various ways from a shareholder's rights, and you may be affected in other ways, including:

  . you may not be able to participate in rights offerings or dividend alternatives;

  . if the Trega shares that LION receives in the merger are not of at least the same value as the nominal capital of the LION ordinary shares issued in exchange for such Trega shares, you may under German law be liable to LION for such difference in value;

  . you may not receive copies of reports and may have to go to the office of the depositary to inspect any reports issued, or may only be able to request a report to be sent to you at your own expense;

  . the deposit agreement may be amended by LION and the depositary, or may be terminated by LION or the depositary, without your consent in a manner that could prejudice your rights; and

  . the deposit agreement limits LION's obligations and liabilities and those of the depositary.

  German law requires less corporate disclosure than the laws of the United States, which means that publicly available information about LION is less extensive and available later than publicly available information about Trega.

  There is less publicly available information about LION, as a foreign issuer of securities publicly traded in the United States, than is regularly published by or about domestic issuers of publicly traded securities.

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

Therefore, LION shareholders receive less information about the performance of LION than Trega's stockholders receive about Trega.

  LION is subject to the disclosure requirements mandated by German law and the rules of the Frankfurt Stock Exchange. The provisions thereunder generally impose more limited disclosure requirements than their U.S. counterparts. For example, under German law, LION is required to make year-end financials available to its shareholders and file them with the Heidelberg company registrar within eight months after the close of each fiscal year. The rules of the Neuer Markt segment of the Frankfurt Stock Exchange also require LION to prepare quarterly financial accounts within two months after the close of each quarter. Subsequently, the Frankfurt Stock Exchange makes such reports publicly available. As a foreign private issuer under U.S. securities laws:

  . LION is not required to file an annual report with the SEC until six months after the close of each fiscal year on Form 20-F; if LION were a typical U.S. public company, it would be required to file an annual report with the SEC within three months after the close of each fiscal year on Form 10-K;

  . LION is not required to file quarterly or current reports with the SEC, except to the extent required to do so under the rules of the Neuer Markt segment of the Frankfurt Stock Exchange; U.S. public companies are required to file quarterly reports with the SEC within 45 days of the end of each of their first three fiscal quarters; and

  . LION is not required to furnish an annual proxy statement or information statement to stockholders under U.S. securities laws, which U.S. public companies are required to do.

  Under German law, as the holder of LION ADSs you will have fewer and less well-defined shareholders' rights than you currently do as a holder of common stock of Trega, which is a Delaware corporation.

  LION's corporate affairs are governed by LION's articles of association (Satzung) and German law while Trega's corporate affairs are governed by Trega's certificate of incorporation and the laws of Delaware. German law is generally less specific in terms of governance of corporate operations than are the laws of the State of Delaware applicable to corporations and stockholders. Accordingly, under German law, as a holder of LION ADSs you may have fewer or less well-defined rights than you do as stockholders of Trega. For example, a stockholder of a Delaware corporation may institute lawsuits on behalf of the corporation and class actions. In contrast, a shareholder of a German corporation lacks the right to institute lawsuits to assert rights on behalf of a corporation and is not entitled to bring a class action. As a result, a shareholder in a German corporation may not be able to protect his or her interest in the shares as well as a stockholder of a Delaware corporation could.

Risks Relating to Trega's Business If the Merger Does Not Occur

  As a result of substantial operating losses, Trega will not be able to continue its operations unless it completes the merger with LION or raises additional capital, which may not be available on commercially reasonable terms, or at all.

  Trega has experienced substantial operating losses since its inception in 1991. For the years ended December 31, 1997, 1998 and 1999, Trega had net losses of approximately $9.4 million, $12.8 million and $8.7 million. For the nine months ended September 30, 2000, Trega had net losses of approximately $11.6 million. As of September 30, 2000, Trega had an accumulated deficit of approximately $88.7 million.

  To continue to fund its operations, Trega must either complete the merger or raise additional funds. Trega does not believe that financing is available on commercially reasonable terms, and may not be available at all. Any additional equity financing may result in significant economic dilution to Trega's stockholders. Any debt financing may include significant interest costs and contain financial and operating covenants that substantially restrict Trega's ability to operate its business. If Trega does not complete the merger or cannot raise funds on commercially reasonable terms, or at all, it will have to reduce its capital expenditures, scale back its development of new products and curtail its operations significantly if it hopes to survive. As a result of Trega's continuing losses, its auditors have added an explanatory paragraph to their report indicating that Trega's status as a going concern is in doubt.

  Trega's recent shift in focus of its business strategy makes evaluation of its business and prospects difficult.

  Early in 2000, Trega announced that it would discontinue self-funded drug discovery, an activity that historically has been significant to Trega, in favor of focusing on its iDiscovery(TM) technologies. For example, during the year ended December 31, 1999, revenues from research conducted under collaborative research agreements accounted for 42% of Trega's total revenues versus 79% during the year ended December 31, 1998.

  To successfully commercialize the iDiscovery(TM) technologies, Trega must persuade potential customers that its iDEA(TM) predictive ADME simulation system and Chem.Folio(R) compound libraries will reduce both the cost and length of the drug discovery process. To date, Trega has only three multi-year licenses for its iDEA(TM) absorption module. Trega has generated only limited revenue of approximately $7.5 million during the year ended December 31, 1999 and $4.8 million during the nine months ended September 30, 2000 from sales of its Chem.Folio(R) compound libraries.

  Use of the iDiscovery(TM) technologies may not lead to the discovery or development of commercial products. Trega has only limited experience marketing its iDiscovery(TM) technologies and the sales cycle of the iDiscovery(TM) technologies, particularly that for the iDEA(TM) predictive ADME simulation system, is long. Furthermore, Trega's plans for future iDiscovery(TM) technologies are unproven and Trega may not be able to ever develop or successfully commercialize any of these products.

  As a result of these challenges and uncertainties, Trega's future revenues and business prospects are difficult to evaluate.

  There is a risk that Trega's stock may be delisted from the Nasdaq National Market as a result of the sustained price of its stock remaining at $1.00 or less.

  Over the past twelve months, the price of Trega's stock has closed as high as $14.63 and as low as $0.50 on the Nasdaq National Market. Under the rules of the Nasdaq National Market, if Trega's stock price remains at an average price below $1.00 per share for a period of thirty days or more, Nasdaq may delist the stock from the National Market. In such case, the stock would likely trade on the Nasdaq OTC bulletin board or be quoted in the pink sheets. A delisting from the National Market may result in a decline in the stock price if investors believe that the delisting has resulted in a reduction in the market liquidity for the stock.

  Trega depends substantially on collaborators to continue to fund its internal drug discovery programs and to develop its iDiscovery(TM) technologies.

  Trega has determined that it will only continue its internal drug discover programs to the extent that it can obtain collaborators to fund programs. Trega will also depend on collaborators to a lesser extent to continue the development of its iDiscovery(TM) programs. Trega's internal drug discovery programs, including its programs to develop potential melanocortin-related drug candidates, are at early stages and therefore collaborators may be difficult to find. Trega currently has a material drug collaboration with Novartis Pharma AG. Although Trega has received funding from Novartis for its melanocortin receptors internal drug discovery programs, Novartis' funding commitment for this program will end in May 2001. In order to continue to fund its internal drug discovery programs, Trega must continue to maintain its relationships and establish new relationships.

  Even if collaborators are found, Trega does not expect drugs resulting from its internal drug discovery programs to become commercially available for several years, if ever, which means that Trega may never receive milestone or royalty payments in connection with these drug discovery efforts. Moreover, Trega's collaborators will likely control the development of any drug candidates resulting from its internal drug discovery programs and Trega will have little or no control over the resources that any collaborator may devote to its development efforts.

  Disputes may arise between Trega and its customers or collaborators over ownership rights to intellectual property, know-how or technologies developed jointly by Trega and its collaborators. Trega's arrangements with its customers or collaborators involving its Chem.Folio(R) chemical compounds may require it to provide identical or similar chemical compounds, or chemical compound technologies or information to multiple parties. Disputes may arise between collaborators as to proprietary rights to particular compounds in Trega's libraries. If disputes arise, Trega could lose existing and potential customers and incur litigation costs. Such disputes could also make it more difficult for Trega to attract future collaborators.

  Failure to compete effectively in Trega's intensely competitive industry will cause its revenues to decline.

  Trega competes in markets that are intensely competitive, new and rapidly changing. Many of Trega's current and potential competitors have greater financial, human and other resources than it does. Significant factors in determining whether Trega will be able to compete successfully include:

  . the performance, pricing and ease of use of its iDiscovery(TM) technologies;

  . the novelty, diversity, purity and target specificity of its compound libraries;

  .  the reputation and acceptance of its iDiscovery(TM) technologies;

  .  the quality and availability of customer service and customer support;
     and

  .  the effectiveness of its sales and marketing efforts.

  Trega's competitors include major pharmaceutical companies; specialized biotechnology/software firms, such as Simulations Plus, Inc. and Camitro Corporation; combinatorial chemistry companies, such as Tripos Inc., ArQule, Inc. (which recently agreed to acquire Camitro Corporation) and Pharmacopeia, Inc.; academic institutions; and governmental agencies.

  In addition, many of Trega's competitors have significantly greater experience than it does in competing for the research and development budgets of pharmaceutical companies. Further, many of Trega's competitors may have already entered into collaborations with companies for the development of internal predictive modeling and/or combinatorial chemistry programs. Therefore, the market for Trega's iDiscovery(TM) technologies may not generate sufficient revenues for it to become profitable.

  Trega must protect its proprietary rights and avoid infringing the intellectual rights of third parties in order to create a sustainable business.

  Trega's success depends in part on obtaining, maintaining and enforcing patents, maintaining its trade secrets, licensing patent rights owned by others, and operating without infringing on third parties' proprietary rights. Trega currently pursues patent protection for its simulation system, compound libraries and efforts in the melanocortin area. Trega believes that its patent applications claiming its IDEA(TM) absorption module are especially important to its business because it believes that the module is the first of its kind. Trega also holds licenses to a number of patents owned by third parties, including a license to the Tea Bag technology for the synthesis of Chem.Folio(R) compounds. The Tea Bag patent expires in 2003. The expiration of this patent will enable Trega's competitors to use the Tea Bag technique, but the existence of the patent has not prevented the development of competing techniques for the creation of compound libraries. The expiration of the Tea Bag patent will be an additional factor increasing competitiveness in the compound library field.

  The United States Patent and Trademark Office, or USPTO, and its foreign counterparts may not issue patents from Trega's pending patent applications. If issued, the patents may not give Trega an advantage over competitors with similar technologies. Any issued patents that cover Trega's proprietary technologies may not provide it with substantial protection or be commercially beneficial to it. Issuance of a patent is not conclusive as to its validity, enforceability or its scope. The USPTO or the courts may invalidate Trega's patents. Patent litigation is costly, time-consuming and a drain of management resources, and may result in the free use of Trega technology by others.

  Trega also relies on unpatented technology and trade secrets. Trega may not be able to effectively protect these rights because third parties may independently develop substantially equivalent information and techniques or otherwise gain access to its technology or disclose such technology. Trega requires each of its employees and consultants to execute a confidentiality agreement at the commencement of an employment or consulting relationship with Trega. However, these agreements may not provide meaningful protection for Trega's trade secrets or other proprietary information in the event of unauthorized disclosure of this confidential information.

  Furthermore, if Trega's products conflict with patent rights of others, the owners of those patent rights could bring legal actions against Trega claiming damages and seeking to stop it from manufacturing and marketing the affected products. If these legal actions are successful, in addition to any potential liability for damages, Trega could be required to obtain a license in order to continue to manufacture or market the affected products. Trega may not prevail in any legal action or may not be able to obtain any license required under any patent on acceptable terms, or at all.

  Trega does not expect to know for several years the relative strength of its patent positions. In addition Trega's competitors may obtain patents and proprietary rights relating to products or processes used in, necessary to, competitive with or otherwise related to Trega's patents and products.

  Trega depends on attracting and retaining key employees, and the loss of their services would affect Trega's ability to achieve its objectives.

  Trega's products and services are highly technical. Its key personnel must have specialized training or advanced degrees in order to develop and refine these products and services. There is a shortage of qualified scientific, management and software development personnel who possess the technical background necessary to adequately understand and improve Trega's products and services. Trega competes for these personnel with other pharmaceutical and biotechnology companies, software firms, academic institutions and government entities. If Trega is unable to attract and retain scientific and management personnel with the appropriate credentials and experience, its product development, operations and marketing efforts could be harmed. Further development of its products, including Trega's iDiscovery(TM) technologies, may require Trega to hire additional qualified scientific personnel. In addition, as a result of the announcement and/or consummation of the merger, Trega faces increased risks of losing highly qualified employees as Trega's competitors may attempt to persuade Trega's employees to leave Trega as a result of uncertainties inherent in the merger process.

  Security risks in electronic commerce or unfavorable internet regulations may deter future use of Trega's products and services, which could result in a loss of revenues.

  Currently, customers may purchase Chem.Folio(R) chemical compounds through a website maintained by ChemNavigator.com. Trega plans to make its IDEA(TM) predictive software available through its own website. Trega's ability and the ability of ChemNavigator.com to provide secure transmissions of confidential information over the Internet may limit online uses and purchases of products. A breach of security measures may result in the misappropriation of its proprietary information or confidential information about its customers. Also, a security breach could result in interruptions in Trega's operations. The security measures Trega adopts may not be sufficient to prevent breaches, and it may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a breach of the security of Trega's website, the ChemNavigator.com website, or the website of another company, may result in Trega's customers not using the Internet to access its products.

  Because Trega's activities involve the use of hazardous materials, Trega may be subject to costly environmental liability that could exceed its resources and adversely affect its financial operations.

  Trega's R&D activities involve the controlled use of a large number of hazardous or potentially hazardous substances. As a result, Trega is subject to numerous federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials. In the event of an accident, Trega could be held liable for substantial damages, for which it may not have insurance coverage.

  Because Trega's revenues are derived primarily from the pharmaceutical and biotechnology industries, its revenues may fluctuate substantially due to reductions and delays in R&D expenditures.

  Trega expects to derive revenues primarily from products and services provided to the pharmaceutical and biotechnology industries. Accordingly, its success will depend in large part upon the success of the companies within those industries and their demand for Trega's products and services. Trega's operating results may fluctuate substantially due to reductions and delays in R&D expenditures by companies in those industries. These reductions and delays may result from factors such as changes in the regulatory environment affecting health care and health care providers, pricing pressures, and market-driven pressures on companies to consolidate and reduce costs.

  Regulatory approvals may prevent Trega or its collaborators from commercializing Trega's melanocortin-related products, reducing any future royalties or revenues.

  The manufacturing and marketing of melanocortin-related pharmaceutical products developed by Trega or its collaborators will be subject to regulatory approval and further regulation in the United States and other countries. These regulations could subject Trega or its collaborators to several problems such as:

  . failure to obtain necessary regulatory approvals or clearances for Trega's melanocortin-related products on a timely basis, or at all;

  .  delays in receipt of or failure to receive approvals or clearances;

  .  the loss of previously received approvals or clearances; or

  .  limitations on intended uses imposed as a condition of approvals.

  Trega's collaborators will not be able to commence marketing or commercial sales of pharmaceutical products until they receive clearance or approval from the FDA, which can be a lengthy, expensive and uncertain process. Trega and its collaborators have not applied for FDA or other regulatory approvals with respect to the sale of any of Trega's pharmaceutical products under development. Trega may experience difficulties that could delay or prevent the successful development, introduction and marketing of proposed products. If Trega or its collaborators do not receive FDA approval on a timely basis or at all, Trega may not receive milestone or royalty payments.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This proxy statement/prospectus contains forward-looking statements. These include statements regarding the period following completion of the merger.

  Words such as anticipate, estimate, expects, projects, intends, plans, believes and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger, identify forward-looking statements. All forward-looking statements relating to LION or LION's business are made by LION and are based on the present expectations of LION's management with respect to future events. All forward-looking statements relating to Trega or Trega's business are made by Trega's management and are based on the present expectations of Trega's management with respect to future events. All forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of LION and Trega, the risks relating to the merger and the risks related to holding LION ADSs discussed in the section entitled "Risk Factors," other unknown or unpredictable factors could cause actual results to differ materially from those described in the forward-looking statements.

  Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither Trega nor LION is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

  For additional information, please see the reports filed with the SEC by Trega and LION. For information about how to obtain copies of such reports, see the section entitled "Where You Can Find More Information."

                           EXCHANGE RATE INFORMATION

  The following tables set forth, for the periods indicated, information concerning the exchange rates for euros and Deutsche Marks, expressed in euro or Deutsche Mark per dollar. We have provided these rates solely for your convenience and you should not construe these translations as a representation that euro or Deutsche Mark amounts actually represent these dollar amounts or that the euro or Deutsche Mark amounts could have been, or could be, converted into dollars at those rates or at any other rate. LION did not use these rates in the preparation of its financial statements included elsewhere in this proxy statement/prospectus. Fluctuations in the exchange rate between the U.S. dollar and the euro will affect the U.S. dollar equivalent of the euro price of LION ordinary shares traded on the Neuer Markt and, as a result, are likely to affect the market price of LION's ADSs on the Nasdaq National Market.

  On January 1, 1999, the European Union introduced the euro as a common legal currency among its participating member states for "paperless" exchanges, pending substitution of euro banknotes and coins for the national currencies of the participating member states. Accordingly, as of January 1, 1999, fixed exchange rates were introduced, according to which funds denominated in the currency of one participating member state were converted into the currency of another participating member state and national currencies were converted into the euro. These fixed exchange rates do not fluctuate as a result of market conditions. As a result, the Federal Reserve Bank of New York no longer provides daily "buying rates" for the national currencies of these states. Instead it provides daily buying rates for the euro, which can then be used to calculate the value of those national currencies against the U.S. dollar by using the rate fixed on January 1, 1999. It is anticipated that on July 1, 2002, the euro will become the official legal tender for the participating member states and that euro banknotes and coins will be substituted for the national currencies of those member states, which will be withdrawn from circulation. The exchange rate between the Deutsche Mark and the euro as set on January 1, 1999 was fixed at euro 1.00 = DM 1.95583.

  The columns entitled "Average Rate" represent the exchange rates based on the average noon buying rates of the Federal Reserve Bank of New York for euros or Deutsche Marks, as the case may be, in each case on the last business day of each month during the relevant period.

                                                  Average                Period
Deutsche Mark-Dollar Exchange Rate                 Rate    High   Low   End Rate
----------------------------------                ------- ------ ------ --------
Fiscal Year Ended March 31,
1998............................................. 0.5637  0.5717 0.5553  0.5622
1999............................................. 0.5758  0.5835 0.5676  0.5741
                                                  Average                Period
Euro-Dollar Exchange Rate                          Rate    High   Low   End Rate
-------------------------                         ------- ------ ------ --------
Fiscal Year Ended March 31,
1999............................................. 1.1324  1.1471 1.1169  1.1288
2000............................................. 1.0316  1.0490 1.0149  1.0235
Fiscal Year Ended March 31, 2001
First Quarter.................................... 0.9335  0.9657 0.8910  0.9586
Second Quarter................................... 0.9054  0.9565 0.8475  0.8824
Third Quarter.................................... 0.8695  0.9388 0.8286  0.9388

Month Ended 2000,
August 31........................................ 0.9046  0.9255 0.8890  0.8890
September 30..................................... 0.8716  0.8910 0.8475  0.8824
October 31....................................... 0.8542  0.8817 0.8286  0.8476
November 30...................................... 0.8555  0.8705 0.8398  0.8705
December 31...................................... 0.9002  0.9388 0.8729  0.9388
January 31....................................... 0.9375  0.9517 0.9184  0.9299

  The noon buying rate of the Federal Reserve Bank of New York for euros on February 8, 2001 was (Euro) 1.00 = $0.9184.

                              THE SPECIAL MEETING

General

  This proxy statement/prospectus is being furnished in connection with the solicitation by the board of directors of Trega of proxies from the holders of Trega common stock for use at Trega's special meeting. At the special meeting, the holders of Trega common stock will be asked to approve and adopt the merger agreement providing for the merger in which Trega will become a wholly-owned subsidiary of LION. The special meeting will be held on March 12, 2001, at Trega's headquarters at 9880 Campus Point Drive, San Diego, California 92121, commencing at 10:00 a.m., local time.

Matters to be Considered at the Special Meeting

  The purpose of the special meeting is to consider and vote upon the approval and adoption of the agreement and plan of merger, dated December 27, 2000, between Trega and LION and the merger in which Trega will become a wholly-owned subsidiary of LION. In addition, Trega will transact any other business that is properly brought before the special meeting.

No Dissenters' Rights to Appraisal

  Under Delaware law, you will not have dissenters' rights to appraisal in connection with the merger.

Record Date; Quorum; Required Vote; Shares Outstanding and Entitled to Vote

  The board of directors of Trega has fixed February 6, 2001 as the record date for the special meeting. Accordingly, only holders of shares of Trega common stock at the close of business on February 6, 2001 are entitled to notice of and to vote at the special meeting. Each holder of Trega common stock on the record date is entitled to cast one vote per share, in person or by a properly executed proxy, at the special meeting. As of the record date, there were 23,563,508 shares of Trega common stock outstanding. They were held by 182 holders of record.

  Under Trega's bylaws, the holders of a majority in voting power of Trega common stock issued and outstanding, present in person or represented by proxy will constitute a quorum. The affirmative vote of the holders of a majority of the outstanding shares of Trega common stock as of the record date is required to adopt the merger agreement.

  Shares of Trega common stock held of record by a broker that are present in person or represented by proxy will be counted for purposes of determining a quorum. If, however, under rules applicable to brokers, a broker does not have discretionary voting authority to vote on any matter at the special meeting in the absence of instructions from the beneficial owners, then such shares will be considered broker non-votes and will not be entitled to vote on such matters. Broker non-votes and abstaining votes will not be counted in favor of adopting the merger agreement. Because adoption of the merger requires the affirmative vote of a majority of the outstanding shares of Trega common stock as of the record date, abstentions and broker non-votes will have the same effect as votes against the adoption of the merger agreement.

Security Ownership of Management

  As of the record date, the directors and executive officers of Trega and their affiliates beneficially owned approximately 3,554,930 of the outstanding shares of Trega common stock. Accordingly, Trega directors, executive officers and their affiliates hold shares representing approximately 15.13% of the total number of shares of Trega common stock required for the approval of the merger agreement and the merger.

Voting Agreements

  In order to induce LION to enter into the merger agreement, the following stockholders, which together owned approximately 19.3% of Trega common stock as of the record date, have entered into a stockholders agreement with LION:

  . Members of Trega's board of directors: Harvey S. Sadow, the Chairman of Trega's board of directors, James C. Blair, Michael G. Grey, Lawrence D. Muschek, Robert S. Whitehead, Ronald R. Tuttle, Myra N. Williams, and Bruce L.A. Carter.

  . Executive officers, employees and consultants of Trega: Michael G. Grey, Chief Executive Officer, George M. Grass, Chief Technology Officer, Gerard A. Wills, Chief Financial Officer, Richard A. Kaufman, Outside Counsel (formerly General Counsel/Consultant), Edward C.Y. Yip, Director of Legal Affairs, Mark W, Schwartz, Chief Commercial Officer, Debra K. Liebert, Vice President of Corporate Development, John Kiely, Vice President of Chemistry, Alan Hillyard, Vice President of Informatics, and Patrick Sinko, Chief Scientist/Consultant, Discovery Technologies.

  . Other stockholders: ChemNavigator.com, Inc. and Domain Partners, II, L.P and its affiliates.

  These stockholders have agreed to vote in favor of the approval and adoption of the merger agreement and against any action that would compete, impede or interfere with such approval and adoption and have granted to LION and two of LION's executive officers irrevocable proxies to so vote their shares of Trega stock. These stockholders have also agreed not to transfer their shares of Trega common stock unless the transfer is consented to by LION or the transferee becomes a party to a similar voting agreement.

Voting of Proxies

  Properly executed proxies that have not been revoked will be voted at the meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated, these proxies will be voted FOR adoption of the merger agreement.

  Voting instructions are included on your proxy card. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

  If any other matters are properly presented at the special meeting, including consideration of a motion to adjourn the meeting to another time or place for the purpose of soliciting additional proxies, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their best judgment. Trega is not aware of any matters that will be presented at the special meeting other than adoption and approval of the merger agreement and the merger.

Voting by Mail

  To vote a proxy by mail, you must sign, date and mail your proxy card and return it in the enclosed, prepaid envelope marked Proxy to Trega Biosciences, Inc. prior to the special meeting.

Voting by Telephone

  Because Delaware, the state in which Trega is incorporated, permits electronic submission of proxies by telephone, beneficial stockholders will have the option to submit their voting instructions by telephone. Stockholders should check their voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting voting instructions via telephone should understand that there may be costs associated with electronic access, such as telephone charges, that will be borne by the stockholder.

Revocation of Proxies

  Any proxy may be revoked by the person giving it at any time before it is voted.

  Proxies may be revoked by:

  . filing with the corporate secretary of Trega, including by facsimile, a written notice of revocation bearing a later date than the date of the proxy or giving notice of revocation at the special meeting;

  .  submitting a later-dated proxy relating to the same shares; or

  .  attending the special meeting and voting in person.

  In order to vote in person at the special meeting, Trega's stockholders must attend the special meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at the special meeting without voting in accordance with the voting procedures will not in and of itself revoke a proxy. Any written notice of revocation either must be delivered at the special meeting or must be sent, in time to be received before the day of the special meeting, to:

    Trega Biosciences, Inc.
    9880 Campus Point Dr.
    San Diego, California 92121 USA
    Tel: (858) 410-6500
    Fax: (858) 410-6501
    Attention: Edward C.Y. Yip, Secretary

Solicitation of Proxies

  Trega will bear the cost of the solicitation of proxies from its stockholders. In addition to the solicitation by mail, Trega's directors, officers and employees may solicit proxies from its stockholders in person or by telephone, telegram or electronically. Those directors, officers and employees will not be additionally compensated for that solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Trega has also retained a proxy solicitation firm, Corporate Investor Communications, Inc., to aid it in the solicitation process. Trega will pay that firm a fee that is not expected to exceed $15,000, plus reasonable expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the solicitation of votes from beneficial owners of shares held of record by such persons. Trega will pay those custodians, nominees and fiduciaries a customary fee based upon the number of shares of Trega common stock held by such person and reimburse them for their reasonable out-of-pocket expenses in connection therewith.

                     BACKGROUND AND REASONS FOR THE MERGER

Background of the Merger

  During the second half of 2000, Trega conducted a review of various business strategies that would permit it to pursue and grow its business. This review occurred, in part, due to certain financial and business challenges facing Trega, including continuing losses from its operations and a requirement for significant additional research and development spending. The strategies reviewed included the establishment of alliances that would expand the scope of Trega's predictive modeling technology, growth of the business through incremental acquisitions, the sale of non-essential assets and possible combinations involving other entities with complementary products, technologies and strategic direction.

  On May 31, 2000, Trega engaged Lazard Freres & Co. LLC to assist Trega's board of directors in its review of various business strategies, including to identify potential alliance partners, potential purchasers of non-essential assets and potential business combination alternatives. Trega and Lazard made initial inquiries regarding potential strategic alliances or transactions to a group of approximately 50 companies representing a diverse set of business interests, including genomics, drug discovery, chemistry, screening, informatics, pharmaceuticals and information systems and technology. Thereafter, Trega's management held substantive discussions with approximately ten companies, including LION.

  Following initial indications of interest regarding a possible combination, Trega and LION entered into a confidentiality agreement on November 2, 2000. During November 2000, Trega and LION, together with representatives from their respective financial advisors, engaged in discussions regarding a possible combination of their businesses and proceeded with related due diligence efforts. During that time, Trega also engaged in discussions and related due diligence activities with seven other parties concerning potential combinations or the sale of certain assets.

  Based upon the level of the discussions with potential strategic partners and the number of parties involved, in mid-November 2000, Trega's management, in consultation with members of Trega's board of directors, determined that all interested parties should be asked to submit a proposal regarding a potential strategic transaction or arrangement with Trega. Shortly thereafter, requests for proposals were submitted to six interested parties, including LION.

  LION conducted a preliminary due diligence review of Trega during the week of November 27, 2000 and on December 1, 2000, LION submitted a non-binding proposal for the acquisition of Trega in a stock-for-stock transaction. In addition, two non-binding written proposals for the acquisition of selected Trega assets were received together with one non-binding oral proposal for the acquisition of Trega's entire business. The proposals received by Trega from LION and three other parties, as well as the status of ongoing corporate development activities, were reviewed at a meeting of Trega's board of directors on December 5, 2000.

  Following Trega's board meeting on December 5, 2000, Trega continued discussions and due diligence activities with LION and the three other companies that had submitted proposals. A meeting of Trega's board of directors was held on December 11, 2000, to discuss the status of discussions with LION and the other interested companies. LION presented Trega with a draft merger agreement on December 13, 2000. On December 15, 2000 members of LION's and Trega's management held a telephone conference to discuss the draft merger agreement.

  Based upon LION's proposal and further indications of interest, members of Trega's management met with members of LION's management on December 18 and 19, 2000, together with representatives from their respective financial and legal advisors, to negotiate the terms of a possible combination. At a meeting of Trega's board of directors on December 19, 2000, members of Trega's management and representatives from its advisors briefed the board regarding the status of discussions with LION as well as the status of discussions with the other interested companies. Based upon such briefing, the board directed Trega's management to attempt to finalize the terms of a merger agreement with LION. On December 20, 2000, representatives of LION and Trega and their respective legal advisors continued to negotiate the terms of the proposed merger and LION's management met with Trega's officers and key employees regarding the proposed combination and the potential operation of a combined company. LION, Trega and their respective legal advisors continued to negotiate the terms of the merger through its signing on December 27, 2000 (German time).

  At a meeting of Trega's board of directors on December 21, 2000, members of Trega's management and representatives from its advisors briefed the board regarding the status of a draft merger agreement with LION as well as the status of discussions with other interested companies. At this meeting, the board concluded, based upon the status of discussions with the other interested companies, that such companies were not likely to engage in a transaction with Trega on terms that were more favorable to Trega's stockholders than the terms under discussion with LION. At a meeting of Trega's board on December 23, 2000, members of Trega's management and representatives of its advisors discussed with the board the terms of near-final versions of a proposed merger agreement and related arrangements.

  On December 26, 2000, Trega's board of directors met to review the terms of a final proposed merger agreement. At the meeting, members of Trega's management and representatives from Trega's outside legal counsel and Lazard reviewed with the directors the terms of the merger agreement. In addition, representatives from Lazard made a presentation to the board regarding the fairness of the exchange ratio set forth in the merger agreement from a financial point of view, and Lazard provided an oral opinion to Trega's board that, as of December 26, 2000, the exchange ratio to be offered to the holders of Trega common stock in the merger was fair from a financial point of view to such holders. Lazard later confirmed its oral opinion by delivering a written opinion dated December 26, 2000, which stated the considerations and assumptions upon which its opinion was based. Trega's board unanimously approved the merger and the merger agreement, instructed Trega's officers to execute and deliver the merger agreement on behalf of Trega and unanimously recommended the merger to Trega's stockholders. Promptly thereafter, all members of Trega's board and all of Trega's officers signed agreements to vote all of their shares in favor of the merger and the merger agreement.

  The principal terms of the merger and the merger agreement were also unanimously approved by LION's supervisory and management boards during special meetings duly convened for that purpose on December 21, 2000 and the supervisory board authorized the management board to finalize and enter into the merger and merger agreement.

  The merger agreement between Trega and LION was mutually executed and delivered on the evening of December 26, 2000, which was the morning of December 27, 2000, in Germany where the executive offices of LION are located. Prior to the opening of trading on each of the Neuer Markt of the Frankfurt Stock Exchange and the Nasdaq National Market on December 27, 2000, the parties issued a joint press release publicly announcing the execution of the merger agreement.

Trega's Reasons for the Merger

  Trega's board of directors has unanimously approved the merger and the merger agreement. In reaching the conclusions and recommendations described above, Trega's board consulted with Trega's management, as well as its financial advisor and independent legal counsel, and gave significant consideration to a number of factors bearing on its decision.

  Trega's board believes that the merger would afford Trega and its stockholders the following advantages and benefits:

  . relatively greater financial, sales and technical resources of LION and the likelihood that these resources would allow the combined company to accelerate development of Trega's technologies;

  . similarities in approach by LION and Trega to the drug discovery process (for example, seeking to increase the effectiveness of the drug discovery process through intelligent drug discovery that uses information-based technologies) and the compatibility of the respective management teams and employees of Trega and LION;

  . access to the technologies of LION that, while complementary, do not overlap with the technologies of Trega (for example, LION's software products and drug discovery expertise complement Trega's abilities in chemistry, ADME, pharmacology and drug discovery and may result in a combined enterprise with a greater competitive advantage and technological lead than Trega could achieve on its own); and

  .  a potentially broader drug discovery product pipeline.

  In the course of its deliberations, Trega's board also considered a number of additional factors relevant to the merger, including:

  . information concerning the financial condition, results of operations, business, competitive position and prospects of Trega and LION;

  . an assessment of possible strategic alternatives, including remaining as a separate company, a sale of non-strategic assets and entering into a joint venture with, or undertaking an acquisition by, another party, taking into consideration the reports and recommendations of Trega's management and its advisors in connection with these alternatives;

  . the exchange ratio and other terms of the merger agreement (including that the exchange ratio, as of the date of the merger agreement, represented a potential exchange of Trega common stock for LION securities at a premium over the price at which Trega's common stock was trading prior to the date of the merger agreement);

  . the oral opinion of Lazard Freres & Co. LLC that, as of December 26, 2000, the exchange ratio to be offered to the holders of Trega common stock in the merger was fair from a financial point of view to such holders;

  . current and historical market prices, volatility and trading data for the securities of LION and Trega in their respective markets;

  . information and advice based on due diligence investigations by members of Trega's board of directors and management and Trega's legal and financial advisors concerning the business, technology, assets, financial condition, operating results and prospects of LION; and

  . the expectation that the merger would qualify as a tax-free reorganization for federal income tax purposes.

  In the course of its deliberations, Trega's board of directors also identified and considered a number of potentially negative factors concerning the merger, including:

  . the valuation of Trega implicit in the exchange ratio compared with historical trading ranges for Trega's common stock;

  . the limited trading history and volatility in price of LION ordinary shares on the Neuer Markt of the Frankfurt Stock Exchange and the limited trading history and volatility in price of LION ADSs on the Nasdaq National Market;

  . the potential disruption of existing and prospective relationships with Trega's partners and customers that could result from the announcement or consummation of the merger;

  . the loss of control over future operations of Trega following the merger;

  . the potential disruption and loss of Trega's management team and key employees that could result from the announcement or consummation of the merger;

  . the possibility that Trega's stockholders might not approve the merger agreement;

  . the possibility that the benefits sought in the merger might not be achieved; and

  .  the other risks described above under the section entitled "Risk
     Factors."

  As a result of the foregoing considerations, Trega's board of directors determined that the potential advantages of the merger outweigh the benefits of Trega remaining as a separate company and that the combined companies will have a substantially greater opportunity than Trega as a stand-alone entity to compete in its industry.

  As part of its deliberations, Trega's board carefully considered proposals made by companies other than LION, both before and during the course of negotiations with LION. The proposals received from these other companies were rejected, generally because of the board's beliefs either that such proposals were inadequate as compared with the LION merger or that such companies were not likely to engage in a transaction with Trega on terms that were more favorable to Trega's stockholders than the LION merger.

  In view of the variety of factors considered in connection with its evaluation of the merger, Trega's board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not do so. In addition, many of the factors considered contained elements that may affect the fairness of the merger in both a positive and negative way. Except as described above, Trega's board, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the merger. Consequently, individual directors may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

Recommendation of Trega's Board of Directors

  After careful consideration, Trega's board of directors has unanimously approved the merger and the merger agreement. The board believes that the merger and the merger agreement are fair to and in the best interests of Trega and its stockholders and recommends that Trega's stockholders vote to approve the merger and the merger agreement.

  In considering the recommendation of Trega's board of directors with respect to the merger and the merger agreement, Trega's stockholders should be aware that some of Trega's directors and officers have interests in the merger that are different from, or are in addition to, the interests of Trega's stockholders generally. For a discussion of these interests, please see the section entitled "--Interests of Certain Persons in the Merger" in this proxy statement/prospectus.

Fairness Opinion of Financial Advisor to Trega's Board of Directors

  Under a letter agreement, dated May 31, 2000, Trega retained Lazard Freres & Co. LLC to act as its financial advisor. As part of this engagement, the board of directors of Trega requested that Lazard evaluate the fairness, from a financial point of view, to the holders of Trega common stock of the exchange ratio to be offered to such holders in the merger. On December 26, 2000, Lazard delivered to the board of directors of Trega its oral opinion that, as of that date, the exchange ratio to be offered to the holders of Trega common stock in the merger was fair from a financial point of view to such holders. Lazard later confirmed its oral opinion by delivering a written opinion dated December 26, 2000, which stated the considerations and assumptions upon which its opinion was based.

  The full text of the opinion dated December 26, 2000, which explains the assumptions made, procedures followed, matters considered and limitation on the scope of the review undertaken by Lazard in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. Lazard's written opinion is directed to Trega's board of directors and only addresses the fairness of the exchange ratio from a financial point of view as of the date of the opinion. Lazard's written opinion does not address any other aspect of the merger and does not constitute a recommendation to any Trega stockholder as to how to vote at the special meeting. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.

  In arriving at its opinion, Lazard, among others things:

  . reviewed the financial terms and conditions of the draft merger agreement dated as of December 26, 2000;

  . analyzed certain historical business and financial information relating to Trega and LION;

  . reviewed various financial forecasts and other data provided to Lazard by Trega relating to its business;

  . held discussions with members of the senior management of Trega with respect to the business, prospects and the strategic objectives of Trega;

  . held discussions with members of the senior management of LION with respect to the business, prospects and the strategic objectives of LION and analyzed financial projections for LION that were not provided by LION but were contained in certain securities analysts' research reports that were recommended for review by management of LION;

  . reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the business of Trega;

  . reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of Trega;

  . reviewed the historical stock prices and trading volumes of Trega common stock and LION ADSs; and

  . conducted such other financial studies, analyses and investigations as were deemed appropriate.

  Lazard assumed and relied upon, without independent verification, the accuracy and completeness of all information publicly available or reviewed by or discussed with Lazard. Lazard did not independently value or appraise assets or liabilities of Trega and did not assume any responsibility for matters concerning the solvency of, or issues relating to solvency concerning, Trega. Lazard also relied upon the advice of management of Trega that the financial forecasts and other information that were provided to or discussed with Lazard were reasonably prepared based on the best currently available estimates and judgments of Trega management as to the future financial performance of Trega. In that regard, Lazard noted that it had discussed with management of Trega, management's concerns regarding Trega's viability as a going concern.

  Lazard also assumed, with Trega's consent, that the merger would be completed according to the terms of the merger agreement, without waiver of any condition contained in that agreement, and that the merger will be accounted for as a purchase under U.S. GAAP. In addition, Lazard assumed that
(i) obtaining the necessary regulatory approvals for the merger will not have an adverse effect on Trega and LION and (ii) there were no material changes to the merger agreement as executed from the draft reviewed by Lazard.

  Lazard was not asked to consider, and Lazard's opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Trega or the effect of any other transaction in which Trega might engage. Lazard noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Lazard as of the date of its opinion.

  The following is a brief summary of the material financial analyses performed by Lazard in preparing its opinion:
  Comparable publicly traded companies analysis. Lazard performed a comparable public companies analysis based on various financial multiples of selected comparable public companies in the biotechnology industry. In performing this analysis, Lazard reviewed certain financial information for Trega and compared such information to corresponding financial information, ratios and public market multiples for four other biotechnology companies Lazard deemed to be comparable to Trega. The companies included in this analysis were:

  .  ArQule, Inc.

  .  Discovery Partners International, Inc.

  .  Pharmacopeia, Inc.

  .  Tripos Inc.

  Using publicly available information, Lazard calculated the following multiples for the aforementioned comparable companies:

                                                         Low  Median Mean  High
                                                        ----- ------ ----- -----
Enterprise Value as a multiple of:
  2000E revenues....................................... 2.54x 4.17x  4.58x 7.45x

  Using the multiples calculated in the comparable companies analysis of enterprise value as a multiple of estimated 2000 revenues, Lazard derived a range of implied per share value of $1.02 to $3.07 for Trega, compared to an implied per share offer price by LION of $1.31 to $1.35.

  Selected precedent transactions analysis. Lazard performed a selected precedent transactions analysis based on transaction values expressed as multiples of various financial measures in selected transactions. Using publicly available information, Lazard reviewed and analyzed certain financial and operating data relating to the following three subsets of precedent transactions in the biotechnology industry:

  . Biotech transactions since 1998 with transaction values of $20 million to $75 million;

  . ""Platform'' biotech transactions since 1998 with transaction values of $20 million to $75 million; and

  . ""Platform'' biotech transactions since 1998 with transaction values from $75 million to $300 million

  Lazard compared, among other things, the transaction value of the selected precedent transactions as a multiple of sales:

                                                         Last Twelve Months
                                                       (LTM) Revenue Multiple
                                                       ------------------------
                                                       Low   Median Mean  High
                                                       ----  ------ ----  -----
Biotech transactions $25m-$75m........................ 1.21x  5.58x 6.30x 15.61x
"Platform" biotech transactions $25m-$75m............. 1.21   2.70  5.89  13.77
"Platform" biotech transactions $75m-$300m............ 1.70   3.52  4.44   9.04

  Based on the last twelve months, or LTM, revenue multiples from the three subsets, the ranges of multiples from precedent transactions produce ranges of implied per share values of $0.47 to $6.47, $0.47 to $5.70 and $0.67 to $3.73, respectively, for Trega, compared to an implied per share offer price by LION of $1.31 to $1.35.

  Premiums paid analysis. Lazard performed a premiums paid analysis based on premiums paid in selected precedent transactions as of one day, one week and one month prior to the announcement day share price. Using publicly available information, Lazard reviewed and analyzed certain financial and operating data relating to the following three subsets of precedent transactions in the biotechnology industry:

  . Biotech transactions since 1998 with transaction values of $20 million to $75 million;

  . ""Platform'' biotech transactions since 1998 with transaction values of $20 million to $75 million; and

  . ""Platform'' biotech transactions since 1998 with transaction values of $75 million to $300 million

  Lazard compared the premiums paid for the selected precedent transaction one day, one week and one month prior to the announcement date:

                                                      Low    Median Mean  High
                                                     -----   ------ ----  -----
Biotech transactions $25m-$75m
  1 day............................................. (37.8%)  33.4% 31.7%  91.6%
  1 week............................................ (34.2%)  37.9% 30.0%  75.7%
  1 month...........................................  (7.3%)  36.1% 33.4%  81.7%
"Platform" biotech transactions $25m-$75m
  1 day............................................. (12.2%)  43.2% 40.9%  91.6%
  1 week............................................  24.4%   50.7% 50.3%  75.7%
  1 month...........................................  30.2%   42.6% 51.5%  81.7%
"Platform" biotech transactions $75m-$300m
  1 day.............................................  22.7%   23.1% 27.5%  36.7%
  1 week............................................  31.7%   45.5% 41.6%  47.7%
  1 month...........................................  42.1%   96.5% 79.5% 100.0%

  Based on the low one day premiums and the high one month premiums paid from each of the three subsets, the ranges of implied per share values are $0.49 to $2.95, $0.69 to $2.95 and $0.96 to $3.25, respectively, for Trega, compared to an implied per share offer price by LION of $1.31 to $1.35.

  Lazard performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to Trega's board that the exchange ratio to be offered to the holders of Trega common stock is fair from a financial point of view. The summary of these analyses is not a complete description of the analyses performed by Lazard. Preparing a fairness opinion is a complex analytical process and is not readily susceptible to partial analysis or summary description. Lazard believes that its analyses must be considered as a whole. Selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses and its opinion.

  In its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Trega and LION. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

  Lazard's opinion and financial analyses were not the only factors considered by Trega's board in its evaluation of the merger and should not be viewed as determinative of the views of Trega's board or Trega's management. Lazard has consented to the inclusion of and references to its opinion in this proxy statement/prospectus.

  Under the terms of Lazard's engagement, Trega has agreed to pay Lazard an advisory fee of approximately $0.8 million. A substantial portion of this fee will not be paid unless and until the merger is completed. Trega has agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel, and has agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws, arising out of Lazard's engagement.

  Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to Trega because of its expertise and its reputation in investment banking and mergers and acquisitions and a strong presence in the health care industry.

Interests of Certain Persons in the Merger

  In considering the recommendation of Trega's board with respect to the merger agreement, Trega's stockholders should be aware that certain members of Trega's management and Trega's board may have interests in the merger that are different from, or in addition to, the interests of Trega's stockholders generally, and which may create potential conflicts of interest. Trega's board was aware of, and considered, the interests of its directors and officers when it approved the merger agreement and the merger.

   Trega retention and severance plan

  In September 2000, in an effort to retain its officers, Trega adopted a Retention and Severance Plan for Executives. This plan covers following persons:

  . Michael G. Grey (President and Chief Executive Officer and a member of Trega's board of directors)

  .  George M. Grass (Chief Technology Officer)

  .  Gerard A. Wills (Vice President of Finance, Chief Financial Officer)

  . Mark W. Schwartz (Vice President of Commercial Operations, Chief Commercial Officer)

  .  Alan Hillyard (Vice President of Informatics, Chief Information Officer)

  .  John Kiely (Vice President of Chemistry)

  .  Debra K. Liebert (Vice President of Corporate Development)

  .  Edward C.Y. Yip (Director of Legal Affairs and Secretary)

  The retention and severance plan provides for the payment of retention amounts, contingent success bonuses and severance amounts as follows:

  .  contingent success bonuses;

  .  retention amounts, to be paid upon the closing of the merger; and

  . severance amounts, to be paid if a person covered by the retention and severance plan is not offered a comparable position with Trega after the merger or if, within a year after the merger:

    .  the person's total compensation is reduced;

    .  the person's job duties and responsibilities are diminished;

    . the person is relocated more than 30 miles from his or her current location without his or her consent;

    .  Trega fails to honor previous compensation agreements; or

    . the person does not receive benefits associated with positions of similar rank at Trega following the merger.

  All amounts to be paid to each person covered by the retention and severance plan will be based on his or her annual base salary and will vary depending upon his or her position with Trega.

    Position               Success Bonus      Retention               Severance
    --------               -------------      ---------               ---------
Chief Executive          three months base 12 months base  12 months base salary;
 Officer................ salary            salary          CEO outplacement services;
                                                           COBRA for 24 months
Chief Technology         three months base 12 months base  six months base salary;
 Officer................ salary            salary          executive outplacement services;
                                                           COBRA for 18 months
Vice President or other  three months base six months base six months base salary;
 officer................ salary            salary          executive outplacement services;
                                                           COBRA for 12 months

  Trega currently expects to pay approximately $404,000 in success bonuses and $1.1 million in retention amounts to the persons covered by the retention and severance plan at the closing of the merger.

   Trega stock option plans

  Immediately prior to the effective time of the merger, each outstanding option to purchase Trega common stock with an exercise price less than the closing value, which is the closing per share price of Trega common stock as reported in The Wall Street Journal for the next to the last trading day prior to the effective time of the merger, will become exercisable, and will be deemed to be exercised. Upon such exercise, the option holder will be entitled to receive a number of shares of Trega common stock that is equal to (x) the number of shares then subject to the option multiplied by (y) an exercise formula which will be calculated by subtracting the exercise price of the option from the closing value and dividing the result by the closing value. The shares of Trega common stock to be received upon the exercise of the options will then be converted into the right to receive LION ADSs in the merger at the same exchange ratio as all other shares of Trega common stock outstanding immediately prior to the merger. All other outstanding Trega stock options will be terminated.

  Assuming a closing value of $1.31 for the Trega common stock, options to acquire approximately 1.0 million shares of Trega common stock will be exercised and options to acquire approximately 3.7 million shares of Trega common stock will be terminated.

   Restricted stock awards

  In order to retain Trega's management and employees, and in light of the substantial percentage of the outstanding stock options held by Trega's management and employees that will be terminated prior to consummation of the merger, Trega has agreed to undertake reasonable efforts to grant, prior to the merger, up to two million shares of Trega common stock with a purchase price of $0.001 per share and a vesting period of two years. These shares will be converted into LION ADSs at the same exchange ratio as all other shares of Trega common stock outstanding immediately prior to the merger. The restricted stock will vest 50% on the first anniversary of the effective time of the merger and 50% one year later.

  These restricted shares generally will be issued to current employees of Trega in proportion to the number of options Trega has granted to such employees in the past. If the restricted shares were allocated solely in this manner, Trega's officers would have been allocated 1.2 million restricted shares. The officers of Trega, however, have voluntarily agreed to receive no more than an aggregate of 500,000 of the restricted shares. Trega has consulted, and will continue to consult, with LION on the proposed schedule of recipients of this restricted stock and their respective amounts of allocation.

   Role of Trega's chief executive officer following the merger

  Michael G. Grey, Trega's chief executive officer and a member of Trega's board, will retain his position with Trega following the merger and will also become the chief executive officer of all of LION's United States' operations at that time.

LION's Reasons for the Merger; Recommendation of LION's Supervisory and Management Boards

  LION's management board and supervisory board determined that the merger would be in the best long-term interests of the shareholders and employees of LION. The merger with Trega fits with LION's strategy of expanding its North American presence. In reaching their decisions, LION's management board and supervisory board considered a number of factors, including:

  . LION and Trega would combine complementary technologies and products, which are expected to enhance LION's position as a leading provider of comprehensive solutions for enterprise-wide data integration, data analysis and information management solutions for the life sciences industry. The merger is designed to broaden LION's reach into the many aspects of the drug discovery process. It is also expected to enhance LION's ability to utilize information to accelerate the transformation of genes to targets to drugs, as well as to improve the efficiency and effectiveness of generating validated target/lead combinations in the nuclear receptor area.

  . The capabilities of the two companies appear to be synergistic: LION's Life Science Informatics (LSI(TM)) business is expected to benefit from Trega's iDEA(TM) predictive ADME (absorption, distribution, metabolism and excretion) simulation system software. Combining LION's drug discovery expertise and integrated software solutions for all types of biological data with Trega's iDEA(TM) simulation system software would provide the basis for establishing a leading platform for the development of a comprehensive solution for toxico-genomics and toxicology prediction software. Further LION's information-driven drug discovery and diagnostics business, iD3(TM), is expected to benefit from the addition of Trega's Chem.Folio(R) libraries of information enhanced small-molecules, as well as from its medicinal chemistry, assay development, screening technology and general drug discovery capabilities.

  . Trega and LION believe this combination will generate significant opportunities to enhance stockholder value.

  . The geographic coverage of LION and Trega is complementary, with Trega having particular strength in the West Coast of the United States, where LION is under-represented.

                      THE MERGER AND THE MERGER AGREEMENT

  The following is a summary of significant provisions of the merger agreement. The merger agreement is attached as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the entire merger agreement for a complete understanding of its terms.

Structure of the Merger

  The merger agreement provides that, following the approval of the merger agreement by Trega stockholders and the satisfaction or waiver of the other conditions to the merger, the merger subsidiary formed for the sole purpose of accommodating the transactions described in the merger agreement will be merged with and into Trega. At the same time, each outstanding share of Trega common stock will be converted into the right to receive a fraction of a LION ADS.

  Immediately after the merger, the exchange agent will contribute all of the shares of capital stock of the surviving corporation to LION in exchange for LION ordinary shares representing the merger consideration. Immediately upon receipt, the exchange agent will distribute to former Trega stockholders the merger consideration in the form of LION ADSs. As a result, former stockholders of Trega will become holders of LION ADSs and Trega will become a wholly-owned subsidiary of LION.

Effective Time

  Trega and LION expect to complete the merger promptly following the special meeting of Trega stockholders. The merger will be effective at the time a certificate of merger is filed with the Delaware Secretary of State. Trega and LION plan to file the certificate of merger promptly following the approval of the merger agreement by Trega stockholders and the satisfaction or waiver of the other conditions to the merger.

Merger Consideration

  If the merger is completed, each of your shares of Trega common stock will automatically be converted into the right to receive a fraction of a LION ADS based on the exchange ratio calculated at that time. Each LION ADS will represent one ordinary share of LION. The exchange ratio will be calculated by dividing (x) a preliminary value that will range from $34 million to $35 million and will be determined as of the closing of the merger based upon the amount of specified net indebtedness, unpaid professional fees and any working capital deficiency of Trega at the closing, by (y) the number of shares of Trega common stock outstanding at the effective time of the merger (currently estimated to be approximately 26 million shares), further divided by (z) the LION Average ADS Price. The LION Average ADS Price will be the average of the closing prices for LION ADSs on the Nasdaq National Market for the ten trading days immediately preceding the date which is two trading days prior to the date of the special meeting of Trega's stockholders; however, the LION Average ADS Price will not be greater than $92 or less than $68 for purposes of establishing the exchange ratio.

  Assuming the preliminary value is $34 million and there are 26 million shares of Trega common stock outstanding as of the effective time of the merger, the exchange ratio would be calculated based on the LION Average ADS Price as follows:

  . If the LION Average ADS Price is less than $68.00, the exchange ratio will be equal to 0.019231;

  . If the LION Average ADS Price is greater than $68.00 but less than $92.00, the exchange ratio will range from 0.019321 to 0.014214;

  . If the LION Average ADS Price is greater than $92.00, the exchange ratio will be equal to 0.014214;

As a result of these exchange ratios, the value of the fractional LION ADS to be received for each share of Trega common stock, as of the closing of the merger, will depend upon the LION Average ADS Price as follows:

                                                                   Value of
                                                                  Fractional
                                                                LION ADS to Be
                                                              Received for Each
                                                                Share of Trega
       LION Average ADS Price                                    Common Stock
       ----------------------                                 ------------------
      less than $68.00.......................................    less than $1.31
      between $68.00 and $92.00..............................              $1.31
      greater than $92.00.................................... greater than $1.31

  If the LION Average ADS Price is less than $68.00 the aggregate number of LION ADSs to be received by all of Trega's stockholders will not be increased and therefore the value of the fractional LION ADS to be received for each share of Trega common stock, as of the closing of the merger, would be less than $1.31. For example, if the LION Average ADS Price is $51.00 then, based on the assumptions described above, the value of the fractional LION ADS to be received in the merger would be $0.98. If the LION Average ADS Price is greater than $68.00 but lower than $92.00, the aggregate number of LION ADSs to be received for each share of Trega common stock, as of the closing of the merger, will be adjusted such that the value of the fractional LION ADS to be received for each share of Trega common stock, as of the closing of the merger and based on the assumptions described above, would be $1.31. If the LION Average ADS Price is greater than $92.00 the aggregate number of LION ADSs to be received by all of Trega's stockholders will not be decreased further and therefore the value of the fractional LION ADS to be received for each share of Trega common stock, as of the closing of the merger, would be greater than $1.31. For example, if the LION Average ADS Price is $115 then, based on the assumptions described above, the value of the fractional LION ADS to be received in the merger would be $1.63.

  If the preliminary value is $35 million instead of $34 million, the exchange ratios shown above would be increased slightly, with the effect that the value of the fractional LION ADS you would receive in the merger, referenced in the table above, would be $1.35 instead of $1.31.

  At the time you vote on the merger you may not know the exact number of LION ADSs that you will receive in the merger.

  In addition, the preliminary value of Trega will be determined at the closing, based upon the sum of the following amounts:

  . indebtedness of Trega (net of cash, cash equivalents and security deposits);

  . all unpaid fees and expenses of Trega's financial advisor and legal counsel and accountants for services rendered in connection with the merger and the related transactions; and

  . the net working capital deficiency of Trega upon completion of the merger, including giving effect to contingent success bonuses and retention and severance payments required to be made under Trega's retention and severance plan.

  If the sum of these amounts is less than or equal to $6.5 million, the preliminary value will be $35 million. However, if the sum of these amounts is greater than $6.5 million, the preliminary value will be reduced by the amount of such excess, although it may not be reduced below $34 million. If the sum of Trega's specified net indebtedness, unpaid professional fees and net working capital deficiency is greater than $7.5 million, LION may terminate the merger agreement.

The Exchange Agent Will Not Issue Fractional LION ADSs or LION Ordinary Shares

  The exchange agent will not issue fractional LION ADSs in the merger. Instead, the exchange agent will pay Trega's stockholders for each fraction of a LION ADS an amount of cash representing such stockholder's proportionate interest in the net proceeds from the sale on the Nasdaq National Market of the aggregate of the fractional LION ADSs. In addition, Trega's stockholders will not receive any LION ordinary shares in the merger.

Exchange of Share Certificates

  Following the merger, the exchange agent will mail to each record holder of Trega common stock a letter of transmittal with which to exchange Trega common stock certificates for American Depositary Receipts (ADRs) evidencing LION ADSs and any cash for fractional LION ADSs. We will send instructions specifying details of the exchange with the letter of transmittal. Trega's stockholders should not send their certificates until they receive a letter of transmittal. However, at the effective time of the merger, each certificate evidencing shares of Trega common stock will no longer represent shares of Trega common stock and instead will represent the right to receive the number of LION ADSs into which the shares of Trega common stock evidenced by that certificate have been converted, plus cash in lieu of fractional ADSs.

Treatment of Trega Common Stock Options

  The merger agreement provides that, immediately prior to the effective time,

  . each outstanding option to purchase Trega common stock with an exercise price less than the closing value, the closing per share price of Trega common stock as reported in The Wall Street Journal for the next to the last trading day prior to the effective time of the merger, will become exercisable, and will be deemed to be exercised. Upon such exercise, the option holder will be entitled to receive a number of shares of Trega common stock that is equal to (x) the number of shares then subject to the option multiplied by (y) an exercise formula which will be calculated by subtracting the exercise price of the option from the closing value and dividing the result by the closing value; and

  . each outstanding Trega stock option which has an exercise price equal to or greater than the closing value, and each Trega stock option that would otherwise remain outstanding following the effective time (for example, because the Trega option plan associated with such stock option does not provide for conversion as describe above), shall be terminated.

  The shares of Trega common stock to be received upon the exercise of the options will then be converted into the right to receive LION ADSs in the merger at the same exchange ratio as all other shares of Trega common stock outstanding immediately prior to the merger, although each holder of Trega stock options which are so exercised must deliver to Trega cash in an amount necessary to satisfy Trega's obligation to deduct and withhold amounts in respect of such exercise. The exchange agent may deliver LION ADSs to a former holder of Trega stock options only after Trega has given the exchange agent written notice that such holder has delivered the requisite amount of cash.

  LION has agreed to pay to each holder of a "disqualified ISO" an amount equal to 25% of the taxable income that such holder recognizes upon the exercise, pursuant to the merger agreement, of the disqualified ISO (together with an amount necessary to "gross-up" each recipient of such a payout to cover income taxes due with respect to such payout). However, LION must make these payments only when the underlying tax is required to be paid by the holder and the aggregate amount of such payments to be paid by LION will not exceed $40,000. "Disqualified ISOs" are those Trega stock options which would have qualified for tax treatment as incentive stock options if exercised as of the effective time but for the automatic net exercise of the options effected by virtue of the provisions of the merger agreement described above.

  In addition to the provisions described above, Trega's board of directors may accelerate the vesting of any or all Trega stock options at any time prior to the effective time.

  Assuming a closing value of $1.31 for the Trega common stock, options to acquire approximately 1.0 million shares of Trega common stock will be exercised and options to acquire approximately 3.7 million shares of Trega common stock will be terminated.

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Restricted Stock Awards

  In the merger agreement, LION has advised Trega that the retention of Trega's management and employees is a critical element, from LION's perspective, of consummating the merger. Under the terms of the merger agreement, a substantial percentage of the outstanding stock options held by Trega's management and employees will be cancelled prior to consummation of the merger. In order to provide incentives for Trega's management and key employees to remain with the surviving corporation after the merger, Trega has agreed to undertake reasonable efforts to grant, prior to the merger, up to two million shares of Trega common stock with a purchase price of $0.001 per share and a vesting period of two years. These shares will be converted into LION ADSs at the same exchange ratio as all other shares of Trega common stock outstanding immediately prior to the merger. The restricted stock will then vest 50% on the first anniversary of the effective time of the merger, with the balance vesting one year later.

  These restricted shares generally will be issued to current employees of Trega in proportion to the number of options Trega has granted to such employees in the past. If the restricted shares were allocated solely in this manner, Trega's officers would have been allocated 1.2 million restricted shares. The officers of Trega, however, have voluntarily agreed to receive no more than an aggregate of 500,000 of the restricted shares. Trega has consulted, and will continue to consult, with LION on the proposed schedule of recipients of this restricted stock and their respective amounts of allocation.

  Shares of Trega common stock available under Trega's 1996 Stock Incentive Plan will be used for these restricted stock awards.

Treatment of Trega Warrants

  In the merger agreement Trega has agreed to take all actions necessary to cause all outstanding warrants to purchase shares of Trega common stock to be exercised in full or terminated prior to the effective time of the merger.

Representations and Warranties

  LION and Trega have made customary representations and warranties to each other in the merger agreement relating, among other things, to:

  . their organization, the organization of their subsidiaries, their charter documents and similar corporate matters;

  .  their capital structure;

  . their authority to deliver and execute the merger agreement, its legal force and effect and the absence of conflict between such agreement and their charter documents, the material contracts they have entered into, and the laws applicable to them;

  .  governmental filings and consents in relation to the merger agreement;

  .  the absence of occurrences that have had material adverse effects;

  .  the absence or status of material litigation;

  . the possession of the intellectual property rights needed to conduct business; and

  .  information required in this proxy statement/prospectus.

  Trega has also made some representations and warranties to LION in the merger agreement relating to:

  . the possession of all permits and licenses required to conduct its business;

  .  employee benefit plans and employee relations;

  .  certain accounting and tax matters;

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  .  certain contracts and debt instruments;

  .  environmental matters;

  .  non-competition agreements;

  .  past acquisitions and dispositions; and

  .  agreements with regulatory agencies.

Certain Covenants

   Trega's interim operations

  Under the merger agreement, Trega has agreed that from the date of the merger agreement until the effective time of the merger, it will conduct its operations in the ordinary course of business with no less diligence and effort than would be applied in the absence of the merger agreement. Trega has also agreed that it will use commercially reasonable efforts to, and to cause each of its subsidiaries to, preserve intact its business organization and the business organization of each of its subsidiaries, to keep available the services of its present officers and key employees and of the present officers and key employees of each of its subsidiaries, to preserve and keep confidential its trade secrets and the trade secrets of its subsidiaries, and to preserve the good will of customers, suppliers and all other persons having business relationships with it and its subsidiaries.

  Prior to the effective time of the merger, Trega has agreed that it will not, and will not permit its subsidiaries to, without LION's prior approval:

  . amend its certificate of incorporation or by-laws or the comparable organizational documents of any of its subsidiaries, unless required by applicable laws;

  . issue, sell or pledge shares of its capital stock or other equity securities, warrants or options other than certain issuances in connection with outstanding warrants or employee stock options, or rights under Trega's employee stock purchase plan;

  . declare or pay any dividend or other distribution in respect of any class or series of its capital stock other than between it and any of its wholly-owned subsidiaries;

  . split, combine, subdivide, reclassify or redeem, retire, purchase, or otherwise acquire or propose to redeem, retire or purchase any shares of its capital stock or other securities;

  . increase the compensation or fringe benefits payable to, grant any severance pay to or enter into any agreement providing for such a pay with, its directors, officers or employees and the directors, officers or employees of its subsidiaries, pay any benefit not required by any existing plan, or establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining or any employee benefit plan or agreement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent contemplated by the merger agreement, required by applicable law or by any agreement entered into prior to the date of the merger agreement;

  . acquire or dispose of any assets, including capital stock of its subsidiaries, or enter into any material commitment or transaction outside the ordinary course of business, other than transactions between it and a wholly-owned subsidiary or between two wholly-owned subsidiaries;

  . incur or assume indebtedness or guarantee, or make loans or capital contributions to, or investments in, persons other than wholly-owned subsidiaries of Trega, except in connection with the financing of ordinary course trade payables, advances to customers in the ordinary course of business, indebtedness between Trega and any of its wholly-owned subsidiaries or indebtedness between LION and Trega or its NaviCyte subsidiary;

  . terminate, cancel, request any material change in, or agree to any material change in any contract that is materially adverse to it and its subsidiaries taken as a whole, or enter into any contract materially adverse to it and its subsidiaries taken as a whole, other than in the ordinary course of business, or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, for any fiscal year, in excess of $100,000 for it and its subsidiaries taken as a whole;

  . change its accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable law or U.S. GAAP in the reasonable opinion of Trega's independent certified accountants;

  . waive, release, compromise, settle or assign any material rights, claims or litigation;

  . pay or satisfy any material claim, liability, or obligation other than in the ordinary course of business;

  . enter into any agreement or arrangement that materially limits or otherwise restricts it or any of its subsidiaries, or any successor corporations, or that would, after the effective time, limit or restrict the surviving corporation and its affiliates, including LION, from engaging or competing in any line of business or in any geographic area; or

  . make any tax election or settle or compromise any material federal, state, local or foreign tax liability.

   LION's interim operations

  During the term of the merger agreement, LION has agreed that it will not, without the prior written consent of Trega, which consent will not be unreasonably withheld or delayed:

  . adopt any amendment to its articles of association in any manner that changes the fundamental attributes, or adversely affects the value or rights, of its ordinary shares;

  . declare, set aside or pay any dividend or other distribution in respect of any class or series of its capital shares other than between it and any of its wholly-owned subsidiaries;

  .  liquidate or adopt a plan of liquidation; or

  . materially change its accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable law or permitted under U.S. GAAP.

Special Meeting of Trega's Stockholders

  Trega has agreed that as promptly as practicable after the effective date of the registration statement of which this proxy statement/prospectus is a part, it will call and hold a stockholders meeting to be held for the purpose of voting upon the adoption of the merger agreement. Trega will use its reasonable commercial efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement and will take any other action necessary to secure the stockholders vote required to approve such agreement, except to the extent that Trega's board of directors determines in good faith, after consultation with Trega's counsel, that doing so would be inconsistent with its fiduciary duties to Trega's stockholders under applicable law.

Conditions to the Merger

   Conditions to LION's and Trega's obligations

  The respective obligations of Trega and LION to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver prior to the effective time of the merger of the following conditions:

  . the merger agreement and the consummation of the merger shall have been duly approved by Trega's stockholders;

  . LION ADSs issuable to Trega's stockholders shall have been authorized for quotation on the Nasdaq National Market upon official notice of issuance;

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

  . all consents, approvals and action of any governmental entity required to permit the consummation of the merger and the other transactions contemplated by the merger agreement shall have been obtained or made, free of any condition that could reasonably be expected to result in a material adverse effect on LION or Trega;

  . no governmental entity of competent jurisdiction shall have enacted any law or order that is in effect and prohibits the consummation of the merger or the other transactions contemplated by the merger agreement; and

  . the registration statement of which this proxy statement/prospectus is a part shall have become effective under the U.S. Securities Act of 1933, no stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

   Conditions to Trega's obligations

  The obligation of Trega to effect the merger and consummate the other transactions contemplated by the merger agreement is also subject to the satisfaction or waiver by Trega at or prior to the effective time of the following conditions:

  . the representations and warranties of LION set forth in the merger agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of LION set forth in the merger agreement that are not so qualified shall be true and correct in all material respects and Trega shall have received a certificate signed on behalf of LION by one of its executive officers to such effect;

  . LION shall have performed in all material respects all obligations required to be performed by it under the merger agreement at prior to the closing date, and Trega shall have received a certificate signed on behalf of LION by one of its executive officers to such effect;

  . since the date of the merger agreement, there shall have been no material adverse effect on LION;

  . LION shall have obtained the consent, approval or waiver of each person that is not a governmental entity whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by the merger agreement, except those for which failure to obtain such consents, approval or waiver, individually or in the aggregate, would have no material adverse effect on LION;

  . Trega shall have received the opinion of Pillsbury Winthrop LLP, its U.S. counsel, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of LION, the merger subsidiary and Trega will be a party to that reorganization within the meaning of
     Section 368(b) of the Code; and

  . the merger agreement, the consummation of the merger, LION share capital increase (including the resolutions of LION's management board and supervisory board) and the issuance of the LION ordinary shares underlying the LION ADSs to be issued in the merger shall have been duly approved in accordance with applicable law and LION's charter documents.

   Conditions to LION's obligations

  The obligations of LION to consummate the transactions contemplated by the merger agreement are also subject to the satisfaction or waiver by LION at or prior to the effective time of the following conditions:

  . the representations and warranties of Trega set forth in the merger agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Trega set forth in the merger agreement that are not so qualified shall be true and correct in all material respects, and LION shall have received a certificate signed on behalf of Trega by one of its executive officer to such effect;

  . all outstanding warrants to purchase shares of Trega common stock shall have been exercised in full or terminated;

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

  . Trega shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, and LION will have received a certificate signed on behalf of Trega by one of its executive officer to such effect;

  . since the date of the merger agreement, there shall have been no material adverse effect on Trega;

  . Trega shall have obtained the consent, approval or waiver of each person that is not a governmental entity whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by the merger agreement, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, would have no material adverse effect on Trega;

  . LION shall have received the opinion of McDermott, Will & Emery, its U.S. counsel, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of LION, the merger subsidiary and Trega will be a party to that reorganization within the meaning of
     Section 368(b) of the Code; and

  . unless the closing would otherwise take place prior to March 31, 2001, Trega shall have delivered to LION copies of the consolidated balance sheet as of December 31, 2000 and the consolidated statements of income and cash flows for the year ended December 31, 2000, including all related notes, in each case of Trega and its the consolidated subsidiaries.

No Solicitation by Trega

  Trega has agreed that it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' representatives (including officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents and others) to:

  . solicit, initiate or encourage any inquiries with respect to any takeover proposal, which includes the following:

    . any merger, consolidation, share exchange, recapitalization or business combination;

    . any sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing 15% or more of the assets of Trega and its subsidiaries, taken as a whole; or

    . any sale of shares of capital stock representing, individually or in the aggregate, 10% or more of the voting power of Trega other than to Trega or its subsidiaries, including by way of a tender offer or exchange offer by any person (other than Trega or its subsidiaries) for shares of capital stock representing 5% or more of the voting power of Trega, other than the transactions contemplated by the merger agreement;

  . negotiate or otherwise engage in substantive discussions with any person (other than LION or its representatives) that has submitted or proposed to submit any takeover proposal;

  . provide to any person any non-public information or data relating to Trega or any of its subsidiaries for the purpose of facilitating the making of any takeover proposal; or

  . agree to approve or recommend any takeover proposal or otherwise enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement.

  However, if Trega's board of directors determines in good faith, after consultation with Trega's independent legal counsel, that failure to do so would be inconsistent with its fiduciary duties to Trega's stockholders under applicable laws, Trega may, in response to a takeover proposal, which (i) if consummated, would constitute a

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superior proposal, (ii) was not solicited by it, and (iii) did not otherwise result from a breach of the merger agreement:

  . furnish information with respect to Trega and its subsidiaries to any person making a superior proposal pursuant to a customary confidentiality agreement;

  . participate in discussions or negotiations regarding such superior proposal; or

  . enter into a definitive agreement providing for the implementation of a superior proposal if Trega or its board of directors is simultaneously terminating the merger agreement pursuant to its terms.

  A superior proposal means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to Trega's stockholders consisting of cash and/or securities, over 15% of the shares of Trega's capital stock then outstanding on terms which Trega's board of directors determines in their good faith judgment, after consultation with Trega's financial advisors and legal counsel, (i) would, if consummated, result in a transaction that is more favorable to Trega's stockholders (in their capacity as stockholders) from a financial point of view than the transactions contemplated by the merger agreement and (ii) is reasonably capable of being completed on the proposed terms.

  Trega has also agreed to promptly advise LION orally and in writing of any request for information relating to any takeover proposal and the material terms and conditions of such request or takeover proposal and the identity of the person making such request or takeover proposal. Trega has agreed to keep LION informed of the status (including amendments or proposed amendments) of any such request or takeover proposal.

Termination of the Merger Agreement

  The merger agreement may be terminated:

  . by mutual written consent of LION and Trega duly authorized by the board of directors of Trega and by the management board of LION;

  . by either LION or Trega, if the effective time of the merger has not occurred on or before June 30, 2001; however, the right to terminate the merger agreement for this reason will not be available to the party whose failure to fulfill any obligation under the merger agreement will have been the cause of such delay;

  . by either LION or Trega, if any order, injunction or decree preventing the consummation of the merger shall have been entered by any court of competent jurisdiction or governmental entity and shall have become final and nonappealable;

  . by either LION or Trega, if Trega's stockholders fail to approve the merger agreement;

  . by LION, if Trega breaches any representation, warranty, covenant or agreement it made in the merger agreement, or if any representation or warranty of Trega becomes untrue, in either case such that certain conditions to LION's obligations to consummate the transaction would not be satisfied, unless Trega can cure such breach through the exercise of commercially reasonable efforts and for so long as Trega continues to exercise such commercially reasonable efforts;

  . by Trega, if LION breaches any representation, warranty, covenant or agreement it made in the agreement, or if any representation or warranty of LION becomes untrue, in either case such that certain conditions to Trega's obligations to consummate the transaction would not be satisfied, unless LION can cure such breach through the exercise of commercially reasonable efforts and for so long as LION continues to exercise such commercially reasonable efforts;

  .  by LION, if

    . Trega's board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement or resolves to do so,

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    .  Trega's board of directors recommends to Trega's stockholders a takeover proposal or resolves to do so,

    . a tender offer or exchange offer for 10% or more of the outstanding shares of Trega's capital stock is commenced by a person other than LION and either (i) Trega's board of directors recommends acceptance of such tender offer or exchange offer by Trega's stockholders or
       (ii) within 10 business days of commencement of the tender offer or exchange offer, Trega's board of directors fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position); or

    . the sum of Trega's specified net indebtedness, unpaid professional fees and working capital deficiency is greater than $7.5 million.

  . by Trega, after it receives a takeover proposal, which, if consummated would constitute a superior proposal, but only if:

    .  Trega shall have complied with the merger agreement, and

    . Trega's board of directors shall have concluded in good faith, after consultation with Trega's legal counsel, that, after giving effect to all modifications which may be offered by LION prior to such termination, failure to so terminate would be inconsistent with its fiduciary duties under applicable law.

  However, Trega may not terminate the merger agreement for this reason until:

    . three business days after it has delivered to LION written notice of such determination (which written notice will specify the material terms and conditions of the superior proposal and the identity of the person making the superior proposal);

    . it shall have negotiated, and shall have caused its financial and legal advisors to have negotiated with LION to make such adjustment to the terms and conditions of the merger agreement as would enable LION to proceed with its transactions;

    .  it has made payment to LION of the termination fee described below;
       and

  . it has repaid to LION all principal and accrued and unpaid interest required to be made in accordance with the interim financing agreement.

Expenses and Termination Fees

   Payment of expenses of the merger generally

  Except as described below, LION and Trega will each pay its own fees and expenses incurred in connection with the merger.

   Payments from Trega to LION under certain circumstances

  Trega will be required to pay a termination fee of $1.75 million if:

  . Trega's board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement or resolves to do so and LION terminates the merger agreement;

  . Trega's board of directors recommends to Trega's stockholders a takeover proposal or resolves to do so and LION terminates the merger agreement;

  . a tender offer or exchange offer for 10% or more of the outstanding shares of Trega's capital stock is commenced by a person other than LION and either (i) Trega's board of directors recommends acceptance of such tender offer or exchange offer by Trega's stockholders or (ii) within 10 business

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

     days of commencement of the tender offer or exchange offer, Trega's board of directors fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position) and LION terminates the merger agreement;

  . Trega terminates the merger agreement in accordance with the terms of the merger agreement (as described above) after receipt of a superior proposal; or

  . Trega's stockholders fail to approve the merger agreement and (i) at any time prior to the Trega stockholders meeting, a takeover proposal has been publicly announced or communicated to Trega and (ii) within nine 9 months after the termination of the merger agreement, Trega enters into a definitive agreement with respect to, or consummates a transaction similar to, the transactions contemplated by the takeover proposal with any third party.

  In addition, if the merger agreement is terminated due to the failure of Trega's stockholders to approve it, and a takeover proposal has been publicly announced or communicated to Trega, Trega has agreed to promptly reimburse all of LION's actual and documented out-of-pocket expenses up to a maximum of $750,000. Any termination fee payable will be reduced by the amount of expenses paid.

Amendment and Waiver

  The merger agreement may be amended by joint action taken by the boards of directors of LION and Trega at any time prior to the effective time of the merger. Such amendment may only be in writing signed by LION and Trega. After the approval of the merger agreement by Trega's stockholders however, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Trega common stock will be converted upon consummation of the merger or that is otherwise prohibited by applicable law.

  At any time prior to the effective time, either LION or Trega may:

  . extend the time for the performance of any obligation or other act of the other;

  . waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  . waive compliance with any agreement or condition contained in the merger agreement.

  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Indemnification for Prior Acts

  LION has agreed that from and after the effective time of the merger, the certificate of incorporation and bylaws of Trega will contain provisions with respect to exculpation and indemnification at least as favorable to employees, agents, directors or officers of Trega and its subsidiaries as those currently contained in Trega's certificate of incorporation and bylaws. In addition, LION has agreed to guarantee prompt payment of any obligations of Trega and its subsidiaries to indemnify such people and to pay legal and other expenses as incurred in accordance with Trega's certificate of incorporation and bylaws and indemnification agreements between Trega and its current and former officers and directors.

  Further, for six years following the merger, LION has agreed to cause Trega to maintain the current policies of directors' and officers' liability insurance maintained by Trega. However, after the merger Trega may substitute policies of at least the same coverage with terms and conditions which are at least as favorable as the current policies, if such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the effective time of the merger. In addition, the annual premium required to be paid by Trega or LION to maintain the directors' and officers' liability policies shall not exceed 175% of the last annual premium paid by Trega prior to the date of the merger agreement. If Trega is unable to obtain the insurance required by the merger agreement, LION has agreed that it will obtain as much comparable insurance as possible for an annual premium equal to the maximum amount.

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Trega Employees

  From the effective time and until December 31, 2001, LION has agreed to provide, or cause Trega and its subsidiaries and successors to provide, those persons who, at the effective time, were employees of Trega and its subsidiaries, with benefits and compensation during their continuing employment that are substantially equivalent, in the aggregate, to the compensation and benefits provided as of the date of the merger agreement. LION's obligation does not apply to Trega's employee stock purchase plan, which was terminated as of December 31, 2000, or Trega's stock option plans, which will be terminated as of the effective time.

  LION has further agreed to:

  . waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees under any welfare plan that those employees may be eligible to participate in after the effective time;

  . provide each employee with credit for any co-payment and deductibles paid prior to the effective time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that those employees are eligible to participate in after the effective time;

  . provide each employee with credit for purposes of vesting and eligibility for all service with Trega and its affiliates under each employee benefit plan, program, or arrangement of LION or its affiliates in which those employees are eligible to participate to the extent such service was credited for similar purposes under similar plans of Trega or any of its subsidiaries, although no employee will be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service; and

  . cause Trega after the consummation of the merger to pay all amounts provided under all of Trega's benefit plans in accordance with their terms and honor, and cause Trega to honor, all rights, privileges and modifications to any benefit plans which become effective as a result of the merger, although LION may amend or terminate any benefit plan in accordance with its terms.

Interim Financing

  In the merger agreement, LION has agreed to grant to either Trega or NaviCyte, a wholly-owned subsidiary of Trega, a line of credit pursuant to which Trega or NaviCyte, as the case may be, may borrow up to $1 million from LION prior to completion of the merger. The line of credit will be secured by a lien on either all of NaviCyte's intellectual property, including the source code and data points underlying the iDEA(TM) computerized predictive models, or assets of Trega of a quality and value reasonably satisfactory to both LION and Trega.

Voting Arrangements

  In order to induce LION to enter into the merger agreement, the following stockholders, which together owned approximately 19.3% of Trega's outstanding common stock as of the record date, have entered into a stockholders agreement with LION:

  . Members of Trega's board of directors: Harvey S. Sadow, the Chairman of Trega's board of directors, James C. Blair, Michael G. Grey, Lawrence D. Muschek, Robert S. Whitehead, Ronald R. Tuttle, Myra N. Williams, and Bruce L.A. Carter.

  . Executive officers, employees and consultants of Trega: Michael G. Grey, Chief Executive Officer, George M. Grass, Chief Technology Officer, Gerard A. Wills, Chief Financial Officer, Richard A. Kaufman, Outside Counsel (formerly General Counsel/Consultant), Edward C.Y. Yip, Director of Legal Affairs, Mark W. Schwartz, Chief Commercial Officer, Debra K. Liebert, Vice President of Corporate Development, John Kiely, Vice President of Chemistry, Alan Hillyard, Vice President of Informatics, and Patrick Sinko, Chief Scientist/Consultant, Discovery Technologies.

  . Other stockholders: ChemNavigator.com, Inc. and Domain Partners, II, L.P and its affiliates.

  These stockholders have agreed to vote in favor of the approval and adoption of the merger agreement and against any action that would compete, impede or interfere with such approval and adoption and have granted to LION and two of LION's executive officers irrevocable proxies to so vote their shares of Trega stock. The stockholders have also agreed not to:

  . solicit proxies in opposition to or in competition with the merger or otherwise encourage or assist anyone in taking or planning any action that would compete with or otherwise serve to interfere with or inhibit the consummation of the merger;

  . encourage, initiate or cooperate in a stockholders' decision in opposition to or in competition with the consummation of the merger;

  . enter into voting agreements, voting trusts or grant a proxy or power of attorney inconsistent with their obligations under their voting agreement with LION; and

  . transfer their shares of Trega common stock other than to the exchange agent, unless such transfer is consented to by LION or the transferee becomes a party to a similar voting agreement.

Regulatory Matters

  Under the merger agreement, neither LION nor Trega is required to complete the merger unless any competition law waiting periods have expired or been terminated. However, due to recent changes in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules promulgated thereunder, no waiting periods will apply to the merger under that law. In addition, neither LION nor Trega is required to make a mandatory filing in Germany or the European Union with the applicable local competition regulators.

Restriction on Resales of LION ADSs

  The LION ADSs to be issued in the merger will have been registered under the U.S. Securities Act of 1933, thereby allowing them to be freely traded without restriction by all former holders of Trega common stock who are not affiliates of Trega at the time of the special meeting and who do not become affiliates of LION after the merger. Persons who may be deemed to be affiliates of Trega or LION generally include individuals or entities that control, are controlled by or are under the common control with, such party and may include certain officers and directors of Trega and LION, as well as significant stockholders.

  LION ADSs received by stockholders of Trega who are deemed to be affiliates of Trega may be resold without additional registration under the U.S. Securities Act of 1933 only in the manner permitted by Rule 145 under the U.S. Securities Act of 1933 or as otherwise permitted under the U.S. Securities Act of 1933.

  This prospectus does not cover resales of LION ADSs received by any person who may be deemed to be an affiliate of Trega or LION.

Accounting Treatment

  The merger is expected to be accounted for under the purchase method under U.S. GAAP. This means that after the merger, LION will be required to record on its balance sheet the excess of the consideration paid over the estimated fair value of net assets acquired and will subsequently amortize this cost against earnings. See the section entitled "Unaudited Pro Forma Financial Information."

Tax Treatment

  The merger is structured to qualify as a tax-free reorganization for U.S. federal income tax purposes with respect to your receipt of LION ADSs. See the section entitled "Material Tax Consequences--United States Federal Income Tax Consequences of the Merger."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

Presentation of LION's Unaudited Pro Forma Financial Information

  If the merger is completed, each share of Trega common stock will automatically be converted into the right to receive a fraction of a LION ADSs based on the exchange ratio calculated at that time. The exchange ratio will be calculated by dividing (x) a preliminary value that will range from $34 million to $35 million and will be determined as of the closing of the merger based upon the amount of specified net indebtedness, unpaid professional fees and any working capital deficiency of Trega at the closing, by (y) the number of shares of Trega common stock outstanding at the effective time of the merger (currently estimated to be approximately 26 million shares), further divided by (z) the LION Average ADS Price. The LION Average ADS Price will be the average of the closing prices for LION ADSs on the Nasdaq National Market for the ten trading days immediately preceding the date which is two trading days prior to the date of the special meeting of Trega stockholders; however, the LION Average ADS Price will not be greater than $92 or less than $68 for purposes of establishing the exchange ratio.

  In preparing this pro forma financial information, we used an estimated exchange ratio of 0.019231 LION ADSs for each share of Trega common stock. This exchange ratio assumes:

  .  a preliminary valuation of $34 million;

  . 26 million shares of Trega common stock outstanding at the time of the merger; and

  . a LION Average ADS Price of $68.00, the lowest LION Average ADS Price that may be used for purposes of calculating the exchange ratio.

  The merger will be accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16"). Under APB 16, purchase price allocations are made to the assets acquired and the liabilities assumed based on their respective fair values. The estimated excess of the acquisition cost over the net tangible assets acquired was determined as follows:

   LION ADS...................................  $34,000,000  (Euro) 38,532,200
   Transaction costs..........................    2,500,000          2,833,250
                                                -----------  -----------------
   Total estimated acquisition costs..........   36,500,000         41,365,450
   Estimated fair value of net tangible assets
    acquired..................................   (6,029,000)        (6,832,666)
                                                -----------  -----------------
   Estimated excess of purchase price over net
    tangible assets acquired..................  $30,471,000  (Euro) 34,532,784
                                                ===========  =================

  The estimated excess of the purchase price over the fair value of the net tangible assets acquired in the amount of $30.5 million has been reflected in the unaudited pro forma consolidated balance sheet based on a preliminary purchase price allocation. Finalization of the allocation of the purchase price to assets acquired and liabilities assumed is subject to appraisals, valuations, evaluations and other analyses of the fair value of assets acquired and liabilities assumed.

  The estimated excess of purchase price over the net tangible assets acquired has been allocated on a preliminary basis as follows:

   Developed software............................. $10,200,000 (Euro) 11,559,660
   Developed technologies.........................   7,500,000         8,499,750
   Assembled workforce............................   3,840,000         4,351,872
   Deferred compensation..........................   2,800,000         3,173,240
   Customer relationships.........................   2,400,000         2,719,920
   In-process research and development............     200,000           226,660
   Goodwill.......................................   3,531,000         4,001,682
                                                   ----------- -----------------
     Total........................................ $30,471,000 (Euro) 34,532,784
                                                   =========== =================

  The intangible assets will be amortized over their estimated useful lives, as follows: developed software--three years (or based upon the revenue from software sales, if greater); developed technologies--two years; assembled workforce--two years; deferred compensation--two years; customer relationships--two years; and goodwill--six years. In-process research and development will be charged to operations upon the merger.

  The following unaudited pro forma consolidated balance sheet as of December 31, 2000 gives effect to the proposed merger as if it had occurred on December 31, 2000. The following unaudited pro forma consolidated statement of operations for the year ended March 31, 2000 gives effect to the merger, as if it had occurred on April 1, 1999. The following unaudited pro forma consolidated statement of operations information for the nine months ended December 31, 2000 gives effect to the merger as if it had occurred on April 1, 2000. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma financial information and are based upon available information and upon assumptions that we considered reasonable. The unaudited pro forma information does not include nonrecurring charges that may result from the transaction and the integration of Trega into LION.

LION Has Used Comparable Trega Information Because Its Fiscal Year Is Different from Trega's Fiscal Year

  The unaudited pro forma financial information is derived from LION's historical consolidated financial statements and the historical consolidated financial statements of Trega, which are included elsewhere in this proxy statement/prospectus. Because LION's fiscal year (which ends March 31) differs from that of Trega (which ends December 31), financial information presented for the combined company reflects financial information for different periods. The periods used are stated in the accompanying notes to the unaudited pro forma financial information.

LION Has Provided Pro Forma Financial Information Only for Informational
Purposes

  LION has provided the unaudited pro forma financial information for informational purposes only and you should not consider the information indicative of actual results that LION would have achieved had the merger been completed on the date or for the periods indicated. LION does not claim that the unaudited pro forma financial information represents the balance sheet information or results of operations as of any future date or for any future period. You should read the unaudited pro forma financial information in conjunction with the historical financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

                   Unaudited Pro Forma Combined Balance Sheet
                            As of December 31, 2000
                                 (in thousands)

                                               Pro Forma
                           LION      Trega    Adjustments Notes Pro Forma Combined
                         --------- ---------  ----------- ----- ------------------
                         ((Euro) ) ((Euro) )   ((Euro) )        ((Euro) )   ($)
         ASSETS
Current assets:                                            B,D
  Cash and cash
   equivalents..........   93,336     2,536                       95,872    89,209
  Short-term
   investments..........      --      4,082                        4,082     3,798
  Trade accounts
   receivable, net......    3,373     3,486                        6,859     6,382
  Related party
   receivables..........      468       --                           468       436
  Inventory.............      291       --                           291       271
  Prepaids and other
   current assets.......    2,876       920                        3,796     3,532
                          -------  --------     -------          -------  --------
    Total current
     assets.............  100,344    11,024                      111,368   103,628
Marketable securities,
 available for sale.....  105,447       --                       105,447    98,118
Property, plant and
 equipment, net.........    9,703     5,266                       14,969    13,929
Long-term investments...   13,484     2,090         465      F    16,039    14,924
Related party note
 receivable.............      767       --                           767       714
Capitalized software
 costs, net.............      820       --       11,560      G    12,380    11,520
Other assets, net.......    1,010     7,498      12,955      G    21,463    19,971
                          -------  --------     -------          -------  --------
                          231,575    25,878      24,980          282,433  262,804
                          =======  ========     =======          =======  ========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts
   payable..............    1,701     1,571                        3,272     3,045
  Line of credit........      --      1,700                        1,700     1,582
  Accrued liabilities...    2,852     2,425       2,833      H     8,110     7,546
  Current portion of
   long-term debt.......      569     1,862                        2,431     2,262
  Current portion of
   capital lease
   obligation...........      803       --                           803       747
  Deferred income.......    6,130     1,357                        7,487     6,967
  Other current
   liabilities..........      756       --                           756       703
                          -------  --------     -------          -------  --------
    Total current
     liabilities........   12,811     8,915       2,833           24,559   22,852
Long-term debt, less
 current portion........    3,413     3,091                        6,504     6,052
Capital lease
 obligation, less
 current portion........      522       --                           522       486
Deferred rent...........      --        887                          887       825
Shareholders' equity:
  Ordinary shares.......   18,254        26         474      I    18,754   17,451
  Additional paid-in
   capital..............  236,070   113,707     (75,675)     I   274,102   255,052
  Common stock
   issuable.............      --         18         (18)     I       --        --
  Deferred
   compensation.........      --       (280)     (2,893)     J    (3,173)   (2,953)
  Accumulated other
   comprehensive
   income...............     (531)      --                          (531)     (494)
  Accumulated deficit...  (38,964) (100,486)    100,259      K   (39,191)  (36,467)
                          -------  --------     -------          -------  --------
    Total shareholders'
     equity.............  214,829    12,985      22,147          249,961   232,589
                          -------  --------     -------          -------  --------
                          231,575    25,878      24,980          282,433   262,804
                          =======  ========     =======          =======  ========

             The notes to unaudited pro forma financial information are an integral part of this pro forma combined balance sheet.

              Unaudited Pro Forma Combined Statement of Operations
                       for the Year Ended March 31, 2000
                 (in thousands except share and per share data)

                                               Pro Forma
                           LION       Trega   Adjustments Notes Pro Forma Combined
                         ---------  --------- ----------- ----- --------------------
                         ((Euro) )  ((Euro) )  ((Euro) )        ((Euro) )     ($)
Revenues:                                                 C, E
  Research and
   development fees
    Third party.........     2,088     1,110                        3,198      3,061
    Related party.......     4,421     3,118                        7,539      7,217
                         ---------   -------                    ---------  ---------
                             6,509     4,228                       10,737     10,278
  Licensing fees
    Third party.........     2,299     1,025                        3,324      3,182
    Related party.......     1,379       --                         1,379      1,320
                         ---------   -------                    ---------  ---------
                             3,678     1,025                        4,703      4,502
  Product and compound
   revenues.............       --      7,386                        7,386      7,071
                         ---------   -------                    ---------  ---------
      Total revenues....    10,187    12,639                       22,826     21,851
Costs and expenses:
  Research and
   development..........    15,348    16,915      2,291      L     34,554     33,079
  Selling, general, and
   administrative.......     7,411     6,288      1,146      L     14,845     14,211
  Cost of sales.........       --        314                          314        301
  Loss from equity
   investments..........       --         62                           62         59
  Amortization of
   intangible assets....       --        651     11,655      M     12,306     11,781
                         ---------   -------    -------         ---------  ---------
      Total costs and
       expenses.........    22,759    24,230     15,092            62,081     59,431
                         ---------   -------    -------         ---------  ---------
Loss from operations....   (12,572)  (11,591)   (15,092)          (39,255)   (37,580)
Interest income.........       408       459                          867        830
Interest expense........      (400)     (382)                        (782)      (749)
Gain on sale of
 subsidiary.............       --      3,319                        3,319      3,177
                         ---------   -------    -------         ---------  ---------
Loss before taxes.......   (12,564)   (8,195)   (15,092)          (35,851)   (34,322)
Tax expense.............       (21)      --                           (21)       (20)
                         ---------   -------    -------         ---------  ---------
Net loss................   (12,585)   (8,195)   (15,092)          (35,872)   (34,342)
                         =========   =======    =======         =========  =========
Basic and diluted net
 loss per share.........     (1.97)                                 (5.18)     (4.97)
                         =========                              =========  =========
Shares used to compute
 net loss per share..... 6,433,882              500,000      N  6,933,882  6,933,882
                         =========              =======         =========  =========

             The notes to unaudited pro forma financial information are an integral part of this pro forma combined statement of operations.

              Unaudited Pro Forma Combined Statement of Operations
                  For the Nine Months Ended December 31, 2000
                 (in thousands except share and per share data)

                                                Pro Forma
                            LION       Trega   Adjustments Notes  Pro Forma Combined
                         ----------  --------- ----------- ----- ----------------------
                         ((Euro) )   ((Euro) )  ((Euro) )        ((Euro) )      ($)
Revenues:                                                  C, E
  Research and
   development fees
    Third party.........        817       --                            817         760
    Related party.......      7,999     2,631                        10,630       9,891
                         ----------   -------                    ----------  ----------
                              8,816     2,631                        11,447      10,651
  Licensing fees
    Third party.........      5,108       753                         5,861       5,454
    Related party.......      1,552       --                          1,552       1,444
                         ----------   -------                    ----------  ----------
                              6,660       753                         7,413       6,898
  Product and compound
   revenues.............        --      5,170                         5,170       4,811
                         ----------   -------                    ----------  ----------
      Total revenues....     15,476     8,554                        24,030      22,360
Costs and expenses:
  Research and
   development..........     22,077    14,494      1,828      L      38,399      35,730
  Selling, general, and
   administrative.......      7,951     6,475        915      L      15,341      14,275
  Conversion preferred
   into common shares...      8,743       --                          8,743       8,135
  Cost of sales.........        --        145                           145         135
  Loss from equity
   investments..........        --        479                           479         446
  Amortization of
   intangible assets....        --        507      8,722      M       9,229       8,588
                         ----------   -------    -------         ----------  ----------
      Total costs and
       expenses.........     38,771    22,100     11,465             72,336      67,309
                         ----------   -------    -------         ----------  ----------
Loss from operations....    (23,295)  (13,546)   (11,465)           (48,306)    (44,949)
Interest income.........      3,457       624                         4,081       3,797
Interest expense........       (391)     (433)                         (824)       (767)
Gain on sale of
 subsidiary.............        --      1,063                         1,063         989
                         ----------   -------    -------         ----------  ----------
Loss before taxes           (20,229)  (12,292)   (11,465)           (43,986)    (40,930)
Tax expense.............        (92)      --                            (92)        (86)
                         ----------   -------    -------         ----------  ----------
Net loss................    (20,321)  (12,292)   (11,465)           (44,078)    (41,016)
                         ==========   =======    =======         ==========  ==========
Basic and diluted net
 loss per share.........      (1.43)                                  (2.99)      (2.78)
                         ==========                              ==========  ==========
Shares used to compute
 net loss per share..... 14,244,861              500,000      N  14,744,861  14,744,861
                         ==========              =======         ==========  ==========

             The notes to unaudited pro forma financial information are an integral part of this pro forma combined statement of operations.

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

                (in thousands except share and per share data)

Note A

  The unaudited pro forma financial information is derived from LION's historical consolidated financial statements and the historical consolidated financial statements of Trega, which are included elsewhere in this prospectus. Because LION's fiscal year (which ends March 31) differs from that of Trega (which ends December 31), financial information presented for the combined companies reflect financial information for different periods as follows.

                              Combined              LION                Trega
                              --------              ----                -----
Balance sheet........... December 31, 2000   December 31, 2000   September 30, 2000
-----------------------------------------------------------------------------------
Statement of             Year ended          Year ended          Year ended
 Operations............. March 31, 2000      March 31, 2000      December 31, 1999
-----------------------------------------------------------------------------------
Statement of             Nine months ended   Nine months ended   Nine months ended
 Operations............. December 31, 2000   December 31, 2000   September 30, 2000

Note B

  Represents the historical amounts included in Trega's balance sheet at September 30, 2000, converted from U.S. dollars to euros based upon the exchange rate in effect on September 30, 2000 of (Euro) 1.133 per U.S.$1.00.

Note C

  Represents the historical amounts included in Trega's statements of operations for the year ended December 31, 1999 and the nine month period ended September 30, 2000, converted from U.S. dollars to euros based upon the average exchange rate of (Euro) 0.9448 per U.S. $1.00 and (Euro) 1.0630 per U.S. $1.00, respectively.

Note D

  The pro forma combined balance sheet expressed in U.S. dollars is presented solely for the convenience of the reader and is translated from euros based upon the exchange rate in effect on December 31, 2000 of $0.9305 per
(Euro) 1.00.

Note E

  The pro forma combined statements of operations for the year ended March 31, 2000 and the nine month period ended December 31, 2000 expressed in U.S. dollars are presented solely for the convenience of the reader and are translated from euros using the average exchange rates of $0.9573 per
(Euro) 1.00 and $0.9305 per (Euro) 1.00, respectively.

Note F

  To adjust the Trega equity investments to fair value.

Note G

  To record goodwill and other intangible assets arising from the acquisition ((Euro) 31,133) and to eliminate the pre-existing goodwill ((Euro) 5,883) and other intangibles ((Euro) 735) of Trega.

Note H

  To record accrual for direct acquisition costs incurred by LION resulting from the acquisitions. The actual amounts ultimately incurred could differ from the estimated amounts.

Note I

  To record the par value ((Euro) 500) and additional paid-in capital ((Euro) 38,032) of the issuance of 500,000 shares of LION (Euro) 1 par value ordinary stock and to eliminate the pre-existing par value ((Euro) 26), additional paid-in capital ((Euro) 113,707) and common stock issuable ((Euro) 18) amounts of Trega.

Note J

  To record the deferred compensation value of replacement restricted LION ordinary shares issued as consideration in the merger ((Euro) 3,173) and eliminate the pre-existing Trega deferred compensation amount ((Euro) 280).

Note K

  To eliminate the Trega accumulated deficit balance ((Euro) 100,486) and record the in-process research and development charge ((Euro) 227).

Note L

  Represents the additional expense required to conform Trega's equity compensation plans to FAS 123, the accounting method used by LION.

Note M

  Represents amortization of goodwill and intangibles as a result of the merger ((Euro) 12,306 and (Euro) 9,229) and the elimination of the Trega amortization ((Euro) 651 and (Euro) 507) for the year ended March 31, 2000 and the nine months ended December 31, 2000, respectively.

Note N

  Weighted average number of shares as adjusted for the issuance of shares in connection with the acquisition of Trega is determined as follows:

                                                Year ended   Nine months ended
                                              March 31, 2000 December 31, 2000
                                              -------------- -----------------
Historical weighted average number of shares
 of LION.....................................   6,433,882       14,244,861
Number of LION ordinary shares to be
 issued(1)...................................     500,000          500,000
                                                ---------       ----------
                                                6,933,882       14,744,861
                                                =========       ==========

--------
(1) Assumes that the ten day average closing price of LION ADSs on the Nasdaq National Market equaled $68.00 and that 26,000,000 Trega common shares will be exchanged for LION ADSs at the exchange ratio of 0.019231 LION ADS for each outstanding share of Trega common stock.

  For information regarding the number of LION ADSs to be issued in the merger based on varying LION ADS prices and exchange ratios, see the section entitled "The Merger and the Merger Agreement--Merger Consideration."

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LION

  The following table presents LION's selected historical consolidated financial data derived from LION's historical consolidated financial statements for the periods indicated.

  The selected historical financial data for the years ended March 31, 1998, 1999, and 2000, were derived from the audited consolidated financial statements of LION for those periods which are included elsewhere in this proxy statement/prospectus.

  The selected historical interim consolidated financial data as of and for the nine months ended December 31, 1999 and 2000 were derived from LION's unaudited financial statements which are included elsewhere in this proxy statement/prospectus and, in LION's opinion, reflect all adjustments necessary to present fairly the financial position and results of operations for the periods presented.

  LION's consolidated financial statements have been prepared in accordance with U.S. GAAP. LION's consolidated financial statements are expressed in euros, the currency of the European Economic and Monetary Union. The euro was introduced on January 1, 1999. In this proxy statement/prospectus, references to "euro" or "(Euro)" are to euros, references to "DM" are to Deutsche Mark, the former national currency unit of the Federal Republic of Germany, which continues to be legal tender in Germany but as a non-decimal sub-unit of the euro. References to "U.S. dollars," "U.S. $" or "$" are to United States dollars.

  Before March 31, 2000, LION's financial statements were prepared in Deutsche Mark. After that date, its consolidated financial statements have been prepared in euros. All Deutsche Mark amounts appearing in or derived from LION's consolidated financial statements have been translated into euros at the official fixed exchange rate of (Euro) 1.00 = DM 1.95583.

  For convenience, this proxy statement/prospectus contains translations of euro amounts into U.S. dollars at the rate of:

  . for financial information presented as of March 31, 2000, (Euro) 1.00 = $0.9574, the noon buying rate of the Federal Reserve Bank of New York for euros on March 31, 2000.

  . for financial information presented as of December 31, 2000, (Euro) 1.00 = $0.9305, the exchange rate published by the Deutsche Bundesbank for euros on December 31, 2000.

  The noon buying rate of the Federal Reserve Bank of New York for euros on February 8, 2001 was (Euro) 1.00 = $0.9184. For more information regarding exchange rates, see the section entitled "Exchange Rate Information."

  You should carefully review LION's consolidated financial statements included elsewhere in this proxy statement prospectus and the information provided in the sections entitled "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of LION."

  For all periods, LION has presented its consolidated financial statements and selected consolidated financial data including the accounts of LION and all of its significant subsidiaries. Notes 1 and 2 to LION's audited consolidated financial statements explain the methods used to prepare this financial data.

                  Selected Consolidated Financial Data of LION

                           As of and for the fiscal year ended      As of and for the nine
                                       March 31(1)                 months ended December 31
                          -------------------------------------  -----------------------------
                            1998      1999      2000     2000      1999      2000       2000
                          --------- --------- --------- -------  --------- ---------  --------
                          ((Euro) ) ((Euro) ) ((Euro) )   ($)    ((Euro) ) ((Euro) )    ($)
                                        (in thousands, except per share data)
Selected consolidated
 statement of operations
 data
Revenues:
  Research and
   development fees.....      109     3,730      6,509    6,231    3,776      8,816      8,203
  Licensing fees........      818       889      3,678    3,521    1,980      6,660      6,197
                           ------    ------    -------  -------   ------   --------   --------
    Total revenues......      927     4,619     10,187    9,752    5,756     15,476     14,400
Costs and expenses:
  Research and
   development..........    1,403     6,069     15,348   14,694   10,442     22,077     20,543
  Selling, general and
   administrative.......    1,043     2,860      7,411    7,095    4,734      7,951      7,398
  Conversion of
   preferred into common
   shares...............      --        --         --       --       --       8,743      8,135
                           ------    ------    -------  -------   ------   --------   --------
    Total costs and
     expenses...........    2,446     8,929     22,759   21,789   15,176     38,771     36,076
                           ------    ------    -------  -------   ------   --------   --------
Loss from operations....   (1,519)   (4,310)   (12,572) (12,037)  (9,420)   (23,295)   (21,676)
Interest
 income/(expense), net..      (28)     (200)         8        8      (96)     3,066      2,853
Tax expense.............      --        --         (21)     (20)     (34)       (92)       (86)
                           ------    ------    -------  -------   ------   --------   --------
Net loss................   (1,547)   (4,510)   (12,585) (12,049)  (9,550)   (20,321)   (18,909)
                           ======    ======    =======  =======   ======   ========   ========
Earnings (loss) per
 share..................    (0.37)    (1.01)     (1.97)   (1.88)   (1.55)     (1.43)     (1.33)
Earnings (loss) per
 ADS....................    (0.37)    (1.01)     (1.97)   (1.88)   (1.55)     (1.43)     (1.33)
Selected consolidated
 balance sheet data
Cash and cash
 equivalents............      516       685      6,648    6,365              93,336     86,849
Property, plant and
 equipment, net.........    2,128     4,518      7,397    7,082               9,703      9,029
Long-term investments,
 at cost................      --        --      11,164   10,688              13,484     12,547
Total assets............    3,199     9,071     31,495   30,153             231,575    215,481
Short-term borrowings...      243     1,753        --       --                  --         --
Deferred income.........      --        757      3,503    3,353               6,130      5,704
Long-term debt, less
 current portion........      --      3,334      4,641    4,443               3,413      3,176
Shareholders'
 equity/(deficit).......      754    (2,380)    16,616   15,908             214,829    199,898
Selected consolidated
 cash flow statement
 data
Net cash used in
 operating activities...   (1,221)   (3,083)    (4,687)  (4,488)  (7,083)    (9,919)    (9,230)
Net cash used in
 investing activities...   (2,456)   (4,643)   (20,033) (19,179)  (6,654)  (111,632)  (103,874)
Net cash provided by
 financing activities...    4,193     7,947     30,509   29,209   32,769    208,295    193,818

--------
(1) Columns may not add due to rounding.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                              OPERATIONS OF LION

  This discussion includes forward-looking statements based on assumptions about LION's future business. LION's actual results could differ materially from those contained in these forward-looking statements. Special terms used in LION's industry are defined in the glossary that is included as Annex C to this proxy statement/prospectus.

  You should read the following discussion of LION's financial condition and results of operations in conjunction with LION's audited and unaudited consolidated financial statements and the related notes and the other financial information included elsewhere in this proxy statement/prospectus.

  On January 1, 1999, the euro was introduced as the common legal currency of 11 member states of the European Economic and Monetary Union, including Germany. LION has adopted the euro as its reporting currency in its consolidated financial statements beginning March 31, 2000 and has translated all Deutsche Mark amounts in its earlier consolidated financial statements at the fixed official exchange rate of (Euro) 1.00 = DM 1.95383. Although these statements depict the same trends as would have been shown had LION presented them in Deutsche Mark, you should be aware that they may not be directly comparable to the financial statements of other companies that have also been restated in euros. Prior to the adoption of the euro, the currencies of other countries fluctuated against the Deutsche Mark, but because the euro did not exist prior to January 1, 1999, actual historical exchange rates for euros are not available. A comparison of LION's financial statements and those of another company that had historically used a reporting currency other than the Deutsche Mark that takes into account actual fluctuations in exchange rates could give you a different impression than a comparison of LION's financial statements and those of another company as translated into euros. Furthermore, because the U.S. dollar floated differently against the Deutsche Mark prior to January 1, 1999 than the U.S. dollar floated against the euro subsequent to January 1, 1999, a translation of LION's financial statements for the fiscal year ended March 31, 1999 using an average U.S. dollar/euro exchange rate for this period could produce distortions. Note 1 to LION's audited consolidated financial statements explains how the amounts in these statements were translated.

  LION's fiscal year ends on March 31 of each year. References to any LION fiscal year or to "FY" in connection with LION refer to the year ended March 31 of the calendar year specified.

Overview

  LION was incorporated on March 4, 1997. LION has incurred losses in each year since its inception, principally as a result of its research and development (R&D) expenses and, to a lesser extent, its selling, general and administrative (SG&A) expenses in support of operations. On December 31, 2000, LION had an accumulated net losses of (Euro) 38.964 million. LION anticipates incurring additional losses over at least the next several years as it expands its Life Science Informatics, or LSI(TM), business and builds its integrated drug discovery and diagnostics business. LION expects that its losses will fluctuate from quarter to quarter and that such fluctuations may be substantial, especially because progress in its scientific work and milestone payments under its customer agreements can fluctuate between quarters.

  LION's revenues have to date consisted of fees from licensing its LSI(TM) products and revenues generated from R&D collaboration agreements conducted through its iD/3/(TM) line of business. LION's LSI(TM) products are typically licensed under non-cancelable license agreements with license periods ranging from one year, for its SRS, arraySCOUT(TM), genomeSCOUT(TM) products, to three years, for its bioSCOUT(R) product. For LION's one-year licenses, customers pay fees for use of the program for one year following installation. These licenses renew automatically for a further one-year period unless either party terminates. For LION's three-year licenses, the customer pays an access fee for installation and basic training and annual fees at the beginning of each year of the license term. LION also sells its LSI(TM) products under perpetual license agreements. Under LION's perpetual licenses, the customer pays a one-time license fee and may, at its option, pay additional annual fees for maintenance support. Revenues from the sales of both types of licenses are recognized when evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collection of the fee is probable and customer acceptance has been obtained. For all of LION's licenses, the fee is determined on the basis of the number of servers on which the program is installed and, for programs other than SRS, on the number of users. LION's license agreements generally include provisions for telephone customer support and may also include limited training and consultation. These services are usually included as part of the license fee. LION does not allocate license fees to these services as they are generally provided within one year and the cost of providing them is insignificant. Fees for additional services are negotiated with each customer based either on value added or number of days spent.

  LION typically ships its software products promptly after the acceptance of a customer purchase order and the execution of a software license agreement. Accordingly, LION does not generally have any significant software backlog, and believes that backlog at any particular time, or any fluctuation in backlog, is not indicative of sales of any succeeding period.

  Fees earned from R&D collaboration agreements are recognized as revenue in accordance with the terms of the relevant agreement. Some of these agreements contain negotiated milestones. Fees for achieving these milestones are recognized as revenue when LION and its customer agree that the stipulated results or milestones have been met. Fees from other agreements are generally recognized on a straight-line basis of the life of the agreement. As is the case with license fees, fees received pursuant to R&D collaboration but not yet recognized as revenues are recorded as deferred revenue.

  For both LION's LSI(TM) products and its R&D collaboration arrangements, the length of time between its initial contact with a customer and conclusion of a signed agreement can be lengthy because LION's products and services are complex and cut across many aspects of a potential customer's business. Accordingly, LION typically does not generate revenues from any customer until substantially after it makes initial contact with that customer. Because many of the agreements that LION concludes are individually negotiated with the customer, the length of time before LION recognizes revenues under any contract, and the terms of each contract, vary substantially from customer to customer.

  Ultimately, LION seeks to establish for its business a foundation based on its revenue streams consisting of:

  .  license fees from software;

  .  ongoing R&D payments and corresponding milestone payments;

  .  product-based revenues; and

  .  other income,

  derived from each of:

  .  licenses and sales of LION's LSI(TM) products;

  .  i-biology(TM) arrangements;

  . the licensing and sale of know-how, including target/drug combinations, developed by LION's iD/3/(TM) unit; and

  .  LION's future iPCS-related activities.

  LION's most important customer is Bayer, revenues from which accounted for 58% of LION's revenues in the nine months ended December 31, 2000, 56% of LION's revenues in FY 2000 and 37% of LION's revenues in FY 1999. LION receives revenues from Bayer for a number of different projects, including:

  . LION's landmark i-biology(TM) arrangement, under which it recorded revenues of (Euro) 4.54 million for the nine months ended December 31, 2000 and (Euro) 3.05 million in FY 2000. Through this arrangement, LION is developing and applying new IT systems for the high-throughput identification and validation of new drug targets, diagnostic markers and variations in single base pair positions between individuals from genomics sources. For more information on LION's i-biology(TM) arrangement with Bayer, see the section entitled "Description of LION--Customers";

  . LION's development agreement, which expands its landmark i-biology(TM) arrangement. Under this agreement, LION will deliver existing and will develop future information technology and software, such as pharmacophore and informatics tools, for Bayer to significantly enhance Bayer's lead identification and optimization capabilities for pharmaceutical and agrochemical discovery and development. LION and Bayer entered this development agreement on October 13, 2000. LION recorded revenue in the amount of (Euro) 2.51 million under this agreement during the nine months ended December 31, 2000.

  . the "Ustilago" project, under which LION performs research into the genome of the maize fungus Ustilago maydis on behalf of Bayer. LION recorded revenues from this project of (Euro) 0.59 million for the nine months ended December 31, 2000 and (Euro) 1.46 million in each of FY 2000 and FY 1999. The Ustilago project involved the sequencing of the genome of Ustilago maydis, comprising 20 megabase pairs, and the identification and annotation of the microorganism's genes. The purpose of the project is to gain a better understanding of the interaction between this disease agent and its host on a whole genome level; and

  . several licenses under which Bayer makes use of LION's Life Science Informatics software systems. LION recorded revenues of (Euro) 1.09 million in respect of these licenses in the nine months ended December 31, 2000 and (Euro) 1.06 million in respect of these licenses in FY 2000.

  LION has a strong commitment to its R&D activities and expects its R&D expenses to continue to comprise a substantial part of its total expenses. As is the case with many other companies in the life sciences industry, LION's reported R&D expenses in each of its fiscal years have been reduced by the recognition of various subsidies and grants from third parties, including the German government. The following table shows each such payment by source from each of the last three fiscal years:


                       Third Party Subsidies and Grants

        Source                             Project                          Amount
        ------                             -------                   ---------------------
                                                                     ((Euro)  in millions)
Nine Months Ended
 December 31, 2000
European Union           Targets for cancer                                  0.01

                         Genospora: new genes and targets for
European Union           osteoporosis                                        0.02

Federal Ministry of      Pro Inno nuclear receptors: identification          0.03
 Economics and           and analysis of nuclear receptors through
 Technology              optimized analysis procedure

Federal Ministry of      SAGE: application of a functional genomics          0.22
 Education and Research  approach in the field of neurobiology

Federal Ministry of      Metabolic pathways: creation of a map of            0.08
 Education and Research  metabolic pathways

Federal Ministry of      Bio Path                                            0.23
 Education and Research

Federal Ministry of      SIM-PATH                                            0.14
 Education and Research

FY 2000
German Federal Ministry                                                      0.08
 of Education and        Metabolic Pathways: creation of a map of
 Research                metabolic pathways

F. Hoffman-La Roche      DEXAS: development of new direct sequencing         0.02
 Diagnostics             technology

German Federal Ministry                                                      0.26
 of Education and        SAGE: application of a functional genomics
 Research                approach in the field of neurobiology

        Source                             Project                          Amount
        ------                             -------                   ---------------------
                                                                     ((Euro)  in millions)
European Union           REALIS: analysis of Listeria monocydogenes          0.10

FY 1999
German Federal Ministry  SAGE: application of a functional genomics          0.19
 of Education and        approach in the field of neurobiology
 Research

German Federal Ministry  Development of high-throughput sequencing           0.57
 of Education and        facility with integrated data capture and
 Research                interpretation

FY 1998
German Federal Ministry  Development of high-throughput sequencing           0.73
 of Education and        facility with integrated data capture and
 Research                interpretation

  LION expects that, for the next few years, the aggregate amount of third party subsidies and grants received will significantly exceed the level of those recorded in FY 2000.

Results of Operations

  LION operates through two segments: Life Science Informatics, or LSI(TM), and integrated drug discovery and diagnostics, or iD/3/(TM). In the past, iD/3/ focused primarily on sequencing and genomics research projects on a fee-for-service basis. iD/3/ now primarily focuses on its own research projects. The table below sets forth information about LION's net sales by segment and geographical region and LION's operating losses by segment.

                Results of Operations by Segment and Region(1)

                                                                        As of and for
                                                                          the nine
                                                                        month period
                                                                            ended
                                                                        December 31,
                            FY 1998        FY 1999         FY 2000          2000
                          -------------  -------------  --------------  --------------
                               (in thousands of euros, except percentages)
Net sales by segment:
 LSI(TM)................     862   93.0%    962   20.8%   7,199   69.9%  14,179   91.6%
 iD/3/(TM)..............      65    7.0%  3,657   79.2%   3,068   30.1%   1,297    8.4%
                          ------  -----  ------  -----  -------  -----  -------  -----
  Total.................     927  100.0%  4,619  100.0%  10,187  100.0%  15,476  100.0%
                          ======  =====  ======  =====  =======  =====  =======  =====
Net revenues by
 geographic region(2):
 Germany................     871   94.0%  3,000   64.9%   3,978   39.0%   4,658   30.1%
 United States..........     --     --      931   20.2%   5,103   50.1%   7,144   46.2%
 Other..................      56    6.0%    688   14.9%   1,106   10.9%   3,674   23.7%
                          ------  -----  ------  -----  -------  -----  -------  -----
  Total.................     927  100.0%  4,619  100.0%  10,187  100.0%  15,476  100.0%
                          ======  =====  ======  =====  =======  =====  =======  =====
Operating loss by
 segment:
 LSI(TM)................     (60)   3.9% (1,425)  33.1%  (3,889)  30.0%  (9,260)  39.7%
 iD/3/(TM)..............  (1,459)  96.1% (2,885)  66.9%  (8,683)  69.1% (14,035)  60.3%
                          ------  -----  ------  -----  -------  -----  -------  -----
  Total.................  (1,519) 100.0% (4,310) 100.0% (12,572) 100.0% (23,295) 100.0%
                          ======  =====  ======  =====  =======  =====  =======  =====

--------
(1) Columns may not add up due to rounding.
(2) Allocated based on location of the customer.

   Nine months ended December 31, 2000 compared with nine months ended December 31, 1999

  Revenues. LION's revenues for the nine months ended December 31, 2000 increased by (Euro) 9.7 million to (Euro) 15.5 million compared to (Euro) 5.8 million in the same period of FY 2000. LION's LSI(TM) business unit increased sales to (Euro) 14.2 million in the nine months ended December 31, 2000 compared to (Euro) 2.9 million during the same period of the previous year. This is mainly attributable to LION's on-going i-biology(TM) arrangement with Bayer as well as the expansion of this collaboration into the field of pharmacophore informatics to pioneer the linkage of chemistry and informatics in order to accelerate life science research and to an increase of LION's licensing revenues generated from additional customers and new product modules. Since LION conducted a strategic shift in its iD3(TM) business unit that refocused the group away from fee-for-service projects in order to expand LION's internal drug discovery efforts, its revenues, as planned, slightly decreased to (Euro) 1.3 million during the nine months ended December 31, 2000 compared to (Euro) 2.9 million in the same period in FY 2000.

  Between October 1, 2000 and December 31, 2000, seven new contracts were signed with customers for LION's LSI(TM) products (bioSCOUT(TM), SRS, arraySCOUT(TM) and genomeSCOUT(TM)). As a result, the total number of new contracts increased to 23 during the nine months in FY 2001. In addition, existing customers renewed their contacts and licensed new product modules, such as SRS Prisma and SRS Objects.

  Additional personnel was recruited for the pharmacophore informatics arrangement with Bayer in the three months ended December 31, 2000.

  Revenues in the United States increased by (Euro) 5.3 million to (Euro) 7.1 million in the nine months ended December 31, 2000, compared to (Euro) 1.8 million during the same period during the previous fiscal year.

  R&D. LION's R&D expenses increased in the nine months ended December 31, 2000 to (Euro) 22 million compared to (Euro) 10.4 million in the same period of FY 2000. This significant increase in R&D expenses is primarily attributable to salaries as a result of hiring of additional personnel for LION's R&D activities as well as the start-up costs for LION's pharmacophore informatics arrangement with Bayer.

  LION's reported R&D expenses in each of the nine months ended December 31, 2000 and the nine months ended December 31, 1999 were reduced by the receipt of subsidies and grants from third parties, including the German government. These payments totaled (Euro) 0.73 million in the nine months ended December 31, 2000 and (Euro) 0.02 million in the nine months ended December 31, 1999.

  SG&A. LION's SG&A expenses increased to (Euro) 8.0 million in the nine months ended December 31, 2000, compared to (Euro) 4.7 million in the nine months ended December 31, 1999. This increase is mainly attributable to the increase of staff within LION's sales and marketing department and the further expansion of LION's U.S. subsidiary which is focused on sales and marketing.

  The nine months ended December 31, 2000 included a one time non-cash compensation charge of (Euro) 8.7 million for the conversion of preferred shares held by several of LION's employees into ordinary shares. The exchange of one equity instrument for another equity instrument was treated, in substance, as the repurchase by LION of the first equity instrument and the issuance of a new equity instrument. Any difference in the fair value between the two instruments at the date of exchange had to be recorded as a non-cash item. By resolution of LION's general meeting of May 15, 2000, all of the existing preferred shares in LION were converted into LION ordinary shares.

  Net Loss. LION incurred an operating loss of (Euro) 23.3 million during the nine months ended December 31, 2000, which includes non-cash compensation expenses in the amount of (Euro) 8.7 million, resulting from the conversion of LION preferred shares into ordinary shares. LION has recorded an additional personnel expense as non-cash compensation in the amount of (Euro) 1.3 million for outstanding stock options. Excluding this one-time non-cash compensation charge and the non-cash compensation for outstanding options, LION's operating loss would have been (Euro) 13.3 million for the nine months ended December 31, 2000. During the same period of the previous fiscal year, LION incurred an operating loss of (Euro) 9.4 million. Excluding the one-time non-cash compensation expense as a result of the conversion of preferred shares into ordinary shares, LION managed to reduce its operating loss in each of the first three quarters of the current fiscal year. LION's operating loss came to (Euro) 5.3 million in the three months ended June 30, 2000, (Euro) 4.9 million in the three months ended September 30, 2000 and (Euro) 4.3 million in the three months ended December 31, 2000. As a result of the foregoing factors, LION's accumulated net losses as of December 31, 2000 increased to
(Euro) 38.96 million from (Euro) 18.6 million as of March 31, 2000. Realization of the deferred tax asset is dependent on future earnings, if any.

   FY 2000 compared with FY 1999

  Revenues. LION's revenues more than doubled to (Euro) 10.19 million in FY 2000 as compared with (Euro) 4.62 million in FY 1999. This increase reflects increased revenues from LION's LSI(TM) line of business, primarily (Euro) 3.05 million of revenues from LION's landmark i-biology(TM) arrangement with Bayer and (Euro) 1.06 million of monthly license and technology transfer payments by Bayer, as well as payments for the LSI(TM) software used by LION bioscience Research. LION also had increased licensing revenues from other customers as a result of the launch of its SRS data integration system and bioSCOUT(R) gene annotation software during FY 2000. These increases more than offset the effects of decreased revenues in LION's iD/3/(TM) line of business caused by the completion of several fee-for-service genomics projects for customers in FY 1999 and early in FY 2000. In line with LION's strategy for developing its iD3(TM) business, these fee-for-service genomics projects are no longer a focus.

  Revenues derived from Bayer in FY 2000 include the (Euro) 3.05 million from LION's i-biology(TM) arrangement with Bayer and (Euro) 1.06 million of monthly license and technology transfer payments and other payments for the LSI(TM) software used by LION bioscience Research. The FY 2000 figure also included
(Euro) 1.46 million of revenues from the Ustilago genomics project for Bayer, as well as smaller amounts recorded under three additional LSI(TM) licenses with Bayer. Revenues derived from Bayer in FY 1999 reflect (Euro) 1.46 million of revenues derived from the Ustilago genomics project, as well as revenues from one LSI(TM) license with Bayer.

  In FY 2000, LION derived (Euro) 1.12 million of revenues from Cargill under a research agreement pursuant to which LION sequenced and annotated selected microbal genomes for Cargill. The agreement terminated on March 31, 2000. In FY 1999 LION recognized (Euro) 0.96 million of revenues under a research and development agreement with Degussa pursuant to which LION performed a sequence analysis of a bacterium. In FY 1999, LION also recognized (Euro) 0.41 million of revenues under a research and development agreement with ZymoGenetics pursuant to which LION sequenced small fragments of genes selected by ZymoGenetics. No customer other than Bayer and Cargill accounted for a material amount of LION's revenues in FY 2000. No customer other than Bayer, Degussa and ZymoGenetics accounted for a material amount of LION's revenues in FY 1999.

  R&D. LION's R&D expenses increased to (Euro) 15.35 million in FY 2000 as compared with (Euro) 6.07 million in FY 1999. R&D expenses for LION's LSI(TM) business increased to (Euro) 6.21 million in FY 2000 from (Euro) 0.73 million in FY 1999. This increase was primarily attributable to increased personnel expense as a result of increased hiring levels for the development of new LSI products, including LION's arraySCOUT(TM) expression analysis software. R&D expenses for LION's iD/3/(TM) business increased to (Euro) 9.14 million in FY 2000 from (Euro) 5.34 million in FY 1999. This increase reflected costs of gearing up LION's own in-house drug discovery capabilities.

  LION's reported R&D expenses in each of FY 2000 and FY 1999 were reduced by the receipt of subsidies and grants from third parties, including the German government. These payments totaled (Euro) 0.47 million in FY 2000 and
(Euro) 0.75 million in FY 1999. This decrease reflects the receipt of
(Euro) 0.57 million from the German federal government in FY 1999 for the development of a high-throughput sequencing facility. This subsidy did not recur in FY 2000, and the corresponding decrease in funds received from third parties was only partially offset by the recording of subsidies from other sources during the year.

  SG&A. LION's SG&A expenses increased to (Euro) 7.41 million in FY 2000 compared with (Euro) 2.86 million in FY 1999. This increase was primarily attributable to the build-up of LION's sales department in the United States, LION's technical support staff and LION's product management staff for LSI(TM) products, primarily in connection with the release of LION's SRS and arraySCOUT(TM) products during FY 2000.

  Interest income (expenses), net. LION's interest income, net was (Euro) 0.01 million in FY 2000 as compared with interest expense, net of (Euro) 0.2 million in FY 1999. This improvement in net interest reflected increased income attributable to higher levels of short-term investments in FY 2000. This higher level of short-term investments reflected LION's investment of the proceeds of a (Euro) 27.73 million equity investment by Bayer.

  Tax expense. LION recorded tax expense of (Euro) 0.02 million in FY 2000 due primarily to Japanese withholding tax payable on license revenues from customers located in Japan. LION recorded no tax expense in FY 1999.

  Net loss. As a result of the foregoing factors, LION's net loss in FY 2000 increased to (Euro) 12.59 million from (Euro) 4.51 million in FY 1999. As of March 31, 2000, LION had accumulated losses of (Euro) 18.64 million. Realization of deferred tax assets is dependent on future earnings, if any.

   FY 1999 compared with FY 1998

  Revenues. LION's revenues increased to (Euro) 4.62 million in FY 1999 as compared with (Euro) 0.93 million in FY 1998. This increase reflects increased revenues from both LION's LSI(TM) and, especially, LION's iD/3/(TM) line of business. The increase in LION's iD/3/(TM) line of business reflected an increase in the number of fee-for service genomics projects from three in FY 1998 to ten in FY 1999, including a large project for Bayer. LION recognized LION's first revenues in June 1997, three months following the start of FY 1998.

  Bayer accounted for 37% of LION's revenues, Degussa accounted for 20% of LION's revenues and Zymogenetics accounted for 9% of LION's revenues in FY 1999. In FY 1998, LION recorded revenue from only a small number of customers, including Aventis ((Euro) 0.82 million), which was the only customer that accounted for a material portion of LION's revenues in FY 1998. LION did not record any revenue from Bayer in FY 1998.

  R&D. LION's R&D expenses increased to (Euro) 6.07 million in FY 1999 as compared with (Euro) 1.40 million in FY 1998. This increase was primarily attributable to higher staff levels in LION's LSI(TM) line of business in order, among other things, to develop LION's SRS data integration system and arraySCOUT(TM) expression analysis software.

  LION's reported R&D expenses in each of FY 1999 and FY 1998 were reduced by the receipt of subsidies and grants from the German federal government. These payments totaled (Euro) 0.75 million in FY 1999 and (Euro) 0.73 million in FY 1998.

  SG&A. LION's SG&A expenses increased to (Euro) 2.86 million in FY 1999 compared with (Euro) 1.04 million in FY 1998. This increase was primarily attributable to higher staff levels in the areas of general administration, business development and corporate marketing.

  Interest income (expense), net. LION's interest expense increased to
(Euro) 0.20 million in FY 1999 as compared with (Euro) 0.03 million in FY 1998. This increase in interest expense was primarily attributable to interest payments on a loan granted by Kreditanstalt fur Wiederaufbau (KfW), a German governmental development agency, in the amount of (Euro) 3.52 million.

  Net loss. As a result of the foregoing factors, LION's net loss in FY 1999 increased to (Euro) 4.51 million from (Euro) 1.55 million in FY 1998. As of March 31, 1999, LION had accumulated losses of (Euro) 6.06 million and owed no income taxes. Realization of deferred tax assets is dependent on future earnings, if any.

Liquidity and Capital Resources

  LION funds its operations mainly through its operating cash flow, bank debt and equity.

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

   Cash flow

  During the nine months ended December 31, 2000 and during the same period of the previous fiscal year, LION had net cash outflows of (Euro) 9.9 million and
(Euro) 7.1 million, respectively. Cash used by operating activities has been primarily attributable to R&D expenditures and the build-up of sales activities.

  The net cash used in LION's operating activities was (Euro) 4.69 million for FY 2000, compared with (Euro) 3.08 million in FY 1999 and (Euro) 1.22 million in FY 1998. The substantial increases in the amount of net cash used in LION's operating activities were primarily due to higher R&D expenses and, to a lesser extent, higher SG&A expenses.

  In the nine months ended December 31, 2000, approximately (Euro) 4.8 million was used in investing activities compared to (Euro) 4.1 million in the same period of the previous fiscal year. These investments are primarily attributable to the purchase of capillary sequencers, computer hardware and the expansion of a new mainframe computer center.

  The net cash used in LION's investing activities was (Euro) 20.03 million for FY 2000, compared with (Euro) 4.64 million in FY 1999 and (Euro) 2.46 million in FY 1998. The high level of investments in FY 2000 primarily reflects (Euro) 11.16 million of investments made during the year, including the purchase of 409,091 shares of convertible preferred stock of Tripos Inc. for $9 million and the purchase of 400,000 shares of preferred stock of Paradigm for $2 million. The figure for FY 2000 also reflects increased levels of capital expenditure, primarily for the purchase and lease of laboratory equipment, computer equipment and furniture and office equipment.

  Financing activities provided (Euro) 208.0 million in cash during the nine months ended December 31, 2000 compared to (Euro) 32.8 million provided during the nine months ended December 31, 1999. These funds are primarily attributable the fact that LION conducted its initial public offering in August 2000 and listed its ordinary shares on the Neuer Markt segment of the Frankfurt Stock Exchange and on the Nasdaq National Market in the form of LION ADSs. LION offered 4,575,375 ordinary shares, as well as an additional 685,625 ordinary shares to cover over-allotments, at (Euro) 44.00 a share and $39.68 per ADS. LION used a portion of the proceeds received from this public offering to repay approximately (Euro) 6.6 million, which represented the total amount drawn under a (Euro) 11 million bridge loan facility provided to LION by Deutsche Bank Aktiengesellschaft on April 5, 2000 which was used to finance operations. Amounts drawn under this credit facility bore interest at an annual rate of 10%. During the three months ended December 31, 2000, LION invested (Euro) 199 million in fixed income funds, money market funds, Pfandbriefe, corporate bonds and other mutual funds.

  The net cash provided by LION's financing activities was (Euro) 30.51 million in FY 2000, compared with (Euro) 7.95 million in FY 1999 and
(Euro) 4.19 million in FY 1998. The developments in these amounts primarily reflect:

  . the issuance of 1,400,000 ordinary shares (after giving effect to the stock split) to Bayer early in FY 2000 for aggregate consideration of
     (Euro) 27.73 million; and

  . the issuance of 1,076,600 preferred shares (after giving effect to the stock split) to a private investor early in FY 2000 for aggregate consideration of (Euro) 3.68 million. All of LION's preferred shares have since been converted into ordinary shares.

  LION's cash and cash equivalents amounted to (Euro) 93.34 million at December 31, 2000.

  In December 2000, LION repaid the principal loan amount of $1.13 million under a credit facility with Bayerische Hypo- und Vereinsbank AG which was primarily used to finance LION's R&D activities.

   Capital requirements

  LION anticipates that its capital requirements will amount to some
(Euro) 7.0 million for the period from January 1, 2001 until the end of its current fiscal year, which will end on March 31, 2001. This figure includes
(Euro) 0.28 million of long-term debt falling due during the remainder of the fiscal year, (Euro) 0.32 million of operating lease

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payments and (Euro) 0.29 million of capital lease payments. The balance of
LION's anticipated short-term capital requirements primarily represents salaries, anticipated capital expenditures and payments to external advisors in connection with the acquisition of Trega. LION had no material capital commitments for capital expenditures at December 31, 2000.

  LION anticipates that it will be able to fund these short-term capital requirements from available cash balances.

  LION expects its cash requirements to increase significantly in future periods because of planned expansion of its operations. The planned expansion will be in support of expected growth both in the provision of i-biology(TM) solutions and in LION's iD/3/(TM) activities. In addition, LION expects to have capital requirements for the repayment of long-term debt, operating lease payments and capital lease payments in the following amounts over the next few years:

                                                       Committed Payments
                                                 -------------------------------
                                                 FY2002  FY2003  FY2004  FY2005
                                                 ------- ------- ------- -------
                                                     (in thousands of euros)
Long-term debt..................................   568.5   568.6   568.6   568.6
Operating leases................................ 1,272.4 1.267.9 1,089.5   435.5
Capital leases..................................   890.3   179.8    24.1    16.0
                                                 ------- ------- ------- -------
  Total......................................... 2,731.2 2,016.3 1,682.2 1,020.1
                                                 ======= ======= ======= =======

  LION's capital requirements to fund salaries and capital expenditures will depend upon the scope and pace of the expansion of its business. This will, in turn, depend on the amount of capital resources available to it, both internally generated and from outside sources. LION believes that its existing cash balances will be sufficient to fund its current plans to expand its business. LION's belief is based on its current business plan, which could change in the future as a result of new developments and require additional funding sooner than anticipated. Even if LION has sufficient cash for its current business plan, it may seek to raise additional capital because of favorable market conditions or other strategic factors.

  LION's future capital requirements depend on numerous factors, including:

  . the progress of LION's integrated drug discovery and diagnostics activities in terms of achieving milestones and generating intellectual property;

  . the development of software and integrated IT concepts for the life sciences industry;

  .  the scope and breadth of LION's own programs;

  . LION's ability to attract customers for the intellectual property it produces in these programs;

  . LION's ability to attract subscribers for LION's LSI(TM) software systems and i-biology(TM) solutions;

  .  LION's ability to establish and maintain additional collaborations;

  . LION's reaction to technological developments of competitors and to market developments; and

  . the costs involved in enforcing patent claims and other intellectual property rights.

  These factors may result in LION's need for significant additional capital in the future, which it may seek to raise through public or private offerings or debt financing. LION cannot assure you that additional financing or i-biology(TM) or licensing arrangements will be available when needed or that, if available, such financing or arrangements will be obtained on favorable terms. If adequate funds are not available when needed, LION may have to curtail its operations or attempt to raise funds on unattractive terms.

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

Stock Option Plan

  As of June 30, 2000, LION had issued 1,113,000 stock options to its employees, of which options to purchase up to 35,875 ordinary shares were subsequently cancelled when the option holders terminated their employment with LION. In December 2000, LION's management board granted options to LION's employees to purchase up to 96,375 LION ordinary shares.

  Under a stock option plan adopted in March 2000, LION may grant non-transferable options to its management and employees over a five-year period. Under the plan, the options may not cover more than 1,239,000 shares in total. Options, if granted, may be exercised if the market price of LION's ordinary shares exceeds the price at which the options may be granted by at least 40%. Holders of options may exercise them during the eight-year period following the date of grant, but only after the second anniversary of the date of grant. Once this threshold is met, the holder may exercise up to 33% of his options from the second anniversary of the grant date, up to 66% of his options from the third anniversary of the grant date and all of his remaining options from the fourth anniversary of the grant date. Holders may not, however, exercise an option within fixed time periods of at least ten business days established by LION's supervisory board and management board in the interest of LION, for example, prior to publication of LION's quarterly or annual results. In the nine months ended December 31, 2000, LION has recorded (Euro) 1.3 million as a non-cash compensation expense for outstanding options.

Impact of Inflation

  Inflation has not had a material effect on LION's business.

Interest Rate Risk

  To offset adverse fluctuations in interest rates, most of LION's investments are at fixed rates. To limit the potential impact of interest rate changes on borrowings, short- and long-term debt is maintained at fixed rates. Borrowings against lines of credit are at variable interest rates.

  For the nine months ended December 31, 2000, all of LION's borrowings were at fixed rates only.

Foreign Currency Exchange Rate Risk

  LION publishes its consolidated financial statements in euros. Currency fluctuations can affect LION's financial results, particularly fluctuations between the euro and the U.S. dollar. The U.S. dollar denominated proportion of LION's revenues and operating costs, respectively, are not fixed but vary. In FY 2000, approximately 50% of LION's revenues and approximately 20% of LION's expenses were denominated in U.S. dollars. During the nine months ended December 31, 2000, approximately 62% of LION's revenues and approximately 26% of LION's expenses were denominated in U.S. dollars. Accordingly, any appreciation of the euro against the dollar would have the effect of reducing LION's reported income.

  LION has not previously engaged in currency hedging transactions and does not currently contemplate doing so in the future. LION may, however, enter into such transactions on a non-speculative basis to the extent that it may in the future have substantial foreign currency exposure, for example, in connection with payments from customers or collaboration partners or due to investments.

Recent Accounting Announcements

  In June 1998, the Financial Accounting Standards Boards issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. Upon the standard's initial application, all derivatives are required to be recognized on the balance sheet as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented. Currently the standard is to be effective for fiscal years beginning

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

after June 15, 2000. In view of LION's current activities, it does not anticipate that the adoption of the new standard will have a significant impact on LION's financial position or results of operations.

  In December 1999, the SEC issued Staff Accounting Bulletin, or SAB, No. 101,"Revenue Recognition in Financial Statements. The SAB provides the SEC's views in applying U.S. GAAP to selected revenue recognition issues. LION is required to adopt the provisions of this SAB no later than the fourth quarter of fiscal 2001. The SEC issued additional guidance on this SAB in October 2000. LION is in the process of evaluating this SAB along with the additional guidance and has not yet determined the future impact on its consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

  Other than the exchange rate risk relating to LION's core activities described above, LION faces market risk, primarily interest rate risk, in connection with investment of LION's available cash balances. LION invests its available cash in money market funds, municipal notes, corporate debt securities and commercial paper. LION's primary objective in investing its cash is to preserve principal while maximizing the income without significantly increasing risk. Some of the securities in LION's investment portfolio may be subject to market risk. This means that a change in the prevailing interest rates may cause the market value of the investment to fluctuate. For example, if it holds a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the market value of LION's investment will probably decline.

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

                              DESCRIPTION OF LION

Scientific Background

   Genomics

  The blueprint for all biological activity is deoxyribonucleic acid, or DNA. DNA is located within the nucleus of every cell of an organism. This blueprint, or genome, comprises the total DNA content of the organism. DNA molecules consist of two long chains made up of millions of pairs of four different bases -adenine, cytosine, guanine and thymine, often abbreviated with their first letters A, C, G and T. The order, or sequence, of these bases is the code that ultimately determines structure and function in all organisms, including humans. Genomics is the study of the genome and all related genetic information relating to humans or other species, particularly its relationship to biological processes such as disease.

  Thanks to private and public efforts, the map of the human genome, comprising some 3.2 billion base pairs or some 6.4 billion total bases, has been almost completely unraveled. Despite what has been discovered to date, however, only a limited amount is understood about the human genome. LION believes that, by itself, the map of the human genome is of limited value and that the importance of this discovery will only reach its full potential if this sequence data is explored using additional techniques such as expression analysis, proteomics, functional genomics, genetic epidemiology, high-throughput screening and combinatorial chemistry, each of which is described below. Significant additional discoveries in each of these areas are needed to transform raw sequence data from the human genome into a more comprehensive understanding of genes, their functions and their role in disease.

  Expression Analysis. Each cell of an organism uses, or expresses, only those genes necessary for its specific role. When a gene is expressed, it produces a derivative copy of its sequence of bases called messenger ribonucleic acid, or mRNA. Messenger RNA is used as a template to direct the production of a protein. Proteins are large molecules composed of organic molecules called amino acids, which control all biological processes. The order of the bases in DNA determines the order of amino acids in a protein. Proteins are required for the structure, function and regulation of an organism's cells, tissues and organs. Each protein has a unique biological function.

  Different types of cells thus express different sets of genes. The types and amount of proteins expressed depends on the so-called expression levels of the cell's genes. The study of different gene expression levels and of the correlation between different expression levels and cellular behavior is known as expression analysis. The most common technique for expression analysis involves the use of DNA microarrays, which are small chip-like solid supports in which each gene is represented by a single dot. DNA microarrays enable the parallel study of all genes in a particular cell. The analysis of a gene's expression in parallel with other genes in a cell is also known as expression profiling.

  Proteomics. The analysis of the correlation between the genes expressed in a given cell or tissue and the proteins encoded by the corresponding mRNA is known as proteomics. Proteomics seeks to determine what proteins are being made where, in what amount and under what conditions, as well as how these proteins functionally interact with each other. Proteomics supplements DNA microarray analysis by providing additional information regarding chemical modifications that can affect a protein's activity within a cell.

  Functional Genomics. The field of functional genomics seeks to identify and characterize the various gene and protein expression patterns that modulate cellular processes, particularly the manner in which genes impact the disease process. It is the study of the function of genes, including how the expression of a particular gene is regulated, how the protein that the gene encodes functions, and how a gene affects normal physiology and disease. Expression analysis and proteomics form part of functional genomics and have a descriptive role as a preliminary step in functional analysis. Additional techniques, such as genetically modified mice or other model organisms, biological activity assays and cell culture studies, are also required to complement the findings

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

generated by expression analysis and proteomics. Together, these techniques can yield information on the function of hundreds of genes and proteins and their role and impact on disease.

  Genetic Epidemiology. The sequence of bases of the DNA of individual members of a species is substantially, but not completely, identical. Individual differences between humans, whether in terms of outward appearance or susceptibility to disease, derive from variations in approximately 0.1% of their DNA sequences. Variations in a single base pair position within genomic DNA between individuals are known as single nucleotide polymorphisms, or SNPs. Some SNPs have a direct impact on gene function; others serve as markers for other, as yet unidentified, SNPs that themselves influence gene function.

  Genetic epidemiology makes use of a collection of SNPs and other genetic variations in large population samples to correlate variation in the genetic constitution of an individual (the "genotype") to differences in the individual's observable character (the "phenotype") in relation to disease susceptibility and drug response. Genetic epidemiology analyzes a gene's role in a particular disease or its suitability as a drug target. Genetic epidemiology thereby supplements studies of animal models, cell cultures and biochemical reactions with information derived from the genes of both diseased and healthy humans.

  High-Throughput Screening. A drug target is usually a protein the modification of which can beneficially influence the progression or symptoms of a disease. Drug targets are identified and validated through the combined application of the techniques of expression analysis, proteomics, functional genomics and genetic epidemiology, as well as through animal studies. Once a drug target is identified and validated, a functional assay is developed. This assay attempts to indicate how the target's activity is influenced by the administration of drug-like chemical compounds. To select the best drug candidate from among hundreds of thousands of candidate molecules, the drug target is tested against each candidate molecule using automated methods. This process is known as high-throughput screening.

  Combinatorial Chemistry. The typical drug is a small organic molecule derived from natural sources or synthesized using organic chemistry methods. The high-volume testing required for high-throughput screening involves the testing of a huge variety of chemical structures. Combinatorial chemistry uses organic chemistry methods and automated techniques and equipment to synthesize thousands of related chemical compounds for use in the screening process.

   Disease

  It is now recognized that essentially all stages of disease are caused by or associated with changes in the expression levels of genes and the activities of specific proteins and biological pathways in affected cells. Disease can occur when a biological pathway in a normal biological function is upset or blocked as a result of a mutated or defective gene or genes. The ability to detect mutations in the DNA of a gene and to understand the process by which they contribute to disease is crucial to understanding the fundamental mechanisms of a disease.

  A few diseases, such as muscular dystrophy, are caused by DNA variation in a single gene. Far more common and widespread diseases, such as diabetes, cancer and obesity, are caused by DNA variation in more than one gene. In the latter case, multiple genetic factors may either cause disease directly or predispose an individual to disease in conjunction with environmental factors.

   Gene-based drug discovery and treatment

  While most treatments for disease rely on drugs that modify the activities of biological pathways by interacting with proteins expressed by genes in the affected cells and tissues, most drugs have been discovered more or less by chance, with little understanding of their modes of action. This reflects the fact that most drugs address the symptoms of diseases rather than their causes, especially as the causes of many diseases are largely unknown. In the search for safer and more effective drugs targeted at the causes of disease, pharmaceutical companies have begun to explore the application of genomics to the processes of drug discovery and

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

development. By understanding the role of genes in the control and function of biological pathways and cellular processes, scientists seek to more fully understand the genetic basis of the biological functions involved in disease.

  Modern gene-based drug discovery and development programs typically involve a series of complex steps, including gene discovery, target identification, target validation, high-throughput screening, lead selection and optimization, pre-clinical and clinical trials and patient stratification based on pharmacogenomic studies. Pharmacogenomic studies analyze genes and biological pathways to predict efficacy of drug candidates, review the performance and safety of marketed drugs, and identify the most appropriate patient population. Each step in this value chain is explained more fully in the following chart:


Gene Discovery      .Identifying a gene related to a disease

Target              .Identifying whether the protein encoded by the gene can serve as a drug target
Identification      .Identifying susceptibility to compounds or other influences

Target Validation   .Understanding of the functional role of a target in a disease process
                    .Developing assays

High Throughput     .Identifying potential lead candidates by screening compound libraries against a target
Screening

Lead Selection      .Characterizing and selecting potential drug candidates or "leads"
and Optimization    .Optimizing lead candidates by synthesizing various related compounds

Preclinical
 and                .Testing the efficacy and safety of optimized leads in animal models
Clinical
 Trials             .Testing the efficacy and safety of candidate drugs in human patients

Patient             .Understanding variances in the susceptibility of drugs within a population
Stratification      .Understanding the varying appearance of adverse effects within a population

   Nuclear receptors

  The process described in the preceding chart forms the basis of drug discovery for virtually every class of drugs and drug target including, for example, nuclear receptors. Nuclear receptors play important roles in nearly all aspects of development and adult physiology. They therefore have relevance to many medical indications. Nuclear receptors are activated by naturally occurring molecules, such as steroid hormones, that bind to them for diffusion across a cell's membrane. Although the exact functions of nuclear receptors are not known, the fact that nuclear receptors are biologically important and are activated by small molecules makes this an attractive opportunity for discovery of important new medicines.

  Currently, only seven nuclear receptors are known drug targets, but these seven play an important role in the pharmaceutical industry, accounting for approximately 20% of all prescription and over-the-counter drug sales. The nuclear receptor gene family encompasses well-established drug targets such as the glucocorticoid, progesterone and estrogen receptors. The glucocorticoid receptor is the target for steroid drugs such as prednisolone, cortisone or dexamethasone, which are still the most effective anti-inflammatory agents known. The estrogen receptor is the target of naturally occurring or synthetic compounds such as estradiol, tamoxifene

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

or raloxifene used in hormone replacement therapy, breast and uterine cancer therapy, osteoporosis and other diseases in the field of women's health. The progesterone receptor is the target for most contraceptive agents currently in use. These three nuclear receptors alone account for many billions of dollars of worldwide drug sales. Due to the general nature of nuclear receptors' mode of action, it is expected that from the 60-100 nuclear receptors estimated to be encoded in the human genome, many more high potential drug targets can be derived.

Industry Overview

   Increasing competitive pressures

  Companies in the life sciences industry suffer from increasingly intense pressure to develop innovative and effective drugs, chemicals and agricultural products on shorter schedules and at reduced cost in order to maintain their competitive positions. Particularly in the pharmaceutical industry, this pressure is attributable to several factors, including:

  . increasing R&D expenditure in recent years, with no net increase in the number of new drugs despite significant investments in high-throughput technologies;

  . the increasing need to demonstrate therapeutic improvements and economic benefits in order to obtain regulatory approval and reimbursement status for new drugs;

  . diminishing periods of therapeutic exclusivity, as new generations of drugs follow each other with ever greater frequency; and

  . the growing proportion of revenues that are exposed to generic competition as a result of patent expirations.

  The success of pharmaceutical and other companies in the life sciences industry is therefore dependent on their ability to identify and bring to market new compounds with targeted activities and properties in a timely and effective manner. In particular, life science companies are striving to reduce their product development cycles by obtaining more reliable, and useful information about product candidates at earlier stages of the R&D process. By doing so, these companies hope to more efficiently employ their finite R&D resources by focusing on more promising product candidates at earlier stages of development.

  According to industry sources, the market for life science R&D activities is currently approximately $50 billion per year, of which LION estimates that preclinical research accounts for $12.5 billion and clinical development accounts for $37.5 billion. As a result of competitive pressures to increase the number of products and reduce time-to-market, R&D expenditure has been increasing in recent years. Nonetheless, there is as yet little evidence to suggest that this increased spending is leading to improved productivity or quality in terms of new products and product candidates. Life science companies have adopted a number of measures aimed at improving the productivity and effectiveness of their R&D activities, including increased outsourcing at all stages of the R&D process.

   First generation discovery

  The process by which pharmaceutical and other life science companies identify new product candidates has traditionally been based primarily on decades-old advances in chemistry. Chemistry-based product development, however, is error-prone and serendipitous because it relies on trial-and-error methods of identifying product candidates with the activities and properties targeted but cannot explain the mechanisms by which these candidates produced the desired biological effects. These traditional methods are also unable to predict side effects or poor response levels in individual patients.

   Second generation discovery

  Beginning in the late 1980's, enormous advances in the understanding of genetics in particular and of biology more generally provided a new basis for life science R&D activities. As a result of this new body of

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knowledge, the life sciences industry is undergoing a paradigm shift, as biology increasingly supplants chemistry as the basis for product development. As part of this shift, life science companies are increasingly focusing their R&D efforts on both novel compounds and on novel targets, many of which are emerging from new high-throughput discovery technologies such as expression analysis, proteomics, functional genomics, genetic epidemiology, high-throughput screening and combinatorial chemistry.

  The shift from chemistry to biology and the introduction of high-throughput technologies as the basis for product discovery has presented life science companies with significant new challenges. The foremost of these challenges is managing the enormous volume, diversity and complexity of data generated and the consequent impact on the R&D decision-making processes. Thus today, the discovery and development of a new product candidate involve the storage, retrieval, manipulation, analysis, review, communication and management of large volumes of information relating to biological, pharmacological and toxicological properties, molecular patterns, chemical compound structures and properties, reactions involved in synthesis, physiology, patient response, statistical analysis and environmental effects. Life science companies also face increasing pressure to make better decisions faster as a result of increased competition to achieve "first mover" status in any drug class. Many life science companies are therefore struggling to design and implement the systems required to manage this data and information, share knowledge and provide a more rational basis for their decision-making processes.

  LION believes that life science companies' failure to date to generate increased R&D productivity despite significant investment in new technologies primarily reflects their inability to take advantage of the increasing volume and complexity of data and turn it into information and, ultimately, knowledge. Turning data from a particular scientific discipline into information requires integration and analysis of the data in the context of background information contained in the scientific literature of that discipline and, increasingly, related disciplines. Converting this information into knowledge about a particular disease, drug, target, gene or drug in turn requires the accumulation, integration, analysis and validation of this information by teams of researchers throughout their discovery and development departments. Historically, the life sciences industry has relied on the knowledge and skills of its researchers to perform this process of integrating data into information and refining information into knowledge.

   Third generation discovery

  LION believes that remedying the discontinuity between R&D expenditures and results requires improved data analysis and information management by life science companies. Through the use of effective, integrated IT solutions in the key initial stages of drug discovery, companies in the life sciences industry may be able to evaluate scientific data faster, more cost-effectively and more comprehensively to create new product candidates and to select the more promising candidates at earlier stages of the discovery and development process. LION estimates that, at present, internal and external expenditures on IT systems and services account for only about 5% of total R&D expenditure by companies in the life sciences industry. LION believes, however, that competitive pressures will compel them to devote more R&D resources to IT solutions and to adopt and implement new data analysis and information management systems. Many companies in the life sciences industry are not only increasing the resources they dedicate to their internal IT solutions, but are also outsourcing an increasing proportion of their product discovery and development process. As the preclinical R&D process is spread out to ever more participants, LION believes that standardized data analysis and information management systems of the sort LION provides will become increasingly critical.

  Nonetheless, sophisticated IT solutions are only part of the ultimate solution to overcome the problems facing pharmaceutical R&D efforts. Despite advancements in R&D processes, computer-derived results still have to be validated by experimental means. LION believes that successfully meeting these challenges requires a solution that brings together scientists, applied researchers and bioinformaticians via new technologies and Internet and intranet-based communications systems. While scientists have typically worked together only in teams organized by indication, new research processes require the exchange of knowledge across teams, for example in relation to target classes. The effective use of data analysis and information management in the life sciences industry therefore involves a reengineering of the R&D process.

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LION's Unique Approach

  LION believes that its combined expertise in information technology and experimental research makes its approach unique in the life sciences industry. LION's approach proceeds from three main hypotheses:

  .  life sciences are extremely complex;

  .  life sciences are increasingly becoming information sciences; and

  . the shift from chemistry to biology will ultimately trigger a process of faster and more productive product development in the life sciences industry.

  From these hypotheses, LION has derived the following key principles as the basis for its business model:

  .  innovative life science companies need to truly understand biology;

  . genomics technologies provide high-throughput means of analyzing life sciences; and

  . information technology is the key to turning genomics-derived data into useful information and refining that information into knowledge.

  The following are the key elements of LION's approach:

   Synergistic business model

  LION's business model encompasses two complementary core activities: the data analysis and information management focus of LSI(TM) and the experimental focus of iD/3/(TM).

  Through its LSI(TM) line of business, LION provides LSI(TM) data analysis and information management software and systems, as well as i-biology(TM) customized knowledge management solutions, which combine its software and systems with value-added consulting services. LION believes that its software and systems assist scientists in overcoming the challenge of integrating and analyzing the increased volume and complexity of data generated by new high-throughput technologies, while its i-biology(TM) solution represents a new approach to reengineering the life science R&D process to take advantage of the capabilities that new high-throughput technologies and developments in information technology provide. i-biology(TM) thus involves reengineering a customer's R&D organization to integrate IT experts into each individual research group and to facilitate the communication between these research groups to manage and share knowledge throughout the customer's organization.

  Through its iD/3/(TM) line of business, LION is applying its LSI(TM) systems and high-throughput technologies to applied drug discovery and to the development of genetic diagnostic systems. As such, iD/3/(TM) is designed to provide a prototype for the increased productivity resulting from the consistent application of LION's i-biology(TM) solution at all stages of gene-based drug discovery. Through these activities, LION aims to move drug discovery away from its historical model of essentially serendipitous discoveries to a more rational, IT-based approach that integrates and makes use of information generated throughout all stages of the discovery and development process.

  LION believes its business units are complementary and provide significant synergies in terms of creating customer and market-driven internal R&D processes in the life sciences industry. On the one hand, LION's LSI(TM) line of business benefits from exposure to demanding internal customers within iD/3/(TM), as LION's in-house scientists provide its software developers with the user input they require to ensure that LION's software developments find their way from idea to in-house application testing and to the market. LION's iD/3/(TM) line of business, on the other hand, benefits from the advanced informatics expertise of the LSI(TM) line of business to make the most of the productivity improvements that advanced information technology provides. Together, the comprehensive internal know-how of each line of business, combined with close customer relationships, fosters a customer and market-driven strategy that LION believes constitutes a substantial competitive advantage compared with companies that operate in only one of these areas.

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   Flexible product platform

  LION's product platform is based on its SRS data integration system. SRS provides life science researchers with the ability to integrate different layers of biological, chemical, pharmaceutical and medical data derived from each of the molecular, cell, organ, human and population levels. SRS provides a wide range of capabilities within a flexible architecture that can be adapted to each customer's specific requirements.

  Using the flexible SRS system as its base, LION is developing a range of software, each component of which can be used either independently or integrated with other components into a broader software platform to provide a complementary range of functions. LION believes that its software can serve as the IT core for the life sciences industry's entire R&D value chain, from gene identification to patient monitoring. LION believes that, together, its range of products offers unparalleled range of capabilities to the life sciences industry in terms of integration and ability to communicate between the individual programs and with SRS. LION's products are sufficiently flexible to adapt to new developments while at the same time integrating customers' pre-existing systems. For more information on each of these products, see the section entitled "--Technological Platform, Products and Services."

   In-house validation of LION's business concept

  Many other companies have established drug discovery activities. LION believes that its efforts in this area differ from those of other companies, inasmuch as LION is demonstrating the validity of i-biology(TM) as a model for reengineering life science research and development through its own iD/3/(TM) activities. With over 80 computational biologists and more than 70 experimental researchers, LION believes it is exceptionally well placed to demonstrate to its existing worldwide customer base and to potential customers the benefits of the integration of information technology with high-throughput experimental research.

   Well-positioned to provide the IT basis for individualized patient care solutions

  The next ten years are expected to see the advent of an integrated system of gene-based, patient-specific diagnosis and pharmacotherapy. LION believes that its combination of IT expertise and experimental research capabilities make it well-positioned to become a leading provider of IT systems to integrate and manage the wealth of complex biological, chemical, pharmacological, toxicological and medical patient data and information that such an integrated system would require. LION thereby seeks to provide a unified platform for data analysis and information management across the life sciences R&D value chain, up to and including the health care market.

Strategy

  LION's goal is to become the premier route to the acquisition and full exploitation of biological, chemical, pharmaceutical and medical knowledge for the broader life sciences industry, which includes the pharmaceutical, biotechnology, agricultural biology, food and cosmetics industries and, ultimately, the health care industry. LION aims to become the market leader in providing IT systems for turning data into information, as well as advanced solutions for refining information into knowledge, to help life science companies address the challenges and increase the productivity of modern product discovery and development. LION seeks to achieve this aim by helping life science companies to extract and generate more useful and reliable knowledge from their data and to increase the productivity and effectiveness of their R&D expenditures through the intelligent management of biological, chemical, pharmacological, toxicological and medical data and information. LION intends to lead by example and apply its IT solutions internally, thus demonstrating the power of drug discovery based on rational decision-making processes rather than on a trial-and-error approach. LION's ultimate strategic goal is to support the development of IT-driven Individualized Patient Care Solutions, or iPCSs, capable of correlating patients' genetic information with classical medical and disease parameters for integrated diagnostic, disease prevention and therapy recommendation systems.

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  LION pursues its strategic objectives through two complementary and convergent lines of business: LSI(TM) on the one hand, and iD/3/(TM), on the other. LION believes this combination of activities allows it to approach decision-makers at its customers at several different levels, with contacts made at one level helpful in winning new business at other levels. Typically, LION's first contact with a new customer would be made through one of its research departments, which may be interested in acquiring a license for one of LION's LSI(TM) software products. By virtue of the flexible nature of its products, LION would then seek to generate further business by licensing additional LSI(TM) products to the initial research department and by extending its licenses to other departments. As awareness of LION's products, and the approach they embody, grows at different levels of the customer's organization, LION would then work with the customer to more deeply embed IT-based solutions into its R&D organization through i-biology(TM). At each stage of this process, LION's iD/3/(TM) activities serve as a reference point for the benefit that the integration of information technology into the life science R&D process can provide.

  In the near term, LION intends to focus its efforts on the conclusion of additional i-biology(TM) arrangements, along the lines of its landmark agreement with Bayer, the acquisition of new customers, the development of its LSI(TM) platform based on its SRS data integration system and the development of its iD/3/(TM) line of business. Ultimately, LION seeks to establish for its business a foundation based on four revenue streams:

  .  license fees from software;

  .  ongoing R&D payments and corresponding milestone payments;

  .  product-based revenues; and

  .  other income;

  derived from each of:

  .  licenses and sales of its LSI(TM) products;

  .  i-biology(TM) arrangements;

  . the licensing and sale of know-how, including target/drug combinations, developed by LION's iD/3/(TM) unit; and

  .  LION's future iPCS-related activities.

   LSI(TM)

  Through this line of business, LION seeks to help its customers increase the efficiency and productivity of their R&D activities by reducing the time needed to make R&D decisions through the acceleration and streamlining of their activities. LION also seeks to help its customers make better decisions by providing them with value-added data and information analysis capabilities and by improving their process management. Through these activities, LION seeks to assist its customers in the life sciences industry by transforming vast amounts of raw data into information and refining this information into knowledge.

  LION has identified the following as key elements in achieving its goals for its LSI(TM) and i-biology(TM) line of business:

  . Focusing on the tight integration of IT-systems development and experimental laboratory-based research. LION believes that this high level of integration not only enhances the "real life" applicability of its IT systems, but also enables its iD/3/(TM) unit to implement projects more quickly and effectively than its competitors.

  . Extending LION's proprietary SRS data integration program, which provides data retrieval technology across a multitude of different databases quickly and accurately, to build data warehouses to handle genomics and other life science data. In parallel, LION is also developing additional modules for text-based data mining and other features for enhanced research productivity.

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  .  Applying LION's technological platform to continue to be the leading innovator in the area of enterprise-wide data analysis and information management for companies in the life sciences industry. LION seeks to provide enterprise-wide data analysis and information management solutions by combining biological, chemical, pharmacological, toxicological and medical patient data with information technology in order to accelerate the drug discovery process and improve overall efficiency and productivity in life science research and development.

  . Maintaining and strengthening strong customer and market orientation. LION believes that scientific excellence alone cannot guarantee success in its markets. Only by maintaining a customer focus, involving close relationships with multiple customers throughout the life sciences industry, will LION achieve the advances in product development required for commercial success.

  . Forming and intensifying relationships with other leaders in life science research to retain LION's leadership in the field and remain at the forefront of efforts to reengineer the life science R&D process.

   iD/3/(TM) integrated drug discovery and diagnostics

  iD/3/(TM) serves as LION's in-house showcase for an efficiently established i-biology(TM) solution and as the framework for LION's own pharmaceutical and diagnostic research. LION uses its iD/3/(TM) line of business to demonstrate the applicability of i-biology's(TM) organizational structures and integrated LSI(TM) platform throughout the entire drug discovery process. In order to persuade its customers of the benefits of i-biology(TM), LION seeks to demonstrate its ability to yield greater productivity and higher quality results through iD/3/(TM) than can be achieved through conventional drug discovery processes. LION seeks to demonstrate this by providing, through iD/3/(TM), an IT-based drug discovery and diagnostics "factory" that implements and continuously reinvents an advanced combination of high-throughput technologies and Life Science Informatics systems. LION's iD/3/(TM) unit works closely with its LSI(TM) line of business to identify new trends in gene-based drug discovery and define specifications for new LSI(TM) products. iD/3/(TM) also tests these new LSI(TM) products to demonstrate their capabilities and performance in actual use.

  To make the most efficient use of its resources, LION's iD/3/(TM) unit will initially focus on generating and outlicensing proprietary knowledge in the target class of nuclear receptors. At a later stage, LION will seek to use these results to generate and outlicense proprietary target/drug candidate combinations and genetic markers for use in DNA-based diagnosis systems. LION will focus on:

  . nuclear receptors as the target class of choice on account of their market potential and suitability for demonstrating the process "from gene to lead"; and

  . genetic epidemiology as a means of developing diagnostic tools that can analyze patients' susceptibility to disease based on genetic information and to improve the drug discovery process.

  LION seeks to achieve these goals by:

  . establishing a network of cooperation arrangements with other biotechnology and pharmaceutical companies and academic alliances to validate LION's concepts, get access to latest developments and technologies and generate revenues at an early stage; and

  . filing patent applications on novel targets, modes of action, potential lead compounds and technologies in a strategic manner in order to establish and maintain a strong intellectual property position in the field of nuclear receptors.

History

  LION was founded in March 1997 around a nucleus of six scientists from the European Molecular Biology Laboratory, or EMBL, in Heidelberg, Germany and the University of Heidelberg, together with LION's chairman, Dr. Friedrich von Bohlen und Halbach. LION started by applying technology to identify and determine

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the order of all bases in, or to "sequence," a piece of DNA and bioinformatics to the provision of genomic analysis services. Since then, LION's business has evolved from the provision of fee-for-service genomics research to encompass LSI(TM) and value-added drug discovery efforts in innovative combinations to meet the existing and emerging needs of customers throughout the broader life sciences industry.

Technological Platform, Products and Services

  LION offers genomics and informatics solutions through two complementary and integrated strategic business units, LSI(TM) and iD/3/(TM). Through its LSI(TM) line of business, LION develops research data analysis and information management systems, as well as customized knowledge management solutions through its i-biology(TM) solution. Through its iD/3/(TM) line of business, LION applies state-of-the-art high-throughput technologies and advanced information technology systems to applied drug discovery and diagnostics. LION's activities in the area of integrated drug discovery build upon its past activities in applied genomics projects, in which LION integrated its various biology and information technology-related expertise to develop new solutions for customers on a fee-for-service basis. The importance of fee-for-service applied genomics activities has been decreasing in recent periods as a result of LION's increased focus on applied genomics activities as part of its own in-house projects, and LION expects that it will continue to do so as these activities are no longer a focus for it.

   LSI(TM)

  LION develops informatics applications and data integration technology systems for the life sciences industry. The integration of data, software tools and people is vital to the success of any informatics program in the life-sciences industry and forms the foundation of the systems and services LION provides to its customers. LION's LSI(TM) products and services are currently used primarily in the pre-clinical phases of new pharmaceutical development, the equivalent pre-approval phase of agrochemical product development and product discovery phases of other life science research. LION estimates that these phases can represent between 25% and 30% of the expense of new product R&D. LION is currently developing new software products that it believes will be able, together with LION's existing systems, to cover a customer's entire R&D value chain, from gene identification and target identification to target validation and patient monitoring.

  LION's current systems and its systems under development provide a wide range of IT capabilities for the acquisition, integration, analysis and cross-disciplinary comparison of data across the life science R&D value chain. This complementary and integrated range of products is based on LION's proprietary SRS data integration system, which provides advanced integration and retrieval capabilities for each of LION's other LSI(TM) products. LION's SCOUT family of software products comprise various programs for each stage of the drug discovery process. These modules can be integrated with SRS to turn data into information. These products reduce the time needed for the tedious work of data integration and analysis, thereby freeing resources for the refinement of the information generated into knowledge.

  Genomics-related high-throughput technologies increasingly have a role at multiple stages of the drug discovery process. Accordingly, each component of LION's LSI(TM) platform has been designed so that its capabilities can be applied in a versatile way to different tasks. Thus, expression profiling based on DNA-microarrays, for example, can be applied during early stages of the drug discovery process, as in target gene identification, as well as the comparison of different chemical compounds and in toxicological compound profiling. LION's products do not themselves perform physical tests of tissue or other samples, nor do they replace animal or human testing. Instead they analyze and integrate data and information generated by experimental means or by technical equipment.

  In view of the potential use of LSI(TM) products at multiple stages of the drug discovery process, LION has constructed its LSI(TM) platform so that the entire process can be supported with a minimum of modules. Nevertheless, the flexible design of the system enables the development of new modules and the customization of existing ones quickly and efficiently to meet a customer's specific needs. The following chart illustrates how

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LION's current, prototype and development-stage life science informatics products can be used in the drug discovery process:

                                    [CHART]
  In addition, through its i-biology(TM) solution, LION believes that it has introduced to the life sciences industry a new approach to reengineering R&D processes to take advantage of the capabilities that new developments in information technology provide. LION's i-biology solution represents an IT-based system for the management of knowledge throughout a customer's different R&D sites and departments. It involves the reorganization of a customer's research activities by combining traditionally divided experimental and IT-based research groups into unified teams. It also involves the reorganization of communications between teams to maximize information and knowledge sharing through an intranet-based knowledge exchange, an advanced project status report architecture and regular meetings in disease-focus workgroups. By reorganizing R&D activities along physiological, rather than functional, lines, i-biology(TM) redefines the R&D environment to erase the distinction between experimental and IT-based research, thereby enabling the accumulation of knowledge about targets, biological pathways implicated in disease and drug candidates on an enterprise-wide scale.

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  LION's recently expanded landmark deal with Bayer demonstrates the validity of this innovative solution and serves as a model for how LION's i-biology solutions can be implemented for other customers throughout the life sciences industry. See the section entitled "--Customers."

  LION's programs require substantial computing power to conduct the extensive search and data interpretation functions that the software provides. LION is therefore dependent upon the widespread availability of sufficient computing power but not, LION believes, on any single hardware supplier or group of hardware suppliers.

  Although LION obtained early versions of its SRS and bioSCOUT(R) products from others, each of LION's products largely represents its own development efforts. LION therefore does not believe it is dependent on software supplied by others, although optimal use of LION's products does require access to public databases and similar information sources.

   Current products

   SRS Data Integration System

  An understanding of modern biology requires the comprehensive integration of a wide range of diverse types of data. LION's SRS data integration system meets this need. SRS can integrate the diverse universe of life science data, connecting customers' internal and in-licensed databases with over 400 public domain databases through a single search query and navigation interface. Through SRS's single interface and automatic search capabilities, researchers and bioinformaticians can find the relevant data quickly and easily from among the vast universe of available sources, substantially reducing search times. SRS searches can be performed over the Internet or with a customized solution tailored to each customer's specific requirements.

  SRS provides customers with an expandable framework for their data integration needs. Using SRS' extensive platform, researchers can integrate new databases and applications into the system and exploit the links between databases. In addition, LION is currently developing a feature enabling SRS to search different types of relational databases. SRS is designed to grow with the increasing volume and complexity of biological data. It can also be adapted to each customer's specific needs as its needs evolve. SRS thereby solves the customer's problems of accessing, integrating and querying diverse biological and life science data. It also enables bioinformaticians to develop applications and algorithms on top of SRS to add value to their research program.

  LION's SRS data integration system can run on Silicon Graphics computers using the IRIX operating system, SUN Microsystems computers using the Solaris operating system and Compaq computers using the digital UNIX operating system, as well as on any computer using the LINUX Red Hat operating system. The end user requires only a platform-independent web browser to run the software.

  LION provides a wide range of value-added products and services to enable its customers to get the most out of the SRS system. These include LION's SRS Prisma and SRS Objects software tools, as well as consulting, customization and training services.

  SRS Prisma. SRS Prisma is a software tool that organizes all of the routine tasks necessary to integrate public data into a bioinformatics environment. SRS Prisma automates the daily integration of all relevant life science data into a customer's own bioinformatics network. SRS Prisma supports the mirroring of 20 public domain databases and can easily be configured to monitor and update new databases. SRS Prisma thereby enables scientists to access the most current data in multiple databases. At the same time it facilitates the efficient administration of the customer's IT infrastructure.

  SRS Objects. SRS Objects is a set of user-friendly programming interfaces for creating customized features within SRS. SRS Objects provides a suite of tools to facilitate fast and efficient software development around SRS. This user-friendly software lets programmers access and deploy the full range of SRS' capabilities

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tailored to each user's specific needs. SRS Objects thereby eases access and promotes the use of integrated data within a particular SRS installation. SRS Objects supports all common programming languages.

  Services. LION provides professional services for the rapid development of custom SRS installations. LION's consultants assist customers, both on and off-site, in the installation of the SRS system, its configuration for the major public domains, the integration of in-house applications and internal and in-licensed databases, the development of custom views and interfaces and the integration of internal data visualization resources.

  LION also provides SRS administrators or programmers with the skills they need to work effectively with SRS and practical training for the installation and maintenance of an SRS server. In addition, LION provides training on the use of the SRS system, to enable scientists to fully exploit its wide range of features.

   bioSCOUT(R)

  The identification of new drug targets and development of new drugs and other biologically active compounds requires the transformation of raw molecular sequences and other data into concrete information relating to matters such as biochemical properties, structures and functions. This information requires the compilation of enormous amounts of data as well as the expert knowledge required to evaluate such data. LION's bioSCOUT(R) bioinformatics software provides easy-to-use automated methods for the comprehensive and simultaneous annotation of single or multiple gene and protein sequences, eliminating the tedium of repetitive manual sequence analysis. bioSCOUT(R) simplifies and automates all essential steps of this analysis, from data compilation to the prediction of gene function, thereby accelerating the prediction of function and the generation of biological knowledge. bioSCOUT(R) accomplishes this by allowing the user to enter a sequence and then launch an automated analysis of the sequence by pressing a single button. The software's algorithms then perform a range of different search, comparison and interpretation processes to produce a report summarizing the results of each of these steps and providing hyperlinks to more detailed information.

  The accuracy of bioSCOUT's(R) gene function prediction tool depends on the accuracy of the data and information contained in the databases used by bioSCOUT(R) in the relevant sequence analysis. Because databases with curators, like the SwissProt protein database, tend to be more accurate in assigning functions to genes than are databases without curators, bioSCOUT(R) ranks databases by their expected accuracy. If different functions are assigned by different databases, the software automatically uses this ranking feature to include the most accurate information in its summary report.

  bioSCOUT(R) presents its applications and data within an easy-to-use framework that facilitates efficient project management. bioSCOUT(R) is integrated with the SRS data integration system to provide a comprehensive solution for simultaneous sequence annotation and data integration.

  The flexible design of bioSCOUT(R) ensures that the system can grow to meet a customer's evolving bioinformatics needs. LION provides extensive training support to its customers, both onsite and at LION's premises, in order to enable them to fully exploit bioSCOUT's(R) capabilities and maximize bioSCOUT's(R) potential for their own activities. LION's bioSCOUT(R) system can run on Silicon Graphics computers using the IRIX operating system, as well as on Compaq computers using the digital UNIX operating system. The end user requires only a platform-independent web browser to run the software.

   arraySCOUT(TM)

  arraySCOUT(TM) is LION's expression data analysis software. arraySCOUT(TM) is a powerful solution for turning expression profiling data into a specified selection of candidate genes. Employing a set of optimized statistical algorithms to evaluate experimental data, arraySCOUT(TM) identifies gene clusters involved in various biological phenomena and verifies detailed biological hypothesis about the role of a specific gene in a particular biological process. It permits scientists to:

  . evaluate expression profiling data through optimized statistical algorithms;

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  .  identify gene clusters within seconds; the exact timing depends on the number of genes, which may number in the thousands, involved in the clustering process;

  .  easily access enhanced biological information about selected genes via
     SRS;

  .  manage data and users within defined projects; and

  .  integrate sequence analysis via bioSCOUT(R).

  Generating new knowledge and making the best use out of expression profiling data can only be achieved if the results can be compared, combined and proven by simultaneously accessing internal and external data sources. arraySCOUT(TM) is therefore closely linked to LION's SRS data integration system to provide integration of both internal and external databases. In addition, arraySCOUT(TM) can be linked to bioSCOUT(R), enabling scientists to obtain annotated sequences automatically or to conduct in-depth sequence analysis. This demonstrates LION's ability to offer a flexible but tightly integrated software platform.

  arraySCOUT(TM) has the ability to interface with any database system containing raw expression data, a powerful set of clustering and visualization tools and an open application programming interface, which allows users to add their own proprietary analysis methods.

  LION's arraySCOUT(TM) expression data analysis software can run on Silicon Graphics computers using the IRIX operating system, as well as on any computer using the LINUX Red Hat operating system. The end user requires only an installation of a Java application to run the software.

   genomeSCOUT(TM)

  genomeSCOUT(TM) is LION's genome comparison and analysis software system, which performs computational comparisons of genomes. genomeSCOUT(TM) enables scientists to identify the unique genes within an organism and explore the similarities and differences between entire genomes. genomeSCOUT(TM) comes with precomputed comparison databases to enable scientists to quickly perform comparative genomics experiments entirely by computer. This software was developed primarily for the analysis of microbial genomes, with applications in the identification of microbial drug targets and for the development of vaccines. The software is designed for use across a company's entire R&D process. It is a valuable tool for handling complex and diverse projects ranging from the optimization of microorganisms for industrial production to the identification of pathogenic principles in microbes and viruses.

  LION's genomeSCOUT(TM) software can run on Silicon Graphics computers using the IRIX operating system, as well as on any computer using the LINUX Red Hat operating system. The end user requires only an installation of a Java application to run the software.

   Prototype products

   pathSCOUT(TM)

  LION is currently developing an application to serve as a representation of biological pathway information. In its current form, pathSCOUT(TM) can be used to validate potential targets, for example by discovering metabolic pathways using other databases' information relating to enzymes, which are proteins that catalyze chemical reactions within an organism. Using either the name or the structure of a compound or enzyme, the pathSCOUT(TM) system can calculate a series of reactions in which the compound or enzyme is involved. In contrast to existing applications, pathSCOUT(TM) calculates its pathway diagrams "on the fly," rather than merely displaying pre-made pathway templates.

  LION has designed pathSCOUT(TM) to complement its existing software modules to make use of their capabilities. LION believes that, when combined with its other products such as arraySCOUT(TM), (pi)SCOUT(TM) and genomeSCOUT(TM), pathSCOUT(TM) will become a powerful tool for understanding gene function.

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   (pi)SCOUT(TM)

  LION is currently developing an application to analyze protein-protein interactions. In its current form, (pi)SCOUT(TM) derives information about these interactions using an advanced text-mining feature. The program locates text passages throughout the academic literature relating to a selected protein and a designated biological-interaction, such as "binding."
(pi)SCOUT(TM) then uses the text passages it identifies to generate a literature-based description of the selected protein. This information can then be combined with the biological pathway information generated by pathSCOUT(TM) to obtain a more detailed understanding of protein interactions within biological pathways. LION is developing (pi)SCOUT(TM) in collaboration with one of its academic advisors, Dr. Alfonso Valencia.

   SRSeverEST(TM)

  ESTs (Expressed Sequence Tags) are partial sequences of cDNAs generated from cellular mRNAs. This sequence information can be used for transcription investigation, gene identification, gene regulation studies and in diagnostics. Due to the limited sequence length and quality, EST clustering is necessary for these scientific applications. LION's SRSeverEST(TM) employs state of the art clustering software for a robust EST assembly. In addition, SRSeverEST(TM) is capable of handling large data sets efficiently and can therefore be integrated with SRS. SRSeverEST(TM) has a user friendly interface for making queries and determining the biological significance of ESTs. Applications of SRSeverEST(TM) can be found in fields as diverse as drug target identification and crop science.

  SRSeverEST(TM) is being developed by LION using software that has been licensed from Electric Genetics and software that has been licensed from the University of Washington.

   Products under development

   SNP-SCOUT(TM)

  SNP-SCOUT(TM) is a comprehensive software package for the identification, validation and analysis of so-called single nucleotide polymorphisms (SNPs). SNPs in each individual's genome are responsible for variation in susceptibility to diseases and response behaviour to certain drugs. The rapid and automated identification of SNPs is therefore an essential prerequisite for the broad scope analysis of these factors in humans and forms the basis for large-scale genetic target validation and pharmacogenetic studies.

   GT/PT-SCOUT

  GT/PT-SCOUT complements the capabilities of SNP-SCOUT(TM) on the level of large-scale genetic analysis studies. It analyzes the impact of either individual genetic variations (SNPs) or the combination of SNPs in a given individual to a quantitative outcome in the form of disease susceptibility, such as the age of onset of heart attack or stroke. GT/PT-SCOUT performs various statistical analyses to validate drug targets or to test the diagnostic capabilities of certain SNPs or SNP combinations. GT/PT-SCOUT also provides the same analysis function for pharmacogenetics by assessing the impact of certain SNPs for individual differences in drug responses.

   iD/3/(TM)--integrated drug discovery and diagnostics

  Through its iD/3/(TM) line of business, LION seeks to use its expertise in informatics and drug discovery to conduct its own internal drug discovery and diagnostics activities based on genetic knowledge. These activities are based on the experience LION has gained in providing fee-for-service genomics services projects, primarily the sequencing and annotation of genes of the genomes of disease-causing bacteria and of industrially used bacteria. As LION's strategic focus has evolved, these fee-for-service projects are no longer a focus for it.

  iD/3/(TM) serves as LION's in-house showcase for an efficiently established i-biology(TM) solution. Through its iD/3/(TM) activities, LION seeks to demonstrate the benefits of using its integrated LSI(TM) platform at every stage of

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the drug discovery process. LION seeks to do this by generating know-how, up to and including target/lead combinations, that its customers can use in their drug discovery, drug development and molecular diagnostics efforts. LION's activities in this area are focused on two areas: i-drug discovery, which focuses on the initial stages of the drug discovery process, and i-diagnostics, which uses the techniques of genetic epidemiology to validate targets in humans and assess susceptibility to disease based on individuals' genetic make-up.

   i-drug discovery

  LION believes that the extensive application of data analysis and integration technology will result in IT systems that have the ability to predict with some degree of accuracy the pre-clinical and clinical success or failure of potential novel drug candidates. The early identification of candidates likely to fail could enable researchers to achieve higher throughput in terms of numbers of drug candidates, as well as a greater likelihood of successfully getting candidates through the clinical approval process. Achieving this would yield substantial cost and time savings to pharmaceutical companies.

  LION's efforts in this area currently focus on the initial stages of the drug discovery process, from gene identification and target discovery through lead selection and optimization, or "from gene to lead." LION's goal is to provide customers with an integrated process for proceeding from gene to lead by making use of its expertise in the application of informatics. LION believes the success of this approach is dependent on the character of the target for which a lead candidate is sought. To be suitable,

  . the target must naturally bind to small molecules, as most drugs are small molecules;

  . the target must resemble a family of closely related genes of which at least some members have a structure that can be modelled. The family must also have similar binding behavior and modes of action. Therefore, standardized methods can be developed to analyze target gene functions; and

  . at least a few examples of the target class should be well established as drug targets with high sales potential.

  LION believes that nuclear receptors represent the target class that best fulfills these criteria. Accordingly, LION has focused its efforts in the drug discovery area on this class. LION's research activities in relation to this target class focus on four main techniques:

  . Target identification: Utilizing its bioinformatics expertise, in particular its bioSCOUT(R) software, LION seeks to identify novel targets among nuclear receptors. LION uses sequence information from known nuclear receptors to screen public databases for novel receptor candidates that share parts of the sequence of known receptors to classify them as gene family members. LION combines the results of this computational research with experimental results from techniques such as polymerase chain reaction and yeast-hybrid experiments. Polymerase chain reaction is a process used to replicate selected parts of DNA using the enzyme polymerase and heat treatment. Yeast-hybrid experiments are a standard method for identifying protein-protein interactions. The polymerase chain reaction technique is used to amplify fragments of novel nuclear receptors based on gene fragments from known nuclear receptors. Yeast-hybrid experiments use gene fragments from known nuclear receptors to identify molecules that can bind to novel nuclear receptors. Both of these techniques use tissue samples from humans and mice as source material for DNA and RNA. LION obtains these samples from Infogen and from one of its academic collaboration partners.

  . Expression analysis: Using its arraySCOUT(TM) expression analysis software, LION analyzes all tissues and nuclear receptors, as well as all "cofactors" of nuclear receptors to identify where selected target genes are active. A cofactor is a companion molecule that binds with a nuclear receptor. It may either suppress or activate the nuclear receptor to which it binds.

  . Analysis of protein interaction and biological pathways: Using its prototype pathSCOUT(TM) software, LION analyzes selected nuclear receptors and their cofactors to ascertain their mode of action.

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  .  Assay development: Finally, LION seeks to develop assays for the nuclear receptor it selects. These assays seek to determine if any one of a library of compounds activates or suppresses the nuclear receptor. LION delivers these assays to partners who conduct the requisite high-throughput screening.

  The data generated from each of these techniques is then fed into an integrated knowledge environment based on LION's i-biology(TM) solution. This knowledge environment can then be sold or licensed to customers, either including the data LION has generated or comprising the IT infrastructure alone.

  As LION's efforts in the drug discovery area continue to develop, it will also seek to use the data it generates to identify its own target drug combinations for sale or licensing to customers. LION intends to license the lead candidates it identifies to pharmaceutical companies for further pre-clinical and clinical development. In particular, LION does not intend to conduct its own clinical development of drug candidates, particularly in highly competitive systemic indication areas. LION may, however, conduct its own clinical development, including in conjunction or in collaboration with third parties, for niche areas with unmet medical needs, for example in minor indication areas. One area in which LION might pursue this approach is the use of nuclear receptor-targeted drugs, such as anti-inflammatory drugs, in dermatology, which offers favorable conditions for efficient and affordable clinical development.

   i-diagnostics

  Through its i-diagnostics activities, LION uses the techniques of genetic epidemiology to gauge susceptibility to disease. LION analyzes the medical and genetic data of thousands of individuals, in particular individual variations in the sequences of their genes, or single nucleotide polymorphisms (SNPs). With this information, LION seeks to establish statistical correlations between an individual's genetic make-up or genotype, with the symptoms and other disease-relevant information, or phenotype. LION then seeks to use these statistical correlations to establish an individual's susceptibility to selected diseases on the basis of his or her individual genome.

  Together with its partner, Infogen, LION has collected blood samples of approximately 8,000 cardiovascular risk patients grouped into core families. LION believes this collection of samples greatly enhances the possibility to find statistically significant correlations between genetic make-up and observable characteristics, such as age of onset of heart attack or stroke, using the techniques of genetic epidemiology. LION intends to broaden the scope of these patient populations to cover other major medical indications, such as osteoporosis, asthma, rheumatoid arthritis or other chronic inflammatory diseases through collaborations with other academic or commercial partners.

  LION believes that the information thus generated can also be used to validate targets in humans at a very early stage of drug discovery. In traditional methods of drug discovery and development, testing in humans occurs only toward the end of the product development process, in clinical development. In the traditional model, clinical development occurs only after conclusion of a long series of development efforts beginning with gene identification and ending with pre-clinical testing in animals. The statistical correlations generated through LION's i-diagnostics activities will provide human-related data that can be used at a much earlier development stage to improve the predictive power of target validation.

   iPCS

  In the final stage of development of both its LSI(TM) and iD/3/(TM) lines of business, LION will seek not only to develop new drugs, but also to combine its informatics expertise with these activities to establish wholly new health care IT, or Individualized Patient Care Solutions (iPCS). LION would seek to provide health care IT-systems infrastructure that can combine genetic data analysis and information management capabilities with the ability to correlate a patient's genetic data in a point-of-care system. LION will seek to develop genetic diagnostic tests in selected areas to demonstrate the applicability of these systems. It would then seek partners from among the major pharmaceutical and diagnostic equipment manufacturers, and in the health care industry,

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to market these and other IT-driven integrated diagnostics and therapy recommendation systems to any point-of-care application in physicians' offices and in clinics.

   Current products

   arrayTAG(TM)

  arrayTAG(TM) is a collection of cDNA clones, which are generated by a novel technology developed by LION's iD3(TM) business to specifically tailor cDNA clones for chip technology. These newly designed clones facilitate the production of high-quality microarrays. The selection of various tissues for the compilation of the cDNA libraries as well as the highly efficient elimination of redundancy through hybridization results in a broad representation of the transcription.

  arrayTAG(TM) features:

  .  non-redundant sequence verified cDNA clones,

  .  optimized design for microarray application,

  .  representation of gene-specific sequences, and

  .  stringent IT-based quality control.

  arrayTAG(TM) is the first available cDNA clone collection that is specifically optimized for microarray application. The novel design ensures sensitive and reproducible profiling results. Moreover, arrayTAG(TM) is directly linked to LION's integrated annotation database arrayBASE(TM) to speed up access to in-depth information about differentially expressed genes. For the most convenient data interpretation, arrayBASE(TM) is directly linked to LION's microarray analysis software arraySCOUT(TM). This novel integrated solution of optimized cDNAs, comprehensive expression analysis software and relevant background information about each clone provides a rapid means for understanding the biological role of differentially expressed genes.

  LION is currently providing arrayTAG(TM) for mice. Further arrayTAGs(TM) for other model organisms used in life science research, such as rats and dogs, are currently in development. The clones are provided as glycerol stocks in microtiterplates. LION's arrayTAG(TM) for mice consists of 10,000 unique cDNA clones.

   arrayBASE(TM)

  arrayBASE(TM) is a comprehensive annotation database, which allows direct access to biological background information for each arrayTAG(TM). Structured and detailed information about each clone is provided in comprehensive reports generated with LION's bioSCOUT(R). This allows the researcher to directly access in-depth information about differentially expressed genes. The SRS integration of arrayBASE(TM) provides convenient cross-database queries as well as cross-communication to microarray analysis software, such as LION's arraySCOUT(TM).

  arrayBASE(TM) features:

  .  sequence information,

  .  queriable annotation data for every arrayTAG(TM),

  .  regular updates of arrayTAG(TM) annotation,

  .  links to a comprehensive set of public databases,

  .  identification of corresponding public EST clones,

  .  tissue specific expression of the gene, and

  .  extraction of patent and bibliographic information.

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  LION's arrayBASE(TM) software can run on Silicon Graphics computers using the IRIX operating system, as well as on any computer using the LINUX Red Hat operating system. The end user requires only an installation of a Java application to run the software. arrayBASE(TM) can be made accessible through the Internet.

Customers

  LION has more than 30 customers throughout the international life science and health care industries to which it has licensed its software products. In addition, LION has also successfully completed nine genomics projects for customers. Many of LION's customers have expanded their existing agreements with it or have entered into new partnerships with it. LION believes this demonstrates the value of its products and services to its customers. The following table shows the major customers serviced by LION since LION's formation and the region in which each is located:

    USA                       Europe                           Japan
------------  --------------------------------------- -----------------------
Cargill       Aventis R&T/Hoechst  Janssen-Cilag      Daiichi
Celera        Bayer                Merck KGaA         Welfide Corporation
DuPont        Boehringer Ingelheim Nestle             Sumitomo Pharmaceutical
Entigen
 Corporation  British Biotech      Novartis
Merck Inc.    Degussa              Novo Nordisk
Paradigm
 Genetics     Glaxo Wellcome       SmithKline Beecham
Pharmacia &
 Upjohn       Intervet             Unilever

  In addition, LION has sold its arrayTAG(TM) clone collection and its arrayBASE(TM) annotation database to designated research institutes of the biomedical section of the Max Planck Gesellschaft, a non-profit, independent basic research institution in Germany.

  LION's most important customer relationship is with Bayer.

  LION's relationship with Bayer began with a fee-for-service genomics project for Bayer's central research department in May 1998. Under this project, LION's role was to analyze the genome sequence of the maize fungus Ustilago maydis over a two-year period to better understand the relationship between this disease-causing agent and its host. As part of the project, LION sequenced the entire 20 megabase pairs of the Ustilago maydis genome and identified and annotated all of its genes. Bayer also licensed LION's bioSCOUT(R) software for the purpose of using the results of this research. Bayer agreed to pay to LION the sum of (Euro) 3.07 million for performing this analysis and (Euro) 0.45 million plus value added tax for the use of bioSCOUT(R) and for LION's bioinformatics services in connection with this project. The results of the research and any patents or other intellectual property rights resulting from the research belong to Bayer, unless Bayer fails to accept these rights within a specified time period after notice from LION that the results could be the subject of protectable and enforceable intellectual property rights. If Bayer fails to timely accept, LION retains all rights to the results and Bayer receives a non-exclusive, non-transferable irrevocable free right to use the results for itself and its consolidated companies. LION agreed not to work for any third party on research relating to Ustilago maydis during the term of this project.

  Based on LION's work on this project and its capabilities in data analysis, a separate unit of Bayer, the pharmaceutical research department, approached LION with a proposal to outsource its bioinformatics activities to LION. Bayer's motivation in asking LION to take on this task was prompted by its competitive need to implement an advanced bioinformatics environment to enable it to identify multiple drug target genes as quickly as possible, as well as the difficulties in hiring and training a sufficient number of qualified bioinformaticians. In light of these needs, Bayer decided to acquire the required external know-how by outsourcing its life science informatics activities to LION.

  Accordingly, in June 1999, LION entered into a range of agreements to implement a customized i-biology(TM) solution for Bayer and to establish a research and development cooperation between the two companies over a

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

five-year period. Through this arrangement, LION is developing and applying new IT systems for high-throughput identification and validation of new drug targets, diagnostic markers and SNPs from genomics sources as an integral part of Bayer's own gene discovery activities. LION has agreed to establish and maintain a highly innovative IT-environment to enable Bayer to more easily and successfully identify and qualify specified targets, such as novel genes or new annotations of genes that were already part of Bayer's gene discovery activities, new expression markers, and single nucleotide polymorphisms, from genomic sources. LION's specific tasks are to:

  . identify and annotate 500 potential drug target genes from existing public and private databases and other sources available to LION;

  . annotate the function and other significant features of 70 target candidates provided by Bayer;

  .  identify and validate genetic markers;

  . incorporate LION's IT solutions into the drug discovery programs of the Bayer group;

  . establish and expand an Intranet-based research information management framework for all of Bayer's research sites in North America, Europe and Japan;

  . develop life science informatics software systems and solutions as agreed upon jointly to provide faster identification of targets for drug discovery, more efficient validation and novelty check of drug target candidates, faster and better prediction of gene functions, novel search patterns and algorithms, and identification of diagnostics and pharmacogenomic markers; and

  . set up an organizational infrastructure to implement a new model of gene-based drug discovery based on this IT infrastructure.

  LION has established LION bioscience Research, Inc., a special-purpose subsidiary in Cambridge, Massachusetts, to develop these IT solutions for Bayer. LION agreed to make available to LION bioscience Research the necessary information technology and related services. LION also agreed to staff LION bioscience Research with a sufficient number of expert scientists and engineers. In addition, LION agreed to establish a Center of Excellence at or near the city of Boston, Massachusetts, which consists of a group of highly qualified bioinformaticians and other experts, to provide consulting services to the Bayer group.

  LION bioscience Research operates pursuant to a five-year business plan and annual budgets and conducts its research activities in accordance with annual research and development plans.

  Bayer holds a veto right with respect to proposed members of LION bioscience Research's board of directors. A steering committee consisting of two representatives of each party approves revisions to LION bioscience Research's five-year business plan, its annual budget, the implementation of its annual research and development plan, and certain other matters. The chairman of the steering committee, who is appointed by Bayer, holds a tie-breaking vote.

  The parties have agreed that all rights and title to all information technology developed by LION bioscience Research would belong to LION. LION will grant Bayer a license to use such information technology for Bayer's internal purposes only. LION has agreed not to market or distribute any of this information technology commercially for a period of one year from the time it becomes workable and has been accepted by Bayer. All rights and title to targets and genetic markers identified by LION bioscience Research belong to Bayer.

  Bayer holds an option, exercisable within six months prior to the expiration of the this arrangement, to acquire all of the shares of LION bioscience Research for a price corresponding to the equity paid in by LION, which was $1.0 million as of December 31, 2000. LION has a right of first refusal to exploit commercially any new IT software developed by LION bioscience Research during a period of two years after any acquisition by Bayer, if this software competes with LION's activities and Bayer decides to exploit it commercially.

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

  LION has agreed not to provide its integrated IT-solutions to other customers in the greater Boston, Massachusetts area and LION may not sell its products, services or solutions to the extent that providing such products, services or solutions would require LION to withdraw personnel from LION bioscience Research, in each case for a period of three years from the date of this arrangement.

  As compensation, Bayer:

  . has agreed to pay LION approximately $32 million in upfront payments, operating expenses, license fees, and milestones over a period of five years; and

  . has agreed to pay LION royalties on sales of drugs acting against identified targets and diagnostic markers.

  In addition, Bayer acquired 1,400,000 (after giving effect to the stock split) of LION's ordinary shares for aggregate consideration of (Euro) 27.73 million.

  In June 2000, Bayer and LION expanded this arrangement into the areas of plant protection and animal health. In return for LION providing its services in these areas as well, Bayer has agreed to pay LION additional consideration in the aggregate amount of $4.9 million.

  LION is well ahead of the timetable for performing the agreement. As of December 31, 2000, Bayer has filed applications for more than 180 patents with the help of LION's services under this arrangement.

  In October 2000, LION and Bayer decided to expand this landmark i-biology(TM) arrangement into the areas of pharmacophore, informatics and cheminformatics. Under a development agreement entered into by LION and Bayer, LION has agreed to provide Bayer with an integrated pharmacophore and informatics technology platform to speed Bayer's identification of lead candidates for its drug and agricultural chemical programs. Under this arrangement, LION will deliver existing, and will develop future, information technology and software, such as pharmacophore and informatics tools, for Bayer to significantly enhance Bayer's lead identification and optimization capabilities for pharmaceutical and agrochemical discovery and development.

  LION's performance under the agreement is divided into four successive milestones. The agreement expires when Bayer accepts LION's performance of the fourth milestone, which is due on March 1, 2003 or when Bayer has twice objected to LION's performance of the fourth milestone.

  Under the terms of this arrangement:

  . Bayer will pay to LION total consideration in the amount of $16.25 million for LION's performance of the development agreement, payable in installments over the course of the agreement, and one-time fees and license fees in an aggregate amount of $2 million and a management fee in the amount of $3.25 million, payable in six equal installments.

  . Any software developed or invented under this development agreement and all other developments, inventions, know-how, whether patentable or not, will be owned by LION. LION will grant to Bayer and the Bayer group an irrevocable, non-transferable, non-exclusive, worldwide license to use this software, inventions and know-how for internal purposes only for the maximum period of time legally possible. LION has the unrestricted right to commercialize this software, inventions and know-how, provided that new software for pharmacophore identification and project tracking may not be commercialized until acceptance of LION's performance of the fourth milestone.

  . During the arrangement and for nine months after acceptance of the fourth milestone, LION may have to pay to Bayer royalties in the amount of 10% of all payments received by LION for new products created or services performed in the field of pharmacophore and informatics. The overall amount of such royalty payments for a single third party agreement is limited to $750,000. LION's obligation to pay such royalties terminates after nine months from the date of acceptance of the fourth milestone under the development agreement.

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

  The same steering committee will also serve as the steering committee for this development agreement. The steering committee will approve details of the software to be delivered by LION and to approve any changes to the milestones. The parties have also agreed to set up an operational committee, which will coordinate the operational activities under this development agreement. Each party has the right to appoint four members to the operational committee with LION appointing the chairman and Bayer appointing the vice chairman of the committee.

  In addition, Bayer licensed LION's bioSCOUT(R) software in February 1999. Under the terms of this license, as amended, Bayer received a non-exclusive, non-transferable license until June 2004. Bayer's payment relating to the use of bioSCOUT(R) for the purpose of using the results of the Ustilago maydis research were reduced when Bayer obtained this general license for bioSCOUT(R).

Research and Development

   In-house activities

  LION is actively engaged in R&D programs to develop new software products and provide additional value-added services to customers in the life sciences industries. LION's R&D expenses totaled (Euro) 22 million during the nine months ended December 31, 2000, (Euro) 15.35 million in FY 2000, (Euro) 6.07 million in FY 1999, and (Euro) 1.40 million in FY 1998.

   Alliances

  As part of its strategy, LION has entered into a number of strategic alliances with other leading industry participants for the development of new products and for the application of its products to new areas or life science research. The following are the more significant of these arrangements.

 Alliance Partner  Since           Area
 ----------------  -----           ----
 Infogen           July 1998       i-diagnostics in the field of cardiovascular
                                   diseases like heart disease, stroke and high
                                   blood pressure.

 Paradigm Genetics January 2000(1) genomics-based data analysis and information management.

 Tripos            February 2000   pharmacophore and informatics.

 Celera Genomics   November 2000   development of new bioinformatics tools to
                                   more efficiently manage and analyze large
                                   volumes of biological and medical data.

--------
(1)  Alliance commenced with signing of letter of intent in January 2000.

   Infogen

  In August 1998, LION formed an exclusive strategic collaboration arrangement in the field of genetic epidemiology with Infogen, a medical genetics company based in Berlin, Germany. This strategic alliance has permitted LION to enter into the fields of medical genetics, patient stratification and pharmacogenetics. As part of this alliance, LION entered into an exclusive strategic cooperation agreement with Infogen in the area of genetic epidemiology, as well as a framework agreement and an advisory agreement with Infogen's chief executive, Prof. Dr. Schuster. Prof. Dr. Schuster also acquired preferred shares of LION.

  Through a network of more than 7,000 physicians throughout Germany, Infogen has collected over 73,000 anonymous patient profiles and over 8,000 DNA samples from cardiovascular risk patients. LION has analyzed this enormous collection of data in two different ways. First, it conducted a large-scale analysis of familial hereditary patterns to identify disease susceptibility and potential new drug target genes. Second, it performed a large-scale sequence analysis of known genes to identify polymorphisms that can be linked to particular biological and medical parameters.

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

  On June 1, 2000, the strategic cooperation agreement, framework agreement and advisory agreement were terminated. In accordance with a consortium agreement that has also been terminated, to which Prof. Dr. Schuster was a party, the preferred shares in LION acquired by Prof. Dr. Schuster were offered to LION's founders and to various members of LION's supervisory board and acquired by them. The purchase price of these shares was the net asset value per share, as determined pursuant to the now terminated consortium agreement of April 21, 1998.

  In addition, on June 19, 2000, the former strategic cooperation agreement was replaced by a new project agreement. This agreement provides, among other things, for cooperation on a project in the field of lipid discovery and nuclear receptors. According to the provisions of the project agreement, LION is to receive from Infogen DNA samples to enable experiments on target identification and validation. The goal of the Infogen alliance is to obtain family-based patient data and samples, which are analyzed to identify associations between genes and certain cardiovascular diseases. LION seeks ultimately to generate population data on gene dependent disease susceptibility and drug response behavior in form of a life science database. LION will own the results of this collaboration, in particular the life science database. LION has agreed to pay to Infogen a royalty of 3% of any remuneration received by LION for the commercial use of this database or the results of this collaboration.

  For the nine months ended December 31, 2000 and in FY 2000, LION paid Infogen (Euro) 44,115 and (Euro) 496,000, respectively, which LION recorded as research and development expense.

   Paradigm Genetics

  In January 2000, LION entered into an informal strategic alliance with Paradigm Genetics, a leading agricultural biology genomics company. In November 2000, LION and Paradigm formalized and expanded their strategic alliance to extend the applicability of LION's integrated bio-IT solutions into the agricultural biology business. Under their five-year alliance, LION and Paradigm have agreed to co-develop and co-market a new plant and fungal metabolic profiling database as well as new bioinformatics software and solutions. LION's SRS system will provide the foundation for the integrated solutions and will integrate both companies' software components to enable the determination of functional genomics information, to analyze high-throughput gene function determination, to perform expression analysis and to identify biological pathways. The database will be populated with data from Paradigm Genetics' GeneFunction Factory(TM) maximizing Paradigm's expertise in genomics, metabolic profiling and bioinformatics data processing. The companies will share in the revenues from the sale of the database, bioinformatics tools and solutions that result from the collaboration. LION owns 400,000 shares of convertible preferred stock issued by Paradigm, for which it paid $2 million. For the nine months ended December 31, 2000, and for FY 2000, LION received (Euro) 318,000 and (Euro) 33,000, respectively, from Paradigm which LION recorded as research and development fees.

   Tripos

  LION has also entered into a strategic alliance with Tripos Inc., a leading chemical informatics company, to integrate LION's bioinformatics expertise with the chemical informatics expertise of Tripos. LION thereby seeks to pioneer the development of a unified platform for managing the many diverse information systems in the life science industries. Pursuant to this strategic alliance, LION has acquired 11% ownership interest in Tripos for a purchase price of $9 million.

  This strategic alliance has initially focused on the development of a software solution to aid in integrating and processing genetic, molecular, cellular, tissue, high-throughput screening and chemical data on a single IT platform. This software solution, initially called chemSCOUT(TM), represents a new concept for using the wealth of information now being obtained from genetic data to assist chemists in finding new bioactive compounds and identifying promising leads. The parties have utilized their respective software structures to bridge the separate worlds of bioinformatics and chemical informatics. This software solution would thereby allow the user to combine chemical information about leads or, more generally, chemical compounds with biological information about targets. Proof of concept for this software solution has been achieved and basic functionality has been established.

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  chemSCOUT(TM) was originally conceptualized as a software product. Since then, LION's collaboration with Tripos has evolved into providing these software solutions on a project basis. The first application of this approach was the project agreement LION entered into with Tripos' United Kingdom subsidiary, Tripos UK, in October 2000 to perform certain aspects of LION's development agreement with Bayer to provide Bayer with an integrated pharmacophore and informatics technology platform to speed Bayer's identification of lead candidates for its drug and agricultural chemical programs. For more information about LION's cheminformatics arrangement with Bayer, see the section entitled "--Customers."

  Under this arrangement, LION will serve as the overall project manager and will coordinate the development of the novel informatics platform at Bayer while Tripos UK will assist LION in performing LION's obligations under its pharmacophore and informatics arrangement with Bayer. LION and Tripos UK will develop and install the new combined platform, linking the existing bioinformatics platform at Bayer with cheminformatics. This will integrate Tripos' MetaLayer(TM) enterprise-wide cheminformatics portal and application development environment with LION's SRS system. The integrated system is designed to enhance Bayer's capabilities in high-throughput screening experiment planning and data analysis, and in the generation of structure-activity relationships, to shorten discovery cycles and to reduce attrition rates of those pharmaceutical and plant protection candidates that are advanced to the development stage. The collaboration will also provide Bayer with a globally shared project tracking and knowledge management system to help increase the overall efficiency, and address the new challenges presented by the introduction of high throughput compound profiling techniques.

  Under this arrangement, Tripos UK has licensed to LION its MetaLayer(TM) software and other software tools and routines necessary for the performance of LION's cheminformatics arrangement with Bayer for a license fee in the amount of $1.5 million. LION will share the total payments from Bayer with Tripos UK based upon Tripos UK's relative contribution to the development of the software required by Bayer under its pharmacophore and informatics arrangement with LION less the management fee paid by Bayer to LION and less an acquisition fee in the amount of 15% of such payments by LION to Tripos UK pursuant to the collaboration agreement between LION and Tripos. LION and Tripos UK will retain joint rights for the immediate resale of software systems and solutions developed jointly as part of this project. Software derived from the intellectual property of either party will be owned by that party. Software developed jointly by LION and Tripos UK will be owned jointly based upon a pro rata allocation of ownership rights in accordance with the relative contribution of each party.

  For FY 2000, LION received (Euro) 52,000 from Tripos, which LION recorded as research and development fees. For the nine months ended December 31, 2000, LION paid Tripos (Euro) 2.10 million.

   Celera

  In November 2000, LION entered into a strategic alliance with Celera Genomics to develop and deliver new software tools through the Celera Discovery System(TM) (CDS), Celera's Internet-based portal through which a variety of customers access Celera's expanding databases and analysis tools. Celera and LION will collaborate to create improved software tools to meet the dynamic bioinformatics needs of life science researchers. The new tools should enable scientists to more efficiently manage and analyze the large volumes of biological and medical data generated and acquired by Celera. The two companies plan to further develop and customize LION's SRS system to better organize and analyze the large volume of new biological data being created by Celera and others. They also plan to develop new technologies to combine LION's analysis tools with Celera's extensive collection of genomic and biological data. In addition, Celera will offer LION's LSI(TM) products, such as bioSCOUT(R), genomeSCOUT(TM) and arraySCOUT(TM) through its CDS.

   Academic research

  LION has also entered into important collaborations with leading academic research institutions in Europe:


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  European Molecular Biology Laboratory, or EMBL, (Heidelberg, Germany). In
February 1997, LION entered into a technology transfer agreement with EMBL. The technology transfer agreement provides for:

  . the transfer of necessary hardware, software and technologies for setting up a DNA sequencing operation at LION; and

  . a non-exclusive license for EMBL's Gene Quiz software, including source code, as the basis for the development of LION's own proprietary bioSCOUT(R) bioinformatics software. Under the terms of the license, LION is entitled to further develop the Gene Quiz software and to develop its own products for commercial use. The rights to any such further developments belong solely to LION. EMBL's Gene Quiz software is a predecessor of LION's bioSCOUT(R) software. The term of the license runs until April 30, 2007, and automatically renews each year for another year unless terminated by either party upon six month's prior written notice.

  As part of this arrangement, EMBL acquired 630,000 LION ordinary shares (after giving effect to the stock split). The agreement also provides for the payment of a royalty from any bioinformatics software that LION develops on the basis of Gene Quiz.

  In July 2000, LION and EMBL entered into another license agreement pursuant to which LION obtained the worldwide exclusive and unlimited license to all intellectual property rights to Gene Quiz for the period of protection. Under this license, LION is exclusively entitled to use and sublicense Gene Quiz for commercial purposes, and to develop it further. EMBL has retained only the right to use Gene Quiz for its own scientific non-commercial purposes. LION will also defend the software against infringement of copyright and other intellectual property rights. In consideration for the license, LION agreed to pay to EMBL a one-time fee of (Euro) 501,000.

  In September 1998, LION entered into an agreement with EMBL, under which EMBL granted LION the exclusive world-wide license to use the SRS data integration system (version 5.1), including its source code, any upgrades, updates, and new releases provided by EMBL and any applications thereof for commercial and business purposes, to further develop the software for LION's own purposes and to sell it to customers. Specifically, LION holds the exclusive right to use, copy, and to adapt the SRS software, merge, bundle and/or integrate in whole or in part the SRS software with other software to create applications, develop new software and applications of SRS and to sublicense SRS and its applications to third parties. For a period of five years, EMBL may license SRS version 5.1 to companies that have been founded with substantial input of intellectual property of EMBL other than SRS without the right to grant sublicenses. EMBL retains the right to use the licensed software for its own scientific non-commercial purposes and to make it available to other academic users via the Internet for their own non-commercial research and development purposes. As part of this arrangement, EMBL received an additional 315,000 LION ordinary shares (after giving effect to the stock split) and is also entitled to receive royalties from LION's sales of the SRS software.

  European Bioinformatics Institute (Hinxton, England). The European Bioinformatics Institute, or the EBI, is a subsidiary of EMBL that bundles together EMBL's activities in the field of bioinformatics. As part of the license arrangement relating to the SRS data integration system, LION has undertaken to support an EMBL SRS academic unit at the EBI. The unit is headed by Dr. Thure Etzold, the chief executive officer of LION bioscience Ltd. Pursuant to the SRS license agreement with EMBL, Dr. Etzold dedicates approximately 20% of his time to academic research at EBI.

  German Cancer Research Center (Heidelberg, Germany). In June 1999, LION entered into a five-year licensing agreement for strategic collaboration with the German Cancer Research Center in the area of genome research and bioinformatics. Under this agreement, LION has acquired licenses for two of the Center's patent applications. The first of these relates to DNA chip technology. The second relates to computer programs and algorithms for evaluating the sequences of fragments of genes and for analyzing the activities of selected genes, respectively. As part of this arrangement, the Center acquired 280,000 LION ordinary shares (after giving effect to the stock split) and will also receive royalties from any products resulting from the collaboration. In addition,

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LION has agreed to make annual payments to the Center in the amount of
(Euro) 0.10 million per year to support research in fields of special interest to LION.

   Scientific advisors

  LION maintains close connections to the worldwide scientific community. Its scientific advisors provide new ideas and approaches to keep LION at the leading edge of scientific developments. LION's principal scientific advisors are:

  Dr. Peer Bork. Dr. Bork is currently senior scientist and group leader at the European Molecular Biology Laboratory in Heidelberg, Germany, and scientist and group leader at the Max-Delbruck-Center for Molecular Medicine in Berlin, Germany. Dr. Bork received a Ph.D. in biochemistry from the University of Leipzig. His scientific interests lie in the areas of prediction of protein function, protein and genome evolution, sequence and structural analysis of proteins and genes, modular proteins and module identification. Dr. Bork is a member of the Swiss Institute of Bioinformatics and of the Linnaeus Bioinformaties Center in Sweden. Dr. Bork has been a scientific advisor to LION since its formation.

  Prof. Dr. Franz Gunthner. Prof. Dr. Gunthner is the director of the Center for Information and Speed Processing in Munich, which he created in 1990 as part of the Ludwig-Maximilians-University of Munich. He obtained his Ph.D. in linguistics (1973, University of Paris) and his professorial thesis in theoretical linguistics (1976, University of Stuttgart). His main areas of research are formal semantics, philosophical logic and computational linguistics. Since 1991, he has led extensive research in the construction of electronic dictionaries in several languages. In the past years he has developed innovative text-mining and other database solutions for well-known companies such as Elsevier, Springer-Verlag, AltaVista and RealNames. Prof. Dr. Gunthner has been a scientific advisor to LION since August 2, 1999.

  Dr. Christopher Ponting. Dr. Ponting is a member of the MRC Functional Genetics Unit of the Department of Human Anatomy and Genetics of the University of Oxford. With a D.Phil. from the University of Oxford, Dr. Ponting's scientific interests include re-casting genomic and proteomic information in order to address issues of evolution and biological function. Dr. Ponting has been a scientific advisor to LION since 1997.

  Prof. Dr. Burkhard Rost. Dr. Rost is currently a professor in the Department of Biochemistry and Molecular Biophysics at Columbia University in New York. With a D.Phil. from the University of Heidelberg, Dr. Rost's scientific interests include the prediction of protein structure in three dimensions and the prediction of protein function, among many others. Dr. Rost has been a scientific advisor to LION since 1998.

  Dr. Alfonso Valencia. Dr. Valencia is currently senior scientist at the Centro Nacional de Biotecnologia-Campus Universidad Autonoma Cantoblanco (CNB-
CSIC) in Madrid, Spain. With a Ph.D. in biochemistry and molecular biology from the Universidad Autonoma de Madrid, Dr. Valencia"s scientific interests include the mutations in protein families, the development of tools for automatic function assignment, and the level of conservation of gene order and function. Dr. Valencia is a founding officer and a member of the board of directors of the International Society for Computational Biology, the coordinator of the Spanish Network on Bioinformatics and an associate editor of the periodical Bioinformatics. He has been a scientific advisor to LION since 1998.

Production

  LION's software production operations consist of assembling, packaging and shipping its software products and documentation needed to fulfill orders. CD-ROM duplication, printing of documentation and product assembly are conducted in-house. LION produces its clone collections in-house using the laboratory facilities of its iD3(TM) line of business.

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Sales, Marketing and Distribution

  LION markets and distributes its products and services through its direct sales force in all markets other than Japan, where marketing and distribution are handled by a distributor. LION's direct sales force consists of six product managers, all of whom are based in Europe, supported by LION's Vice President of LSI(TM) Sales/Marketing and LION's Vice President of Business Development, both operating out of LION's head office in Heidelberg, six key account managers, three of whom are based in Europe and three of whom are in the United States, and six scientific application managers, three of whom are based in Europe and three in the United States. All of LION's product managers and other sales and marketing personnel have doctorate or other advanced academic degrees in relevant subjects.

  In addition, LION has entered into a strategic alliance with Celera Genomics pursuant to which Celera is offering LION's LSI(TM) products, such as bioSCOUT(R), genomeSCOUT(TM) and arraySCOUT(TM), as well as new software tools developed under this strategic alliance, through the Celera Discovery System(TM), Celera's Internet-based portal through which a variety of customers access Celera's expanding databases and analysis tools.

  LION's sales and marketing efforts are more important to its LSI(TM) and i-biology(TM) business than to its iD/3/(TM) business, where LION intends to rely primarily on its partners to undertake the necessary marketing efforts. In general, LION's sales and marketing efforts in the integrated drug discovery area will most likely be limited to the provision of a technical sales force. However, with respect to the clone collections LION's iD/3/(TM) line of business is developing through its own technology, such as arrayTAG(TM), and with respect to arrayBASE(TM), the annotation database containing biological background information for each arrayTAG(TM), LION is undertaking marketing and sales efforts though its own direct sales force located in Germany as well as through third party distributors.

  LION compensates its key account managers with a combination of fixed and variable compensation. Approximately 50% of the total compensation package is variable, reflecting commissions calculated on the basis of a sliding scale that provides for decreasing percentages as sales volumes increase, up to a specified limit. For scientific application managers and product managers, the compensation package is primarily fixed, with a variable portion ranging from 10% to 15% reflecting individual achievement. In addition, employees in the sales, marketing and distribution areas are eligible to receive awards of share options. LION exhibits its software at various scientific conferences and trade exhibitions. LION's scientists publish and present results of original research at these and other conferences throughout the world.

Competition

  LION faces, and will continue to face, competition in each of its lines of business.

  LSI(TM). In the area of LSI(TM), LION's principal competitors include third-party commercial software developers, bioinformatics and genomics companies, academic institutions and in-house software development teams at life science companies. LION's success in competing with these organizations will depend on its ability to:

  . take advantage of available technologies to organize and integrate biological data;

  . maintain flexibility and adaptability in both its applications and its business strategy;

  .  balance open standards with its proprietary advantage; and

  .  maximize the inter-operability of its software.

  LION believes that by focusing on its data analysis and information management capabilities, it will be able to collaborate with many organizations that would otherwise be competitors. In addition to direct commercial competitors, the most important other source of competition comes from development teams within life science companies. In some cases, life science companies maintain programming teams that rival, or surpass in size,

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those at commercial software companies. In many cases, these in-house groups pose the most daunting competition to LION.

  iD/3/(TM). In LION's integrated drug discovery and diagnostics line of business, its principal competitors include organizations such as large pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies. LION's major competitors include fully integrated pharmaceutical companies that have extensive drug discovery efforts and are developing novel small molecule pharmaceuticals. LION faces significant competition from organizations that are pursuing the same or similar technologies, including the discovery of targets that regulate genes, as the technologies used by it in its drug discovery efforts and from organizations that are pursuing pharmaceuticals that may be competitive with LION's potential products.

  Many of these companies and institutions, either alone or together with their collaborative partners, have substantially greater financial resources and larger research and development staffs than LION does. In addition, many of these competitors, either alone or together with their collaborative partners, have significantly greater experience than LION does in:

  .  developing products;

  .  undertaking pre-clinical testing and clinical trials;

  . obtaining U.S. Food and Drug Administration (FDA) and other regulatory approvals of products; and

  .  manufacturing and marketing products.

  Accordingly, LION's competitors may succeed in obtaining patent protection, receiving FDA and other regulatory approvals or commercializing products before it. If LION commences commercial product sales, it will be competing against companies with greater marketing and manufacturing capabilities, areas in which it has limited or no experience.

  In addition, any product candidate that LION successfully develops may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

  . other drug development technologies and methods of preventing or reducing the incidents of disease;

  .  new small molecules; or

  .  other classes of therapeutic agents.

  Developments by others may render LION's product candidates or technologies obsolete or noncompetitive. LION faces and will continue to face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with their collaborative partners, may succeed in developing technologies or products that are more effective than LION's.

  LION's ability to compete successfully will depend, in part, on its ability to:

  . develop proprietary products that reach the market first, are technologically superior to and/or are of lower cost than other products in the market;

  .  attract and retain scientific and product development personnel;

  . obtain patent or other proprietary protection for its products and technologies;

  .  obtain required regulatory approvals; and

  .  manufacture, market and sell any products that it develops.

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Patents, Trademarks and Licenses

  LION's business and competitive position is dependent, in part, upon its ability to protect its proprietary technologies, processes, databases and information systems in both of its lines of business. Additionally, LION seeks protection for inventions that do not belong to its core business when they promise to be of commercial or strategic interest. LION relies primarily on a combination of patent, trade secret and copyright law as well as non-disclosure agreements and other contractual arrangements to protect its intellectual property.

   Patents

  LION's intellectual property strategy focuses on applying for patent protection covering its core markets in the United States, Europe and Japan. LION generally seeks the broadest possible patent protection for its inventions, a strategy which may require a substantial amount of time and money. LION currently has one granted patent and 56 patent applications pending. LION's patent applications make up some 40 "families," or groups of patent applications originating from the same invention.

  The granting of patents on genomics and software is uncertain worldwide and is currently under review and revision in many countries. LION believes that, as a result of recent decisions and rulings in this field by national patent offices and governments, the uncertainty surrounding the patentability of such inventions has been substantially removed. However, LION cannot ensure that any changes to, or interpretations of, the patent laws will not adversely affect its intellectual property.

  LION ordinarily files one or more European or German priority applications. It then often decides to file a Patent Co-operation Treaty (PCT) application, ordinarily with the European Patent Office (EPO) as the receiving office. The PCT treaty makes it possible to seek patent protection for an invention simultaneously in a large number of countries by filing an "international" patent application. A PCT application may be filed by anyone who is a national or resident of a contracting state. It may generally be filed with the national patent office of the contracting state of which the applicant is a national or resident or, at the applicant's option, with the International Bureau of the World Intellectual Property Organization (WIPO) in Geneva, Switzerland. The effect of a PCT application is the same as if a patent application had been filed with the national patent office of each designated member nation on the same date.

  During the PCT process, an international search report (ISR) is established by the International Search Authority (ISA), which informs the applicant of the relevant prior art. The ISR and/or the international preliminary examination (IPE), which follows thereafter if requested, gives the applicant a basis for evaluating the relevance of the invention and the scope of the claims the applicant may likely obtain. The applicant then has the opportunity to amend the claims in order to avoid the prior art that has been found, or withdraw its application altogether. If the application is not withdrawn, it is published 18 months after the priority filing date.

  A key advantage of a PCT filing process is the period of time that it provides between the initial application and the point at which national processing fees become due and costly translations have to be prepared. This permits LION to reserve its patent priority while testing the commercial viability of its inventions. If the commercial prospects of an invention are not promising, LION may decide to discontinue prosecution prior to the national stage, avoiding the substantial cost and effort that national processing entails.

  LION has a number of patent applications pending with the European Patent Office (EPO) and the United States Patent and Trademark Office (USPTO) covering its technology. LION has also filed several corresponding international and/or foreign patent applications. LION cannot assure you that patents will be issued. Should a patent not be granted in a particular country, LION's competitors would be free to use the technology covered by the application in that country. Moreover, the source code of LION's Life Science Informatics software products is also protected by copyrights.

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  In the field of life science informatics, LION has applied for a number of patents to protect its major product groups, such as bioSCOUT(R), arraySCOUT(TM), and (pi)SCOUT(TM). LION has also applied for patent protection of some of SRS"s core features.

  In the field of iD/3/(TM) LION's strategy is to obtain protection for all targets identified, primarily human targets, for diagnostic substances and/or procedures and, if strategically or commercially relevant, for inventions that are not within the core focus of its business. LION has already filed a number of patent applications that are advantageous to the development of this line of business.

  Presently no opposition proceedings to LION's patent applications have been threatened or initiated against it. LION has not been approached by any third parties claiming that their rights were infringed by it. Nonetheless, LION cannot assure you that its technology does not infringe on patents or proprietary rights of others. If any of those claims are successful, any licenses that LION might require in order to avoid such infringement might not be available to it on commercially reasonable terms, if at all.

   Trademarks and service marks

  LION routinely files trademark and service mark applications for its branded products and services. It generally files a German priority mark application with the German Patent and Trademark Office. Within six months of this filing, LION ordinarily files national marks in the United States and Canada, taking advantage of the priority date for such trademark filings. Additionally, LION will take advantage of the priority date and file an "International Registration" (IR-mark) under the Madrid Agreement. The Madrid system of international registration of marks is governed by two treaties: the Madrid Agreement of 1891 concerning the international registration of marks and the Protocol relating to the Madrid Agreement, which came into operation in April 1, 1996. The Madrid system is administered by the international bureau of the WIPO. Under this international convention, an IR-mark permits the registration of a mark in numerous countries by filing only one application. LION will routinely designate Sweden, Finland, Denmark, Spain, France, Great Britain, Italy, Switzerland, Austria, Norway, Japan and the Benelux countries as countries in which it also seeks to register its marks.

  The LION name and logo have been successfully registered in 11 countries, including Germany and the United States.

  LION bioscience is a registered mark in Austria, Belgium, Finland, France, Germany, Italy, Japan, Luxembourg, The Netherlands, Norway, Switzerland and the United States. The mark has also been filed in Canada, Denmark, Spain, Sweden and the United Kingdom.

  bioSCOUT(R) is a registered mark in Austria, Belgium, Denmark, Finland, France, Germany, Italy, Japan, Luxembourg, The Netherlands, Norway, Sweden, the United Kingdom and the United States. The mark has also been filed in Canada and Spain.

  arraySCOUT(TM) is a registered mark in Germany. The mark has also been filed in Austria, Belgium, Canada, Denmark, Finland, France, Italy, Japan, Luxembourg, The Netherlands, Norway, Spain, Sweden and Switzerland.

  chemSCOUT(TM) is a mark that has been filed in Germany.

  genomeSCOUT(TM) is a mark that has been filed in Germany.

  i-biology(TM) is a mark that has been filed in Austria, Belgium, Canada, Denmark, Finland, France, Germany, Italy, Japan, Luxembourg, The Netherlands, Norway, Spain, Sweden, Switzerland, the United Kingdom and the United States.

  Life Science Informatics and LSI(TM) are marks that have been filed in Canada, Germany, Japan and the United States.

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  partnerCHIP(TM) is a mark that has been registered in Germany. Additionally, it has been filed in Austria, Belgium, Canada, Denmark, Finland, France,
Italy, Japan, Luxembourg, The Netherlands, Norway, Spain, Sweden, Switzerland, the United Kingdom and the United States.

  pathSCOUT(TM) is a mark that has been registered in Germany and filed in Austria, Belgium, Canada, Denmark, Finland, France, Italy, Japan, Luxembourg, The Netherlands, Norway, Spain, Sweden, Switzerland, The United Kingdom and the United States.

  (pi)SCOUT(TM) is a mark that has been registered in Germany and filed in Austria, Belgium, Canada, Denmark, Finland, France, Italy, Japan, Luxembourg, The Netherlands, Norway, Spain, Sweden, Switzerland, The United Kingdom and the United States.

  SNP-SCOUT(TM) is a mark that has been registered in Germany and filed in Austria, Belgium, Canada, Denmark, Finland, France, Italy, Japan, Luxembourg, The Netherlands, Norway, Spain, Sweden, Switzerland, The United Kingdom and the United States.

  arrayTAG(TM) is a mark that has been registered in Germany and filed in Austria, Belgium, Canada, Denmark, Finland, France, Italy, Japan, Luxembourg, The Netherlands, Norway, Spain, Sweden, Switzerland, The United Kingdom and the United States.

  arrayBASE(TM) is a mark that has been registered in Germany and filed in Austria, Belgium, Canada, Denmark, Finland, France, Italy, Japan, Luxembourg, The Netherlands, Norway, Spain, Sweden, Switzerland, The United Kingdom and the United States.

   Licenses

  LION grants software licenses pertaining to its Life Science Informatics products to its customers. LION also grants licenses pertaining to its iD/3/(TM) products to its customers. Additionally, LION may license intellectual property rights to third parties for strategic or commercial reasons. LION has licensed software and other important technology from third parties, including in particular an earlier version of SRS from EMBL pursuant to a worldwide exclusive license, as well as EMBL's Gene Quiz software pursuant to a worldwide exclusive license. EMBL's Gene Quiz software is a predecessor of LION's bioSCOUT(R) software. LION has also licensed software in the field of expression analysis from the German Cancer Research Center on a non-exclusive basis. In addition, LION has licensed software from Electric Genetics and from the University of Washington for use in the development of LION's SRSeverEST(TM) prototype software .

Governmental Regulation

  LION's LSI(TM) and i-biology(TM) products are not regulated by governmental agencies such as the FDA or similar agencies in the jurisdictions in which it does business. Nonetheless, the products of many of the life science research companies to which LION markets these products are regulated by the FDA and similar agencies. The interest of the FDA or other governmental agencies in LION's products may increase as the number of life science products developed using its technology increases.

  Some of LION's research and development activities are subject to regulation, in particular under several European Union directives and regulations on genetic engineering. They generally require notification of the genetic research to, or approval thereof by, governmental authorities. The specific regulations applicable to a specific genetic research project are subject to the project's security classification by the competent authorities. The classification depends on the possible danger to human health and environment and the necessary security measures relating to laboratories and working conditions. LION's current research projects are considered as bearing no or only low risks and have accordingly been approved by the governmental authorities. According to the classification, LION has to comply with security standards including self-contained laboratories, certain working procedures, record keeping and health protection programs for its employees. Under European Union

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regulations, products containing genetically engineered organisms generally require pre-market approval by the relevant authorities.

  In LION's iD(TM) line of business, the development, manufacturing and marketing of its potential products and its ongoing research and development activities will be subject to extensive regulation by numerous governmental authorities in the United States, Germany and elsewhere. In the most important jurisdictions, such as the United States and the European Union, any drug developed must undergo rigorous preclinical testing, clinical trials and extensive regulatory clearance processes. The relevant laws regulate, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising promotion, sale and distribution of biopharmaceutical products. Securing the necessary approvals requires the submission of extensive preclinical and clinical data and supporting information to the relevant agency for each indication to establish a product candidate's safety and efficacy. Obtaining approval takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance and may involve ongoing requirements for post-marketing studies.

  Before commencing clinical investigations in humans, LION must submit to, and receive approval from, the national agencies of an Investigational New Drug application. LION expects to rely on its partners to file these applications and generally direct the regulatory approval process for most of the products that LION develops. In all relevant jurisdictions, clinical testing must meet requirements for institutional review board oversight, informed consent and good clinical practices. The length of time necessary to complete clinical trials varies significantly and may be difficult to predict. For instance, longer treatment time required to demonstrate effectiveness or determine the appropriate product dose or adverse medical side effects may cause delays in clinical testing. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals.

  Before receiving governmental clearance to market a product, LION must demonstrate that the product is safe and effective on the patient population that will be treated. If regulatory clearance is granted, this clearance will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical studies. Any drug is likely to produce some toxicities or undesirable side effects when administered at sufficiently high doses and/or for sufficiently long periods of time. The appearance of any unacceptable toxicity or side effect could cause LION or regulatory agencies to interrupt, limit, delay or abort the development and marketing of any of its products, including costly recalls or withdrawals from the market,

  These regulations not only apply to LION's own genetic engineering projects but also to those of its strategic partners. Any changes in these regulations leading to a significant restriction of drug development or genetic engineering may therefore not only adversely affect LION's own research projects and business development but also the business of its strategic partners.

Product Liability

  LION's integrated drug discovery and diagnostics line of business may expose it to potential product liability risks, which are inherent in the testing, manufacturing and marketing of human drugs. LION currently maintains a small amount of insurance against these risks. To the extent that its product liability insurance, if available, does not cover potential claims, LION will be required to self-insure the risks associated with such claims. A successful product liability claim or series of claims brought against LION could have a material adverse effect on its business or financial condition.

Legal Proceedings

  LION is not now, nor has it at any time during the last two financial years been, a party to any material litigation, nor is it currently aware of any pending or threatened litigation or arbitration proceedings that could have a material adverse effect upon its business, results of operations or financial condition.

Employees

  The number of LION's employees has grown from 46 at March 31, 1998 to 304 full-time equivalents at December 31, 2000. The number of LION full-time equivalent employees averaged 285 in the nine months ended December 31, 2000, 169 in FY 2000, 95 in FY 1999 and 23 in FY 1998. Of LION's employees at December 31, 2000, 240 were based in Germany, 20 were based in the United Kingdom and 44 were based in the United States. Of the total, 213 were engaged in product development, 60 were engaged in marketing, sales and related customer-support activities, and 31 were engaged in operations, administration and finance. As of December 31, 2000, approximately 35% of LION's employees held doctoral degrees in fields such as information technology, computational biology, molecular biology, chemistry, physics and experimental genomics, and a further 32% held other advanced academic degrees.

  LION believes it has been successful in attracting highly qualified employees, in large part due to its challenging yet congenial working environment. LION prides itself on its multinational culture, in which it seeks to combine European traditions of quality engineering and process management with the entrepreneurial and fast moving high-tech attitude of North America. LION's selection criteria for employees are aimed at identifying those applicants that combine the requisite education and skills with the desired motivation and ability to contribute to its multinational culture.

  LION's future success is significantly dependent on the continued service of its key technical and senior management personnel, including its chairman, Dr. Friedrich von Bohlen und Halbach, and Dr. Thure Etzold, as well as its continuing ability to attract and retain highly qualified technical and managerial personnel.

  LION does not have a works council. It has not experienced any major labor disputes resulting in work stoppages since its formation.

Facilities

  LION's principal administrative, sales and marketing facilities are located on three premises in Heidelberg, Germany. Its genomics department is based in one of the Heidelberg facilities, which benefits from some 2,000m/2/ of lab facilities. LION also has a facility in Cambridge, England, which is the center for developing the SRS software system and related products. In addition, LION has opened an office in leased premises in Cambridge, Massachusetts, which is principally responsible for the conduct of its strategic relationship with Bayer and from which it coordinates its U.S. sales and marketing activities. In addition to these main facilities, LION also has support offices in Berlin-Buch, situated in leased premises in the biotechnology park at the Max-Delbruck-Center, which LION uses to manage its collaboration with Infogen and to store patient samples. All LION locations provide sales and technical staff for pre- and post-sales support of its products.

  LION believes that its existing facilities are adequate for its current needs and that additional space will be available as needed.

Subsidiaries

  LION has three wholly-owned subsidiaries. The following table shows information relating to each of these subsidiaries:

                    Group Structure as of December 31, 2000

Corporate name                Country of incorporation      Field of activity
--------------                ------------------------      -----------------
LION bioscience Ltd.(1)       Wales                         SRS software development
LION bioscience Inc.(2)       United States (Delaware)      Marketing and distribution
LION bioscience Research      United States (Delaware)      Special purpose company for
 Inc.(3)                                                    performing Bayer i-
                                                            biology(TM) agreement

--------
(1) LION bioscience Ltd. is wholly-owned by LION bioscience AG.
(2) LION bioscience Inc. is wholly-owned by LION bioscience AG.
(3) LION bioscience Research Inc. is wholly-owned by LION bioscience Inc. Bayer holds an option to acquire all of the shares of LION bioscience Research Inc. See the section entitled "--Customers."

                              MANAGEMENT OF LION

  In accordance with the German Stock Corporation Act, LION has a supervisory board and a management board. The two boards are separate, and no individual may simultaneously be a member of both boards. The management board is responsible for managing LION's business in accordance with applicable laws and LION's articles of association. It represents LION in its dealings with third parties. The supervisory board appoints and removes the members of the management board and oversees the management of LION but is not permitted to make management decisions.

  In carrying out their duties, members of both the management board and supervisory board must exercise the standard of care of a prudent and diligent businessperson, and they are liable to LION for damages if they fail to do so. Both boards are required to take into account a broad range of considerations in their decisions, including the interests of LION and its shareholders, employees and creditors. The management board is required to respect shareholders' rights to equal treatment and equal information.

  The supervisory board has comprehensive monitoring functions. To ensure that these functions are carried out properly, the management board must, among other things, regularly report to the supervisory board with regard to current business operations and future business planning. The supervisory board is also entitled to request special reports at any time. The management board is required to ensure appropriate risk management within LION and to establish an internal monitoring system.

  Under German law, shareholders of a company, like other persons, are liable to the company for damages if they intentionally use their influence on the company to cause a member of the management board or supervisory board, or holders of special proxies, to act in a way that is harmful to the company. If a member of the management board or supervisory board neglects his or her duties, he or she is jointly and severally liable with any other persons exercising such influence.

  As a general rule under German law, a shareholder has no direct recourse against the members of the management board or the supervisory board in the event that they are believed to have breached a duty to LION. Apart from insolvency or other special circumstances, only LION has the right to claim damages from members of either board. LION may only waive these damages or settle these claims if at least three years have passed and if its shareholders approve the waiver or settlement at the shareholders' general meeting with a simple majority, provided that opposing shareholders do not hold, in the aggregate, one-tenth or more of the share capital of LION and do not have their opposition formally noted in the minutes maintained by a German notary.

Supervisory Board

  LION's supervisory board consists of six members. LION's shareholders elect the members of the supervisory board at the general meeting of the shareholders. The current members of the supervisory board were elected in the course of formation of LION and at extraordinary general meetings held on November 19, 1998 and May 15, 2000.

  LION's shareholders may remove any member of the supervisory board by a majority of votes cast at a general meeting of the shareholders. The supervisory board elects a chairman and one deputy chairman from among its members. The participation of at least three members, which would include abstaining from voting, is required for the supervisory board to act. The supervisory board normally acts by simple majority vote of the votes cast, with the chairman having a deciding vote in the event of a deadlock in a second vote on the same matter.

  Under LION's articles of association, the supervisory board should meet at least once during each quarter of the calendar year. The supervisory board is required to meet at least twice during each half of a calendar year.

  Unless the shareholders determine a reduced term, the maximum term of office of each member of the supervisory board expires at the end of the general meeting of the shareholders for the fourth fiscal year following the fiscal year in which the member was elected. The fiscal year in which a member's term of office commenced is not included in the five-year period.

  The present members of LION's supervisory board, their ages, the years in which their terms expire and their principal occupations are as follows:

                           Supervisory Board Members

                                 Term
 Name                     Age expires(1)                   Principal occupation
 ----                     --- ----------                   --------------------
 Dr. Thomas Schurrle.....  44    2003      Attorney-at-law, partner with the law firm of
  Chairman                                 Norr Stiefenhofer Lutz
 Lorenzo Giulini(2)......  42    2003      Chief Executive Officer of Ascend Company
  Vice-Chairman
 Jorn Aldag..............  41    2003      Chief Financial Officer of Evotec Biosystems AG
 Markus Metyas...........  37    2003      Chief Financial Officer of QS Communications AG
 Dr. Michael Steiner.....  45    2003      Senior Vice President of Boston Consulting Group
                                           GmbH & Partner
 Dr. h.c. Klaus Tschira..  59    2003      Former member of the management board and founder of
                                           SAP AG

--------
(1) Unless replaced earlier by another member elected in a regularly held election.
(2) Mr. Giulini is the brother-in-law of Dr. von Bohlen und Halbach, the Chairman of LION's management board.

  The members of LION's supervisory board may be reached at LION's principal executive offices.

Management Board

  LION's management board currently consists of three members. Under LION's articles of association, its supervisory board determines the size of the management board.

  Under LION's articles of association and German law, the supervisory board may adopt rules of procedure for the conduct of the management board's affairs as well as a plan of allocation of responsibility among the members of the management board. LION's supervisory board has not adopted rules of procedure or a plan of allocation of responsibility for the management board.

  The articles of association provide that the management board normally acts by simple majority vote of the members present. LION's management board may take action by circulating written consents or orally by telephone in lieu of a meeting. The management board may take action if at least two-thirds of its members are present.

  The supervisory board appoints the members of the management board for a maximum term of five years. Members of the management board may be reappointed or have their term extended for one or more terms of up to five years each. The supervisory board may remove a member of the management board prior to expiration of his term for good cause, for example in the case of a serious breach of duty or good faith vote of no confidence by the shareholders' general meeting.

  LION is represented by two members of the management board or by a member of the management board together with a holder of a general power of attorney (Prokurist). According to LION's articles of association, the supervisory board may grant sole power of representation to the members of the management board. LION's supervisory board has used this authority and has granted sole power of representation to each of the current members of the management board. A member of the management board may not deal with, or vote on, matters that relate to proposals, arrangements or contracts between himself and the company.

  The present members of LION's management board, their ages, the years in which their terms expire and their positions are as follows:

                           Management Board Members

                                      Term
Name                             Age expires                  Position
----                             --- -------                  --------
Dr. Friedrich von Bohlen und      38  2002
 Halbach........................             Chairman, Chief Executive Officer
Klaus J. Sprockamp..............  42  2003   Chief Operating Officer and Chief
                                             Financial Officer
Dr. Jan Mous....................  50  2005   Chief Scientific Officer

  The members of LION's management board may be reached at LION's principal executive offices.

  Dr. Friedrich von Bohlen und Halbach has been LION's Chairman and Chief Executive Officer since LION was founded in March 1997. Previously, Dr. von Bohlen was the Chief Executive Officer of WASAG Chemie AG, Essen. Before joining WASAG, Dr. von Bohlen held the position of assistant to the Chairman of the Management Board of FAG Kugelfischer KGaA, Schweinfurt, Germany. He started his career as a trainee in research and development at Fresenius AG, Oberursel, Germany, and holds a Ph.D. in neurobiology from the Swiss Federal Institute of Technology (FTII), Zurich.

  Klaus J. Sprockamp joined LION as Chief Operating Officer and Chief Financial Officer in January 1999. Mr. Sprockamp has held senior management positions in management consulting companies providing consulting services to the automotive, chemical, construction and food industries. Previously, Mr. Sprockamp was a founding partner of IMPULS Management Consulting. He also served as a managing partner of The Forefront Group and was senior consultant at Intra Unternehmensberatung. Mr. Sprockamp received degrees in mechanical engineering and business administration from the Technical University of Darmstadt, Germany.

  Dr. Jan Mous has been the Chief Scientific Officer of LION since May 2000. Dr. Mous has both extensive scientific and managerial experience that he gained from approximately 15 years of experience at Hoffmann-LaRoche Ltd. in Basel, Switzerland, starting in 1985. From 1998 to 2000, Dr. Mous served as the global head of genomics technologies and director of the genomics technology platform of Hoffmann-La Roche and, from 1997 to 1998, as head of genomics research and deputy head of central nervous system research. From 1994 until 1996, Dr. Mous was head of gene technology and genomics research at Hoffmann-La Roche. Before then, he conducted various research projects for Hoffmann-La Roche, including exploratory research projects for drug target identification in the areas of virology, immunology and the central nervous system, preclinical Hepatitis C virus research and preclinical AIDS research. Dr. Mous holds a Ph.D. in biochemistry from the University of Leuven in Belgium.

  The senior management of LION consists of the following persons:

  Dr. Georg Casari is a co-founder of LION and has been with LION since March of 1997 as Vice President of Bioinformatics Research. During his previous tenure as a staff scientist at EMBL, Dr. Casari worked in the area of high-throughput sequence analysis. He focused on computational analysis of protein structures during his post-doctoral fellowship at Salzburg University. Dr. Casari received his Ph.D. at the Institute for Molecular Pathology in Vienna.

  Dr. David Chilvers joined LION in November 1999. He is Vice President of LSI(TM) Sales/Marketing. Prior to joining LION, he worked in a variety of marketing, business development and general management roles at major corporations such as Hewlett-Packard and at start-ups such as Quadrant Healthcare. Dr. Chilvers was director of sales and marketing at Keeler Ltd. in the United Kingdom, a subsidiary of Halma plc, from 1997 to 1999, where he was responsible for worldwide sales and marketing. He was also director of marketing communications for Europe at Iomega Europe in Germany from 1996 until 1997. Dr. Chilvers received his Ph.D. in biochemistry from the University of Leeds.

  Dr. Thure Etzold joined LION in July 1998 as chief executive officer of LION's subsidiary, LION bioscience Ltd. in Cambridge, England. He is a group leader in the research program at the European Bioinformatics Institute (EBI) in Hinxton, U.K. Previously, he was a staff scientist at EMBL. He developed and optimised LION's SRS data integration system and brought the exclusive commercial rights to SRS to LION. He holds a Ph.D. from the Max-Planck-Institut fur Zuchtungsforschung in Cologne, Germany and from EMBL.

  Dr. Torsten Hoof joined LION in August 2000 as Vice President of Business Development for i-biology(TM). Prior to joining LION, Dr. Hoof served as International Business Leader for Hoffmann-La Roche where he was responsible for global marketing of Hoffmann-LaRoche's influenza medication. Dr. Hoof studied biochemistry in Hannover and received his Ph.D. from the Center for Biochemistry of the University Clinic of Hannover.

  Dr. Claus Kremoser joined LION in June 1998 as Director of Business Development and was promoted to Vice President of Drug Discovery in December 1998. Prior to joining LION, Dr. Kremoser served as a biotech and pharmaceutical consultant at Ernst & Young, where he co-authored the fourth and fifth editions of the European biotech report and authored that firm's first report on German biotech. Dr. Kremoser studied biochemistry in Munich and Tubingen and received his Ph.D. in molecular neurobiology at the Max Planck Institute for Developmental Biology in Tubingen.

  Jurgen Mertens joined LION in October 1998 as Vice President of LSI(TM) Development, responsible for product development, technical support, documentation and training in LION's LSI(TM) line of business. Prior to joining LION, he worked as project manager in the area of consulting for IDS Scheer AG, an IT-service provider and software developer. Mr. Mertens received a degree in electronic engineering with an emphasis in computer science from the University of Kaiserslautern.

  Dr. Reinhard Schneider is a co-founder of LION and has been with LION since March 1997 as Vice President of LSI(TM) Research. He now serves as the chief executive officer of LION's subsidiaries, LION bioscience Inc. and LION bioscience Research Inc., located in Cambridge, Massachusetts. While a scientist in the BioComputing Department at EMBL, Dr. Schneider studied various aspects of protein structure prediction and sequence alignment as well as the development of large-scale automated sequence analysis and the use of massive parallel computers in biology. Dr. Schneider studied biology at the University of Aachen and the University of Heidelberg and received his Ph.D. from EMBL.

  Dr. Hartmut Voss is a co-founder of LION and has been with the company since March 1997 as Vice President of Diagnostics and Research. While a staff scientist at the EMBL, Dr. Voss co-developed the ALF DNA sequencing technology. Dr. Voss holds a Ph.D. in molecular biology from the University of Kaiserslautern.

  Dr. Peter Wiesner joined LION in June 1997 as Vice President of Genomics. He has extensive experience in the biotechnology industry in the area of genomics. Prior to joining LION, Dr. Wiesner was the corporate scientific marketing manager for Pharmacia Eurolab, focusing on the areas of DNA sequencing, genotyping and PCR analytics and heading Pharmacia Eurolab's management of scientific affairs in Europe. He started his career at Pharmacia as head of a biotechnology laboratory for Pharmacia Biotech. Dr. Wiesner studied chemistry and nutritional science and received his Ph.D. in biochemistry at the University of Nuremberg. Dr. Wiesner is expected to leave LION's employ on March 31, 2001.

Compensation

  The members of LION's supervisory board received compensation in the aggregate amount of (Euro) 107,371 in FY 2000. This amount was determined at a general meeting held on December 16, 1999. Under LION's articles of association, the compensation for each member of the supervisory board is
(Euro) 15,350 per fiscal year. LION's general meeting approved this level of compensation on June 28, 2000. The chairman of the supervisory board receives twice this amount. The general meeting of the shareholders may increase the amount of compensation of the supervisory board. LION also reimburses the costs incurred by the members of the supervisory board and any turnover tax, provided the members of the supervisory board must invoice the turnover tax separately and submit the invoice to the company. Members of the supervisory board have received no compensation from any of LION subsidiaries, nor have they received any loans from LION. The members of LION's supervisory board received compensation in the aggregate amount of
(Euro) 81,000 during the nine months ended December 31, 2000.

  The aggregate remuneration of Dr. von Bohlen und Halbach and Mr. Sprockamp, the two members of LION's management board during FY 2000, in respect of FY 2000 was (Euro) 681,223, including discretionary bonuses in the aggregate amount of (Euro) 306,305. The aggregate remuneration of LION's management board during the nine months ended December 31, 2000 was (Euro) 468,885. LION's employment agreements with Dr. von Bohlen und Halbach and Mr. Sprockamp also provide for the payment of bonuses to them based on LION's pre-tax net income, if any, up to an aggregate maximum of 10% of such amount, if any. As LION has not had pre-tax net income in any of its fiscal years to date, no bonuses under this arrangement have been paid. The members of the management board have received no compensation from any of LION's subsidiaries, nor have they received any loans from LION.

  The members of LION's management board beneficially own a total of 2,574,935 shares in LION. The members of LION's supervisory board beneficially own a total of 570,780 shares in LION. See also the section entitled "Security Ownership of Certain Beneficial Owners and Management of LION."

  Except as described below, LION has not extended any loans to the members of its supervisory or management boards or their affiliates.

Loan Agreement with Bohlen Industrie

  On February 24, 1999, LION, as lender, entered into a loan agreement with Bohlen Industrie GmbH, a German limited liability company, as borrower. Bohlen Industrie is owned by relatives of Dr. Friedrich von Bohlen und Halbach, the Chairman and Chief Executive Officer of LION. Dr. von Bohlen und Halbach also holds a minority ownership interest in Bohlen Industrie. The original principal loan amount under the agreement was DM 300,000 ((Euro) 153,390), repayable on March 31, 2000. The loan agreement provided for an annual interest rate of 6%, payable on a quarterly basis.

  On April 21, 1999, the parties amended the loan agreement by increasing the principal loan amount by DM 600,000 ((Euro) 306,775) to DM 900,000
((Euro) 460,163).

  On November 19, 1999, the parties amended the loan agreement by increasing the principal loan amount by DM 600,000 ((Euro) 306,775) to DM 1.5 million ((Euro) 766,950) and extended the maturity date for repayment of the loan to December 31, 2000. Under the revised loan agreement, LION was also granted a call right, which gave LION until December 31, 1999 to demand early repayment of DM 600,000 ((Euro) 306,775). LION did not exercise this right.

  Bohlen Industrie paid a total of (Euro) 1,508 of interest to LION in FY 1999, (Euro) 34,989 in FY 2000 and (Euro) 34,512 during the nine months ended December 31, 2000. Bohlen Industrie has not repaid any portion of the principal loan amount.

Legal Services by Norr Stiefenhofer Lutz

  Dr. Thomas Schurrle, who has been a member of LION's supervisory board since the formation of LION, is a partner with the law firm of Norr Stiefenhofer Lutz. Dr. Schurrle owns a total of 142,695 ordinary shares in LION. Following LION's initial public offering in August 2000, Dr. Schurrle waived his right to receive 28,000 ordinary shares which had been held in trust for him by Dr. von Bohlen und Halbach and agreed to transfer beneficial ownership of these shares to other employees of LION. Dr. Rudolf Norr, one of the founding partners of Norr Stiefenhofer Lutz, owns 210,000 ordinary shares in LION. LION has regularly engaged Norr Stiefenhofer Lutz to advise LION on corporate transactions and other legal matters.

Option Plan

  Under a stock option plan adopted by its general meeting on March 13, 2000, LION has the authority to grant non-transferable options to acquire shares in LION to members of its management board and to its employees until December 31, 2004. LION may grant options covering up to 184,800 ordinary shares to members of its management board and up to 757,050 ordinary shares to its employees. In addition, LION may grant options covering up to 82,250 ordinary shares to members of the management boards of its subsidiaries and up to 214,900 ordinary shares to employees of its subsidiaries. LION may not grant options covering more than 1,239,000 ordinary shares in the aggregate.

  Prior to LION's initial public offering in August 2000, LION's management board granted options to LION's management and employees to purchase up to 1,113,000 ordinary shares, of which options to purchase up to 35,875 ordinary shares were subsequently cancelled when the option holders terminated their employment with LION. The exercise price for these options is (Euro) 40.46 per share. In December 2000, LION's management board granted options to LION's management and employees to purchase up to 96,375 LION shares. The exercise price for these options is (Euro) 78.29 per share.

  Options, if granted, may be exercised if the market price of LION's shares exceeds the price at which the options were granted by at least 40%. Holders of options may exercise them during the eight-year period following the date of grant, but only after the second anniversary of the date of the grant. Once this threshold is met, the holder may exercise up to 33% of his options from the second anniversary of the grant date, up to 66% of his options from the third anniversary of the grant date and all of his remaining options from the fourth anniversary of the grant date. Holders may not, however, exercise an option within fixed time periods of at least ten business days established by LION's supervisory board and management board in the interests of LION, for example, prior to publication of its quarterly or annual results.

  When options are exercised, LION may either issue new shares from its conditional capital, deliver previously issued shares, or settle the net value of the options in either cash or shares.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF LION

  The following table shows the current beneficial ownership of LION's share capital by each person who owns beneficially 5% or more of LION's shares and the members of each of LION's management board and supervisory board as a group. LION is not directly or indirectly owned or controlled by any foreign government or by any other corporation. Unless otherwise noted, the address for each shareholder is LION's principal executive office.

  LION completed an initial public offering of its shares, both in the form of ordinary shares and ADSs, in August 2000. In that offering, LION sold an aggregate of 5,181,400 ordinary shares. This issuance caused the percentage ownership of each of the shareholders identified below to decrease significantly. For more information regarding share issuances by LION, see the section entitled "General Information about LION."

                                                       Shares beneficially
                                                              owned
                                                       -----------------------
                                                       Amount of
                                                       beneficial     Percent
Name and address of beneficial owner                   ownership     of shares
------------------------------------                   ----------    ---------
Dr. Friedrich von Bohlen und Halbach.................. 2,328,535(1)    12.76
Dr. Anna Caterina von Bohlen und Halbach.............. 1,311,485(2)     7.18
Bayer AG(3)........................................... 1,400,000(4)     7.67
Eckbert von Bohlen und Halbach........................ 1,185,450        6.49
All members of the management board as a group (3
 persons)............................................. 2,574,935(1)    14.11
All members of the supervisory board as a group (6
 persons).............................................   570,780(1)     3.13

--------
(1) Includes 270,500 shares transferred by HVB Beteiligungsgesellschaft mbH to Dr. Friedrich von Bohlen und Halbach on July 19, 2000. Prior to LION's initial public offering, Dr. von Bohlen und Halbach also held an aggregate of 877,800 shares in various trusts. Following the initial public offering, these trusts were dissolved and Dr. von Bohlen und Halbach transferred legal ownership in the shares to their respective beneficial owners.
(2) Includes 35,000 shares held by Dr. Anna Caterina von Bohlen und Halbach in trust for Huberta Giulini, and 35,000 shares held by Dr. Anna Caterina von Bohlen und Halbach in trust for Hans-Jochen Giulini.
(3) The address of Bayer AG is D-51368 Leverkusen Germany.
(4) Does not include shares, if any, purchased as part of LION's offering to customers, alliance partners, and other business associates, under a preferential allocation to such persons of 108,937 shares that were offered in the public equity offering in August 2000 at the offering price. Does not include shares purchased following LION's public equity offering in August 2000 on the Neuer Markt, as the shares offered by LION in its public offering comprised bearer shares. Accordingly, LION has no record of any market purchases of its shares by any of the persons listed in this table.

  Members of LION's supervisory and management boards and members of senior management of LION and their affiliates currently own, directly or indirectly, at least 34% of LION's shares. Under German law, for so long as members of the supervisory and management boards of LION and members of the senior management of LION and their affiliates together hold more than 25% of the shares in LION, they would be in a position to block shareholder action on a variety of matters, including the exclusion of preemptive rights in a capital increase, or any capital decrease, merger, consolidation, spin-off, sale or other transfer of all or substantially all of LION's assets, a change in the corporate form or business purpose of LION or the dissolution of LION.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TREGA

  The following table presents Trega's selected historical consolidated financial data derived from Trega's historical consolidated financial statements for the periods indicated.

  The selected historical financial data as of December 31, 1998 and 1999, and for the years ended December 31, 1997, 1998 and 1999 were derived from the audited consolidated financial statements of Trega for those periods which are included elsewhere in this proxy statement/prospectus.

  The selected historical financial data as of December 31, 1995, 1996 and 1997, and for the years ended December 31, 1995 and 1996 were derived from the audited consolidated financial statements of Trega for those periods. These consolidated financial statements are not included in this proxy statement/prospectus.

  The selected historical financial data as of September 30, 1999 and 2000 and for the nine months ended September 30, 1999 and 2000 were derived from Trega's unaudited financial statements which are included elsewhere in this proxy statement/prospectus and, in Trega's opinion, reflect all adjustments necessary to present fairly the results of operations for the periods presented.

  Trega's consolidated financial statements have been prepared in accordance with U.S. GAAP.

  You should carefully review Trega's consolidated financial statements included elsewhere in this proxy statement/prospectus and the information provided in the sections entitled "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Trega."

                                                                       Nine Months Ended
                                 Years Ended December 31,                September 30,
                          -------------------------------------------  ------------------
                          1995(1)   1996    1997(1)   1998     1999      1999      2000
                          -------  -------  -------  -------  -------  --------  --------
                            (in thousands, except net loss per
                                          share)                          (unaudited)
Consolidated Statements
 Of Operations Data:        ($)      ($)      ($)      ($)      ($)      ($)       ($)
Revenues:
 Compound revenues......     --        --       --     2,257    7,504     4,383     4,814
 Related party contract
  research..............     --        --       --     3,970    3,300     2,475     2,475
 Contract research and
  license fees..........     293     5,750    7,334    4,542    2,260     1,658       708
 Net sales..............   1,077     2,507      430       21      313       265        50
                          ------   -------  -------  -------  -------  --------  --------
  Total revenues........   1,370     8,257    7,764   10,790   13,377     8,781     8,047
Costs and expenses:
 Cost of sales..........   1,313     2,025      341        7      332       242       136
 Research and
  development...........   7,289    11,781   14,819   17,934   17,903    13,534    13,635
 Acquired in-process
  research and
  development...........     --      2,585      --     1,000      --        --        --
 Selling, general and
  administrative........   2,722     4,191    4,346    5,181    7,344     5,187     6,568
                          ------   -------  -------  -------  -------  --------  --------
  Total costs and
   expenses.............  11,324    20,582   19,506   24,122   25,579    18,963    20,339
                          ------   -------  -------  -------  -------  --------  --------
Loss from operations
 before equity in losses
 of affiliate...........  (9,954)  (12,325) (11,742) (13,332) (12,202)  (10,182)  (12,292)
Equity in losses of
 affiliate..............     --        --       --       --       (66)      (16)     (451)
                          ------   -------  -------  -------  -------  --------  --------
Loss from operations....  (9,954)  (12,325) (11,742) (13,332) (12,268)  (10,198)  (12,743)
Other income (expense):
 Net interest income and
  other.................      50       637    1,115      531       82       174       180
 Gain on sale of
  subsidiary............     --        --     1,255      --     3,513     1,513     1,000
 Corporate joint
  venture...............     414       --       --       --       --        --        --
                          ------   -------  -------  -------  -------  --------  --------
Net loss................  (9,490)  (11,688)  (9,372) (12,801)  (8,673)   (8,511)  (11,563)
                          ======   =======  =======  =======  =======  ========  ========
Basic and diluted net
 loss per share(2)......  (33.53)    (1.17)    (.69)    (.89)    (.47)     (.47)     (.53)
                          ======   =======  =======  =======  =======  ========  ========
Shares used in computing
 basic and diluted net
 loss per share(2)......     283     9,956   13,603   14,380   18,389    18,150    21,986
                          ======   =======  =======  =======  =======  ========  ========

                                   As of December 31,                 As of September 30,
                         -------------------------------------------  --------------------
                          1995     1996     1997     1998     1999      1999       2000
                         -------  -------  -------  -------  -------  ---------  ---------
                                     (in thousands)                       (unaudited)
Consolidated Balance
 Sheets Data:              ($)      ($)      ($)      ($)      ($)       ($)        ($)
Cash, cash equivalents
 and short-term
 investments............   1,161   27,443   19,427   16,262    6,434      6,467      5,840
Working capital.........  (2,345)  22,482   12,791    8,057      820        183      1,862
Total assets............   2,746   30,513   25,119   29,535   22,661     22,322     22,835
Notes payable and
 obligations under
 capital leases, less
 current portion........     470      633    1,589    2,689    2,484      2,135      2,727
Series One Redeemable
 Preferred Stock........   2,772      --       --       --       --         --         --
Accumulated deficit..... (34,522) (46,257) (55,629) (68,430) (77,103)   (76,941)   (88,666)
Total stockholders'
 equity (deficit).......  (4,375)  24,156   16,218   17,640   11,510     11,163     11,459

--------
(1) A portion of Trega's 1995 results do not include revenues from Trega's former subsidiary, Multiple Peptide Systems, or MPS, as substantially all of MPS's assets were transferred to a separate entity, Chiron Mimetopes Peptide Systems, LLC, as of January 1, 1994; however, the separate entity was dissolved and certain assets were transferred to MPS beginning April 1, 1995. The 1997 results reflect MPS operations through February 1997 after which time MPS was sold.
(2) See Note 1 of Notes to Trega's Consolidated Financial Statements for information concerning the computation of basic and diluted net loss per share.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                            OF OPERATIONS OF TREGA

  The following discussion should be read in conjunction with Trega's consolidated financial statements and related notes contained elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements within the meaning of the Securities Act of 1933. Trega's actual results may differ from those projected in the forward-looking statements and those differences may be material. Factors that may cause actual results to differ materially from those set forth below include, among others, those factors described in the section entitled "Risk Factors."

Overview

  Trega primarily develops and markets products designed to assist pharmaceutical and biotechnology companies in the identification of drug candidates and to accelerate the traditional drug discovery process. These products include Trega's proprietary iDiscovery(TM) technologies, comprised of Trega's Chem.Folio(R) chemical compounds and its iDEA(TM) predictive ADME (absorption, distribution, metabolism and excretion) simulation system. Trega also conducts, in collaboration with Novartis Pharma AG, a drug discovery program in the areas of obesity, diabetes and syndrome X, a syndrome associated with obesity and diabetes, involving the human body's resistance to insulin.

  On February 11, 2000, Trega announced that it will only conduct internal drug discovery programs, including its melanocortin receptor programs, if collaborators are available to fully fund them. Currently, Trega is carrying out a collaborative program, fully funded by Novartis Pharma AG, in the area of diabetes, obesity and syndrome X. The funded research phase of this collaboration expires in May 2001. Additionally, Trega is seeking collaborators for its compounds for the treatment of sexual dysfunction.

  The timing and amounts of revenues from Trega's iDiscovery(TM) technologies, if any, may be subject to significant fluctuations and therefore Trega's results of operations for any period may not be comparable to the results of operations for any other period and may not be indicative of future operating results. Trega will be required to conduct significant research and development during the next several years for the development of its predictive models and through the middle of 2001 to fulfill its obligations to Novartis. Trega has been unprofitable since its inception. Although Trega had set an objective to reach positive quarterly cash flow by the end of 2000, it did not achieve this objective. Trega's revenues related to the sale of Chem.Folio(R) libraries and iDEA(TM) predictive ADME simulation system have not met Trega's expectations. Trega is unable to predict when, if ever, Trega will become profitable or give assurances as to when Trega's positive cash flow objective will be met. As of September 30, 2000, Trega's accumulated deficit was approximately $88.7 million.

Results of Operations

   Nine months ended September 30, 2000 compared with nine months ended September 30, 1999

  Trega recorded revenues of approximately $8.0 million for the nine months ended September 30, 2000 compared with approximately $8.8 million for the same period in 1999. Revenues decreased approximately $734,000, or 8%, from the same period in the prior year. This decrease was due primarily to a decrease in revenues from research conducted under collaborative research agreements due to the completion of some of those agreements. Additionally, revenues decreased as a result of the sale of Trega's diffusion chamber business in the fourth quarter of 1999. These decreases in revenues were partially offset by an increase in revenues from sales of Trega's Chem.Folio(R) combinatorial libraries in the nine months ended September 30, 2000 compared with the same period in 1999.

  The cost of sales of $136,000 in the nine months ended September 30, 2000 was related primarily to revenues from sales of Trega's Chem.Folio(R) combinatorial libraries, Caco-2 cells to a lesser extent, and royalty costs associated with certain license fee revenues, compared to the cost of sales in the nine months ended

September 30, 1999 of $242,000, which was related primarily to diffusion chamber sales. The diffusion chamber business was sold in the fourth quarter of 1999.

  Trega's research and development expenses total approximately $13.6 million and $13.5 million for the nine months ended September 30, 2000 and 1999, respectively. The increase of approximately 1% from 1999 to 2000 resulted primarily from continued development of Trega's iDEA(TM) predictive ADME simulation system and increased activity in Trega's Chem.Folio(R) combinatorial libraries business, substantially offset by a decrease in expenses from research carried out to support internal drug discovery programs.

  Trega's selling, general and administrative expenses total approximately $6.6 million and $5.2 million for the nine months ended September 30, 2000 and 1999, respectively. The increase of approximately 27% from 1999 to 2000 was due primarily to increases in salaries, benefits and travel associated with the commencement of efforts in June 1999 to establish a sales and marketing organization to support the distribution of Trega's products and services. In addition, Trega recognized increased non-cash amortization expenses during the nine months ended September 30, 2000 as a result of an investment in ChemNavigator.com, Inc. in August 1999.

  Trega's interest income increased to approximately $587,000 for the nine months ended September 30, 2000, compared to $415,000 for the same period in 1999. The increase from 1999 to 2000 was due primarily from the receipt of interest on the promissory notes of TerraGen Discovery, Inc. which were issued in conjunction with the March 1999 sale of substantially all of the assets of ChromaXome Corp., a wholly-owned subsidiary of Trega. The outstanding principal balance along with all accrued interest was received in April 2000.

  Interest expense for the nine months ended September 30, 2000 and 1999 was approximately $407,000 and $241,000, respectively. The increase in interest expense resulted from obligations related to a line of credit entered into in August 1999 and additional equipment financing accessed in the nine months ended September 30, 2000.

  Trega recorded gains of approximately $1.0 million and $1.5 million in the nine months ended September 30, 2000 and 1999, respectively, in connection with the sale of the assets of ChromaXome Corp.

   Years ended December 31, 1999, 1998 and 1997

   1999 compared to 1998

  In 1999, Trega recorded revenues of approximately $13.4 million as compared to approximately $10.8 million in 1998, representing an increase of approximately $2.6 million, or 24%. This increase was due primarily to a $5.2 million increase in revenues from the sale of Trega's Chem.Folio(R) combinatorial libraries. Much of this increase is due to the fact that in June of 1999 Trega began to establish a direct sales, marketing, and business development organization to support the distribution of Trega's products and services, including its Chem.Folio(R) compound libraries. Additionally, in the fourth quarter of 1999, Trega began offering its Chem.Folio(R) compounds through the ChemNavigator.com, Inc., or CNC, website, and is now also offering its Chem.Folio(R) compounds through two screening service companies, EVOTEC BioSystems AG and Discovery Technologies, Ltd. The sale of Chem.Folio(TM) compounds through these new distribution channels did not contribute to 1999 revenues.

  Partially offsetting this increase in Chem.Folio(R) revenues was a decrease in revenues between 1998 and 1999 from research conducted under collaborative research agreements (with both related and unrelated parties) of approximately $3.0 million due to the completion of certain agreements. In February 2000, Trega announced that it will only conduct internal drug discovery programs if collaborators are available to fully fund them. Trega is currently carrying out a collaborative program with Novartis in the area of diabetes, obesity and syndrome X, which is funded at a rate of $825,000 per quarter, and as such, it is Trega's intention that this program will be staffed only to that level. The funded research phase of this collaboration expires in May 2001.

  The characterization of Trega's revenues began to shift between 1998 and 1999. In 1999, Chem.Folio(R) revenues accounted for approximately 56% of total revenues as compared to only 21% in 1998. In 1999, revenues from research conducted under collaborative research agreements, both related and unrelated parties, accounted for only 42% of Trega's revenues versus 79% in the prior year. This trend continued through the first three quarters of 2000. The timing and amounts of revenues from Trega's iDiscovery technologies may be subject to significant fluctuations and therefore Trega's results of operations for any period may not be comparable to the results of operations for any other period and may not be indicative of future revenue levels or operating results.

  As of December 31, 1999, Trega's financial statements reflect a liability for deferred revenue in the amount of approximately $1.8 million. This represents the excess of payments received from research collaborators over the revenue from libraries and cells shipped or work performed, and will be recognized when the correlative shipments are made or services are performed or the period for performance expires.

  Cost of sales for the year ended December 31, 1999 were approximately $332,000 compared with approximately $7,000 for the same period in 1998. Cost of sales were primarily related to Trega's device sales. The device business was sold in November 1999.

  While Trega's total research and development expenses remained substantially unchanged for years ended December 31, 1999 and 1998, there was a shift in the composition of these expenses from research carried out to support internal drug discovery programs to research and development carried on Trega's predictive models. This trend has continued through the first three quarters of 2000. Additionally, in connection with the acquisition of NaviCyte, Inc., Trega recorded an expense related to in-process research and development of $1.0 million in 1998. See Note 4 to Trega's Consolidated Financial Statements.

  Selling, general and administrative expenses totaled approximately $7.3 million in 1999 as compared to $5.2 million in 1998. The increase of $2.1 million, or 42% from 1998 to 1999, was due primarily to the fact that in June of 1999 Trega began to establish a direct sales, marketing and business development organization to support the distribution of Trega's products and services. Additionally, amortization of goodwill associated with Trega's acquisition of NaviCyte in November 1998 and its investment in CNC, accounted for approximately $800,000 of this increased expense.

  Net interest income and other income for 1999 totaled $82,000 as compared to $531,000 in 1998. This decrease was the result of reduced interest income due to lower average cash and short-term investment balances and higher interest expense associated with equipment financing obligations and Trega's line of credit entered into in 1999.

  In 1999, Trega recorded a gain of approximately $3.5 million in connection with the sale of the assets of ChromaXome Corp. on March 15, 1999. See Note 3 to Trega's Consolidated Financial Statements.

  No tax benefit has been recognized for 1999 or 1998, as the utilization of these operating losses is uncertain. As of December 31, 1999, Trega had federal and state operating loss carryforwards of approximately $62.5 million and $9.2 million, respectively. Realization of future tax benefits from utilization of net operating loss carryforwards is uncertain. See Note 10 to Trega's Consolidated Financial Statements.

   1998 compared to 1997

  Trega recorded revenues of approximately $10.8 million in 1998 as compared to approximately $7.8 million in 1997. Revenues in 1998 increased approximately $3 million, or 39%, over 1997. Of this $3 million increase, approximately $2.3 million was due to the sale of Trega's Chem.Folio(R) combinatorial libraries that were first marketed in 1998. The remaining increase was due primarily to increased revenues under collaborative research agreements offset in part by approximately a $409,000 decrease in products sales, the result of the sale of custom peptides and combinatorial peptide libraries by Trega's former subsidiary, Multiple Peptide Systems, Inc., or MPS. MPS was sold on February 28, 1997.

  Cost of sales in 1998 were related to one month's device sales from Trega's subsidiary, NaviCyte, acquired in November 1998. In 1997, cost of sales resulted primarily from sale of custom peptides and combinatorial peptide libraries made by MPS.

  Trega's research and development costs totaled $17.9 million for 1998 as compared to $14.8 million for 1997. The increase of 21% is due to additional research and development costs associated with Trega's partnered drug discovery and melanocortin programs in addition to expenses incurred as a result of building Trega's Chem.Folio(R) combinatorial library business. Additionally, in connection with the acquisition of NaviCyte, Trega recorded an expense related to in-process research and development of $1.0 million in 1998. See Note 4 to Trega's Consolidated Financial Statements.

  Selling and administrative expenses totaled $5.2 million in 1998 as compared to $4.3 million in 1997. This increase of 19% was due primarily to higher headcount as well as costs associated with Trega's newly leased facility.

  Net interest income and other for 1998 totaled $531,000 as compared to $1,115,000 in 1997. This decrease was the result of lower interest income due to lower average cash and short-term investment balances and higher interest expense associated with equipment financing obligations. This decrease was partially offset by a 1997 loss on investments related to the sale of stock received by Trega's former subsidiary, MPS, in 1996. Additionally, in 1997, Trega recorded a gain of approximately $1.3 million in connection with the sale of MPS on February 28, 1997.

  No tax benefit has been recognized for 1998 or 1997, as the utilization of these operating losses is uncertain. As of December 31, 1998, Trega had federal and state operating loss carryforwards of approximately $53.4 million and $7.2 million, respectively. Realization of future tax benefits from utilization of net operating loss carryforwards is uncertain. See Note 10 to Trega's Consolidated Financial Statements.

Liquidity and Capital Resources

  Since Trega's inception through September 30, 2000, Trega has financed its activities primarily from public and private sales of equity, funding from collaborations with corporate partners, sales derived from shipments of combinatorial libraries or individual compounds, sales of custom peptides and combinatorial peptide libraries (through Trega's former subsidiary, MPS), sales of Trega's businesses believed to be no longer strategic to Trega and interest income. At September 30, 2000, Trega had cash, cash equivalents and short-term investments aggregating $5.8 million compared to $6.4 million on December 31, 1999. Trega has invested a significant portion of its excess funds in cash equivalents and short-term investments primarily of highly rated debt instruments of financial institutions and corporations.

  Trega intends to fund a portion of its business with revenues derived from Trega's iDiscovery(TM) technologies that include Chem.Folio(R) combinatorial libraries and services and the iDEA(TM) predictive ADME simulation system. The timing and amounts of revenues from Trega's iDiscovery(TM) technologies, if any, may be subject to significant fluctuations and therefore Trega's results of operations for any period may not be comparable to the results of operations for any other period and may not be indicative of future operating results. For example, in September 1998, Trega entered into a $7.5 million agreement with a single customer to supply compounds over a two-year period. This agreement was substantially completed in September 2000. To date, Trega has not been able to offset this anticipated loss of revenues and may not be able to sell a sufficient number of compounds to replace these revenues in the near future. Trega has been unprofitable since its inception and Trega is unable to predict when, if ever, it will become profitable.

  In April 2000, Trega sold approximately 3.7 million newly issued shares of Trega's common stock to selected institutional and other accredited investors for approximately $10.1 million in net proceeds. Additionally, during the nine months ended September 30, 2000, Trega received approximately $1.0 million in connection with the sale of the assets of ChromaXome, approximately $1.8 million from the issuance of equipment notes and notes payable, and $863,000 from the issuance of Trega's common stock upon the exercise of options and warrants and as a result of participation in Trega's employee stock purchase plan. During the nine months ended September 30, 2000, cash used to fund operating activities was approximately $11.5 million. In addition, Trega purchased $1.5 million of property and equipment as well as made $1.2 million in principal payments under debt obligations. The amounts invested in property and equipment were funded, in part, by equipment financing lines. See Note 3 to Trega's Consolidated Financial Statements.

  In August 1999, Trega entered into a line of credit in the amount of $1.5 million that provides funds to be used primarily for working capital purposes. The line of credit, which is secured by Trega's general assets, bears interest at prime plus 0.75% (10.25% at September 30, 2000) per annum and is for a term of one year. The line of credit contains covenants relating to cash flow coverage and minimum cash balances. As of September 30, 2000, Trega was in compliance with all debt covenants. However, Trega expects that it may not be in compliance with these covenants at March 31, 2001. In August 1999, the entire line of credit of $1.5 million was accessed and $1.5 million remains outstanding at September 30, 2000. In connection with the receipt of the line of credit, Trega issued a warrant to the lender to purchase up to 20,000 shares of Trega's common stock at $1.75 per share. The warrant expires on August 5, 2004. In July and August 2000, Trega entered into agreements that together extended the term of the line of credit to October 20, 2000. In November 2000, Trega entered into an agreement to extend the term of the line of credit an additional 12 months. Under this extension, Trega was required to place a $1.5 million time certificate of deposit (the current outstanding balance under the line) with the lender as collateral.

  In March 2000, Trega obtained an equipment financing line of $600,000, of which Trega had accessed approximately $578,000 by September 30, 2000. The loan, which is secured by certain equipment, bears interest of 13.337% per annum and is to be repaid monthly over a four-year term. In addition, Trega obtained an additional equipment financing line of $1.4 million in April 2000. Trega has accessed approximately $1.1 million through September 30, 2000. The loan, which is secured by certain of Trega's equipment, bears interest of 14.423% per annum and is to be repaid monthly over a four-year term.

  In connection with other equipment financing lines, Trega must meet financial covenants pertaining to the amount of Trega's cash and marketable securities to be maintained during the terms of the financing. Due to covenant violations, in November 1999, Trega provided required security deposits in the amount of $490,000 and therefore has fulfilled Trega's obligations related to the covenants. The security deposits are included in the other assets line item in the consolidated balance sheet.

  During 1998, Trega moved into a combined research and development facility and corporate headquarters in San Diego, California. The ten-year lease covering the facility requires annual rent payments of approximately $2.0 million and is subject to a 3.5% annual escalation clause. Effective July 2000, Trega entered into an agreement to sublease approximately 23% of the facility for a term of five years. In accordance with the sublease agreement, Trega will receive monthly rent payments from the subtenant totaling approximately 23% of Trega's required annual rent payments.

  In June 1999, Trega signed a Mutual Release with Dura Pharmaceuticals, Inc. which substantially terminated a research agreement entered into in February 1996. Under the original research agreement, Trega was committed to fund $6 million over four years in a drug discovery and development collaboration using Dura's proprietary drug delivery technology and Trega's compounds. As of March 31, 2000, Trega's obligation under the Mutual Release with Dura had been paid. Elan Corporation plc acquired Dura in 2000.

  Trega intends to use its financial resources primarily to fund research and development relating to Trega's Chem.Folio(R) combinatorial chemistry library inventories and Trega's iDEA(TM) predictive ADME simulation system. The amounts actually expended for each purpose may vary significantly from time to time as well as with respect to each other.

  As of September 30, 2000, Trega estimated that its then current gross quarterly cash outlay for operations was approximately $5.8 million. Based on the assumption at that time that Trega's cash outlay would decline when Trega's existing research and development collaboration expires at the end of May 2001, and including estimated debt payments of $1.8 million, Trega would need total capital of approximately $23.9 million over the ensuing twelve months. Trega assumed that approximately $19.5 million of this amount would be provided by Chem.Folio(R) compound library revenues, existing capital resources, funding under an existing research and development collaboration, the potential sale of nonessential assets, and Trega's then available property and equipment financing and line of credit. Trega has failed to realize revenues at a level equivalent to that which was originally anticipated either for the year ended December 31, 2000 or at September 30, 2000. Trega believes that its existing cash, cash equivalents and short-term investments in addition to currently forecasted revenues for 2001 will be sufficient to fund its planned operations into the second quarter of 2001 which raises doubts about its ability to continue as a going concern. Substantial additional capital resources will be required to fund continuing operations related to Trega's research, development, manufacturing and business development activities. Any additional equity financing, if available, may be dilutive to stockholders, and debt financing, if available, may include restrictive covenants. There can be no assurance that additional financing will be available on acceptable terms, if at all, and it appears under present circumstances, that additional capital is not readily available to Trega. If adequate funds are not available, whether through the generation of revenue, the sale of assets, or resulting from raising additional capital, Trega will be required to delay, significantly reduce the scope of, or eliminate certain or all of Trega's activities, which would have a material adverse effect on Trega.

  In June 2000, Trega's stockholders approved a 2.5 million increase in the number of shares reserved for issuance under Trega's 1996 Stock Incentive Plan.

Qualitative and Quantitative Disclosure About Market Risk

  Trega is exposed to changes in interest rates primarily from its long-term debt arrangements and, secondarily, its investments in its available for sale securities. Trega invests its excess cash in highly liquid short-term investments that are typically held for the duration of the term of the respective instrument. Trega does not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions to manage its exposure to interest rate changes. Accordingly, Trega believes that, while the securities Trega holds are subject to changes in the financial standing of the issuer of such securities, Trega is not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments.

                             DESCRIPTION OF TREGA

Overview

  Trega primarily develops and markets products designed to assist pharmaceutical and biotechnology companies in the identification of drug candidates and to accelerate the traditional drug discovery process. These products include Trega's proprietary iDiscovery(TM) technologies, comprised of Trega's Chem.Folio(R) chemical compounds and its iDEA(TM) predictive ADME (absorption, distribution, metabolism and excretion) simulation system. Trega also conducts, in collaboration with Novartis Pharma AG, a drug discovery program in the areas of obesity, diabetes and syndrome X, a syndrome associated with obesity and diabetes, involving the human body's resistance to insulin.

  On February 11, 2000, Trega announced that it will only conduct internal drug discovery programs, including its melanocortin receptor programs, if collaborators are available to fully fund them. Currently, Trega is carrying out a collaborative program, fully funded by Novartis Pharma AG, in the area of diabetes, obesity and syndrome X. The funded research phase of this collaboration will end in May 2001. Additionally, Trega is seeking collaborators for its compounds for the treatment of sexual dysfunction.

  Trega, which was incorporated in Delaware in 1991, is located at 9880 Campus Point Drive in San Diego.

Traditional Drug Discovery

  Traditional drug discovery involves several sequential steps, creating a time-consuming, costly process with a high attrition rate. In order to discover a drug, scientists first must identify targets in the human body. Targets are biological molecules that cause medical conditions or diseases. Most drugs work by binding to a target and changing the target's function. Thus, after selecting a target, scientists then must identify those chemical compounds that change the target's function. These compounds are known as hits. Scientists often identify hits by first acquiring hundreds of thousands of chemical compounds. This large quantity of compounds, otherwise known as a compound library, may be generated by a technology called combinatorial chemistry. Combinatorial chemistry permits the rapid creation of hundreds of thousands of chemical compounds through automated techniques. Prior to the advent of combinatorial chemistry, chemists had to create new compounds one at a time.

  The generated compounds are then tested, or screened, against the selected target. Screening may identify hundreds of hits. Then, in a series of labor intensive and time-consuming steps, scientists determine how the human body absorbs, distributes, metabolizes and excretes these hits and whether they are toxic. The pharmaceutical industry refers to these characteristics as ADMET (absorption, distribution, metabolism, excretion and toxicity). Scientists then chemically modify the hits to identify those with the appropriate activity and ADMET characteristics for potentially safe and effective use in humans. This entire process of determination and modification is called lead optimization and results in the identification of drug candidates. Traditionally, lead optimization involves the use of animal models, which is slow and inefficient and poorly predicts successful human drug candidates. It takes approximately three to five years for scientists to complete this initial phase of drug discovery. A drug candidate then undergoes preclinical development and three phases of human clinical development before receiving marketing approval from the U.S. Food and Drug Administration, or FDA. The entire process from target selection to FDA approval of a drug typically ranges from 12 to 16 years.

Drug Discovery in Transition

  Trega believes that the fundamental ways in which drugs are discovered and developed will change in response to dynamics in the marketplace, and can change as a result of recent scientific advances. The factors encouraging change are:

  .  limitations of traditional drug discovery and development methods;

  . advances in informatics that enable predictive modeling and virtual drug discovery; and

  . the growing importance of the Internet and e-commerce in the drug discovery process.

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   Limitations of traditional drug discovery and development methods

  As described above, the overall drug discovery process is one of attrition with a high failure rate. The early stages of the process are highly automated. Genomics is identifying many new targets at a rapid rate. Combinatorial chemistry enables the production of hundreds of thousands of compounds, while high throughput screening enables the screening of these compounds. This highly automated process, however, feeds thousands of hits into lead optimization, a low throughput, animal model dependent process, which creates a bottleneck.

  In addition, the human genome sequencing effort is providing genetic information that is directed at the identification of thousands of new drug targets based upon increasingly sophisticated and complex genetic information about disease. This information is anticipated to enable the customization of patient care. Trega believes the flood of data resulting from screening against these additional genetic targets will add to the already compromised capacity of existing drug discovery processes and will encourage the development of more efficient screening techniques, such as computer-aided screening. With the industry facing an avalanche of data, Trega believes that the industry needs new technologies to enable researchers to prioritize hits for analysis and development.

  As noted, the traditional drug discovery process is expensive and time consuming. The average costs of bringing a new drug to market have been estimated to total approximately $650 million. It has been estimated that over 50% of all pharmaceutical products that reach human clinical trials fail as a result of inappropriate absorption, distribution, metabolism, excretion, or toxicity that was not predicted earlier in the drug development process. Approximately $400 million of the cost of an average new drug has been estimated to represent the amortized cost of failed drugs.

  Other factors providing incentives to pharmaceutical companies to reduce the cost and time required to develop new drugs include the need to fill product pipelines to support desirable rates of growth in their businesses and cost containment initiatives by both public and private health care payor systems.

   Advances in informatics that enable predictive modeling and virtual drug discovery

  The use of computers for managing information in the discovery and development process has become commonplace. Advanced computing enables parts of the drug discovery and development process to be performed entirely in the computer (in silico) without exposure to animals or humans. Computer-based approaches for designing drug structures, screening against biological targets, evaluating pharmacokinetics, studying disease models and even conducting clinical trials are currently under development.

   The growing importance of the Internet and e-commerce in the drug discovery process

  The acceptance of the Internet has created an environment that values information and its efficient dissemination. The business expectation created by the Internet is that successful companies will be those that are able to produce immediately accessible information-rich products.

Trega's Solution

   iDiscovery(TM) technologies

  Trega's principal iDiscovery(TM) products include its information-based products that it believes will improve the probability of success and accelerate the pharmaceutical discovery and development process. The underlying premise of iDiscovery(TM) technologies is to increase the likelihood of clinical success by identifying those compounds with essential drug-like characteristics at an early stage in the development process. As a result, subsequent preclinical trials may become confirmatory rather than exploratory. iDiscovery's(TM) principal products include the iDEA(TM) predictive ADME simulation system and Trega's combinatorial chemistry technologies, such as the Chem.Folio(R) compound libraries.

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   iDEA(TM) predictive ADME simulation system

  Trega believes that the iDEA(TM) absorption module represents the first product of its kind. As such, there is no historical market data for similar products. Estimates by Pharmaceutical Research and Manufacturing of America 1999 Annual Survey show that the United States pharmaceutical industry alone spends annually $422.3 million on bioavailability testing, $1.1 billion on toxicology and safety testing, and $1.7 billion on formulation and stability testing. A PriceWaterhouseCoopers report, Pharma 2005, Silicon Rally: The Race to e-R&D, estimated that pharmaceutical companies could save up to $200 million and two to three years per drug by using predictive computer models.

  Trega acquired the iDEA(TM) predictive ADME simulation system technology in connection with the acquisition of NaviCyte in November 1998. The system is a set of computer simulation models that Trega is developing to predict the ADME characteristics of compounds. Trega believes that, upon development and commercialization, the iDEA(TM) predictive ADME simulation system will enable pharmaceutical companies to prioritize their hit compounds for further development based upon their drug-like ADME characteristics.

  The iDEA(TM) absorption module is commercially available and is designed to predict the oral absorption of compounds in the human digestive system. It is based upon actual human clinical data contributed by a consortium of pharmaceutical companies which included SmithKline Beecham, Genentech, Parke-Davis, Schering-Plough, and the R.W. Johnson Pharmaceutical Research Institute of Johnson & Johnson. Trega has entered into multi-year license agreements for its absorption module with Janssen Research Foundation, F. Hoffman-La Roche and Tibotec, which agreements include rights to the iDEA(TM)metabolism module currently in development, and has entered into initial licenses with four other pharmaceutical and biotechnology companies. Trega anticipates that the metabolism module will be commercially available in early 2001. In addition, Trega intends to develop modules to predict distribution, elimination, tissue drug levels, and ADME models for selected animal species. Modules to address the effectiveness of alternate methods of drug administration, such as ocular, transdermal and pulmonary methods are also planned. There can be no assurance that these modules will be successfully completed or commercialized.

  Trega believes the iDEA(TM) predictive ADME simulation system, when fully developed, will apply across the spectrum of pharmaceutical discovery and development activities. Currently, the iDEA(TM) absorption module can be used to help prioritize hits from high throughput screens during the early phase of drug discovery and lead optimization, permitting a research team to focus its valuable optimization efforts and limited resources on a small number of compounds.

  Trega is in the process of refining the iDEA(TM) predictive ADME simulation system to assist chemists later in the discovery process, when customization of compounds to meet specific and refined activity and performance criteria is necessary. Trega expects the system will be used to sort through structure activity relationship data and to guide the refinement of specific properties, such as solubility or permeability. Trega believes that the system, upon completion of development, will reduce not only the chemistry effort required to produce an acceptable compound, but also the amount of animal and laboratory testing required to generate a clinical candidate. Because the system is predicting human outcome, the data upon which a decision is based to advance a compound to development is expected to better reflect the results in humans.

  The iDEA(TM) predictive ADME simulation system is also being developed for use in the formulation process. Formulation can have a significant impact on a compound's performance. Optimizing properties, such as solubility, dissolution, time release or crystal formation, can affect the outcome of a compound's clinical performance. Trega expects the system, as ultimately developed, to be used to generate hypothetical scenarios and to optimize specific characteristics to accelerate the development of the best formulation of a particular compound.

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   Combinatorial chemistry

  As described above, hits are extensively refined through chemical optimization into qualified drug candidates. This technique requires access to a large collection of compounds that can be tested rapidly for activity in assays representing biological targets. Combinatorial chemistry, which is a technique for simultaneously creating thousands of chemical compounds, directly addresses the demand for large collections of compounds. Combinatorial chemistry involves rapidly and systematically assembling a variety of molecular entities, or building blocks, in many different combinations to create libraries of chemically and structurally diverse compounds.

  Trega believes that its combinatorial chemistry technologies facilitate the rapid identification of lead compounds for its customers by creating compounds that offer the following important characteristics:

  . Pharmaceutically relevant compounds. Trega's combinatorial chemistry libraries are created to meet the design, diversity, molecular weight, quality and purity criteria preferred by the pharmaceutical industry.

  . Template Novelty. Trega believes that the distinctive core chemical structures, or templates, around which Trega's small-molecule libraries are built, possess the physio-chemical properties and structural characteristics of pharmaceutical compounds, which in many cases have not previously been thoroughly explored as potential drugs. Trega has applied for patents on nearly all of these libraries.

  . Easy-to-screen formats. Trega's libraries are formatted in singles-based compound arrays. These libraries do not require use of time-consuming deconvolution strategies commonly employed to identify active compounds in mixture-based libraries. Moreover, compounds formatted as singles-based compound arrays are created and screened as individual compounds to facilitate the rapid identification of active hits.

  . Validation. Multiple leads and highly active compounds have been identified and/or optimized utilizing Trega's technologies, both by Trega and its collaboration partners.

  . Information. Trega believes that information enhances the value of small-molecule libraries. In addition to compound information important to the screening process such as solubility, or the ability of a compound to dissolve, and cytotoxicity, or the toxic effect of a compound on cells, Trega provides information regarding permeability, or the likelihood that a compound will be absorbed following oral administration, assays and, for a subset of compounds, information about how a compound molecule is degraded by enzymes in the liver.

  . Heterocyclic compounds. Trega focuses its combinatorial library synthesis program on creating diverse, low molecular weight compounds, especially heterocyclic structures. Heterocycles, as a class of compounds, are considered desirable pharmaceutical candidates because they are more likely to be orally available, are generally less expensive to manufacture and typically have a longer duration of action than other compound classes. Trega believes that compounds of low molecular weight, especially heterocycles, represent the majority of drugs currently on the market.

  In addition, once a lead compound is identified from a screening library, Trega utilizes a computational representation of the possible compounds that can be created around that structure to uncover a set of closely related compounds (analogues) that can be synthesized and screened to identify the most active chemical structure.

   Chem.Folio(R) combinatorial chemistry libraries

  Chem.Folio(R) libraries and services include:

  . off-the-shelf chemical compounds available for immediate screening against a selected target, and rapid manufacture of closely related compounds, or analogues, if requested by a customer;

  .  chemical compounds made to a customer's specifications;

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  .  information that will enable a customer to make additional quantities of the chemical compounds;

  . information on the solubility and cytotoxicity of the Chem.Folio(R) compounds, as well as permeability; and

  . for a subset of compounds, information about how a compound molecule is degraded by enzymes in the liver.

  Trega is in the process of linking its Chem.Folio(R) combinatorial chemistry libraries to the information generated from the iDEA(TM) predictive ADME simulation system. Trega believes that with adequate resources and development success, such a combination may result in the following:

  . When Chem.Folio(R) compounds are screened in an activity assay, the resulting hits may enable chemists to know whether the hits or analogues have the potential to become therapeutic products. This information may allow chemists to rank order the hits based on chemical structure, ADME and toxicology characteristics, thus reducing the time for optimization by allowing them to focus on the most promising candidates.

  . Chem.Folio(R) compounds could be computationally screened to determine which compounds have drug-like characteristics. Such compounds may then be screened against a large variety of targets to quickly determine which targets should be pursued first. Because the sequencing of the human genome is expected to increase the number of targets substantially, this approach may allow pharmaceutical companies to focus their initial discovery efforts on targets that can be addressed with small molecule chemistry.

  . Virtual compound libraries, or compounds that exist only theoretically, could be computationally screened against targets, and only those virtual compounds with drug-like characteristics and calculated activity would be created and tested.

  . Using combinatorial libraries with historical data generated against other targets, computer-aided screening in combination with technologies in structural biology may identify promising chemical structures and leads.

  Trega believes that by utilizing the iDEA(TM) predictive ADME simulation system and Trega's information- rich chemistry together, far fewer exploratory experiments may need to be conducted. The necessity for mass screening of compounds against a particular target and wet lab experimentation may decrease.

  In addition to its direct sales efforts, Trega distributes Chem.Folio(R) products through two other channels. In August 1999, Trega entered into a strategic relationship with ChemNavigator.com, Inc., or CNC, a business to business e-commerce company that supplies chemistry and reagents to pharmaceutical, biotechnology, agricultural and life sciences researchers, to offer Chem.Folio(R) compounds to researchers over the Internet. The CNC distribution channel allows Trega to access markets difficult to reach by its current direct sales organization including universities, research institutions, smaller and/or geographically isolated research companies and researchers without direct access to chemistry resources who are interested in purchasing a single or small numbers of compounds. In contrast to other electronic research supply catalogs, CNC permits researchers to search for compounds on the basis of structure. Trega owns shares presently comprising an approximate 16% interest in CNC and holds a warrant to acquire shares presently comprising an additional 4% interest. To date, the revenue to Trega generated through the website has been immaterial.

  Trega also sells access to Chem.Folio(R) compounds through screening service companies, including EVOTEC BioSystems AG, or EVOTEC, a leading European screening company, which has developed miniaturized biological activity screening technology. Trega will receive a fee for each Chem.Folio(R) compound screened by EVOTEC on behalf of its clients.


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   Customized combinatorial libraries

  Trega also offers customized compound libraries. Trega works closely with each customer to ensure that the compound libraries meet the criteria set forth by the customer. Trega has provided customized libraries as stand-alone products or as part of drug discovery collaborations.

Internal Drug Discovery Programs

  On February 11, 2000, Trega announced that it will only conduct internal drug discovery programs if collaborators are available to fully fund them. Trega is currently engaged in a multi-year, fully funded discovery collaboration with Novartis in the field of diabetes, obesity, and syndrome X. In addition to a three-year funding commitment to Trega of $3.3 million per year, which commenced in June 1998, Novartis will pay milestones and royalties to Trega for the successful development of a product in this field. The current program with Novartis is funded semi-annually at a rate of $825,000 per quarter, which is adequate to cover the cost of the activities expected to be carried out by Trega under this agreement. The funded portion of this relationship will end in May 2001. If Novartis should decide to pursue further development of any compounds coming from this collaboration, those development activities will be conducted solely by Novartis.

  In addition, Trega has conducted research resulting in lead compounds for the treatment of sexual dysfunction. Trega also owns a compound designated HP-228, which has completed a Phase II clinical trial in the treatment of post-operative pain in hip and knee replacements. Trega does not intend to pursue further development and commercialization of these compounds without collaborative partners.

Business Strategy

  Trega's objective has been to be the leading developer and supplier of information-based products that will reduce the cost of, simplify and accelerate drug discovery and development, particularly focusing on the bottleneck represented by the inefficient process of turning hit compounds into validated drug candidates. In 2000, Trega invested significantly in two areas:

  . the development, completion and commercialization of the iDEA(TM) module for absorption, the development of the iDEA(TM) module for metabolism and the enterprise-wide version of both the absorption and metabolism modules; and

  . the further development of the Chem.Folio(R) combinatorial chemistry libraries.

  Trega's commercial approach has been to focus on the intended development and implementation of a mix of Trega's proprietary iDiscovery(TM) technologies, corporate collaborations and acquisitions or licensing of complementary technologies. To implement its strategy, Trega's intention has been to:

  . Develop, both internally and through corporate collaborations, the iDEA(TM) predictive ADME simulation system to facilitate the rapid screening of drug development candidates for ADME characteristics. The first iDEA(TM) absorption module is commercially available. The metabolism module is scheduled for completion in early 2001. Additional simulation modules that are intended to predict distribution and excretion profiles of compounds are under development.

  . Support the drug discovery efforts of pharmaceutical and biopharmaceutical customers by offering, through Chem.Folio(R), non-exclusive access to diverse, small-molecule compound libraries and by providing compound libraries which are custom synthesized to the requirements of the individual customer. Since the introduction of its Chem.Folio(R) library program in mid-1998, Trega has entered into arrangements for the sale of Chem.Folio(R) combinatorial libraries to Biogen, ISIS, Parke-Davis, Elitra Pharmaceuticals, Cytokinetics, Inc., DuPont Crop Protection, EVOTEC, Discovery

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     Technologies, Ltd., PhycoGen, Inc., and others. Trega entered into two custom synthesis agreements with Boehringer Ingelheim International GmbH and has provided custom libraries in connection with its drug discovery collaborations with Ono Pharmaceuticals Co., Ltd., or Ono, focusing on the identification of small-molecule agonists of melanocortin-1 to treat inflammatory conditions, and Novartis focusing on treatments of certain diseases believed to be mediated by the melanocortin-4 receptor pathway such as obesity, Type II diabetes and syndrome X.

  . Acquire or license complementary information-based technologies. The computational area is populated with many companies possessing proprietary technologies in niche areas.

  . Expand Trega's use of the Internet and intranets to market and disseminate Trega's iDiscovery(TM) products and services. Currently, customers may order Chem.Folio(R) compounds on the Internet through CNC. Trega's intention has been to develop a web portal through which existing and potential customers may access information on compound structures contained in Chem.Folio(R) libraries, learn more about Trega's iDEA(TM) predictive ADME simulation system and, ultimately, access and use Chem.Folio(R) virtual libraries and the iDEA(TM) system on a secure site. Trega's efforts in developing this web portal are in their preliminary stages.

Alliances and Collaborations

   EVOTEC BioSystems AG

  In January 2000, Trega entered into an Agreement for Joint Development of Assays and the Cross Licensing of Affiliated Technologies with EVOTEC, pursuant to which the parties agreed to collaborate on the development of new, miniaturized, high-throughput ADME assays for pre-clinical lead optimization. The objective of the collaboration is to develop assays that will aid in the faster and more cost efficient development of drug candidates with higher chances of success prior to clinical testing. EVOTEC was granted a nonexclusive license to commercialize the jointly developed assays and Trega has the right to the assays for internal use. Trega will be entitled to royalties resulting from EVOTEC's commercialization of the assays. In addition, EVOTEC was granted a license to the iDEA(TM) absorption module under certain circumstances. In December 1999, Trega entered into a Library Sales Agreement with EVOTEC, pursuant to which EVOTEC has purchased specified amounts of all Chem.Folio(R) compounds contained within Trega's inventory as well as compounds produced through the end of 2000. Selected compounds will be screened through the jointly developed assays and Trega intends to use the data to enhance the iDEA(TM) predictive ADME simulation system, which data and models will be owned by Trega. The purchased compounds will also include associated information, such as synthetic protocols, cytotoxicity, and physico-chemical data. EVOTEC will use the Chem.Folio(R) compounds in its internal drug discovery programs and will allow its screening customers access to Chem.Folio compounds on a fee per compound basis, which fee will be passed through to Trega.

   ChemNavigator.com, Inc.

  In August 1999, Trega entered into a strategic relationship with CNC. Certain of Trega's Chem.Folio(R) compounds will occupy a position on the website of CNC, providing a complement to Trega's existing distribution channels. To date, the revenue to Trega generated through the website has been immaterial.

  Under the terms of the strategic relationship, Trega acquired 1,176,666 shares of the Series B convertible preferred stock of CNC, representing approximately 16% of the outstanding equity securities of CNC and a warrant to purchase an additional 294,167 shares of CNC's common stock at a purchase price of $5.00 per share. In exchange, Trega paid $1.0 million and issued 1.0 million shares of its common stock to CNC. Trega also agreed to issue a warrant to CNC to purchase an additional 294,167 shares of Trega common stock at a purchase price of $5.00 per share.


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   Novartis Pharma AG

  In May 1998, Trega entered into a Research, Development and License Agreement with Novartis, pursuant to which the companies are focused on the identification and development of orally-active small molecules for the treatment of certain diseases believed to be mediated by the melanocortin-4 receptor pathway, including obesity, Type II diabetes and syndrome X. The agreement provides for:

  . an equity investment at Trega's option, which Trega exercised in November 1998 and received $7.0 million exchange for approximately 1.9 million shares of Trega's common stock;

  . an additional $12 million in committed funding, consisting of $2.0 million received upon the execution of the agreement for past research activities and $10 million over a three-year period; and

  . potential milestone payments and royalties from the successful development and commercialization of products for which Novartis has worldwide rights.

  In October 1999, the parties expanded their research efforts to include an undisclosed, additional obesity-related biological target.

  In February 2000, Trega announced that it will only conduct internal drug discovery programs if collaborators are available to fully fund them. The current program is funded semi-annually at a rate of $825,000 per quarter, which is adequate to cover the cost of the activities expected to be carried out by Trega under this agreement. The funded portion of this relationship will end in May 2001. If Novartis should decide to pursue further development of any compounds coming from this collaboration, such development activities will be conducted solely by Novartis.

License and Other Technology Arrangements

   Dura Pharmaceuticals, Inc.

  In February 1996, Trega entered into a Research and Development Agreement with Dura Pharmaceuticals, Inc., or Dura. Dura markets pharmaceuticals for the treatment of respiratory diseases and is developing a dry powder inhalation system for pulmonary delivery of respiratory drugs and other pharmaceuticals. Pursuant to the original agreement, Trega committed to provide research funding totaling $6.0 million over four years to seek to apply Dura's proprietary drug delivery technology to Trega compounds. Concurrent with the execution of the agreement, Dura purchased shares of Trega's preferred stock, which were converted to shares of Trega's common stock upon closing of Trega's initial public offering, for $5.0 million.

  In June 1999, Trega signed a Mutual Release with Dura that terminated the Research and Development Agreement with Dura, other than in certain limited regards. As of March 31, 2000, Trega's obligation under the Mutual Release with Dura had been paid. Subsequently, Elan Corporation plc has acquired Dura.

   The Scripps Research Institute

  Trega is the assignee of a license to the method patent covering the Tea Bag simultaneous parallel solid-phase synthesis technology from The Scripps Research Institute, or Scripps. This license was acquired from the technology's inventor, Dr. Richard Houghten. Trega, under certain circumstances, may be required to pay royalties, to Scripps for use of the Tea Bag technology. This method patent expires in 2003.

   Northwest Neurologic, Inc.

  In May 1997, Trega entered into a Research and License Agreement with Northwest Neurologic, Inc., or NNL, which was subsequently amended. Under this agreement, Trega acquired a nonexclusive license to certain technology related to the melanocortin receptors for use in a defined field. In exchange, Trega agreed to pay cash to NNL and to provide NNL with the use of up to ten combinatorial libraries and other services. Each party will

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owe milestone payments and royalties to the other based upon the development and commercialization of products employing the technology received under the NNL License Agreement. In March 1998, NNL was acquired by Neurocrine Biosciences, Inc.

Sale of Assets

   Harvard Apparatus, Inc.

  In December 1999, the diffusion chamber systems product line of Trega's wholly-owned subsidiary, NaviCyte, was sold to Harvard Apparatus, Inc., a Holliston, Massachusetts based company. The diffusion chamber product line is a patented line of devices which provides for in vitro simulation of the environments on either side of a biological membrane or cultured cell monolayers permit screening of drug compounds outside of the body. Previously, NaviCyte sold the devices directly to researchers as well as through Corning/Costar. Trega divested this product line in order to focus on its iDiscovery(TM) technologies business and because the revenues generated by the product line were immaterial. Under the terms of the transaction, Harvard Apparatus paid Trega an up-front fee and will pay royalties for an agreed upon term on sales of diffusion chamber products.

   ChromaXome Corp.

  In March 1999, substantially all of the assets of ChromaXome Corp., or ChromaXome, a wholly-owned subsidiary of Trega, were sold to TerraGen Discovery Inc., or Discovery, the wholly-owned subsidiary of TerraGen Diversity Inc., or Diversity. As consideration for the sale, Trega received $2.0 million in cash, interest-bearing promissory notes of Discovery with an aggregate principal amount of $3.0 million and 600,000 shares of Diversity preferred stock. The outstanding principal balance along with all accrued interest was received in April 2000. In October 2000, Diversity and Discovery were sold to Cubist Pharmaceuticals, Inc. Trega received 16,408 shares of Cubist common stock in exchange for its Diversity shares.

Marketing and Sales

  Trega has established a direct sales, marketing, and business development organization to support the distribution of Trega products and services, including its iDEA(TM) absorption modules, Chem.Folio(R) compound libraries and custom compound library synthesis. Field-based sales representatives are supported by Ph.D. scientists from the corporate office. Trega also offers its Chem.Folio(R) compounds through the CNC website and screening service companies including EVOTEC.

Competition

  Trega competes in markets that are intensely competitive, new and rapidly changing. Trega's competitors include:

  . major pharmaceutical companies who manufacture compound libraries or predictive software for their own use or who are developing drugs focused on the melanocortins;

  . specialized biotechnology/software firms, such as Simulations Plus, Inc. and Camitro Corporation;

  . combinatorial chemistry companies, such as Tripos Inc., ArQule, Inc. and Pharmacopeia, Inc.;

  .  academic institutions;

  .  governmental agencies; and

  .  other public and private research institutions.

  Many pharmaceutical and biotechnology companies, which represent the largest market for Trega's products and services, develop, have developed or have entered into collaborations with companies with internal predictive modeling and/or combinatorial chemistry programs. Trega also competes for access to new

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pharmacophores, which are three-dimensional representations of parts of molecules responsible for drug activity. Trega's competitors may develop products that are more effective or less costly than any of Trega's current or future products. Many of these competitors have substantially more resources and product development, production and marketing capabilities than Trega does. In addition, many of Trega's competitors have significantly greater experience than Trega does in competing for the research and development budgets of pharmaceutical companies. Therefore, the market for Trega's iDiscovery(TM) technologies may not generate sufficient revenues for Trega to become profitable.

  Significant factors in determining whether Trega will be able to compete successfully include:

  . the performance, pricing and ease of use of Trega's iDiscovery(TM) technologies;

  . the novelty, diversity, purity and target specificity of Trega's compound libraries;

  .  speed and costs of identifying and optimizing potential lead compounds;

  .  the reputation and acceptance of our iDiscovery(TM) technologies;

  .  the quality and availability of customer service and customer support;
     and

  .  the effectiveness of Trega's sales and marketing efforts.

  In addition, products currently exist that will compete directly with any drug candidates that Trega seeks to develop or that Trega's collaborators may seek to develop. Any product candidate that Trega's collaborators or Trega develop must then compete for market acceptance and market share. If Trega's collaborators or Trega are successful in achieving significant commercial sales of products, Trega's collaborators or Trega also will compete in manufacturing efficiency and marketing capability, an area in which Trega has limited or no experience. Furthermore, Trega's competitors may obtain FDA approval for products sooner and be more successful in manufacturing and marketing their products than Trega's collaborators or Trega.

Patents

  Trega's policy is to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. Trega currently pursues patent protection for its iDEA(TM) predictive ADME simulation technologies, its combinatorial chemistry technologies and libraries, including its Chem.Folio(R) libraries, and its efforts in the melanocortin area. Currently, Trega has approximately 37 issued United States patents and 33 pending United States patent applications, plus their foreign equivalents. The patent positions of pharmaceutical and biotechnology firms, including Trega, are uncertain and involve complex legal and factual questions for which important legal principals are largely unresolved.

Research and Development Expenses

  Trega incurred research and development expenses totaling approximately $13.6 million in the nine months ended September 30, 2000 and $17.9 million, $17.9 million and $14.8 million in the years ended December 31, 1999, 1998 and 1997, respectively.

Employees

  At January 24, 2001, Trega had 112 full-time employees, including 63 in research and development. Of Trega's total employees, approximately 38 hold advanced degrees. Trega places an emphasis on obtaining the highest available quality of staff. Trega has selected and assembled a group of experienced scientists and managers with skills in a wide variety of disciplines, including chemistry, biology, pharmaceutical and software development. None of Trega's employees is covered by collective bargaining arrangements, and management considers relations with its employees to be good.

Properties

  Trega currently leases a facility of 71,510 square feet (approximately 55,000 square feet of laboratory and office space) located at 9880 Campus Point Drive, San Diego, California. The lease term extends until May 1, 2008. Effective July 2000, Trega entered into an agreement to sublease approximately 23% of the facility for a term of five years. In accordance with the sublease agreement, Trega will receive monthly rent payments from the subtenant totaling approximately 23% of Trega's required annual rent payments.

Legal Proceedings

  Trega is not a party to any material legal proceeding at this time.

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    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TREGA

  The following table sets forth information, as of January 19, 2001, as to shares of common stock of Trega beneficially owned by:

  . each person who is known by Trega to own beneficially more than 5% of Trega's issued and outstanding common stock;

  .  each of Trega's directors and affiliated entities;

  .  each of Trega's named executive officers; and

  .  all directors and named executive officers as a group.

  Ownership information is based upon information furnished by the respective individuals or entities, as the case may be, and is based on 23,500,332 shares of common stock outstanding as of January 19, 2001. Unless otherwise noted, the address and telephone number of each person or entity set forth in the table below is that of the company.

                                                 Amount and nature
Name of Beneficial Owner,                          of beneficial    Percent of
Named Executive Officer or Director              ownership(1) (2)  Class (1)(2)
-----------------------------------              ----------------- ------------
T. Rowe Price Associates.......................      1,954,000         8.31%
 100 East Pratt Street
 Baltimore MD 21202
Novartis Pharma AG.............................      1,866,667         7.94%
 35 Lichtstrasse
 CH-4002 Basel
 Switzerland
3I Bioscience Investment Trust Plc.............      1,486,800         6.33%
 91 Waterloo Road
 London SE1 8XP
 England
Domain Partners (3)............................      1,548,953         6.59%
 One Palmer Square, Suite 515
 Princeton NJ 08542
Grass, George M. (4)...........................      1,398,231         5.95%
Blair, James C. (5)............................      1,578,953         6.72%
Carter, Bruce L.A. (6).........................              0          *
Grey, Michael G.(7)............................         25,500          *
Hillyard, Alan (8).............................        154,992          *
Kiely, John (9)................................          5,356          *
Liebert, Debra K. (10).........................         23,700          *
Muschek, Lawrence D. (11)......................          1,000          *
Sadow, Harvey S. (12)..........................         12,157          *
Schwartz, Mark W. (13).........................          7,495          *
Tuttle, Ronald R. (14).........................        266,616         1.13%
Whitehead, Robert S. (15)......................         80,930          *
Williams, Myra N. (16).........................              0          *
Wills, Gerard A. (17)..........................              0          *
All directors and named executive officers as a
 group (14 persons) (18).......................      3,554,930        15.13%

--------
  *  Less than 1%
 (1) Except as indicated below and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. To the full extent permissible under law, each of the persons or entities listed above disclaims beneficial ownership of all shares.
 (2) All options are subject to accelerated vesting as a result of the merger; however, options with an exercise price equal to or above the closing price of Trega's common stock (the out-of-the-money options) on the date that is two days prior to the closing of the merger will be deemed to be terminated on the date of the merger. The remaining options (the in-the-money options), will be deemed to have been exercised pursuant to cashless or net exercise provisions, as applicable, and will be exchanged for shares of LION ADSs upon closing of the merger. Accordingly, the numbers presented in this table reflect all in-the-money-options, assuming that the closing price of Trega's common stock on the date that is two days prior to the closing of the merger is $1.31. The out-of-the-money options, while noted in the footnotes to the table, are not included in the number of shares beneficially held as stated in the table.
 (3) Includes 926,724 shares held by Domain Partners II, L.P., 444,411 shares held by Domain Partners III, L.P., 100,124 shares held by One Palmer Square Assoc. II, L.P., 19,209 held by One Palmer Square Assoc. III L.P., 15,519 shares held by DP III Associates L.P. and 6,966 shares held by Domain Associates, L.L.C. Each of the foregoing entities is an affiliate of or under common control with Domain Partners.
 (4)  Excludes 225,000 out-of-the-money options.
 (5) Includes 1,548,953 shares beneficially owned by Domain Partners and its affiliates, of which Dr. Blair directly or indirectly has discretionary voting control. Excludes 27,358 out-of-the-money options.
 (6)  Excludes 15,000 out-of-the-money options.
 (7) Excludes 600,000 out-of-the-money options. Excludes 635,000 shares of common stock held by CNC, for which Mr. Grey serves as a director, because Mr. Grey does not have the ability to control the disposition, voting or investment decisions with respect to such shares. CNC has agreed to vote its shares in favor of the merger pursuant to a voting agreement between CNC and officers and directors of Trega.
 (8)  Includes 150,000 in-the-money options.
 (9)  Excludes 156,000 out-of-the-money options.
(10)  Excludes 151,700 out-of-the-money options.
(11)  Excludes 295,000 out-of-the-money options.
(12) Includes 697 in-the-money options. Excludes 29,144 out-of-the-money options.
(13)  Excludes 225,000 out-of-the-money options.
(14) Includes 5,348 in-the-money options. Excludes 59,662 out-of-the-money options.
(15) Includes 80,930 in-the-money options. Excludes 161,627 out-of-the-money options.
(16)  Excludes 20,000 out-of-the-money options.
(17)  Excludes 175,000 out-of-the-money options.
(18) Includes 236,975 in-the-money options. Also includes 962,724 shares held by Domain Partners II, L.P., 441,411 shares held by Domain Partners III, L.P., 15,519 shares held by DP III Associates, L.P., and 6,966 shares held by Domain Associates, L.L.C. See footnote (3). Excludes 2,140,491 out-of-the-money options.

                           MATERIAL TAX CONSEQUENCES

General

  Each Trega stockholder is urged to consult his or her own tax advisor as to the U.S. federal income tax consequences and German tax consequences of the merger, and the ownership and disposition of the LION ADSs and LION ordinary shares, to him or her, in each case in light of the facts and circumstances that may be unique to him or her, and as to any U.S. estate, gift, state, local or non-U.S. and non-German tax consequences of the merger. Each Trega stockholder who resides outside the United States is urged to consult his or her own tax advisor about the applicable tax laws of the country in which he or she resides.

German Taxation

  The following is a discussion of the material German tax consequences for beneficial owners of LION ordinary shares or ADSs who are not German residents for German income tax purposes and who do not hold ordinary shares or ADSs as part of a permanent establishment or a fixed base in Germany. Throughout this section, these owners are referred to as non-German holders. German holders are German residents. Non-German holders who are U.S. residents are referred to in this section as U.S. holders.

  This summary is based on German law including the US/German Double Taxation Convention of August 29, 1989 (Federal Gazette 1991 II p. 354, the "US/German Convention"), and is subject to changes. In particular, the tax reform enacted in 2000 provides for far-reaching changes in German tax law. In principle, these changes entered into effect on January 1, 2001. Certain changes take effect as of 2002.

  The following discussion is not meant to be a comprehensive discussion of all of the German tax consequences which may be relevant for non-German holders. You should consult your tax adviser regarding the German tax consequences of the purchase, ownership and disposition of shares and the procedures for the refund of German withholding taxes.

   Taxation of corporations and imputation

  As of January 1, 2001, German corporations are subject to a corporation tax of 25%. As LION has a FY ending March 31, this rate is applicable as of April 1, 2001 (FY 2001/2002). This tax rate applies irrespective of a distribution. Certain foreign earnings are tax-exempt. As of the FY 2002/2003, dividends received by the corporation and capital gains from the sale of shares in other corporations are tax exempt. Insofar as a corporation receives tax-exempt dividends from foreign sources, 5% of the tax-exempt dividends are deemed non-deductible expenses and are thus subject to German income tax.

  Certain foreign earnings are subject to the German income attribution rules triggering a flat 38% tax without allowing for any deductions. This generally covers income from foreign shareholdings provided that (i) a German company owns, directly or indirectly, more than 50% (in certain cases 10%) of the capital or voting shares of a foreign company, (ii) the foreign company receives income which is not active as defined in the statute, and (iii) such income is subject to a low tax (which is defined as "lower than 30%" until the end of the FY 2000/2001, and as "lower than 25%" for periods thereafter).

  Certain dividends which the corporation receives from another German corporation resulting from pre-FY 2001/2002 profits can be subject to a 45/40% tax rate, depending on the taxation of the profits at the level of the distributing corporation.

  The corporation tax liability is subject to a 5.5% solidarity surcharge resulting in a total tax liability of 26.375%.

  In addition, a German corporation is subject to a trade tax on profits (Gewerbesteuer). The applicable tax rate depends on the municipality where the corporation has a branch. Trade tax is deductible for corporation tax purposes.

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

  Profits generated until the end of the FY 2000/2001 are subject to the corporation tax of 40% for retained earnings and 30% for distributed earnings plus solidarity surcharge. For LION, this relates to the FY ending March 31, 2001. Exceptions apply to income from certain foreign sources, and dividends from tax-exempt foreign income or dividends which are taxwise treated as repayment of capital contributions.

  Should the corporation tax assessments of the corporation for the end of the FY 2000/2001 show income items which had been subject to a 40% or 45% corporation tax in the past (after regular dividend distributions for previous years), such income items will be recorded as a corporation tax credit amounting to 1/6 of the 40% income items shown ("EK40-Final Amount").

  Should a dividend payment be effected in the FY 2002/2003 through 2016/2017 which is deemed to result from the EK40-Final Amount, both the corporation tax liability and the corporation tax credit will be reduced by 1/6. Corporation tax credits which are not used by 2016 will expire. Should certain tax-free income from pre 2001/2002 periods be distributed during the FY 2002/2003 through 2016/2017, the corporation needs to pay tax on such income.

   Taxation of dividends

   Dividends from profits generated as of the FY 2001/2002

  Dividend distributions by a German corporation are subject to a 20% withholding tax (Kapitalertragsteuer) plus a solidarity surcharge of 5.5%, in aggregate 21.1%. For German holders, the withholding tax functions as a tax credit on the personal income tax liability of the shareholders.

   Dividends from profits generated prior to the FY 2001/2002

  Dividends from profits generated prior to the FY 2001/2002 are subject to the imputation credit system. Under that system, the domestic shareholder pays full tax on the dividend including the corporation tax imputation credit which the corporation passes to the shareholders insofar as dividends from domestic fully taxed income are distributed. This imputation credit in the amount of 3/7 is, for the last time, available regarding dividend distributions in the FY 2001/2002 from pre-FY 2001/2002 profits. It is not available for non-German holders.

  Withholding tax on dividends from pre-FY 2001/2002 profits distributed in the FY 2001/2002 amounts to 25% plus solidarity surcharge (totalling 26.375%).

   Non-German holders

  For a non-German holder, the withholding tax rate may be reduced by an applicable income tax treaty. Under most tax treaties the withholding tax rate is reduced to 15%. An investor would receive this reduction by applying for a refund of the difference between the tax withheld at the statutory rate of 26.375% or 21.1% (for dividends from pre- or post-FY 2001/2002 profits as outlined above) and the applicable treaty rate to the German tax authorities, located at the Bundesamt fur Finanzen, Friedhofstrasse 1, D-53225 Bonn, Germany. If the investor is a non-German holder of ADSs, he or she may be entitled to the benefits of the US/German Convention, in which case a special refund procedure may apply, which is described below under the section entitled "--Dividend refund procedure for non-German holders."

  Should a corporation distribute dividends in the FY 2001/2002 from pre-FY 2001/2002 profits, such distribution would have the effect that, under the US/German Convention, qualifying U.S. holders are entitled to an additional reduction in German tax equal to 5% of the gross amount of the dividend, which is refundable together with the general treaty refund discussed in the preceding paragraph. U.S. holders are entitled to claim a refund of a portion of the German withholding tax, and will be treated as receiving additional dividend income from the German company, under the mechanism described below. Under the Treaty, a U.S. holder will be entitled to receive a payment from the German tax authorities equal to 16.375% of the declared dividend. The Treaty provides that a portion of this payment, equal to 11.375% of the declared dividend, will be treated for U.S. tax purposes as a reduction in German withholding tax of the generally applicable treaty rate of 15%, and the remainder of the payment, or 5% of the declared dividend, will be treated as the net amount of an additional dividend of 5.88% of the declared dividend that has been subject to a 15% German withholding tax ([90 x 100] : 85-100). Accordingly, if a German company declared a dividend of
(Euro) 100, a U.S. holder would initially receive (Euro) 73.625, or (Euro) 100 minus the 26.375% withholding tax. The U.S. holder could then claim a refund from the German authorities of (Euro) 16.375 and would thereby receive a total cash payment of (Euro) 90, or 90% of the declared dividend. Thus, the holder would be deemed to have received total dividends of (Euro) 105.88, consisting of the declared dividend of (Euro) 100 plus the deemed additional dividend of
(Euro) 5.88 that is associated with the Treaty refund. This procedure regarding an additional deemed dividend expires, due to the German new tax legislation, in 2001 (or: 2001/2002) and will not be applicable to dividend distributions from post FY 2000/2001 profits.

   Dividend refund procedure for non-German holders

  Claims for refund are to be made on a special German form, which must be filed with the German authorities at the Bundesamt fur Finanzen, Friedhofstrasse 1, D-53225 Bonn, Germany. Copies of the required form may be obtained from the German tax authorities at the same address or from the embassy of the Federal Republic of Germany, 4645 Reservoir Road, N.W., Washington, D.C. 20007-1998.

  As part of the individual refund claim, a U.S. holder must submit to the German tax authorities the original bank voucher (or certified copy thereof) issued by the paying entity documenting the tax withheld, and an official certification on Internal Revenue Service Form 6166 of its last United States Federal income tax return. Internal Revenue Service Form 6166 may be obtained by filing a request with the Internal Revenue Service Center in Philadelphia, Pennsylvania, Foreign Certification Request, P.O. Box 16347, Philadelphia. PA 19114-0447. Requests for certification must include the holder's name, Social Security Number or Employer Identification Number, tax return form number, and tax period for which the certification is requested. Requests for certification can include a request to the Internal Revenue Service to send the certification directly to the German tax authorities. If no such request is made, the Internal Revenue Service will send a certificate on Internal Revenue Service Form 6166 to the U.S. holder, who must then submit the certification with his or her claim for refund.

   Capital gains

  Under German domestic tax law, capital gains derived by a non-German holder from the sale or other disposition of ordinary shares or ADSs are subject to tax in Germany only if such non-German holder has held, directly or indirectly, ordinary shares or ADSs representing 10% or more of the registered share capital of the company at any time during the 5-year period immediately preceding the disposition. Since LION has a FY ending March 31, as of April 1, 2002, this threshold will be reduced to 1%. The majority of the German tax treaties provide that non-German holders are not subject to German tax even in that case. This applies to the US/German Convention, as well however, in some rare cases Germany has the right of taxation.

   Inheritance and gift tax

  Under German law, German gift or inheritance tax will be imposed on transfers of LION ordinary shares or ADSs by a gift or on the death of a non-German holder only in the following situations:

  . If the donor or transferor, or the heir, donee or other beneficiary was domiciled in Germany at the time of the transfer or, with respect to German citizens who are not domiciled in Germany, if the donor, transferor or beneficiary has not been continuously outside of Germany for a period of more than five years, or, with respect to certain German citizens resident abroad, if they are employed by a German public authority (including the German members of their household); or

  . If the ordinary shares or ADSs subject to such transfer form part of a portfolio which represents 10% or more of the registered share capital of LION and which has been held directly or indirectly by the donor or transferor himself or herself together with a related person; or

  . If the donor or transferor who had initially been subject to unlimited German tax liability for at least five years during a ten year period, had surrendered his German tax residence and had moved to certain low-tax jurisdictions, and transfers shares in a German company (irrespective of a minimum shareholding) through death or gift, during the ten years following his or her no longer being subject to German unlimited tax liability.

  The few German estate tax treaties currently in force, including the estate tax treaty with the United States, often provide that German gift or inheritance tax may only be imposed in situations falling under the first condition above.

   Other taxes

  No German transfer, stamp or other similar taxes apply to the sale or other disposition of LION ordinary shares or ADSs by Non-German holders.

U.S. Federal Income Tax Considerations

  The following is a discussion of the material U.S. federal income tax consequences of the merger to holders of Trega common stock, and the material U.S. federal income tax consequences applicable to the ownership and disposition of LION ADSs and ordinary shares by such holders. This summary is based upon existing U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (referred to herein as the Code), administrative pronouncements, judicial decisions and treasury regulations, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion is limited to holders who, at all relevant times, have held Trega common shares as capital assets and who will hold LION ADSs and LION ordinary shares as capital assets. This summary does not address state, local or foreign tax considerations. Nor does this summary discuss all the tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, including certain financial institutions, regulated investment companies, insurance companies, dealers in securities, tax-exempt organizations, persons who hold Trega common shares as part of a straddle, hedging or conversion transaction, and persons who acquired their Trega common shares through the exercise or cancellation of employee stock options or otherwise as compensation for services.

  The following discussion applies to U.S. holders and Non-U.S. holders of Trega common shares. As used in this section, a U.S. holder is a beneficial owner of Trega common shares, LION ADSs or LION ordinary shares that is (i) a citizen or individual resident of the U.S., (ii) a corporation or partnership created or organized under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust. A Non-U.S. holder is a holder that is not a U.S. holder.

  No ruling will be sought from the Internal Revenue Service with respect to the U.S. federal income tax consequences described below and, as a result, there can be no assurance that the Internal Revenue Service will agree with, or that a court will uphold, any of the conclusions set forth herein. As a condition to each of LION's and Trega's obligation to consummate the merger, each must receive the opinion of their respective tax counsel to the effect that the merger will qualify as a "reorganization" within the meaning of
Section 368 of the Code. These opinions neither bind nor preclude the Internal Revenue Service from adopting a contrary position. In addition, the tax opinions will be subject to certain assumptions and qualifications and will be based in part on the truth and accuracy of certain representations made by LION, the merger subsidiary formed on behalf of LION, and Trega.

  Holders of Trega common stock should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any state, local, foreign and other consequences relevant to such holder's particular circumstances.

United States Federal Income Tax Consequences of the Merger

   U.S. holders

  It is the intent of LION and Trega that the merger constitute a tax-free reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. If the merger so qualifies, U.S. holders of Trega common stock will not recognize gain or loss upon their receipt of LION ADSs solely in exchange for their shares of Trega common stock pursuant to the merger. (As further discussed below, different rules apply to cash received in lieu of a fractional ADS and to any U.S. holder who will own, actually or constructively, at least five percent of LION by vote or value immediately after the merger). The aggregate tax basis of LION ADSs received in the merger will be the same as the aggregate tax basis of the Trega common shares surrendered therefor (decreased by the amount of any tax basis allocable to a LION ADS for which cash is received). The holding period of the LION ADSs will include the holding period of the Trega common shares exchanged therefor.

  If a U.S. holder of Trega common stock receives cash in lieu of a fractional LION ADS, the cash amount will be treated as received in exchange for the fractional LION ADS. The difference between the cash amount received for the fractional LION ADS and the proportion of the U.S. holder's tax basis in Trega common stock exchanged and allocable to the fractional LION ADS will be capital gain or loss. The capital gain or loss will be long-term capital gain or loss with respect to Trega common shares held for more than 12 months at the effective time of the merger.

  A U.S. holder of Trega common shares who will own, actually or constructively, at least five percent of LION by vote or value immediately after the merger will qualify for non-recognition treatment as described herein only if the holder files a "gain recognition agreement" with the Internal Revenue Service. Any such U.S. holder is urged to consult with his or her tax advisor concerning the decision to file a "gain recognition agreement" and the procedures to be followed in connection with that filing.

   Non-U.S. holders

  Non-U.S. holders will not recognize gain or loss for U.S. federal income tax purposes upon their receipt of LION ADSs in exchange for Trega common stock pursuant to the merger. In addition, no gain or loss will be recognized by a non-U.S. holder for U.S. federal income tax purposes on the receipt of cash in lieu of a fractional LION ADS pursuant to the merger, unless (i) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the U.S., and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S., or (ii) the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met.

United States Federal Income Tax Consequences of the Ownership of LION Ordinary Shares and LION ADSs

  For U.S. federal income tax purposes, holders of LION ADSs will be treated as the owners of the underlying ordinary shares that are represented by LION ADSs, and deposits and withdrawals of LION ordinary shares by holders in exchange for LION ADSs will not be subject to U.S. federal income tax. Unless the context otherwise requires, all references in this section to "ordinary shares" are deemed to refer likewise to ADSs representing an ownership interest in ordinary shares.

   Taxation of dividends

   U.S. holders

  Under U.S. federal income tax law, a U.S. holder must include in income the gross amount of any dividend paid by LION out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). A U.S. holder must include any German tax withheld from the dividend payment and any additional dividend associated with the Treaty refund in this gross amount even though such holder did not in fact receive such amounts. (See the last paragraph under "--German Taxation--Dividends" for an example of how to compute the amount of dividends received). The dividend is ordinary income that the U.S. holder must include in income when the depositary, in the case of ADSs, or the U.S. holder, in the case of ordinary shares, receives the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount of the dividend that a U.S. holder will include in its income will be the U.S. dollar value of the euro payments made, determined at the spot euro/U.S. dollar rate on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. holder included the dividend payment in income to the date such holder converts the payment into U.S. dollars will be treated as ordinary income or loss. Such exchange rate gain or loss generally will be income from sources within the U.S. for U.S. foreign tax credit purposes. Distributions in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. holder's basis in the ordinary shares or ADSs and thereafter as capital gain.

  Subject to certain limitations, the German tax withheld in accordance with German law or the Treaty paid over to Germany will be creditable against a U.S. holder's U.S. federal income tax liability. To the extent a refund of the tax withheld is available under German law or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against a U.S. holder's federal income tax liability. See the section entitled "--German Taxation--Dividend refund procedure for non-German holders" above, for the procedures for obtaining a tax refund.

  Dividends constitute income from sources outside the U.S. and generally will be "passive income" or "financial services income," which are treated separately from other types of income for purposes of computing the applicable foreign tax credit. The credit is limited in any year to the amount of regular U.S. tax liability for the year attributable to the foreign taxable income. This limitation on foreign taxes eligible for the foreign tax credit is calculated separately with respect to specific classes of income. Also, this limitation on the use of foreign tax credits generally will not apply to an electing individual U.S. holder whose creditable foreign taxes during the year do not exceed $300, or $600 for joint filers, if such individual's gross income for the tax year from non-U.S. sources consists solely of certain passive income. A U.S. holder will be denied a foreign tax credit with respect to German income tax withheld from dividends received with respect to the ADS's or ordinary shares if such U.S. holder has not held the ordinary shares for at least 16 days out of the 30-day period beginning on the date that is 15 days before the ex-dividend date or to the extent that such U.S. holder is under an obligation to make certain related payments with respect to substantially similar or related property. Any day during which a U.S. holder has substantially diminished its risk of loss with respect to the ADS's or the ordinary shares will not count toward meeting the 16-day holding period referred to above. The rules governing the foreign tax credit are complex and U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

   Non-U.S. holders

  Dividends paid to a Non-U.S. holder in respect of ordinary shares or ADSs will not be subject to United States federal income tax unless such dividends are effectively connected with the conduct of a trade or business of the Non-U.S. holder within the United States (and are attributable to a permanent establishment that the U.S. holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. holder to United States taxation on a net income basis). In such cases a Non-U.S. holder will be taxed in the same manner as a U.S. holder. For corporate Non-U.S. holders, effectively connected dividends may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if such holders are eligible for the benefits of an income tax treaty that provides for a lower rate.

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   Sale, exchange or other taxable disposition of LION ADSs or ordinary shares

   U.S. holders

  Upon a sale, exchange or other taxable disposition of LION ADSs or ordinary shares, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. holder's tax basis, determined in U.S. dollars, in the LION ADSs or ordinary shares. Such gain or loss will be long-term capital gain or loss with respect to LION ADSs or ordinary shares held for more than 12 months at the time of the sale, exchange or other taxable disposition and any gain recognized generally will be income from sources within the U.S. for foreign tax credit limitation purposes.

   Non-U.S. holders

  Non-U.S. holders will not be subject to U.S. federal income tax on gain recognized on the sale, exchange or other taxable disposition of ADSs or ordinary shares unless (i) such gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and the gain is attributable to a permanent establishment that the non-U.S. holder maintains in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis), or (ii) the non-U.S. holder is an individual who has been present in the U.S. for 183 days or more in the taxable year of the sale, exchange or other taxable disposition and certain other conditions are met. For a corporate non-U.S. holder, effectively connected gains recognized may also, under certain circumstances, be subject to an additional branch profits tax at a 30% or lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

U.S. Federal Income Tax Backup Withholding

  Dividends and payments of the proceeds from a sale of ordinary shares or ADSs that are paid within the U.S. or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a 31% rate unless the holder (i) is a corporation or other exempt recipient, or (ii) provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Non-U.S. holders generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide certification to establish its non-U.S. status in connection with payments received within the U.S. or from certain U.S.-related payors.

  Amounts withheld under the backup withholding rules may be credited against a U.S. holder's U.S. federal income tax liability and any excess amount withheld may be refunded by filing the appropriate claim for refund with the Internal Revenue Service. If a correct taxpayer identification number is not provided, penalties may be imposed by the Internal Revenue Service. You should consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

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                        GENERAL INFORMATION ABOUT LION

Registration with the Commercial Register

  LION is registered with the commercial register of the local court (Amtsgericht) in Heidelberg, Germany, under the number HRB 5706 and the corporate name LION bioscience Aktiengesellschaft. Its registered office
(Sitz) is Heidelberg and its principal executive office is Im Neuenheimer Feld 515-517, D-69120 Heidelberg, Germany.

Corporate History and Capital Increases

  LION was incorporated on March 4, 1997 and registered with the commercial register in Heidelberg on May 22, 1997. LION's initial share capital amounted to DM 3,000,000 ((Euro) 1,533,900), divided into 30,000 ordinary registered shares with a nominal value of DM 100 ((Euro) 51.13) each. Dr. Friedrich von Bohlen und Halbach, LION's chief executive officer and the chairman of the management board and his wife Dr. Anna Caterina von Bohlen und Halbach, as well as Professor Dr. Magnus von Knebel Doeberitz and his wife Dr. Christina von Knebel Doeberitz, were the founding shareholders of LION. The following share and per share information regarding LION's ordinary shares has been adjusted to give effect, retroactively, to a share split effected by LION on June 28, 2000.

  By resolution of LION's management board of September 4, 1997, and with consent of LION's supervisory board, LION increased its share capital by DM 1,500,000 ((Euro) 766,950) to DM 4,500,000 ((Euro) 2,300,850) in return for cash contributions of DM 1,500,000 ((Euro) 766,950) by using its authorized capital as provided for in LION's articles of association. LION's founding shareholders, as well as some of its employees and members of its supervisory board, made these contributions by way of subscribing for 300,000 newly issued preferred shares. The cash contributions have been fully paid in. This capital increase was registered with the commercial register on March 19, 1998.

  By resolution of its general meeting of October 6, 1998, LION increased its share capital by DM 450,000 ((Euro) 230,085) to DM 4,950,000
((Euro) 2,530,935) in return for contributions in kind by the European Molecular Biology Laboratory, or EMBL, which contributed software licenses and subscribed for 90,000 newly issued preferred shares. This capital increase was registered with the commercial register on January 15, 1999.

  By resolution of its general meeting of October 6, 1998, LION increased its share capital by DM 1,000,000 ((Euro) 511,300) in return for cash contributions in this amount. Dr. Friedrich von Bohlen und Halbach and his wife subscribed for the new share capital in the form of 1.4 million newly issued ordinary registered shares. The cash contributions have been fully paid in. In addition, the general meeting authorized the management board to increase, with consent of the supervisory board, LION's share capital until September 30, 2003 by up to DM 2,050,000 ((Euro) 1,048,165) by issuing new shares in return for either cash contributions or contributions in kind. The capital increase, the conversion of the share capital and the authorization of the management for the issuance of new shares were registered with the commercial register on January 15, 1999.

  By resolution of the management board of January 26, 1999, and with consent of the supervisory board, LION increased its share capital by DM 225,000 ((Euro) 115,043) in return for contributions in kind by EMBL, which contributed software licenses and subscribed for 45,000 newly issued preferred shares.

  By resolutions of the management board of February 12, 1999, February 16, 1999 and March 8, 1999, and with consent of the supervisory board, LION increased its share capital by DM 917,500 ((Euro) 469,118) in return for cash contributions in this amount by employees, the managing director of Infogen, Heidelberg Innovation GmbH & Co. Bioscience Venture KG and members of the management board and supervisory board, who subscribed for 183,500 newly issued preferred shares. The cash contributions have been fully paid in. This capital increase was registered with the commercial register on May 20, 1999.

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  By resolution of the management board of April 6, 1999, and with consent of the supervisory board, LION increased its share capital by DM 769,000
((Euro) 393,189) in return for cash contributions by the Bear House Investment Co. Ltd. and a group of private financial investors, who subscribed for 153,800 newly issued preferred shares. The cash contributions in the amount of DM 46.69 (for one of the private financial investors DM 52.64) per share have been fully paid in. This capital increase was registered with the commercial register on July 5, 1999.

  By resolution of June 30, 1999, LION's general meeting of shareholders approved an increase of LION's share capital by DM 1,000,000 ((Euro) 511,300) in return for a cash contribution by Bayer in the amount of DM 38.82 per share. Bayer subscribed for this new share capital in the form of 1,400,000 newly issued ordinary shares. The capital contribution has been fully paid in. This capital increase was registered with the commercial register on August 26, 1999.

  By resolution of its general meeting of December 16, 1999, LION increased its share capital from DM 8,861,000 ((Euro) 4,530,629) by DM 200,000
((Euro) 102,260) to DM 9,061,500 ((Euro) 4,633,144) in return for contributions in kind by the German Cancer Research Center (Deutsches Krebsforschungszentrum (DKFZ)), which contributed licenses for specific biotechnological processes and subscribed for 40,000 newly issued preferred shares. This capital increase was registered with the commercial register on May 22, 2000.

  By resolution of the general meeting of December 16, 1999 and March 13, 2000, all registered shares were converted into bearer shares. LION's articles of association were amended and the commercial register registered the conversion on March 29, 2000.

  By resolution of the management board of April 19, 2000, and with the consent of the supervisory board, LION increased its share capital by DM 26,000 ((Euro) 13,293) in return for a cash contribution. Klaus Sprockamp, LION's chief operating officer and chief financial officer and a member of the management board, subscribed for 5,200 newly issued preferred shares. The capital contribution in the amount of DM 244.02 per share has been fully paid in. This capital increase was registered with the commercial register on June 19, 2000.

  By resolution of its general meeting of May 15, 2000, all of LION's existing preferred shares were converted into ordinary bearer shares (Inhaberstammaktien). The holders of the preferred shares agreed to this conversion by special resolution of May 15, 2000. The conversion was registered with the commercial register on June 19, 2000. In addition, the authorization of the management board to increase LION's share capital by DM 2,050,000 ((Euro) 1,048,165) until September 30, 2003, adopted by resolution of the general meeting of October 6, 1998, has been terminated with respect to the DM 112,500 ((Euro) 57,266) that remained.

  By resolution of its general meeting on November 19, 1998, LION created conditional capital in the amount of DM 250,000 ((Euro) 127,823) to accommodate ten convertible notes, in the aggregate nominal amount of DM 50,000, which were issued in November 1998 to Bayerische Hypo- und Vereinsbank AG and were converted into 350,000 ordinary shares prior to LION's initial public offering. In addition, the bank paid a premium of DM 200,000 in accordance with the terms of the convertible notes. This capital increase was registered with the commercial register on June 27, 2000.

  On June 28, 2000, LION's general meeting adopted a resolution to convert its share capital from DM 9,337,500 into (Euro) 4,774,187 and to increase its share capital from (Euro) 4,774,187 by (Euro) 8,298,312 to (Euro) 13,072,500.
The capital increase was conducted by means of a conversion of LION's capital reserves into share capital. LION's stated share capital was newly divided into 13,072,500 ordinary shares with no par value (Neuteinteilung des Grundkapitals). Each ordinary share with no par value represents a portion of LION's stated share capital in the amount of (Euro) 1.00. The conversion into euro and the capital increase were registered with the commercial register on August 7, 2000.

  LION's general meeting of June 28, 2000 also adopted a resolution to increase LION's share capital by (Euro) 4,575,375 to (Euro) 17,647,875 in return for a cash contribution of (Euro) 4,575,375 to cover the shares sold in LION's

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initial public offering. LION's June 28, 2000 general meeting also authorized the management board to increase, with consent of the supervisory board, LION's share capital at any time or from time to time on or before June 1, 2005 by up to (Euro) 352,125 by issuing new shares in return for cash contributions; this authorized capital was created to accommodate the over-allotment option granted to the underwriters in the initial public offering. The preferential rights of LION's shareholders to subscribe for these new shares was excluded. The capital increase and authorization of the management board were registered with the commercial register on August 7, 2000.

  By resolution of the management board, which was adopted on August 7, 2000, and with the consent of the supervisory board, LION increased its share capital by (Euro) 606,125 from (Euro) 17,647,875 by using its authorized capital created on June 28, 2000 in the amount of (Euro) 352,125 to cover the over-allotment option and by using its authorized capital created on the same date in the amount of (Euro) 5,825,000. The preferential rights of the existing shareholders to subscribe for the new shares were excluded.

  After giving effect to the Trega merger, LION's share capital is expected to be up to (Euro) 18,768,706 consisting of up to 18,768,706 ordinary shares without par value depending on the number of ordinary shares in the form of ADSs to be issued in connection with the merger. The portion of the share capital attributable to each share is (Euro) 1.00. In connection with the Trega merger, LION is expected to issue up to 514,706 ordinary shares without par value, increasing its share capital by up to (Euro) 514,706. On December 21, 2000 the management board approved the principal terms of the merger and the merger agreement with Trega, which was consented to by LION's supervisory board on December 21, 2000. LION's management and supervisory boards are expected to authorize the issuance of up to 514,706 ordinary shares in March or April 2001 in connection with the merger with Trega by using its authorized capital created by resolution of June 28, 2000 of the general meeting of LION's shareholders.

Fiscal Year

  LION's fiscal year begins April 1 and ends March 31 of the following year.

Corporate Purpose

  Under LION's articles of association, its corporate purpose is:

  . the analysis and interpretation of genetic information and functions in the field of biotechnology and their use;

  . the development, manufacture, distribution, implementation, sale of and trade in IT products, systems and processes in the area of biotechnology, as well as the provision of services in the area; and

  . consulting services in the area of biotechnology for the life sciences as well as scientific information and documentation.

  LION is entitled to enter into any and all business transactions and take any and all measures which directly or indirectly seem to be necessary or useful to achieve its purpose. For this reason, LION is entitled to establish branches at home and abroad, found, acquire and participate in other enterprises of the same or similar kind and take over their management or limit itself with respect to the management of the enterprise in which it holds a participation. LION is entitled to spin off its business in whole or in part into affiliated companies.

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                    DESCRIPTION OF THE LION ORDINARY SHARES

  This section summarizes the material rights of LION shareholders under German law, and the material provisions of LION's articles of association. This description of LION's share capital is only a summary and does not describe the articles of association in their entirety. Copies of LION's articles of association are publicly available from the commercial register in Heidelberg, and an English translation of them has been filed with the SEC in the United States. For information regarding how to obtain copies from the SEC, see the section entitled "Where You Can Find More Information."

Share Capital

  LION's share capital amounts to (Euro) 18,254,000 divided into 18,254,000 ordinary shares without par value. All LION ordinary shares are in bearer form. LION may issue share certificates in global form. Shareholders are not entitled to have single shares issued in certificated form. As of December 31, 2000, there were approximately 18,254,000 LION ordinary shares issued and outstanding, all of which were fully paid.

Authorized Capital

  By resolution of June 28, 2000, the general meeting of the shareholders authorized LION's management board to increase, in each case, with consent of the supervisory board, LION's share capital at any time or from time to time on or before June 1, 2005 by up to (Euro) 5,825,000 by issuing new shares against either cash contributions or contributions in kind. LION's management board is also authorized to exclude, in each case with the consent of the supervisory board, the preferential rights of the existing shareholders to subscribe for any issue of new shares, which rights are described below:

  . in case of a capital increase against cash contributions, if the capital increase does not exceed 10% of the existing share capital and the issuing price is not significantly less than the share price quoted on any stock exchange at which LION ordinary shares are traded; and

  . in case of a capital increase against contributions in kind, if the capital increase is effected to acquire other companies, company divisions, shareholdings in companies or other operating assets.

  The authorized capital was registered with the commercial registrar on August 7, 2000. LION's management board is expected to resolve, with the consent of the supervisory board, to use its authorized capital in the amount of up to (Euro) 514,706 to issue the ordinary shares underlying the LION ADSs to be issued to Trega's stockholders in connection with the merger. For additional information concerning the authorized capital, see the section entitled "General Information about LION--Corporate History and Capital Increases."

Conditional Capital

  In 2000, LION increased its share capital conditionally by up to
(Euro) 1,239,000, divided into up to 1,239,000 new ordinary shares. This conditional capital may be used only to the extent that option rights under LION's general stock option plans adopted by resolution of the general meeting of LION shareholders on March 13, 2000, are issued and exercised. The conditional capital was registered with the commercial registrar on May 29, 2000.

Future Share Capital; Preemptive Rights

  Under LION's articles of association, LION's share capital may be increased against either contributions of cash or contributions in kind by a resolution of LION's general meeting of shareholders with a majority of the share capital represented at the meeting at which the resolution is adopted, or by a resolution of the management board with the consent of the supervisory board by using LION's authorized capital.

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  In accordance with the German Stock Corporation Act, an existing shareholder in a stock corporation has a preferential right to subscribe for any issue of new shares, debt instruments convertible into shares and participating debt instruments (Genussrechte) in proportion to the number of shares held by that shareholder in the existing share capital of the company. The general meeting may exclude this preferential right by a majority of at least three quarters of the share capital represented at the meeting at which the resolution authorizing the capital increase is adopted. In addition to these formal procedural requirements, the exclusion requires a substantive justification. The management board is required to submit a written report concerning this justification to the general meeting. The goal pursued by the corporation through the issuance of the new security must outweigh the elimination of this preferential right and that the goal could not be reasonably achieved without it. A substantive justification is not required for any increase in the share capital for contributions in cash if the increase does not exceed 10% of the existing share capital and the issue price is not substantially less than the market price for shares that are traded on a stock exchange.

  The preferential rights are freely assignable and may be traded on German stock exchanges for a specified time within the subscription period. The preferential rights lapse if they are not used.

Dividend and Liquidation Rights

  The ordinary shares underlying the LION ADSs that you will receive in the merger are fully entitled to any dividends declared by LION, although LION currently cannot pay any dividends. Upon proposal by LION's management board and supervisory board, the annual general meeting of shareholders approves the allocation of LION's net profits (Bilanzgewinn), which LION determines on the basis of its unconsolidated financial statements prepared in accordance with the accounting principles generally accepted in Germany. The management board and the supervisory board are authorized to allocate, in their discretion, up to half of LION's net profit in any fiscal year to other retained earnings (andere Gewinnrucklagen). Shareholders participate in dividends in proportion to the number of shares held by each shareholder.

  In accordance with the German Stock Corporation Act, upon LION's liquidation, shareholders will receive, in proportion to their shareholdings, any liquidation proceeds remaining after payment of all of LION's liabilities.

Voting Rights and General Meetings

  A general meeting of the shareholders of LION may be called by the management board or the supervisory board. Shareholders holding in the aggregate at least 5% of LION's issued share capital may also require the management board to call a meeting. The annual general meeting must take place within the first eight months of the fiscal year. The management board calls this meeting upon the receipt of the supervisory board's report on the annual financial statements.

  Under German law and LION's articles of association, LION must publish notices of shareholders meetings in the German federal gazette
(Bundesanzeiger) at least one month before the last day on which the shareholders must deposit their shares for the meeting

  Under LION's articles of association, those shareholders who have deposited their shares during regular business hours before any general meeting with LION and left on deposit until the end of such general meeting, a public notary, a securities depository bank (Wertpapiersammelbank) or any other place of deposit specified in the notice of the meeting, may participate in and vote in that general meeting. Shares are also deemed to have been deposited if, with the consent of an approved depository, they are deposited with a bank in a blocked security deposit until the end of the general meeting. The shares must be deposited such that a period of three working days (Saturdays excepted) remains between the deposit date and the day of the general meeting. If the shares have not been issued, the notice for the general meeting will specify the requirements for the participation and voting rights of the shareholders.

  A shareholder or a group of shareholders holding a minimum of either 5% of the share capital or ordinary shares of LION representing at least
(Euro) 500,000 of the registered capital of LION may require that additional or modified proposals be made at LION's general meeting.

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  Each ordinary share carries one vote at general meetings of the shareholders. According to LION's articles of association, resolutions are generally passed with a simple majority of the votes cast. Resolutions that require a capital majority are passed with a simple majority of the share capital represented at the meeting of shareholders at which the resolution is considered, unless statutory law or LION's articles of association require otherwise. Under the German Stock Corporation Act, a number of significant resolutions must be passed by a majority of the votes cast and at least 75% of the share capital represented in connection with the vote taken on that resolution. The majority required for some of these resolutions may be lowered by the articles of association. LION's shareholders have lowered these majority requirements to the extent permitted by law.

  However, the following resolutions require the approval of a majority of at least three-quarters of the share capital represented at the meeting:

  .  the exclusion of preemptive rights in a capital increase;

  .  capital decreases;

  .  a creation of authorized capital or conditional capital;

  . an amendment to the business purpose stated in LION's articles of association;

  .  a dissolution;

  . a merger or a consolidation with another stock corporation or another corporate transformation;

  .  a transfer of all or substantially all of LION's assets; or

  . the conclusion of any direct control, profit and loss pooling or similar intercompany agreements.

  Although LION must notify shareholders of any ordinary or extraordinary shareholders' meeting as described above, neither the German Stock Corporation Act nor LION's articles of association fixes a minimum quorum requirement. This means that holders of a minority of LION's shares could control the outcome of resolutions not requiring a specified majority of LION's outstanding share capital.

Notice Requirements

  In accordance with the German Stock Corporation Act, each enterprise owning LION ordinary shares must notify LION promptly if the aggregate number of ordinary shares it holds exceeds or falls below 25% of LION's share capital or if it acquires or disposes of the majority of LION's voting rights. For any period in which such notice is not given, the enterprise is prevented from exercising its rights as a LION shareholder, including voting rights and dividend rights.

  The German Securities Trading Act (Wertpapierhandelsgesetz) provides for more extensive notification requirements. It requires each person whose voting rights reach, exceed or, after exceeding, fall below the 5%, 10%, 25%, 50% or 75% voting rights thresholds in a company to notify the company and the Federal Supervisory Authority for Securities Trading in writing within seven calendar days after they have reached, exceeded or fallen below such a threshold. It is conceivable that these more extensive notice requirements may in the future be extended to also apply to companies whose shares are listed on the Neuer Markt, including LION. Currently, these notification requirements apply only to companies whose shares are admitted for listing on the official market in a member state of the European Union or in another member state of the European Economic Area.

Purchase by LION of Its Own Shares

  By resolution of May 15, 2000, LION's general meeting has authorized LION to purchase up to 10% of its shares until November 14, 2001. The price for such purchases must not be more than 10% above the average market price of LION ordinary shares on the Frankfurt Stock Exchange for the previous three business days.

  The total number of shares may not exceed 10% of the existing share capital. The management board is authorized to sell the acquired shares purchased on the stock exchange or otherwise, to cancel the shares or to

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use them in connection with mergers or as consideration for the acquisition of other companies or businesses. In addition, LION's management board is entitled to exclude, with consent of the supervisory board, the preferential rights of LION shareholders to acquire those shares if:

  . the management board intends to sell those shares to third parties in connection with mergers or acquisitions of other companies or businesses, and both the transaction and the related exclusion of preferential rights to subscribe for shares are in LION's best interests; or

  . the shares will be sold for a price that is not significantly less than the share price quoted on a stock exchange on which LION ordinary shares are traded at that time and the number of shares sold together with shares from a capital increase in return for cash contribution does not exceed 10% of the existing share capital.

  LION intends to publish details of the transactions in its shares each year in its annual report.

Notices, Paying Agent and Depository

  LION publishes official notices exclusively in the German federal gazette (Bundesanzeiger). In addition, LION publish notices regarding its shares in at least one national newspaper designated for notices by the Frankfurt Stock Exchange (Borsenpflichtblatt).

  In addition, LION files information with the SEC as described under the section entitled "Where You Can Find More Information."

  Deutsche Bank Aktiengesellschaft is the German Paying and Depository Agent, at whose offices any measures regarding LION's ordinary shares may be taken free of charge.

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              DESCRIPTION OF THE LION AMERICAN DEPOSITARY SHARES

American Depositary Shares

  Morgan Guaranty Trust Company of New York, as depositary, will issue the ADSs in the merger. Each ADS will represent an ownership interest in one ordinary share that LION will deposit with the custodian under a deposit agreement among LION, the depositary and each ADS holder from time to time. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but not distributed by it directly to you. Your ADSs will be evidenced by what are known as American Depositary Receipts, or ADRs. An ADR may be issued in either book-entry or certificated form by the depositary. If an ADR is issued in book-entry form, you will receive periodic statements from the depositary showing your ownership interest in ADSs.

  The depositary's office is located in New York, New York.

  You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. The description below assumes you hold your ADSs directly. If you hold the ADSs through your broker's or financial institution's nominee, you must rely on the procedures of such broker or financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

  Because the depositary's nominee will actually be the registered owner of the LION ordinary shares underlying the ADSs, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are generally governed by New York law.

  The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also copy the agreement, a copy of which is available at the SEC's Public Reference Room at 450 Fifth Street. N.W., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.

Ordinary Share Dividends and Other Distributions

   How will I receive dividends and other distributions on the ordinary shares underlying my ADSs?

  The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on the LION ordinary shares or other deposited securities, after deducting expenses. You will receive those distributions in proportion to the number of underlying LION ordinary shares your ADSs represent.

  LION may make various types of distributions with respect to its securities. Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

  Cash. The depositary will convert cash distributions from foreign currency to U.S. dollars as promptly as practicable if this is permissible and can be done on a reasonable basis. The depositary will endeavor to distribute such cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and certain other expenses and adjustments. In addition, before making a distribution, the depositary will deduct any taxes withheld. If the exchange rates fluctuate during a time when the depositary cannot convert the currency, you may lose some or all of the value of the distribution.

  Shares. In the case of a distribution in ordinary shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such ordinary shares. Only whole ADSs will be issued. Any ordinary

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shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled thereto.

   Rights to receive additional shares.

  In the case of a distribution of rights to subscribe for additional ordinary shares or other rights, if LION provides satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights. However, if LION does not furnish such evidence, the depositary may:

  . sell such rights on the German stock exchange on which they are traded, if practicable, and distribute the net proceeds as cash; or

  .  allow such rights to lapse, whereupon ADR holders will receive nothing.

  LION has no obligation to file a registration statement under the U.S. Securities Act of 1933 in order to make any rights available to ADR holders. If LION does not choose to file a registration statement, the U.S. Securities Act of 1933 will restrict the sale, deposit, cancellation and transfer of ADRs issued upon the exercise of rights.

  Other Distributions. In the case of a distribution of securities other than those described above, the depositary may either:

  .  distribute the securities in any manner it deems fair and equitable; or

  . sell the securities and distribute any net proceeds in the same way it distributes cash.

  Fractional cents will be withheld without liability for interest and added to future cash distributions.

  To the extent the depositary determines, after consultation with LION, that any distribution is not lawful or practicable with respect to any holder, the depositary may make the distribution in a method that it deems lawful and practicable, including the distribution of foreign currency or securities. The depositary may also retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

  There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, or shares or other securities at a specified price, or that any such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

   How does the depositary issue ADSs?

  The depositary will issue ADSs if you or your broker deposit LION ordinary shares or evidence of rights to receive shares with the custodian, along with any other documents required by the depositary.

  Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

  The custodian will hold all deposited shares, including those being deposited by or on LION's behalf in connection with the merger, for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and such additional items are referred to as deposited securities.


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  Upon the deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary's office. At your risk, expense and request, the depositary may deliver certificated ADRs at such other place as you may request. If ADRs are in book-entry form, a statement setting forth such ownership interest will be mailed to holders by the depositary. An ADR holder can always request that the ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued.

   How do ADR holders cancel an ADS and obtain deposited securities?

  When you turn in your ADS at the depositary's office and upon (i) surrender of the ADR, (ii) payment of certain applicable fees, charges and taxes, and
(iii) in the case of ADRs held through the depositary's direct registration system, appropriate instructions, the depositary will deliver the underlying ordinary shares to an account with Clearstream Banking AG that the holder specifies.

  Before you withdraw deposited securities, LION, the depositary or the custodian may require:

  . payment of stock transfer or other taxes or governmental charges and registration fees charged by third parties for the transfer of the deposited securities; and

  . proof as to the identity and genuineness of any signature and other information.

  The withdrawal of deposited securities may be also be suspended:

  . when LION requests, so that it may close its books or pay dividends in an orderly fashion or to facilitate orderly voting of the deposited securities; or

  .  when the registrar or Clearstream Banking AG is closed.

Voting Rights

   How do I vote?

  If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights of the shares which underlie your ADSs. After receiving voting materials from LION, the depositary will notify all ADR holders of any shareholders' meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the provisions of and governing the underlying ordinary shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

  Because there is no guarantee that you will receive voting materials in time to instruct the depositary to vote, it is possible that you, or persons who hold the ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

  Record Dates. The depositary will fix record dates for the determination of the ADR holders who will be entitled:

  .  to receive any distribution, or

  . to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

all subject to the provisions of the deposit agreement.

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Reports and Other Communications

   Where will I be able to view reports from LION?

  The depositary will make available for inspection by ADR holders any written communications from LION which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. These communications will be furnished by LION in English when so required by any rules or regulations of the SEC.

Fees and Expenses

   What fees and expenses will I be responsible for paying?

  ADR holders will be charged a fee for issuance of ADSs, including issuances resulting from distribution of shares, rights, and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs, or any portion thereof, issued or surrendered. ADR holders or persons depositing shares may also be charged the following expenses:

  .  stock transfer or other taxes and other governmental charges;

  .  cable, telex, and facsimile transmission and delivery charges;

  . transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

  . expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

  LION will pay all other charges and expenses of the depositary and any agent of the depositary, except the custodian, pursuant to agreements from time to time between LION and the depositary. The fees described above may be amended from time to time.

Payment of Taxes

  ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may deduct the amount thereof from any cash distributions, or sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may refuse to effect any registration or any withdrawal of deposited securities, each except under limited circumstances mandated by securities regulations. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such tax or charge and distribute any remaining net proceeds to the ADR holders entitled thereto.

Reclassifications, Recapitalizations and Mergers

  If LION takes certain actions that affect the deposited securities, including (i) any change in nominal value, split-up, consolidation or other reclassification of deposited securities, (ii) any dividend or free distribution on deposited securities consisting of shares or any other distribution other than of cash or rights to obtain shares, and (iii) any recapitalization, reorganization, merger, liquidation, or similar corporate event or sale of all or substantially all LION's assets, then any of the cash or securities the depositary receives shall constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property or, the depositary may, if LION so requests:

  .  distribute any part of the cash or securities so received;

  .  execute and deliver ADSs; or

  .  call for the surrender of outstanding ADSs in exchange for new ADSs.

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Amendment and Termination

   How may the deposit agreement be amended?

  LION may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days' notice of any amendment that imposes or increases any fees or charges or otherwise prejudices any substantial existing right of ADR holders. The imposition or increase of taxes or charges specifically payable by ADR holders under the deposit agreement does not require 30 days' notice. If an ADR holder continues to hold ADSs or ADRs after being so notified, the ADR holder is deemed to have agreed to the amendment. An amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

  No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or ADSs to be amended, LION and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

   How may the deposit agreement be terminated?

  The depositary may terminate the deposit agreement by giving the ADR holder at least 30 days' prior notice at LION's request or if the depositary has given LION a written resignation and LION has not named a successor depositary under the deposit agreement within 90 days. After termination, the depositary's only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to receive and hold or sell distributions received on deposited securities. As soon as practicable after the expiration of one year from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

Limitations on Obligations and Liability to ADS Holders

  The deposit agreement expressly limits the obligations and liability of the depositary, LION and their respective agents. Neither LION nor the depositary will be liable:

  . if either is prevented or delayed by, or subject to any civil or criminal penalty in performing any obligation by law, regulation, the provisions of or governing the deposited securities, or acts of God, war or other circumstances beyond its control;

  . for exercising or failing to exercise discretion under the deposit agreement;

  . if either performs its obligations without gross negligence or bad faith; or

  . for any action based on advice or information from legal counsel, accountants, a person presenting shares for deposit, any holder, or other person believed in good faith to be competent to give such advice.

  Neither the depositary nor its agents has any obligation to appear in, prosecute or defend any action, suit or other proceedings in respect of any deposited securities or the ADSs.

  The depositary will not be responsible for failing to carry out instructions to vote the ADSs or for the manner in which ADSs are voted or the effect of the vote.

  The depositary may own and deal in securities and in ADSs.

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Requirements for Depositary Actions

  LION, the depositary or the custodian may refuse to

  .  issue, register or transfer an ADR or ADRs;

  .  effect a split-up or combination of ADRs; or

  .  deliver distributions on any ADRs,

unless the deposit agreement provides otherwise, until the following conditions have been met:

  . the holder has paid all stock transfer or other taxes, governmental charges, and registration fees charged by third parties for the transfer of any deposited securities;

  . the holder has provided the depositary with any information the depositary may deem necessary and consistent with the deposit agreement, including, without limitation, proof of identity and the genuineness of any signature; and

  . the holder has complied with such regulations as the depositary may establish under the deposit agreement.

  The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities unless the deposit agreement provides otherwise, if the register for ADRs or any deposited securities is closed or if the depositary or LION decides any such action is advisable.

  By holding an ADR or an interest in an ADS, you will be agreeing to comply with all applicable provisions of German law and LION's corporate documents regarding the notification of changes in your interest in shares, including Sections 21 and 22 of the German Securities Trading Act. As of the date hereof the statutory notification obligations of the German Securities Trading Act apply to anyone who holds, either directly or by way of imputation pursuant to the provisions of Section 22 of the German Securities Trading Act, voting rights in LION and reaches or exceeds 5%, 10%, 25%, 50% or 75% of the voting rights in LION or, after having reached or exceeded any such threshold, falls below that threshold.

  By holding an ADR or an interest in an ADS you:

  . will be deemed to acknowledge that failure to provide on a timely basis any required notification of a change in interest in shares may result in withholding of certain rights, including voting and dividends rights, in respect of the shares in which you have an interest; and

  . agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in compliance with any instructions from us in respect thereof.

Pre-Release of ADSs

  The depositary may also issue ADRs prior to the deposit with the custodian of shares or rights to receive shares. This is called a pre-release of the ADR. A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may pre-release ADRs only if:

  . the depositary has received collateral for the full market value of the pre-released ADRs; and

  .  each recipient of pre-released ADRs agrees in writing that he or she:

  .  beneficially owns the underlying shares;

  . transfers all rights in such shares to the depositary for the benefit of holders of ADRs;

  .  holds such shares for the account of the depositary;


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  .  will deliver such shares to the custodian as soon as practicable, and promptly but in no event more than five business days after a demand therefor; and

  . will not take any action that is inconsistent with the transfer of beneficial ownership of the shares of ADRs other than in satisfaction of the pre-release.

  In general, the number of pre-released ADRs will not evidence more than 20% of all ADRs outstanding at any given time excluding those evidenced by pre-released ADRs. However, the depositary may change or disregard such limit from time to time.

The Depositary

   Who is the depositary?

  Morgan Guaranty Trust Company of New York is a New York banking corporation.

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                    LIMITATIONS AFFECTING SECURITY HOLDERS

  At present, Germany does not restrict the movement of capital between Germany and other countries except investments in Iraq, Serbia and with institutions of the Taliban party in Afghanistan. These restrictions were established to coincide with resolutions adopted by the United Nations and the European Union. Restrictions relating to Libya have been partially suspended.

  For statistical purposes, with some exceptions, every corporation or individual residing in Germany must report to the German Central Bank any payment received from or made to a nonresident corporation or individual if the payment exceeds DM 5,000 or (Euro) 2,500. Additionally, corporations and individuals residing in Germany must report to the German Central Bank any claims of a resident corporation or individual against, or liabilities payable to, a non-resident corporation or individual exceeding an aggregate of DM 3 million or (Euro) 1.5 million at the end of any calendar month.

  Neither German law nor LION's articles of association restricts the right of nonresident or foreign owners of shares or ADSs to hold or vote the shares.

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       COMPARISON OF RIGHTS OF TREGA STOCKHOLDERS AND LION SHAREHOLDERS

  The rights of Trega stockholders are currently governed by the Delaware General Corporation Law and Trega's certificate of incorporation and bylaws. The rights of LION shareholders are currently governed by German law, including the German Stock Corporation Act and LION's articles of association. As a result of the merger, stockholders of Trega will receive ADSs representing ordinary shares of LION. As such, their rights will be in part governed by LION's articles of association and by German law. There are a number of differences between the rights of Trega stockholders and the rights of LION shareholders. The following is a summary of the material differences. To understand these differences fully, you should read the relevant provisions of the Delaware General Corporation Law, the German Stock Corporation Act, Trega's certificate of incorporation and bylaws, and LION's articles of association. An English translation of LION's articles of association has been filed with the SEC in the United States.

  Trega's certificate of incorporation and bylaws may be obtained by writing or telephoning Trega at the following address:

    Trega Biosciences, Inc.
    9880 Campus Point Dr.
    San Diego, California 92121 USA
    Tel: (858) 410-6500

  LION's articles of association may be obtained by writing or telephoning LION at the following address:

    LION bioscience Aktiengesellschaft
    Industriestrasse 3,
    Im Neuenheimer Feld 515-517
    D-69123 Heidelberg, Germany
    Tel: (49) (6221) 4038-0

Duties of Directors

   Trega

  Delaware law provides that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of Delaware corporations owe fiduciary duties of care and loyalty to the corporations for which they serve as directors. Directors of Delaware corporations also owe fiduciary duties of care and loyalty to stockholders.

  Delaware courts have held that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them.

  A director of a Delaware corporation, in the performance of such director's duties, is fully protected in relying, in good faith, upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation. However, Delaware courts have imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

  The Delaware General Corporation Law does not contain any statutory provision permitting the board of directors, committees of the board and individual directors, when discharging the duties of their respective positions, to consider the interests of any constituencies other than the corporation or its stockholders. It is

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unclear under the current state of development of the Delaware law the extent to which the board of directors, committees of the board and individual directors of a Delaware corporation may, in considering what is in the corporation's best interests or the effects of any action on the corporation, take into account the interests of any constituency other than the stockholders of the corporation. In addition, the duty of the board of directors, committees of the board and individual directors of a Delaware corporation may be enforced directly by the corporation or may be enforced by a stockholder, as such, by an action in the right of the corporation, or may, in certain circumstances, be enforced directly by a stockholder or by any other person or group.

  Under Delaware law, it is presumed that the directors of a Delaware corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interest of the corporation. This presumption may be overcome, however, if it is shown by a preponderance of the evidence that the directors' decision involved a breach of fiduciary duty such as fraud, overreaching, lack of good faith, failure of the board to inform itself properly or actions by the board to entrench itself in office.

   LION

  As required by the German Stock Corporation Act, LION has a two-tier board system consisting of LION's management board (Vorstand) and LION's supervisory board (Aufsichtsrat). LION's management board is solely responsible for managing LION and representing LION in its dealings with third parties. LION's management board must submit regular reports on the operations of LION to LION's supervisory board, and LION's supervisory board is also entitled to request special reports at any time. LION's supervisory board appoints and removes the members of LION's management board, adopts the rules of procedures governing the functioning of LION management board, oversees the management of LION and represents LION in dealings with the members of LION's managing board. Furthermore, LION's supervisory board examines the annual financial statements, the annual report and the proposal for appropriation of distributable profits and may refer the approval of the annual financial statements to the shareholders' meeting. German law prohibits LION's supervisory board from making management decisions and prohibits simultaneous membership on the board of management and the supervisory board of a company. The members of LION's management board and the members of LION's supervisory board owe a duty of loyalty and care to LION.

  In carrying out their duties, members of LION's management board and LION's supervisory board must exercise the standard of care of a diligent and conscientious manager and have the burden of proving that they did so if it is ever contested. The interests of LION are deemed to include the interests of the shareholders, the interests of the work force and, to some extent, a wider public interest, and both LION's management board and LION's supervisory board must take all these interests into account when taking a course of action or making decisions. LION's management board is required to respect the rights of all shareholders to equal treatment and equal information. Members of the management board must not engage in any trade or enter into any transaction in the line of business on their own behalf or on the behalf of others. LION's management board also has a duty to maintain the confidentiality of corporate information. Members of LION's management board who violate their duties may be held jointly and severally liable by the corporation for any resulting damages, unless their actions were validly approved by resolution at a general meeting of the shareholders. The members of LION's supervisory board have similar liabilities in respect of the corporation if they violate their duties. Claims of the corporation against the members of LION's management board and of LION's supervisory board will be asserted by the supervisory board or the management board, as the case may be, or if the general shareholders' meeting so resolves by simple majority or upon request of shareholders holding in the aggregate at least 10% of the issued shares. The meeting of the shareholders or a court of competent jurisdiction, upon request by shareholders holding in the aggregate at least 10% or the pro rata amount
(Euro) 1.0 million (or, under special circumstances, 5% or the pro rata amount of (Euro) 500,000) of the issued shares shall appoint a special auditor to assert such a claim.

  German law currently does not provide for a specific standard of conduct applicable to the members of the management board and of the supervisory board of a German Aktiengesellschaft in the context of a threatened change in control. The voluntary German Takeover Code (to which LION has bound itself) provides that the

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target company's management board may not take any measures that run counter to the interest of the shareholders in taking advantage of the tender offer. This rule of conduct derives from the general principle that the target company's management board has a duty vis-a-vis the shareholders to remain neutral. It should be noted that the German legislator intends to pass a new mandatory takeover code which may impose new standards.

Size and Classification of the Board of Directors

   Trega

  Trega's certificate of incorporation provides that the board is divided into three classes, as nearly as equal in number as possible, with the term of office of the directors of each class to expire at the third succeeding annual meeting after their election. Trega's bylaws provide that Trega's board of directors shall consist of nine members. Such number may be changed by an amendment of Trega's bylaws, duly adopted by the board of directors or by the stockholders or by an amendment to the certificate of incorporation.

   LION

  LION's supervisory board consists of six members. The supervisory board elects its chairman and one vice-chairman at the meeting in its first meeting following its election. The maximum term of office for members of LION's management board is limited to five years according to the German Stock Corporation Act. German law disregards the fiscal year in which the term of office begins and extends the term until the shareholders' meeting in the year following the fourth fiscal year.

  LION's management board consists of one or more persons. The number of members of the management board, as well as the management board's rules of procedure, if any, are determined by LION's supervisory board. According to the rules of procedure for LION's management board, LION's current management board consists of three members. The maximum term of office for members of LION's supervisory board is five years under the German Stock Corporation Act, provided, however, that the general meeting of shareholders may determine that a shorter term of office applies. German law disregards the fiscal year in which the term of office begins and extends the term until the shareholders' meeting in the year following the fourth fiscal year.

  Members of both LION's management board and LION's supervisory board may be re-elected for additional terms, and there is no limit on the number of such additional terms.

Removal of Directors; Filling Vacancies on the Board of Directors

   Trega

  The stockholders of Trega may remove any director with or without cause by an affirmative vote of two-thirds of the shares entitled to vote at the meeting. Trega's stockholders may fill the vacancy created by such removal, by an affirmative vote of the majority of the shares entitled to vote at such meeting, provided that a quorum is present. A court may also remove a director and fill the vacancy created by such removal. Trega's bylaws provide that if vacancies are created by the vote of Trega's stockholders or by court order, such vacancies may be filled by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present. Otherwise, any vacancy in Trega's board, including any vacancy resulting from an increase in the number of directors, may be filled by the vote of a majority, although less than a quorum, of the directors in office at the time such increase becomes effective. Directors so elected hold office until the next annual meeting of the stockholders or until a successor has been elected.

   LION

  The members of LION's management board may be removed prior to the expiration of their terms by LION's supervisory board only for serious cause, such as for example gross breach of duty, inability to manage

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the company properly, or a vote of no-confidence by the shareholders. In the case of vacancies, LION's supervisory board may fill the vacancy by appointing a new member of LION's management board.

  Members of LION's supervisory board are elected by the shareholders in a shareholders' meeting. Members of LION's supervisory board may be removed upon the affirmative vote of a majority of at least 75% of all votes cast at a shareholders' meeting. Any member of LION's supervisory board shall be removed for serious cause, such as a gross breach of duty or by a court decision upon request of LION's supervisory board. Such a motion requires a simple majority vote with the member under consideration having no voting power. Any vacancies may be filled by order of a competent court upon a motion by the management board, by a member of the supervisory board, by a shareholder or by an employee representative for the interim period until election of a member by the shareholders.

Information Available to Shareholders

  In addition, LION is subject to the German Stock Corporation Act (Aktiengesetz) and the listing rules of the Frankfurt Stock Exchange regulating notices of shareholders' meetings. With respect to the LION ordinary shares to be issued in the merger, LION will be subject to the liability provisions of Sections 11 and 12 of the U.S. Securities Act of 1933, Rule 10b-5 under the U.S. Securities Exchange Act of 1934 and the requirements set forth by Nasdaq for companies listed on the Nasdaq National Market.

Shareholder Meetings

   Trega

  Under Trega's bylaws the annual stockholders meeting must be held each year on a date and at a time designated by the board of directors. If the annual meeting for the election of directors is not held on a designated date, the directors are required to cause such meeting to be held as soon thereafter as may be convenient. If they fail to do so for a period of 30 days after the designated date, or if no date has been designated for a period of 13 months after the organization of the corporation or after its last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon application of any stockholder or director.

  A special meeting of stockholders of Trega may be called by Trega's board, its chief executive officer, or the holders of shares entitled to cast not less than 10% of the votes entitled to be cast at the meeting.

  A quorum for a meeting of the stockholders of Trega consists of the holders of shares constituting a majority of the outstanding shares of Trega entitled to vote as of the applicable record date. A majority of the stock having voting power present in person or by proxy is required for an action by the stockholders of Trega unless otherwise required by the Delaware General Corporation Law or Trega's charter documents.

   LION

  Under LION's articles of association a general meeting of the ordinary shareholders must be held within the first eight months following the end of each fiscal year of LION. The general meeting is convened by the management board. Under certain circumstances, namely, whenever the interests of the company so require, it may be convened by the supervisory board. Notice of a general meeting shall be given no later than one month prior to the date of the meeting. A shareholders' meeting must be called at LION's expense if shareholders holding in the aggregate no less than 5% of the issued share capital demand such a meeting in writing vis-a-vis the management board. The notice, the agenda and the text of proposed resolutions (drafted by the management board and the supervisory board or only by the supervisory board) shall be published in the company's designated journals. There are no quorum requirements for general meetings of shareholders (apart from exceptions for post-formation related issues). Additionally, resolutions are passed at a shareholders' meeting by a majority of the votes cast, unless a greater vote is required by law.


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Shareholders' Proposals

   Trega

  Trega's bylaws establish procedures that must be followed for a stockholder to submit a proposal, including nominations of directors, at an annual meeting of stockholders. Such proposal must be timely filed with the secretary of Trega in a written statement setting forth specified information, including a brief description of the proposal and the reasons for bringing such business before the annual meeting, the name and address of the person making the proposal, the class and number of shares of capital stock of Trega beneficially owned by such person, and any material interest of the stockholder in such business together with such stockholder's name and the number of shares he or she owns.

   LION

  According to the German Stock Corporation Act, shareholders holding in the aggregate shares representing at least 5% of the issued and outstanding ordinary shares or the pro rata amount of (Euro) 500,000 may require that a matter be put on the agenda for the shareholders' meeting for resolution and that the management board submit a proposal at the respective shareholders' meeting and to publish this proposal in the German federal gazette (Bundesanzeiger). The request must be made in writing stating the purpose and the reasons therefor. Proposals duly published may be submitted to the general meeting of the shareholders for decision. In addition, if the agenda for the meeting is duly published, shareholders may nominate individuals for election at the general meeting of the shareholders, even if they have not availed themselves of the procedures to make such nominations in advance of the general meeting of the shareholders and to have the management board notify shareholders of such nominations in advance of the general meeting of the shareholders. Each shareholder may also submit at the general meeting of the shareholders counter proposals to the proposals submitted by the management board and the supervisory board.

Required Vote for Authorization of Actions

   Trega

  Under the Delaware General Corporation Law, fundamental corporate transactions (such as mergers, sales of all or substantially all of the corporation's assets and dissolutions) require the approval of the holders of a majority of the shares outstanding and entitled to vote. The Delaware General Corporation Law permits a corporation to increase the minimum percentage vote required. Trega's certificate of incorporation requires the affirmative vote of two-thirds of the shares of Trega capital stock outstanding and entitled to vote for the stockholders to amend provisions of the bylaws.

   LION

  According to German law, the following resolutions may be passed only by a majority of at least 75% of the share capital present or represented at a shareholders' meeting and entitled to vote: some capital increases (for example increases in contingent capital and authorized capital), capital decreases, a dissolution of LION, a merger of LION or any other form of transformation (Umwandlung) of LION, including, without limitation, spin-offs (Spaltungen), a transfer of all or virtually all of LION's assets, a change of LION's corporate form, and the exclusion of preemptive rights (Bezugsrecht).

Amendment of Corporate Charter and Bylaws

   Trega

  Under the Delaware General Corporation Law, amendment of the certificate of incorporation requires the approval of the holders of a majority of each class of shares entitled to vote. However, Trega's certificate of incorporation provides that the affirmative vote of two-thirds of the shares of Trega capital stock outstanding and

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

entitled to vote shall be required to amend the provisions of the certificate of incorporation relating to the classification of the board, the amendment of Trega's bylaws, the prohibition of any stockholders' action taken by written consent and amendments of the certificate of incorporation. Trega's bylaws may also be amended by the affirmative vote of a two-thirds of the members of the board of directors, or by the affirmative vote of the holders of a two-thirds of the voting power of the outstanding shares of Trega.

   LION

  Amendments of LION's articles of association may be proposed either jointly by LION's supervisory board and LION's management board or by a stockholder or group of shareholders holding a minimum of 5% of the issued and outstanding ordinary shares. A resolution amending LION's articles of association must be passed by a majority of the share capital present or represented and entitled to vote unless German law requires that the resolution be passed by at least three-quarters of the issued and outstanding ordinary shares present or represented and entitled to vote at the meeting.

Appraisal Rights

   Trega

  Stockholders of a Delaware corporation have rights of appraisal in connection with certain mergers or consolidations if they are required to accept in exchange for their shares anything other than for:

  . shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

  . shares of stock of any other corporation or depository receipts in respect thereof, which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders;

  . cash in lieu of fractional shares or fractional depository receipts of a corporation described in the exceptions above; or

  . any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described above, provided that no appraisal rights exist where, (A) on the record date fixed to determine the stockholders entitled to vote on the merger or consolidation, the stock of the corporation is listed on a national securities exchange, the Nasdaq National Market or is held of record by more than 2,000 stockholders, and (B) holders of shares of a class or series of stock of the surviving corporation if the merger did not require the vote of the holders of that class or series of such corporation's stock.

  In determining fair value, any valuation method may be used that is generally acceptable in the financial community.

   LION

  A valuation proceeding is available to LION's shareholders under the German Stock Corporation Act and the German Transformation Act to determine the adequacy of the consideration to be paid in certain corporate transactions. These transactions include the following:

  . a consolidation or merger of companies according to the provisions of the German Transformation Act;

  . a control and profit transfer agreement between a controlling shareholder and its dependent company; and


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

  . the forced withdrawal of minority shareholders from a corporation upon the corporation's integration with its parent corporation holding shares that represent least 95% of the nominal capital of the corporation to be integrated;

provided, in each case the shareholder complies with the procedural requirements specified in the respective statutory provisions of the German Stock Corporation Act and the German Transformation Act.

Preemptive Rights

   Trega

  Under the Delaware General Corporation Law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. Trega's certificate does not provide for preemptive rights.

   LION

  Under the German Stock Corporation Act, an existing shareholder has a general preemptive right (Bezugsrecht) to subscribe for any issue by such corporation of shares, debt instruments convertible into shares and participating debt instruments in proportion to the shares held by such shareholder in the existing capital of such corporation. The German Stock Corporation Act provides that this preemptive right may be excluded only by a resolution of the general meeting of the shareholders, or, if authorized to do so by the general meeting of the shareholders, by the management board with the consent of the supervisory board. Approval by a majority of at least three-quarters of the issued shares represented at the meeting is required for the exclusion.

  By resolution of June 28, 2000, the general meeting of the shareholders authorized LION's management board to increase, in each case with the consent of the supervisory board, the preferential rights of the existing shareholders to subscribe for any issue of new shares, which rights are described below:

  . in case of a capital increase against cash contributions, if the capital increase does not exceed 10% of the existing share capital and the issuing price is not significantly less than the share price quoted on any stock exchange at which LION ordinary shares are traded; and

  . in case of a capital increase against contributions in kind, if the capital increase is effected to acquire other companies, company divisions, shareholdings in companies or other operating assets.

  In addition, LION's management board is entitled to exclude, with consent of the supervisory board, the preferential rights of LION shareholders to repurchase up to 10% of LION's existing share capital under specified circumstances. For more information concerning the exclusion of preemptive rights in connection with share repurchases, see the section entitled "--Stock Repurchases--LION."

Limitation on Directors' Liability

   Trega

  Trega's certificate currently eliminates a director's personal liability for monetary damages to the fullest extent permitted by Delaware law. As a result, a Trega director presently has no monetary liability except for liability for:

  .  breach of the duty of loyalty;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  .  declaration of an improper dividend or improper redemption of stock; or

  . any transaction from which the director derived an improper personal benefit.

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

   LION

  Under compulsory provisions of the German Stock Corporation Act (Aktiengesetz), a stock corporation is not allowed to limit or eliminate the personal liability of the members of either the management board or the supervisory board for damages due to breach of duty in their official capacity. LION may, however, waive its claims for damages due to a breach of duty or reach a settlement with regard to such claims if more than three years have passed after such claims have arisen, but only with the approval of the general meeting of the shareholders, provided that such waiver may not be granted and such settlement may not be reached if shareholders holding in the aggregate at least 10% of the issued shares submit an objection.

Indemnification of Officers and Directors

   Trega

  Trega's certificate of incorporation and by-laws require indemnification of its directors and officers to the fullest extent permitted under Delaware law. Indemnification of directors, officers, employees and certain others for expenses incurred by reason of their position with the corporation is allowed under Delaware law, if he or she has acted in good faith, with a reasonable belief that his or her conduct was in the best interest of the corporation.

  Trega's certificate of incorporation and bylaws contain provisions for advancing expenses to purchase and maintain insurance for directors and officers against liability for expenses, judgments or settlements whether or not Trega would have the power to indemnify such persons therefor. The merger agreement requires LION to cause the surviving corporation to have its charter documents provide substantially similar protections and for LION to maintain the current Trega insurance or similar insurance in effect for six years after the merger with regard to occurrences before the merger.

  Trega's bylaws also provide for the indemnification against any expenses incurred by Trega's agents or former agents.

  Under the Delaware General Corporation Law, the statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights, to which a person seeking indemnification may be entitled. Delaware law does not expressly permit such contractual or other rights to provide for indemnification against judgments and settlements paid in a derivative action. Delaware case law has not made clear whether and to what extent Delaware courts will enforce such a broad right of indemnification, which is included in Trega's certificate of incorporation.

   LION

  Under German law, LION may indemnify its officers (Leitende Angestellte), and, under certain circumstances, German labor law requires a stock corporation to do so. However, LION may not, as a general matter, indemnify members of LION's management board or LION's supervisory board. A German stock corporation may, however, purchase directors and officers insurance. Such insurance may be subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the board of management or the supervisory board for attorneys' fees incurred if such member is the successful party in a suit in a country, such as the United States, where prevailing parties are required to bear their own costs, if German law would have required the losing party to pay such member's attorneys' fees had the suit been brought in Germany.

  Members of LION's management board are covered by liability insurance, including insurance against liabilities under the U.S. Securities Act of 1933.

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Conflict-of-Interest Transactions

   Trega

  The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

  . the material facts as to his or her relationship or interest are disclosed and a majority of disinterested directors consents;

  . the material facts are disclosed as to his or her relationship or interest and holders of a majority of shares entitled to vote thereon consent; or

  . the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

   LION

  In any transaction or contract between LION and any member of LION's management board, LION must be represented by LION's supervisory board.

Dividends

   Trega

  The Delaware General Corporation Law permits dividends to be paid out of the following:

  .  surplus (the excess of net assets of the corporation over capital); or

  . if the corporation does not have adequate surplus, net profits for the current or immediately preceding fiscal year, unless the net assets are less than the capital of any outstanding preferred stock.

  If the capital of the corporation has been decreased to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock having a preference upon the distribution of assets, no dividends may be declared out of net profits. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value.

   LION

  According to the German Stock Corporation Act, dividends may be paid out of the corporation's non-consolidated distributable profits as determined by resolution of the general meeting of the shareholders for the preceding fiscal year.

Loans to Directors

   Trega

  Under the Delaware General Corporation Law, loans can generally be made to officers, directors or employees upon approval by the board of directors.

   LION

  German law requires that any loan made by LION to any director or general manager or to their spouses or minor children that exceeds one month's salary must be authorized by a resolution of LION's supervisory board. Loans made by LION to a member of LION's supervisory board require an affirmative vote of LION's

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

supervisory board. For purposes of this resolution, the member of LION's supervisory board who would be the borrower is not entitled to vote.

Shareholder Suits

   Trega

  Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her stock thereafter came to him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

   LION

  German law does not provide for class actions, and does not generally permit shareholder derivative suits, even in the case of breach of duty by the members of the board of management or the supervisory board. The general meeting of the shareholders, acting by a simple majority of the votes cast, or a minority of the shareholders holding in the aggregate at least 10% of the issued and outstanding shares, is entitled to demand that LION claim damages against certain persons, but is not entitled to assert any rights on behalf of LION. This right to claim damages includes claims for liability incurred in connection with LION's formation, or claims against members of the management board or the supervisory board for liabilities incurred in connection with the management of LION. Upon demand, LION will prosecute such claim. If such request is not complied with, the court will appoint a special auditor upon a motion of shareholders holding ordinary shares representing at least 10% (under special circumstances 5%) of the issued and outstanding shares. The general meeting of the shareholders may appoint any disinterested party as a special auditor for these proceedings. To avoid abuse, shareholders exercising the minority right described above must establish that they have held their shares for at least three months prior to the general meeting of the shareholders in which they make the demand. The shareholder group must reimburse LION for all costs of litigation if such proceedings are unsuccessful or only partially successful, but only in the latter case to the extent that such costs exceed any amounts awarded to LION in such a proceeding. Each shareholder who was present at the general meeting of the shareholders and has objected to the resolution in the minutes may within one month after adoption of the respective resolution of the general meeting of the shareholders take action against the company to contest the resolution (Anfechtungsklage).

Rights of Inspection

   Trega

  Under the Delaware General Corporation Law, every stockholder, upon proper written demand stating the purpose thereof, may inspect the corporate books and records during normal business hours as long as such inspection is for a proper purpose. Under the statute, a proper purpose is any purpose reasonably related to the interests of the inspecting person as a stockholder.

   LION

  German law does not permit shareholders to inspect corporate books and records. However, section 131 of the German Stock Corporation Act provides each shareholder with a right to information at the general meeting

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

of the shareholders, to the extent that such information is necessary to permit a proper evaluation of the relevant item on the agenda.

  The right to information is a right only to oral information at a general meeting of the shareholders. Information may be given in writing to shareholders, but they are neither entitled to receive written information nor to inspect any documents of LION. As a practical matter, shareholders may receive certain written information about LION through its public filings with the commercial register (Handelsregister) and the federal gazette (Bundesanzeiger) and other places for publication of LION.

Stock Repurchases

   Trega

  Under Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or when such purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares if such shares will be retired upon acquisition, thereby reducing the capital of the corporation.

   LION

  German law allows a stock corporation, such as LION, to acquire its own shares if (i) it has been authorized by a resolution of the general meeting of the shareholders, provided, that it acquires no more than 10% of its issued and outstanding ordinary shares, or (ii) for certain defined purposes (for example, for transfer to employees).

  By resolution of May 15, 2000, LION's general meeting has authorized LION to purchase up to 10% of its shares until November 14, 2001. The price for such purchases must not be more than 10% above the average market price of LION ordinary shares on the Frankfurt Stock Exchange for the previous three business days.

  The total number of shares may not exceed 10% of the existing share capital. The management board is authorized to sell the acquired shares purchased on the stock exchange or otherwise, to cancel the shares or to use them in connection with mergers or as consideration for the acquisition of other companies or businesses. In addition, LION's management board is entitled to exclude, with consent of the supervisory board, the preferential rights of LION shareholders to acquire those shares if:

  . the management board intends to sell those shares to third parties in connection with mergers or acquisitions of other companies or businesses, and both the transaction and the related exclusion of preferential rights to subscribe for shares are in LION's best interests; or

  . the shares will be sold for a price that is not significantly less than the share price quoted on a stock exchange on which LION ordinary shares are traded at that time and the number of shares sold together with shares from a capital increase in return for cash contribution does not exceed 10% of the existing share capital.

Anti-Takeover Statutes

   Trega

  Section 203 of the Delaware General Corporation Law prohibits a corporation which has securities traded on a national securities exchange or on Nasdaq or held of record by more than 2,000 stockholders from engaging in certain business combinations with anybody who acquires, or enters into an agreement or understanding to acquire, 15% or more of the corporation's stock within three years of the acquisition transaction, unless:

  . the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded;

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

  . the interested stockholder acquires in the transaction at least 85% of the corporation's stock (excluding shares owned by directors, officers or employee stock plans in which employees do not have a confidential right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  . the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder. A Delaware corporation may elect not to be governed by this provision. Trega has made no such election.

   LION

  German law does not specifically regulate business combinations with interested shareholders. However, certain general principles of German law may restrict business combinations under certain circumstances.

Disclosure of Interests

  Acquirors of shares of Trega common stock are subject to disclosure requirements under Section 13(d) of the Exchange Act and related rules. These rules generally require a person who becomes the beneficial owner or more than 5% of a class a company's stock to make specified filings with the SEC disclosing specified information, and to send a copy of the filings to the company and to the principal securities exchange on which the security is traded within 10 days after such acquisition. Some institutional investors are permitted to report annually on Schedule 13G.

  Acquirors of LION ordinary shares are required to comply with, among other things, Section 13(d) of the Exchange Act and the related rules.

  Under the German Stock Corporation Act, any company that becomes the holder of more than 25% of LION's share capital, has a duty to notify LION in writing. No rights shall attach to the LION ordinary shares held by such company, so long as such disclosure has not been made. These rules also apply to foreign companies.

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                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial numbers of LION's shares or ADSs in the public market could adversely affect prevailing market prices of our shares and ADSs. In particular, sales of substantial numbers of shares or ADSs in the public market after the restrictions described below lapse could adversely affect the prevailing market price and LION's ability to raise equity capital in the future.

  The LION ADSs to be issued to Trega stockholders in the merger have been registered under the U.S. Securities Act of 1933, thereby allowing such ADSs to be freely traded without restriction by all former holders of Trega common stock who are not affiliates of Trega at the time of the special meeting and who do not become affiliates of LION after the merger.

  Upon completion of the merger, LION will have outstanding an aggregate of up to 18,768,706 shares, depending on the number of ordinary shares in the form of LION ADSs to be issued to Trega's stockholders in connection with the merger. Of these shares, all but approximately 12,533,850 will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933 unless such shares are purchased by LION affiliates.

  The members of LION's supervisory and management boards and LION's senior management that are shareholders, the principal shareholders and the following additional shareholders: the German Cancer Research Institute, Mr. and Mrs. Timothy and Edda Abegg, Professor Dr. Wilhelm Ansorge, Bohlen Industrie GmbH, Dr. Peer Bork, and Heidelberg Innovation GmbH & Co. Bioscience Venture KG each agreed with the underwriters in LION's initial public offering not to offer or sell shares directly or indirectly, either on an exchange or in an off-exchange transaction, or announce such action, or take any other action that is economically equivalent to the same within a period of 12 months from the date of admission of the LION ordinary shares to the Neuer Markt (which occurred on August 11, 2000). These shareholders further agreed to enter the shares held by them with the depositary bank and Clearstream Banking AG under a separate securities identification number (Wertpapier-Kenn-Nummer) assigned to all existing shares of LION. As a result, these shares cannot be traded on the Frankfurt Stock Exchange or delivered through the clearing system during this lock-up period.

                      ENFORCEABILITY OF CIVIL LIABILITIES

  LION is a German stock corporation, and its executive offices and a substantial portion of its assets are located outside the United States. In addition, the members of LION's management board and senior management as well as members of LION's supervisory board and the experts named herein may be residents of Germany and jurisdictions other than the United States. As a result, it may be difficult for investors to effect service within the United States upon LION, members of LION's management board and senior management as well as members of LION's supervisory board or experts or to enforce outside the United States judgments obtained against such persons in United States courts, or to enforce in United States courts judgments outside the United States, in any action, including actions predicated upon the civil liability provisions of the U.S. securities laws. The service of process in U.S. proceedings on persons in Germany is regulated by a multilateral treaty guaranteeing service of writs and other legal documents in civil cases if the current address of the defendant is known. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon the U.S. securities laws.

  LION has been advised by its German counsel, Allen & Overy, that there may be doubt as to the enforceability in Germany, in original actions, of liabilities predicated on the U.S. securities laws and that in Germany both recognition and enforcement of court judgments with respect to the civil liability provisions of the U.S. securities laws are solely governed by the provisions of the German Civil Procedure Code (Zivilprozessordnung). In some cases, especially when according to the German statutory provisions, the international jurisdiction of the U.S. court will not be recognized, or the judgment conflicts with basic principles (for example, the restrictions to compensatory damages and limited pre-trial discovery) of German law, the U.S. judgment might not be recognized by a German court.

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                             STOCKHOLDER PROPOSALS

  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to Trega in a timely manner.

  Trega will hold an annual meeting in the year 2001 only if the merger is not completed. If the merger is not completed and Trega schedules a 2001 annual meeting, stockholders may present a proposal for inclusion in Trega's proxy statement and presentation at the annual meeting a reasonable time before Trega begins to print and mail its proxy materials.

                                 LEGAL MATTERS

  The legality and validity of the LION ordinary shares to be issued under the merger agreement will be passed upon by Allen & Overy, Federal Republic of Germany, German counsel for LION. Material German tax consequences of holding LION ADSs or LION ordinary shares will be passed upon by Freshfields Bruckhaus Deringer, Federal Republic of Germany, German tax counsel for LION. Material United States federal income tax consequences of the merger will be passed upon for LION by McDermott, Will & Emery, U.S. counsel for LION.

  Material United States federal income tax consequences of the merger will be passed upon for Trega by Pillsbury Winthrop LLP, San Diego, California, counsel for Trega.

                                    EXPERTS

  The consolidated financial statements of LION as of March 31, 1998, 1999 and 2000 and for each of the three years in the period ended March 31, 2000 included in this proxy statement/prospectus, have been audited by Ernst & Young Deutsche Allgemeine Treuhand AG, Wirtschaftsprufungsgesellschaft, independent public accountants, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in this registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Trega at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in the proxy statement of Trega, which is referred to and made a part of this prospectus and registration statement of LION, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  Trega files annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, DC 20549 or at one of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. You can call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov. Also, you can obtain copies of any of these reports, proxy statements and other documents by calling Trega directly at
(858) 410-6500, by emailing Trega at creindel@trega.com or by writing Trega at Trega Bioscience, Inc., 9880 Campus Point Drive, San Diego, California 92121,
Attention: Cynthia Reindel. Any request for information must be made no later than March 7, 2001, which is five days before the date of Trega's special meeting.

  LION has filed a registration statement on Form F-4 to register with the SEC the LION ordinary shares underlying the LION ADSs which Trega's stockholders will receive in the merger. LION has filed a separate registration statement on Form F-6 relating to the LION ADSs. This proxy statement/prospectus is a part of the registration statement on Form F-4. This proxy statement/prospectus is a prospectus of LION as well as being a proxy statement of Trega for its special meeting.

  You should rely only on the information contained in this proxy statement/prospectus in making your decision about how to vote on the approval and adoption of the merger agreement. Neither Trega nor LION has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information in this proxy statement/prospectus is accurate as of any other date other than the date set forth on the cover and should view neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of LION ADSs in the merger as implying otherwise.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
LION bioscience Aktiengesellschaft
Report of Independent Auditors............................................  F-2
Audited Financial Statements
  Consolidated Balance Sheets March 31, 1998, 1999 and 2000...............  F-3
  Consolidated Statements of Operations years ended March 31, 1998, 1999 and 2000...............................................................  F-4
  Consolidated Statements of Shareholders' Equity years ended March 31,
   1998, 1999 and 2000....................................................  F-5
  Consolidated Statements of Cash Flows years ended March 31, 1998, 1999 and 2000...............................................................  F-6
  Notes to the Consolidated Financial Statements..........................  F-7
Unaudited Financial Statements
  Consolidated Balance Sheet as of December 31, 2000...................... F-23
  Consolidated Statements of Operations nine months ended December 31,
   1999 and 2000.......................................................... F-24
  Consolidated Statement of Cash Flows nine months ended December 31, 1999 and 2000............................................................... F-25
  Selected Additional Information to the Consolidated Financial
   Statements............................................................. F-26

Trega Biosciences, Inc.
Report of Ernst & Young LLP, Independent Auditors......................... F-37
Audited Financial Statements
  Consolidated Balance Sheets as of December 31, 1998 and 1999............ F-38
  Consolidated Statements of Operations for the years ended December 31,
   1997, 1998 and 1999.................................................... F-39
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1996, 1997, 1998 and 1999................................. F-40
  Consolidated Statements of Cash Flows for the years ended December 31,
   1997, 1998 and 1999.................................................... F-41
  Notes to Consolidated Financial Statements.............................. F-42
Unaudited Financial Statements
  Consolidated Balance Sheets as of December 31, 1999 and September 30,
   2000................................................................... F-53
  Consolidated Statements of Operations for the three and nine months ended September 30, 1999 and 2000...................................... F-54
  Consolidated Statements of Cash Flows for the nine months ended
   September 30, 1999 and 2000............................................ F-55
  Notes to the Consolidated Financial Statements.......................... F-56

                        REPORT OF INDEPENDENT AUDITORS

  We have audited the accompanying consolidated balance sheets of LION bioscience AG, as of March 31, 1998, 1999 and 2000 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended March 31, 2000. These financial statements, prepared in accordance with United States generally accepted accounting principles, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America and Germany, as promulgated by the German Institute of Certified Public Accountants (IDW). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting, principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of LION bioscience AG as of March 31, 1998, 1999 and 2000 and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Mannheim, May 5, 2000 except for Note 17, as to which the date is August 8, 2000

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftsprufungsgesellschaft

Auffermann                                Ketterle
Wirtschaftsprufer                         Wirtschaftsprufer
                                          Certified Public Accountant

                               LION bioscience AG

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                       March 31,
                                          --------------------------------------
                                            1998      1999      2000      2000
                                          --------  --------  --------  --------
                                          ((Euro))  ((Euro))  ((Euro))    ($)
                 ASSETS
Current assets:
  Cash and cash equivalents..............     516       685      6,648     6,365
  Trade accounts receivable, net.........      16     1,577        994       952
  Related party receivables..............     --          4        267       255
  Inventory..............................      39       208        269       258
  Prepaids and other current assets......     500       557        447       428
                                          -------   -------   --------  --------
    Total current assets.................   1,071     3,031      8,625     8,258
Restricted cash..........................     --        --       1,916     1,834
Property, plant and equipment, net.......   2,128     4,518      7,397     7,082
Long-term investments, at cost...........     --        --      11,164    10,688
Related party notes receivable...........     --        153        767       734
Capitalized software costs, net..........     --        804        908       869
Other assets, net........................     --        565        718       688
                                          -------   -------   --------  --------
                                            3,199     9,071     31,495    30,153
                                          =======   =======   ========  ========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.................     286       723      1,108     1,061
  Related party payables.................     --         18         86        82
  Accrued liabilities....................     159       623      1,539     1,474
  Short-term borrowings..................     243     1,753        --        --
  Current portion of long-term debt......     --        220      1,093     1,047
  Current portion of capital lease
   obligation............................     647     1,592      1,103     1,056
  Deferred income........................     --        757      3,503     3,353
  Other current liabilities..............     108       472        710       680
                                          -------   -------   --------  --------
    Total current liabilities............   1,443     6,158      9,142     8,753
Long-term debt, less current portion.....     --      3,334      4,641     4,443
Capital lease obligation, less current
 portion.................................   1,002     1,959      1,096     1,049
Shareholders' equity (deficit):
  Ordinary shares, (Euro) 1 stated value;
   4,200,000 shares, 5,600,000 shares and
   7,000,000 shares issued, authorized
   and outstanding at March 31, 1998,
   1999 and 2000, respectively...........   4,200     5,600      7,000     6,702
  Preferred shares, DM 5 stated value;
   300,000 shares, 618,500 shares and
   772,300 shares issued, authorized and
   outstanding at March 31, 1998, 1999
   and 2000 respectively.................     767     1,582      1,975     1,891
  Preferred shares subscribed............     --        102        102        97
  Additional paid-in capital.............     --        --      30,503    29,204
  Accumulated other comprehensive income
   (loss)................................     --        (52)       122       117
  Accumulated deficit....................  (4,213)   (9,612)   (23,086)  (22,103)
                                          -------   -------   --------  --------
    Total stockholders' equity
     (deficit):..........................     754    (2,380)    16,616    15,908
                                          -------   -------   --------  --------
                                            3,199     9,071     31,495    30,153
                                          =======   =======   ========  ========

                             See accompanying notes

The accompanying financial statements for periods prior to January 1, 1999 have been restated from Deutsche Mark to euro using the official fixed conversion rate as of January 1, 1999.

                               LION bioscience AG

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                                                   Year ended March 31,
                                            -----------------------------------
                                              1998     1999     2000     2000
                                            -------- -------- --------  -------
                                            ((Euro)) ((Euro)) ((Euro))    ($)
Revenues:
  Research and development fees
    Third party............................     109    3,714    2,088     1,999
    Related party..........................     --        16    4,421     4,232
                                             ------   ------  -------   -------
                                                109    3,730    6,509     6,231
  Licensing fees
    Third party............................     818      889    2,299     2,201
    Related party..........................     --       --     1,379     1,320
                                             ------   ------  -------   -------
                                                818      889    3,678     3,521
                                             ------   ------  -------   -------
Total revenues.............................     927    4,619   10,187     9,752
Costs and expenses:
  Research and development (including
   amounts paid to related parties at
   (Euro) 156, (Euro) 293 and (Euro) 903 in
   1998, 1999 and 2000, respectively)......   1,403    6,069   15,348    14,694
  Selling, general, and administrative
   (including amounts paid to related
   parties of (Euro) 132, (Euro) 116 and
   (Euro) 86 in 1998, 1999 and 2000,
   respectively............................   1,043    2,860    7,411     7,095
                                             ------   ------  -------   -------
Total costs and expenses...................   2,446    8,929   22,759    21,789
Loss from operations.......................  (1,519)  (4,310) (12,572)  (12,037)
Interest income............................      13       14      408       391
Interest expense...........................     (41)    (214)    (400)     (383)
                                             ------   ------  -------   -------
Loss before taxes..........................  (1,547)  (4,510) (12,564)  (12,029)
Tax expense................................     --       --       (21)      (20)
                                             ------   ------  -------   -------
Net loss...................................  (1,547)  (4,510) (12,585)  (12,049)
                                             ======   ======  =======   =======
Basic and diluted net loss per share.......  (0.371)  (1.012)   (1.97)    (1.88)


                             See accompanying notes

The accompanying financial statements for periods prior to January 1, 1999 have been restated from Deutsche Mark to euro using the official fixed conversion rate as of January 1, 1999.

                              LION bioscience AG

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     (in thousands, except per share data)

                                                                  Preferred                                   Accumulated
                                                                   Shares                                        Other
                     Ordinary Shares       Preferred Shares      Subscribed      Additional                     Compre-
                  ---------------------- -------------------- -----------------    Paid-In     Accumulated      hensive
                   Shares      Amount    Shares     Amount    Shares   Amount      Capital       Deficit        Income
                  --------- ------------ ------- ------------ ------ ---------- ------------- --------------  -----------
Initial
Incorporation...  4,200,000 (Euro) 4,200         (Euro)              (Euro)     (Euro)        (Euro)  (2,666) (Euro)
Issuance of
preferred shares
for cash........                         300,000          767
Net loss........                                                                                      (1,547)
                  --------- ------------ ------- ------------ ------ ---------- ------------- --------------  ----------
Balances at
March 31, 1998..  4,200,000        4,200 300,000          767                                         (4,213)
Issuance of
preferred shares
in exchange for
software
licenses........                          90,000          230
Subscriptions
for preferred
shares in
exchange for
software
licenses........                                              40,000        102
Issuance of
ordinary shares
for cash........  1,400,000        1,400                                                                (889)
Issuance of
preferred shares
in exchange for
software
licenses........                          45,000          115
Issuance of
preferred shares
for cash........                         183,500          470
Foreign currency
translation
adjustment, net
of taxes of
(Euro) 26.......                                                                                                     (52)
Net loss........                                                                                      (4,510)
                  --------- ------------ ------- ------------ ------ ---------- ------------- --------------  ----------
Balances at
March 31, 1999..  5,600,000        5,600 618,500        1,582 40,000        102                       (9,612)        (52)
Issuance of
preferred shares
for cash........                         153,800          393                           3,288
Issuance of
ordinary shares
for cash........  1,400,000        1,400                                               27,215          (889)
Foreign currency
translation
adjustment, net
of taxes of
(Euro) (87).....                                                                                                     174
Net loss........                                                                                     (12,585)
                  --------- ------------ ------- ------------ ------ ---------- ------------- --------------  ----------
Balances at
March 31, 2000..  7,000,000 (Euro) 7,000 772,300 (Euro) 1,975 40,000 (Euro) 102 (Euro) 30,503 (Euro) (23,086) (Euro) 122
                  ========= ============ ======= ============ ====== ========== ============= ==============  ==========
                  Total Share-
                    holders'
                     Equity
                  --------------
Initial
Incorporation...  (Euro)  1,534
Issuance of
preferred shares
for cash........            767
Net loss........         (1,547)
                  --------------
Balances at
March 31, 1998..            754
Issuance of
preferred shares
in exchange for
software
licenses........            230
Subscriptions
for preferred
shares in
exchange for
software
licenses........            102
Issuance of
ordinary shares
for cash........            511
Issuance of
preferred shares
in exchange for
software
licenses........            115
Issuance of
preferred shares
for cash........            470
Foreign currency
translation
adjustment, net
of taxes of
(Euro) 26.......            (52)
Net loss........         (4,510)
                  --------------
Balances at
March 31, 1999..         (2,380)
Issuance of
preferred shares
for cash........          3,681
Issuance of
ordinary shares
for cash........         27,726
Foreign currency
translation
adjustment, net
of taxes of
(Euro) (87).....            174
Net loss........        (12,585)
                  --------------
Balances at
March 31, 2000..  (Euro) 16,616
                  ==============

                            See accompanying notes

  The accompanying financial statements for periods prior to January 1, 1999 have been restated from Deutsche Mark to euro using the official fixed conversion rate as of January 1, 1999.

                               LION bioscience AG

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Year ended March 31,
                                             -----------------------------------
                                               1998     1999     2000     2000
                                             -------- -------- --------  -------
                                             ((Euro)) ((Euro)) ((Euro))    ($)
Operating activities:
Net loss...................................   (1,547)  (4,510) (12,585)  (12,049)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation.............................      458    1,171    2,596     2,485
  Amortization.............................      --       173      493       472
  Loss (gain) on sale of fixed assets......     (130)    (166)      87        83
Changes in operating assets and
 liabilities:
  Trade accounts receivable................      (16)  (1,561)     583       558
  Related party receivables................      --        (4)    (263)     (252)
  Inventory................................      (39)    (169)     (61)      (58)
  Prepaids and other current assets........     (500)    (186)     110       105
  Trade accounts payable...................      286      437      367       351
  Related party payables...................      --        18       86        83
  Accrued liabilities......................      159      464      916       876
  Deferred income..........................      --       886    2,746     2,630
  Other current liabilities................      108      364      238       228
                                              ------   ------  -------   -------
    Net cash used in operating activities..   (1,221)  (3,083)  (4,687)   (4,488)
                                              ------   ------  -------   -------
Investing activities:
Investments in property, plant and
 equipment.................................   (3,590)  (5,031)  (5,595)   (5,357)
Proceeds from the sale of property, plant
 and equipment.............................    1,134    1,636        6         6
Long-term investments......................      --       --   (11,164)  (10,689)
Investments in related party notes.........      --      (153)    (614)     (588)
Investments in software development........      --      (965)    (511)     (489)
Investments in restricted cash.............      --       --    (1,916)   (1,834)
Other assets...............................      --      (130)    (239)     (228)
                                              ------   ------  -------   -------
    Net cash used in investing activities..   (2,456)  (4,643) (20,033)  (19,179)
                                              ------   ------  -------   -------
Financing activities:
Proceeds from issuance of ordinary shares..    1,534      511   27,726    26,545
Proceeds from issuance of preferred
 shares....................................      767      470    3,681     3,524
Proceeds from (payments on) short-term
 borrowings................................      243    1,510   (1,753)   (1,678)
Proceeds from long-term debt...............      --     3,554    2,595     2,484
Principal payments on long-term debt.......      --       --      (415)     (396)
Proceeds from capital leases...............    1,897    3,125      548       524
Principal payments on capital leases.......     (248)  (1,223)  (1,873)   (1,794)
                                              ------   ------  -------   -------
    Net cash provided from financing
     activities............................    4,193    7,947   30,509    29,209
                                              ------   ------  -------   -------
Net increase (decrease) in cash and cash
 equivalents...............................      516      221    5,789     5,542
Currency adjustment........................      --       (52)     174       167
Cash and cash equivalents at beginning of
 year......................................      --       516      685       656
                                              ------   ------  -------   -------
Cash and cash equivalents at end of year...      516      685    6,648     6,365
                                              ======   ======  =======   =======
Supplemental disclosure of cash flow
 information:
Non-cash financing and investing activity:
  Preferred shares issued or subscribed in
   exchange for software and other
   technology licenses.....................      --       447      --        --
Cash paid during the year:
  Interest.................................        9       84      245       235
  Income taxes.............................      --       --        21        20

                             See accompanying notes

The accompanying financial statements for periods prior to January 1, 1999 have been restated from Deutsche Mark to euro using the official fixed conversion rate as of January 1, 1999.

                              LION bioscience AG

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.Operations and Basis of Presentation

  LION bioscience AG ("LION" or the "Company") was incorporated in Germany in March 1997. The Company offers genomics and information services solutions through two complementary and integrated strategic business units, Life Science Informatics ("LSI") and integrated drug discovery and diagnostics ("iD/3/"). The LSI line of business develops research information management software and data integration and analysis systems. The iD/3/ line of business applies state-of-the-art high-throughput technologies and advanced information technology systems to applied drug discovery.

  Prior to March 31, 2000, the Company prepared and reported its consolidated financial statements in Deutsche Marks ("DM"). With the introduction of the euro ("(Euro)" or "euro") on January 1, 1999, the Company has presented the accompanying consolidated financial statements in euro. Accordingly, the Deutsche Mark consolidated financial statements for prior periods have been restated into euro using the official fixed conversion rate of (Euro) 1.00 = DM 1.95583. The Company's 1998 and 1999 restated euro financial statements depict the same trends as would have been presented if it had continued to present its consolidated financial statements in Deutsche Marks. The consolidated financial statements will, however, not be comparable to the euro financial statements of other companies that previously reported their financial information in a currency other than Deutsche Marks. Furthermore, because the U.S. dollar floated differently against the Deutsche Mark prior to January 1, 1999 than the U.S. dollar floated against the euro subsequent to January 1, 1999, a translation of the Company's financial statements for the fiscal year ended March 31, 1999 using an average U.S. dollar/euro exchange rate for this period could produce distortions. All amounts herein are shown in euros and for the year 2000 are also presented in U.S. dollars ("$"), the latter being unaudited and presented solely for the convenience of the reader at the rate of (Euro) 1.00 = $0.9574. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.

2.Summary of Significant Accounting Policies

Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of LION bioscience AG and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. The Company's fiscal year ends March 31. All references to years refer to the 12-month period ended on March 31 of that year.

Use of Estimates

  The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

Revenue Recognition

  The Company's revenue consists of fees from the licensing of its software products and fees earned from research and development collaboration agreements.

  The Company's software is generally licensed under non-cancelable license agreements which typically grant to customers a license to use the software for periods ranging from one to three years. The Company also sells its software under perpetual license agreements. The Company generally requires the payment of the license

                              LION bioscience AG
fee in advance. In addition, the Company charges an installation fee for certain of its software. License agreements are generally extended automatically unless terminated by either party. Revenue from the sale of software under these licenses is recognized when evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collection of the fee is probable and customer acceptance has been obtained. The Company's license agreements generally include provisions for telephone customer support and may also include limited training and consultation. These services are usually included as part of the license fee. The Company does not allocate license fees to these services as the service is generally provided within one year and the cost of providing these services is insignificant. None of these services are essential to the functionality of the software. The Company warrants its software for the license period. The Company has not experienced any warranty claims to date and accordingly, has not provided a reserve for warranty costs.

  Fees earned from the Company's research and development collaboration agreements are recognized in accordance with the terms of the respective contracts. Certain of the Company's research and development collaboration agreements contain milestones that were negotiated with the counterparties to the agreements. Fees from achievement of milestone events are recognized when the Company and its customer agree that the scientific results or milestones stipulated in the agreement have been met. Fees from other contracts are generally recognized on a straight line basis over the life of the contract which generally represents the pattern of costs incurred by the Company. Signing fees and other advance payments are allocated pro rata to the specified milestones and are recognized upon completion of the milestones, or allocated on a straight line basis over the life of the contract.

  Deferred revenue represents the portion of license and research and development fees received which have not been earned.

Government Grants

  Government grants to defray the cost of research and development are recognized when realizable in accordance with the terms and conditions of the grant and are recorded as a reduction of the related expense when incurred. In 1998, 1999 and 2000 total amounts recorded as reductions of research and development related to such grants were approximately (Euro) 732,000,
(Euro) 751,000 and (Euro) 465,000, respectively.

Research and Development Costs

  Research and development costs are expensed as incurred. In 1998, 1999 and 2000, total research and development expense was approximately
(Euro) 1,403,000, (Euro) 6,069,000 and (Euro) 15,348,000, respectively.

Software Development

  The Company capitalizes software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Once technological feasibility has been established, such costs are capitalized until the software has been marketed and becomes available for sale. Software development costs are amortized on a product-by-product basis computed using the greater of (a) the ratio that current gross revenues for a product bears to the total of current revenues and anticipated future gross revenue for that product or (b) straight-line method over a maximum of three years. The Company has capitalized approximately
(Euro) 965,000 and (Euro) 511,000 of software development costs associated with its products in 1999 and 2000, respectively, and has recorded approximately (Euro) 161,000 and (Euro) 407,000 of amortization in 1999 and 2000, respectively.

                              LION bioscience AG

Stock-Based Compensation

  The Company accounts for its stock options under the fair value method. Accordingly, compensation expense is recorded over the vesting period based on the fair market value of the options at the date of grant.

Concentrations of Credit Risk

  The Company is subject to credit risk related to its cash equivalents and securities available-for-sale. The Company places its excess available funds in money market funds, municipal notes, corporate debt securities, and commercial paper and by policy, seeks to ensure both liquidity and security in principal. The policy also limits investments to certain types of instruments issued by institutions with strong investment grade credit ratings and places restrictions on their terms, geographic origin and concentrations by type and issuer.

  The Company's accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible. The Company has historically not experienced any losses related to individual customers or groups of customers.

  In 1999 and 2000, revenues from Bayer AG, a related party (see Note 13) constituted 37% and 56%, respectively, of the Company's revenues.

Cash and Cash Equivalents

  Cash and cash equivalents include short-term, highly liquid investments with original maturities of less than three months from the date of purchase.

Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, short term borrowings and accrued liabilities approximate fair value due to the short-term maturities of these instruments.

  The carrying amount of long-term debt and capital lease obligations approximated fair value based on market prices for similar borrowings. The fair value of the Company's long-term investments is approximately
(Euro) 13,359,000.

Inventories

  Inventories are valued at the lower of cost (first in, first out) or market and consist of raw materials used in research and development.

Property Plant and Equipment

  Property, plant and equipment are recorded at acquisition cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful economic lives of the assets as follows:

   Laboratory equipment............................................ 5 to 8 years
   Computer software...............................................      3 years
   Furniture and office equipment..................................      5 years

  Leasehold improvements and equipment under capital lease are depreciated over their useful lives, or the term of the lease, which ever is shorter.

                              LION bioscience AG

Intangible Assets

  Intangible assets, which are included in other assets, consist principally of software licenses and related technology. These amounts are being amortized on a straight line basis over three to four years representing the estimated life of the assets.

Impairment of Long-Lived and Intangible Assets

  Long-lived and intangible assets are reviewed for impairment whenever events or chances in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event the facts and circumstances indicate that the carrying value may be impaired, the carrying value of the asset would be compared to the expected undiscounted future cash flow associated with the asset to determine if a write down to fair value must be recorded.

Foreign Currency Translation

  The financial statements of the Company's subsidiaries are prepared in their functional currencies, which are their local currencies. Subsequent to January 1, 1999, balance sheet accounts are translated to the euro at exchange rates in effect at the end of the accounting period except for shareholders' equity which is translated at rates in effect when the underlying transactions were originally recorded. Revenue and expense accounts are translated at a weighted average of exchange rates during the period. Prior to January 1, 1999, balance sheet accounts and revenue and expense accounts are first translated into Deutsche Mark at exchange rates in effect at the end of the accounting period and at a weighted average of exchange rates during the period, respectively, and are then restated using the euro to Deutsche Mark fixed conversion rate. Differences resulting from the translations are accumulated in a separate component of equity (cumulative translation adjustments).

Income Taxes

  The Company accounts for income taxes under the asset and liability method and accordingly deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operation loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Basic and Diluted Net Loss per Ordinary Share

  Basic earnings per share is calculated based on the weighted number of ordinary shares outstanding including ordinary share equivalents. Ordinary share equivalents from all outstanding preferred shares are excluded from the computation as their effect is anti-dilutive.

Recent Accounting Announcement

  In June 1998, the Financial Accounting Standards Boards issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard established a model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. Upon the standard's initial application, all derivatives are required to be recognized in the balance sheet as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented. Currently the standard is to be effective for fiscal years beginning after June 5, 2000. The Company does not anticipate that the adoption of the new standard will have a significant impact on its financial position or results of operations.

                               LION bioscience AG

3.Additional Balance Sheet Information

Prepaids and other current assets

                                                               March 31,
                                                        -------------------------
                                                         1998     1999     2000
                                                        -------  -------  -------
                                                         (in thousands (Euro))
Public funds...........................................     367      470      167
Other..................................................     133       87      280
                                                        -------  -------  -------
                                                            500      557      447
                                                        =======  =======  =======

  Public funds consist of accounts receivable from governmental agencies for research activities performed prior to the balance sheet date, for which reimbursement is due to the Company.

Property, Plant and Equipment

                                                             March 31,
                                                       ------------------------
                                                        1998    1999     2000
                                                       ------- -------  -------
                                                       (in thousands (Euro))
Laboratory equipment..................................    491      404    1,177
Laboratory equipment under capital lease..............    945    2,601    3,027
Computer software.....................................      7       75      589
Computer hardware under capital lease.................    --       227    3,165
Furniture and office equipment........................    822    2,061    2,133
Leasehold improvements................................      8       21    1,212
Construction in progress..............................    155      480       20
                                                       ------  -------  -------
                                                        2,428    5,869   11,323
Less: accumulated depreciation........................   (300)  (1,351)  (3,926)
                                                       ------  -------  -------
                                                        2,128    4,518    7,397
                                                       ======  =======  =======

  Accumulated depreciation at March 31, 1998, 1999 and 2000 includes
(Euro) 237,704, (Euro) 1,215,486 and (Euro) 2,973,712 respectively, relating to assets under capital lease.

Other assets

                                                                March 31,
                                                          ------------------------
                                                           1998    1999    2000
                                                          ------- ------- --------
                                                          (in thousands (Euro))
Licenses, net............................................    --      435       349
Other....................................................    --      130       369
                                                          ------  ------  --------
                                                             --      565       718
                                                          ======  ======  ========

Accrued Liabilities

                                                                March 31,
                                                          ------------------------
                                                           1998    1999    2000
                                                          ------- ------- --------
                                                          (in thousands (Euro))
Outstanding invoices.....................................    --      175       329
Vacation accrual.........................................     51     189       299
Professional services....................................     51     142       253
Supervisory Board........................................     18      18       153
Other....................................................     39      99       505
                                                          ------  ------  --------
                                                             159     623     1,539
                                                          ======  ======  ========

                              LION bioscience AG

Other Liabilities

                                                               March 31,
                                                        -------------------------
                                                         1998     1999     2000
                                                        -------  -------  -------
                                                         (in thousands (Euro))
Payroll related taxes..................................      77      111      184
VAT....................................................      26      152       67
Other..................................................       5      209      459
                                                        -------  -------  -------
                                                            108      472      710
                                                        =======  =======  =======

4.Long-term Investments

  In January 2000, the Company entered into a stock purchase agreement with Paradigm Genetics, Inc. ("Paradigm"), a U.S. corporation, whereby the Company purchased 400,000 shares of Series C Preferred Stock of Paradigm for an aggregate purchase price of $2 million. The Company intends to hold the preferred shares as a long term investment and has accordingly recorded the investment at cost.

  In February 2000, the Company entered into a stock purchase agreement with Tripos Inc. (Tripos), a U.S. corporation, whereby the Company purchased 409,091 shares of Series B Convertible Preferred Stock of Tripos for an aggregate purchase price of $9 million. The Company intends to hold the preferred shares as a long term investment and has accordingly recorded the investment at cost.

  Both the Paradigm and Tripos preferred stock is convertible on a one for one basis (subject to adjustment for stock splits, additional common stock issuances and similar common stock transactions) into common stock of the respective companies at the option of the preferred shareholder. The Paradigm preferred stock is subject to automatic conversion upon the closing of the sale of Paradigm's common stock in an underwritten public offering that meets specific total and per share amounts. The Tripos preferred stock is subject to mandatory conversion if the closing price of Tripos' common stock exceeds a specified price for thirty consecutive days.

5.Short-term Borrowings

                                                              March 31,
                                                        ------------------------
                                                         1998    1999     2000
                                                        ------- -------- -------
                                                        (in thousands (Euro))
Sparkasse Heidelberg...................................    243     1,715    --
Bayerische Hypo -und Vereinsbank.......................    --         38    --
                                                        ------  -------- ------
                                                           243     1,753    --
                                                        ======  ======== ======

  The Company has a line of credit with Sparkasse Heidelberg with a limit of approximately (Euro) 256,000. The weighted average interest rates during 1998, 1999 and 2000 were 6.25%, 6.25% and 6.00%, respectively.

  The Company has a line of credit with Bayerische Hypo- und Vereinsbank with a limit of approximately (Euro) 512,000. The weighted average interest rate during 1999 and 2000 was 6.5%.

                              LION bioscience AG

6.Capital Lease

  Future minimum lease payments under capital lease obligations as of March 31, 2000 are as follows:

                                                           (in thousands (Euro))
2001......................................................         1,208
2002......................................................           897
2003......................................................           186
2004......................................................            24
2005......................................................            16
Thereafter................................................            58
                                                                   -----
Total minimum lease payments..............................         2,389
Less: Amounts representing imputed interest...............           190
                                                                   -----
Present value of net minimum payments.....................         2,199
Less: current portion.....................................         1,103
                                                                   -----
Non-current portion of capital lease obligation...........         1,096
                                                                   =====

7.Long-term debt

                                                           March 31,
                                                    ---------------------------
                                                     1998    1999       2000
                                                    ------- --------  ---------
                                                    (in thousands (Euro) )
Bayerische Hypo- und Vereinsbank
  KfW note.........................................    --      3,528      4,266
  Convertible note.................................    --         26         26
  Note payable.....................................    --        --       1,442
                                                    ------  --------  ---------
                                                       --      3,554      5,734
Short-term portion.................................    --       (220)    (1,093)
                                                    ------  --------  ---------
Total long-term debt...............................    --      3,334      4,641
                                                    ======  ========  =========

  In December 1998, the Company entered into a loan agreement with Bayerische Hypo- und Vereinsbank for the financing of research and development activities. Under the loan agreement, the Company may borrow up to (Euro) 4.6 million through September 30, 2007. At March 31, 2000, the Company had fully utilized the facility. The loan principal is due in 16 equal semi-annual payments which began on March 31, 2000. Interest is paid in quarterly installments at a rate of 4.75% per annum. In connection with the loan the Company granted the lender a security interest in its property, plant and equipment, accounts receivable and officers life insurance policies.

  In connection with the loan agreement, the Company also entered into a convertible note agreement in the amount of approximately (Euro) 26,000. The note matures on June 30, 2003, at which time, the bank may elect to convert the note into 350,000 shares of common stock of the Company upon payment of approximately (Euro) 102,000. Interest is paid in quarterly installments at a rate of 6.0% per annum.

  In November 1999, the Company entered into a note payable agreement with Bayerische Hypo- und Vereinsbank to fund certain start-up costs associated with its United States subsidiary in the amount of l.5 million U.S. dollars. The note matures in September 2002. The loan principal is due in quarterly installments and accrues interest at a rate of 7.8% per annum. The note is secured by cash or short term investments on deposit with the bank, which is reflected as restricted cash in the accompanying balance sheet.

                              LION bioscience AG

  As of March 31, 2000, principal payments on long-term debt for the next five years and thereafter are as follows:

                                                           (in thousands (Euro))
2001......................................................         1,093
2002......................................................         1,093
2003......................................................           989
2004......................................................           569
2005......................................................           569
Thereafter................................................         1,421
                                                                   -----
                                                                   5,734

8.Shareholders Equity (see Note 17)

  In October 1998, the Company changed its ordinary and preferred shares from DM 100 par value to DM 5 stated value which effected a 20 for 1 share split. All amounts in the accompanying financial statements and notes have been restated to give effect to the share split.

Ordinary Shares

  The Company's ordinary share capital consists of 7,000,000 ordinary shares issued and outstanding at a stated value of (Euro) 1 stated value. Each share is entitled to one vote.

  The Company was incorporated in March 1997 with an initial cash capitalization of 4,200,000 ordinary shares of (Euro) 1 stated value. In October 1998 the Company issued an additional 1,400,000 ordinary shares of
(Euro) 1 stated value to certain of its founding shareholders for cash.

  In August 1999, Bayer AG purchased 1,400,000 shares of Company's ordinary shares for a cash payment of (Euro) 20 per share in connection with a collaboration agreement between Bayer AG and the Company (see Note 12).

Preferred shares

  The Company's preferred share capital consists of 772,300 preferred shares issued and outstanding and 40,000 preferred shares subscribed at a stated value of DM 5. Each preferred share is entitled to a 5% cumulative dividend per year on its nominal value. Unpaid dividends are cumulative. The preferred shares are non-voting unless the dividends due are not paid, in which case the shares are entitled to one vote per share at the following annual shareholders meeting. At March 31, 2000 cumulative unpaid dividends amounted to approximately (Euro) 173,000.

  Through March 1999, the Company issued a total of 483,500 preferred shares of DM 5 stated value to certain employees, founding shareholders and supervisory board members for cash.

  In April and September 1998, the Company received certain software and other technology licenses in exchange for a total of 135,000 preferred shares of DM 5 stated value to the European Molecular Biology Laboratory ("EMBL"). The fair value assigned to the software and other technology licenses was determined by an internal valuation prepared by Company management The Company is obligated to pay royalties to EMBL (see Note 11).

                              LION bioscience AG

  In January 1999, the Deutsches Krebsforschungs Zentrum ("DKFZ") contributed certain software and other technology licenses to the Company in exchange for a total of 40,000 preferred shares of DM 5 stated value. The shares will be issued in May 2000 and are shown as preferred shares subscribed prior to that date. The delay in the issuance of the shares was caused by certain ongoing negotiations with DKFZ unrelated to the software and technology contributed in January 1999 and to German corporate statutory requirements that require several specified actions to be undertaken before a new issuance of shares is allowable. The Company had unrestricted ownership and control of the software and technology licenses beginning in January 1999 for use in its research and development activities. Further, the Company had no legal or contractual right to return the software and technology licenses. The fair value assigned to the software and other technology licenses was determined by an internal valuation prepared by Company management. The Company is obligated to pay royalties to DKFZ (see Note 11).

  In May 1999, the Company issued 153,800 preferred shares for a cash payment of (Euro) 24 per share to a third-party investor.

Dividends

  Dividends may only be declared and paid from the accumulated retained earnings shown in the Company's annual German unconsolidated accounts. Such amounts differ from the total of additional paid-in capital and accumulated deficit as shown in the accompanying consolidated financial statements in accordance with US-GAAP. As of March 31, 2000, the Company's German statutory unconsolidated accounts reflected an accumulated deficit of approximately
(Euro) 15,528,000, and accordingly, the Company's ability to pay dividends in the future will depend on future earnings of the Company, if any.

Option Plans

  Under a stock option plan adopted in March 2000 (the "2000 Option Plan") the Company has the authority over a five-year period to grant non-transferable options to members of the management board and employees. The options may not cover more than 1,239,000 shares in the aggregate. As of March 31, 2000, no options have been granted under the 2000 Option Plan.

9.Income Taxes

  A reconciliation between the actual income tax expense, and the amount computed by applying the German statutory federal income tax rate to losses before income tax is as follows:

                                                               March 31,
                                                           --------------------
                                                           1998   1999    2000
                                                           ----  ------  ------
                                                             (in thousands
                                                                (Euro))
Tax at German statutory rate of 50%....................... (773) (2,255) (6,282)
Foreign taxes.............................................  --      --       11
Increase in valuation allowance...........................  773   2,255   6,292
                                                           ----  ------  ------
Income tax expense........................................  --      --       21
                                                           ====  ======  ======

                              LION bioscience AG

  The tax effects of cumulative temporary differences at March 31, 2000, 1999 and 1998 are as follows:

                                                             March 31,
                                                       ------------------------
                                                        1998    1999     2000
                                                       ------- -------  -------
                                                       (in thousands (Euro))
Deferred tax assets:
  Net operating loss carryforwards....................    957    2,932    9,390
  Sale and leaseback..................................     56      136      --
  Deferred revenue....................................    --        64      --
  Capitalized software................................    --       288      592
  Capital leases......................................     10       22      100
                                                       ------  -------  -------
                                                        1,023    3,442   10,082
Less: Valuation allowance.............................   (773)  (3,028)  (9,331)
                                                       ------  -------  -------
Net deferred tax assets...............................    250      414      751
                                                       ======  =======  =======
Deferred tax liabilities:
  Currency translation................................    --        12       21
  Capitalized software................................    --       402      348
  Other current assets................................    250      --       382
                                                       ------  -------  -------
Net deferred tax liabilities..........................    250      414      751
                                                       ======  =======  =======

  Net operating losses totaled approximately (Euro) 18,780,000 at March 31, 2000 and under current German tax law may be carried forward indefinitely. Due to the uncertainty relating to future profitability and the Company's resulting ability to utilize the net operating loss carryforwards, the Company has recorded a valuation allowance representing the net balance of deferred tax assets.

10.Sale and Leaseback

  The Company entered into sale and leaseback transactions whereby the Company sold laboratory equipment and computer hardware with net book values of
(Euro) 1,003,000 and (Euro) 1,470,000 in 1998 and 1999, respectively, and leased the assets back under capital leases for periods of three to four years. The Company deferred the resulting gain of (Euro) 231,000 and
(Euro) 131,000 over the lease terms. The gain represents the difference between the net book value of the assets sold and the selling price of the assets, which is the historical cost of the individual assets. Aggregate present value of future minimum lease payments at the transaction dates of
(Euro) 1,121,000 and (Euro) 1,547,000 were recorded as liabilities and capital lease assets. Future minimum lease payments associated with these capital leases are included in the amounts shown in Note 6.

                              LION bioscience AG

11.Commitments and Contingencies

Operating Leases

  The Company leases offices, laboratory space and equipment under noncancelable operating leases. Future minimum lease payments under these leases at March 31, 2000 are as follows:

                                                           (in thousands (Euro))
2001......................................................         1,487
2002......................................................         1,495
2003......................................................         1,499
2004......................................................         1,270
2005......................................................           609
                                                                   -----
Total minimum lease payments..............................         6,360

  Total rent expense for the years ended March 31, 1998, 1999 and 2000 was
(Euro) 71,551, (Euro) 244,203 and (Euro) 1,004,694, respectively.

Litigation

  The Company is engaged in legal actions from time to time arising in the ordinary course of its business. The Company is not aware of any such action that would have a material adverse effect on its results of operations, liquidity or financial position.

Obligations under license agreements

  In connection with a license agreement with EMBL, the Company is obligated to make royalty payments representing 1.5% percent of initial one-time access fees paid by any customer of the Company for the installation of the software developed by EMBL. In connection with a second license agreement with EMBL, the Company is obligated to make royalty payments representing a percent of related revenues ranging from 3 to 6%, with annual minimum royalty payments ranging from (Euro) 10,000 to (Euro) 15,000. The Company recorded (Euro) 6,072 and (Euro) 8,835 of royalty expenses relating to these agreements in 1999 and 2000.

  In connection with the software and other technology license agreement with DKFZ, the Company is obligated to make royalty payments for sales of software developed by DKFZ representing 1.5% of annual revenues for annual revenues up to approximately (Euro) 10 million and 2.5% of annual revenues for annual revenues over approximately (Euro) 10 million, with annual minimum royalty payments of approximately (Euro) 77,000. The Company recorded (Euro) 76,694 of royalty expenses relating to this agreement in 2000.

12.Collaborative Agreements

  On June 18, 1999, the Company entered into a basic agreement with Bayer AG ("Bayer"), which provided for the development and implementation by the Company of an innovative Bio-IT solution for Bayer and for the establishment of a research and development cooperation between the two companies over the course of a five-year term.

  The agreement required the Company to establish LION bioscience Research Inc. ("LBRI"), based in Cambridge, Massachusetts, as a U.S. subsidiary wholly owned by LION as one of the vehicles through which LION would perform the basic agreement. LION also agreed to staff LBRI with a sufficient number of expert scientists and engineers from its existing workforce. LBRI will perform its activities pursuant to a five-year business plan and annual budgets and its research activities in accordance with an annual research and development plan.

                              LION bioscience AG

  Under the agreement all rights and title to all information technology developed by LBRI would belong to LION. At the same time LION granted Bayer a license to use such information technology for Bayer's internal purposes only. LION has agreed not to market or distribute any of this information technology commercially for a period of one year from the time it becomes workable. The parties also agreed that all rights and title to targets and genetic markers identified by LBRI would belong to Bayer.

  In consideration for LION's services under the agreement, Bayer agreed to pay to LION an amount equal to the operational costs of LBRI incurred pursuant to the annual budget, up to the annual amount of $5 million, subject to a maximum increase of the budget by up to 10%. The aggregate amount of such funding may not exceed the amount of $25 million during the term of the basic agreement. The operational costs of LBRI are reimbursed by Bayer to LION as a down payment at the beginning of July and January of each calendar year based on the approved budgets for the respective six-month periods. As LBRI incurs costs such amounts are recorded as revenue by the Company. Amounts received in advance from Bayer and not yet recorded as revenues are recorded as deferred revenue. In addition, Bayer pays LION an annual fixed fee in the amount of approximately (Euro) 1,283,000. The annual fixed fee is recorded as revenue on a straight line basis. Furthermore, Bayer will pay LION a royalty fee on drugs and/or diagnostics products developed and marketed by Bayer based on the targets and genetic markers identified and found by LBRI or LION by means of the IT provided by LION or LBRI. For the year ended March 31, 2000 the Company recorded revenues of (Euro) 4,108,000 relating to this agreement.

  The basic agreement grants Bayer the option to acquire all of the shares of LBRI from LION for a price corresponding to the equity paid in by LION ($1 million). LION has a right of first refusal to exploit commercially any new IT software developed by LBRI during a period of two years after any acquisition of the shares by Bayer, provided such software competes with LION's activities and Bayer decides to exploit such software commercially.

  Under the terms of the contract, Bayer is entitled to cancel this agreement at the end of the second year of the agreement. Thereafter, the contract can be terminated by either party for non-performance on a yearly basis.

  In June 1999, the Company and Cargill, Incorporated ("Cargill") entered into a research agreement for a research project to sequence and annotate certain microbial genomes provided by Cargill. Under the terms of the agreement Cargill agreed to pay the Company approximately (Euro) 1,118,000 subject to the achievement of certain milestones agreed upon by the Company and Cargill. The agreement terminated on March 31, 2000. Total revenue recognized under the agreement amounted to (Euro) 1,118,000 in the year ended March 31, 2000.

  In May 1998, Bayer and the Company entered into a research and development agreement to perform a sequence analysis on a fungus. Under the terms of the agreement Bayer agreed to pay the Company a total of approximately
(Euro) 3,514,000 during the period May 1998 to May 2000 for the results of the agreed upon research. Fees from the agreement, including signing and advance payments, are being recognized on a straight line basis over the term of the agreement which generally represents the pattern of costs incurred by the Company under the agreement. In addition Bayer entered into a two year license agreement for the Company's bioSCOUT(R) software. Total revenues recognized under these agreements amounted to (Euro) 1,464,000 for each year ended March 31, 1999 and 2000.

  In February 1998, Degussa AG ("Degussa") and the Company entered into a research and development contract to perform a sequence analysis on a bacterium. Under the terms of the agreement Degussa paid the Company a total of approximately (Euro) 1,173,000 during the period April 1998 to May 1999 for the results of the agreed upon research. Fees from the agreement, including signing and advance payments, were recognized on a straight line basis over the term of the agreement which generally represents the pattern of costs incurred by the Company under the agreement. Total revenue recognized under the agreement amounted to (Euro) 961,000 and (Euro) 212,000 for the years ended March 31, 1999 and 2000, respectively.

                              LION bioscience AG

13.Related Party Transactions

  The Company has entered into certain research and development collaboration agreements with Bayer, which is a shareholder of the Company (see Note 12). In addition, the Company is party to certain agreements with EMBL and DKFZ, which are also shareholders in the Company (see Notes 8 and 11). The Company is also party to certain agreements with Infogen Medizinische Genetik GmbH ("Infogen"), whose sole shareholder is also a shareholder of the Company. Amounts receivable and payable as well as amounts recorded as revenues and expenses subsequent to the date of investment by these related entities are as follows:

                                                  As of or for the year ended
                                                           March 31,
                                                  ------------------------------
                                                    1998      1999      2000
                                                  --------- --------- ----------
                                                    (in thousands (Euro) )
Bayer AG
  Accounts receivable balance....................      --        --          124
  Revenues.......................................      --        --        5,709
European Molecular Biology Laboratory (EMBL)
  Accounts receivable balance....................      --          4          52
  Accounts payable balance.......................      --          6           9
  Revenues.......................................      --          7          41
  Research and development costs.................      --         90         103
DKFZ
  Accounts receivable balance....................      --        --           59
  Accounts payable balance.......................      --         12          77
  Revenues.......................................      --          9          51
  Research and development costs.................      --         12         269
Infogen
  Accounts payable balance.......................      --         36         --
  Research and development costs.................      --        134         496

  The Company has recorded total revenues of approximately (Euro) 85,000 in 2000 related to services rendered to Tripos and Paradigm, which are companies with which the Company has made investments (see Note 4).

  In March 1999, the Company entered into a loan agreement with Bohlen Industrie GmbH ("Bohlen"), a German limited liability company, as borrower. Bohlen is owned by relatives of Dr. Friedrich von Bohlen und Halbach, the Chairman and Chief Executive Officer of the Company. Dr. von Bohlen und Halbach also holds a minority ownership interest in Bohlen. The original principal loan amount under the agreement was (Euro) 153,388, repayable on March 31, 2007. The loan agreement provided for an annual interest rate of 6%, payable on a quarterly basis. Interest income of (Euro) 1,508 and
(Euro) 34,989 was recorded in 1999 and 2000.

  In April 1999, the parties amended the initial loan agreement by increasing the principal loan amount by (Euro) 306,775 to (Euro) 460,163 and curtailed the maturity date for the repayment of the loan to March 31, 2000.

  In November 1999, the parties further amended the loan agreement by increasing the principal loan amount by (Euro) 306,775 to (Euro) 766,950 and extended the maturity date for the repayment of the loan to December 31, 2000. Under the revised loan agreement, the Company was also granted a "call" right, pursuant to which the Company had the right, until December 31, 1999, to demand repayment of (Euro) 306,775. The Company did not exercise this right.

                              LION bioscience AG

  Dr. Thomas Schurrle, who has been a member of the Company's supervisory board since November 18, 1998, is a partner with the law firm of Norr Stiefenhofer Lutz. The Company regularly engages Norr Stiefenhofer Lutz to advise it on corporate transactions and other legal matters. Amounts included in selling, general and administrative expense related to such services amounted to approximately (Euro) 132,000, (Euro) 116,000 and (Euro) 86,000 in 1998, 1999 and 2000, respectively.

  The Company has recorded research and development costs relating to consulting services provided by two individual shareholders of the Company of approximately (Euro) 156,000, (Euro) 57,000 and (Euro) 35,000 in 1998, 1999
and 2000, respectively.

14.Business Segments and Foreign Operations

Business segments

  The Company operates in two segments, the LSI segment which develops research information management software and data integration and analysis systems, and the iD/3/ segment which applies state-of-the-art high throughput technologies and advanced information technology systems to applied drug discovery. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately based on fundamental differences in their operations.

                                                        As of or for the year
                                                                ended
                                                              March 31,
                                                        -----------------------
                                                         1998    1999    2000
                                                        ------  ------  -------
                                                        (in thousands (Euro))
Revenues
 iD/3.............................................../..     65   3,657    3,068
 LSI...................................................    862     962    7,119
                                                        ------  ------  -------
 Enterprise total......................................    927   4,619   10,187
                                                        ======  ======  =======
Operating loss
 iD/3.............................................../.. (1,459) (2,885)  (8,683)
 LSI...................................................    (60) (1,425)  (3,889)
                                                        ------  ------  -------
 Enterprise total...................................... (1,519) (4,310) (12,572)
                                                        ======  ======  =======
Depreciation and amortization
 iD/3.............................................../..    353     908    1,772
 LSI...................................................    105     436    1,317
                                                        ------  ------  -------
 Enterprise total......................................    458   1,344    3,089
                                                        ======  ======  =======
Long-lived assets
 iD/3.............................................../..  1,881   3,849    3,994
 LSI...................................................    247     669    3,403
                                                        ------  ------  -------
 Enterprise total......................................  2,128   4,518    7,397
                                                        ======  ======  =======
Capital expenditures
 iD/3.............................................../..  3,159   3,169    1,928
 LSI...................................................    431   1,862    3,667
                                                        ------  ------  -------
 Enterprise total......................................  3,590   5,031    5,595
                                                        ======  ======  =======

                              LION bioscience AG

Geographic information

  Included in the financial statements are the following amounts relating to geographic locations.

                                                           As of or for the year
                                                              ended March 31,
                                                           ---------------------
                                                            1998   1999   2000
                                                           ---------------------
                                                           (in thousands (Euro))
Revenues(1)
 Germany..................................................    871  3,000   3,978
 United States............................................    --     931   5,103
 Other....................................................     56    688   1,106
                                                           ------ ------ -------
 Enterprise total.........................................    927  4,619  10,187
                                                           ====== ====== =======
Long-lived assets
 Germany..................................................  2,128  4,464   5,050
 United States............................................    --     --    2,192
 United Kingdom...........................................    --      54     155
                                                           ------ ------ -------
 Enterprise total.........................................  2,128  4,518   7,397
                                                           ====== ====== =======

--------
(1) Revenues are allocated based on customer location.

15.Loss per Ordinary Share

  The following table sets forth the computation of basic and diluted net loss per ordinary share.

                                             Years ended March 31,
                                     ----------------------------------------
                                         1998          1999          2000
                                     ------------  ------------  ------------
                                     (in thousands (Euro), except share and
                                               per share amounts)
NUMERATOR
Net loss............................       (1,547)       (4,510)      (12,585)
Preferred share dividends...........          (19)          (55)          (99)
                                     ------------  ------------  ------------
Net loss attributable to ordinary
 shareholders.......................       (1,566)       (4,565)      (12,684)
                                     ============  ============  ============
DENOMINATOR
Weighted average ordinary shares
 outstanding........................    4,200,000     4,487,672     6,433,882
                                     ============  ============  ============
Basic and diluted net loss per
 ordinary share.....................        (0.37)        (1.01)        (1.97)
                                     ============  ============  ============

16.Subsequent Events

  The Company has included on its agenda for the May 15, 2000 Supervisory Board meeting a proposal to convert all outstanding preferred shares at the date of the meeting to ordinary shares on a one-for-one basis. The conversion of the outstanding preferred shares to common shares represents, in substance, the repurchase by the Company of an original equity instrument and the issuance of a new equity instrument. The difference in incremental fair value between the fair value of the original instrument and the fair value of the new equity instrument on the date of conversion will result in a non-cash compensation expense for the difference for individuals who are employees, estimated to be approximately (Euro) 8.6 million, and a deemed dividend for non-employee shareholders, estimated to be approximately (Euro) 14.4 million. These amounts will be recorded in the quarter ended June 30, 2000.

                              LION bioscience AG

  In April 2000, the Company entered into a commitment with Deutsche Bank for financing in the amount of approximately (Euro) 11 million to be collateralized by the Company's shares in Tripos and Paradigm.

17. Subsequent Event as of August 8, 2000

  On June 28, 2000 the Company adopted a resolution to convert its share capital from DM 9,337,500 into (Euro) 4,774,187 and to increase its share capital from (Euro) 4,774,187 by (Euro) 8,298,312 to (Euro) 13,072,500. The
capital increase was conducted by means of a conversion of additional paid-in capital into share capital. The stated share capital was newly divided into 13,072,500 ordinary shares, with no par value, effecting a share split of 1:7. The conversion into euros and the capital increase were registered with the commercial register on August 7, 2000. All ordinary share and per share information in the accompanying financial statements and notes thereto has been restated to give retroactive effect to the stock split.

                               LION bioscience AG

                      CONSOLIDATED BALANCE SHEET (US-GAAP)
                                 (in thousands)

                                                      December 31, December 31,
                                                          2000         2000
                                                      ------------ ------------
                                                      (unaudited)  (unaudited)
                                                        ((Euro))       ($)
                       ASSETS
Current Assets:
  Cash and cash equivalents..........................    93,336       86,849
  Trade accounts receivable, net.....................     3,373        3,139
  Related party receivables..........................       468          435
  Inventory..........................................       291          271
  Prepaids and other current assets..................     2,876        2,676
                                                        -------      -------
    Total current assets.............................   100,344       93,370
Restricted cash......................................       --           --
Marketable securities, available-for-sale............   105,447       98,118
Property, plant and equipment........................     9,703        9,029
Long-term investments................................    13,484       12,547
Related party note receivable........................       767          714
Capitalized software costs, net......................       820          763
Other assets, net....................................     1,010          940
                                                        -------      -------
                                                        231,575      215,481
                                                        =======      =======
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.............................     1,701        1,583
  Related party payables.............................       --           --
  Accrued liabilities................................     2,852        2,654
  Current portion of long-term debt..................       569          529
  Current portion of capital lease obligation........       803          747
  Deferred income....................................     6,130        5,704
  Other current liabilities..........................       756          703
                                                        -------      -------
    Total current liabilities........................    12,811       11,921
Long-term debt, less current portion.................     3,413        3,176
Capital Lease Obligation, less current portion.......       522          486
Shareholders' equity:
  Ordinary shares, DM 5 and 1 stated value; 1,000,000
   and 18,254,000 shares issued authorized and
   outstanding at March 31 and December 31, 2000.....    18,254       16,985
  Preferred shares, DM 5 stated value; 772,300 and 0
   shares issued, authorized and outstanding at March
   31 and December 31, 2000..........................       --           --
  Preferred shares subscribed........................       --           --
  Additional paid-in capital.........................   236,070      219,663
  Accumulated other comprehensive income (loss)......      (531)        (494)
  Accumulated deficit................................   (38,964)     (36,256)
                                                        -------      -------
    Total Shareholders' equity.......................   214,829      199,898
                                                        -------      -------
                                                        231,575      215,481
                                                        =======      =======

                               LION bioscience AG

                CONSOLIDATED STATEMENTS OF OPERATIONS (US-GAAP)
                (in thousands, except share and per share data)

                                             Nine months ended December 31,
                                           -----------------------------------
                                              1999        2000        2000
                                           ----------- ----------- -----------
                                             (Euro)      (Euro)        ($)
                                           (unaudited) (unaudited) (unaudited)
Revenues:
  Research and development fees
    Third party...........................    2,077          817         760
    Related party.........................    1,699        7,999       7,443
                                             ------      -------     -------
                                              3,776        8,816       8,203
  Licensing fees
    Third party...........................    1,048        5,108       4,753
    Related party.........................      932        1,552       1,444
                                             ------      -------     -------
                                              1,980        6,660       6,197
                                             ------      -------     -------
Total revenues............................    5,756       15,476      14,400
Costs and expenses:
  Research and development................   10,442       22,077      20,543
  Selling, general and administrative.....    4,734        7,951       7,398
Conversion preferred into common shares
 (see additional information no. 8).......      --         8,743       8,135
                                             ------      -------     -------
Total Costs and expenses..................   15,176       38,771      36,076
                                             ------      -------     -------
Loss from operations......................   (9,420)     (23,295)    (21,676)
Interest income...........................      188        3,457       3,217
Interest expense..........................     (284)        (391)       (364)
                                             ------      -------     -------
Loss before taxes.........................   (9,516)     (20,229)    (18,823)
Tax expense...............................      (34)         (92)        (86)
                                             ------      -------     -------
Net loss..................................   (9,550)     (20,321)    (18,909)
                                             ======      =======     =======
Basic and diluted net loss per share......    (1.55)       (1.43)      (1.33)

                               LION bioscience AG

                 CONSOLIDATED STATEMENT OF CASH FLOWS (US-GAAP)
                                 (in thousands)

                                              Nine months ended December 31,
                                            -----------------------------------
                                               1999        2000        2000
                                            ----------- ----------- -----------
                                             ((Euro))    ((Euro))       ($)
                                            (unaudited) (unaudited) (unaudited)
Operating activities:
Net loss..................................    (9,550)     (20,321)    (18,909)
Adjustments to reconcile net loss to net
 cash used in operating activities:
Conversion Preferred into Common Shares
 (see additional information no. 8).......       --         8,743       8,135
Stock Options outstanding (see additional
 information no. 8).......................       --         1,296       1,206
  Depreciation............................       499        2,513       2,338
  Amortization............................       194          488         454
  Loss (gain) on sale of fixed assets.....        87         (243)       (226)
Changes in operating assets and
 liabilities:
  Trade accounts receivable...............    (3,496)      (2,378)     (2,213)
  Related Party receivables...............         4         (200)       (186)
  Inventory...............................       (74)         (23)        (21)
  Prepaids and other current assets.......      (763)      (2,429)     (2,260)
  Trade accounts payable..................     1,066          592         551
  Related party payables..................       (18)         (86)        (80)
  Accrued liabilities.....................       432         (459)       (427)
  Deferred income.........................     3,301        2,543       2,366
  Other current liabilities...............     1,235           45          42
                                              ------     --------    --------
    Net cash used in operating
     activities...........................    (7,083)      (9,919)     (9,230)
                                              ------     --------    --------
Investing activities:
Investment in property, plant and
 equipment................................    (4,117)      (4,818)     (4,483)
Proceeds from the sale of property, plant
 and equipment............................         6          243         226
Investment in software development........      (614)        (300)       (279)
Long-term investments.....................    (1,929)         --          --
Investment in marketable securities.......       --      (106,450)    (99,052)
Other assets..............................       --          (307)       (286)
                                              ------     --------    --------
    Net cash used in investing
     activities...........................    (6,654)    (111,632)   (103,874)
                                              ------     --------    --------
Financing activities:
Proceeds from issuance of ordinary
 shares...................................       511        5,296       4,928
Proceeds from issuance of preferred
 shares...................................       393          --          --
Increase (decrease) in additional paid-in-
 capital..................................    30,503      205,599     191,310
Proceeds from (payments on) short-term
 borrowings...............................    (1,753)         --          --
Proceeds from long-term debt..............     2,595          --          --
Principal payments on long-term debt......       --        (1,726)     (1,606)
Proceeds from capital leases..............       520          --          --
Principal payments on capital leases......       --          (874)       (813)
                                              ------     --------    --------
    Net cash provided from financing
     activities...........................    32,769      208,295     193,818
                                              ------     --------    --------
Net increase (decrease) in cash and cash
 equivalents..............................    19,032       86,744      80,715
Currency adjustments......................      (114)         (56)        (52)
Cash and cash equivalents at beginning of
 period...................................       685        6,648       6,186
                                              ------     --------    --------
Cash and cash equivalents at end of
 period...................................    19,603       93,336      86,849
                                              ======     ========    ========
Supplemental disclosure of cash flow
 information:
Non-cash financing and investing activity:
  Conversion convertible note into common
   shares.................................       --            26          24
  Conversion preferred shares into common
   shares.................................       --         2,077       1,933
Conversion additional paid-in-capital into
 common shares............................       --         8,299       7,722
Cash paid during the period:
  Interest................................       147          790         735
  Income Taxes............................        17           17          16

                              LION bioscience AG

                    SELECTED ADDITIONAL INFORMATION TO THE
                       CONSOLIDATED FINANCIAL STATEMENTS
                                   (US-GAAP)

1. Operations and Basis of Presentation

  LION bioscience AG ("LION" or the "Company") was incorporated in Germany in March 1997. The Company offers genomics and information services solutions through two complementary and integrated strategic business units, Life Science Informatics ("LSI(TM)") and integrated drug discovery and diagnostics ("iD/3/(TM)"). The LSI(TM)-line of business develops research information management software and data integration and analysis systems. The iD3(TM)- line of business applies state-of-the-art high-throughput technologies and advanced information technology systems to applied drug discovery.

  All amounts herein are shown in euros ("(Euro)") and for the first nine months ended December 31, 2000 are also presented in U.S. dollar ("$") solely for the convenience of the reader at the rate of (Euro) 1.00 = $0.9305. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.

  The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended December 31, 2000 is not necessarily indicative of the results that may be expected for the year ended March 31, 2001. For more complete information, these financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto for the year ended March 31, 2000, which are included elsewhere herein.

2. Summary of Significant Accounting Policies

Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of LION bioscience AG and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. The Company's fiscal year ends March 31.

Use of Estimates

  The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

Revenue Recognition

  The Company's revenue consists of fees from the licensing of its software products and fees earned from research and development collaboration agreements.

  The Company's software is generally licensed under non-cancelable license agreements which typically grant to customers a license to use the software for periods ranging from one to three years. The Company also sells its software under perpetual license agreements. The Company generally requires the payment of the license fee in advance. In addition, the Company charges an installation fee for certain of its software. License agreements are generally extended automatically unless terminated by either party. Revenue from the sale of

                              LION bioscience AG

                    SELECTED ADDITIONAL INFORMATION TO THE
                CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                   (US-GAAP)

software under these licenses is recognized when evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collection of the fee is probable and customer acceptance has been obtained. The Company's license agreements generally include provisions for telephone customer support and may also include limited training and consultation. These services are usually included as part of the license fee. The Company does not allocate license fees to these services as the service is generally provided within one year and the cost of providing these services is insignificant. None of these services are essential to the functionality of the software. The Company warrants its software for the license period. The Company has not experienced any warranty claims to date and accordingly, has not provided a reserve for warranty costs.

  Fees earned from the Company's research and development collaboration agreements are recognized in accordance with the terms of the respective contracts. Certain of the Company's research and development collaboration agreements contain milestones that were negotiated with the counterparties to the agreements. Fees from achievement of milestone events are recognized when the Company and its customer agree that the scientific results or milestones stipulated in the agreement have been met. Fees from other contracts are generally recognized on a straight line basis over the life of the contract which generally represents the pattern of costs incurred by the Company. Signing fees and other advance payments are allocated pro rata to the specified milestones and are recognized upon completion of the milestones, or allocated on a straight line basis over the life of the contract.

  Deferred revenue represents the portion of license and research and development fees received which have not been earned.

Government Grants

  Government grants to defray the cost of research and development are recorded as a reduction of the related expense when incurred. In the first nine months ended December 31, 2000 and 1999 total amounts recorded as reductions of research and development related to such grants were approximately (Euro) 730,600 and (Euro) 20,400 respectively.

Research and Development Costs

  Research and development costs are expensed as incurred. In the first nine months ended December 31, 1999 and December 31, 2000, total research and development expense was approximately (Euro) 10,442,000 and (Euro) 22,077,000 respectively.

Software Development

  The Company capitalizes software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Once technological feasibility has been established, such costs are capitalized until the software has been marketed and becomes available for sale. Software development costs are amortized on a product-by-product basis computed using the greater of (a) the ratio that current gross revenues for a product bears to the total of current revenues and anticipated future gross revenue for that product or (b) straight-line method over a maximum of three years. The Company has capitalized approximately
(Euro) 300,000 of software development costs associated with its products as of December 31, 2000 and has recorded approximately (Euro) 388,000 of amortization in the first nine months ended December 31, 2000.

                              LION bioscience AG

                    SELECTED ADDITIONAL INFORMATION TO THE
                CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                   (US-GAAP)


Stock-Based Compensation

  The Company accounts for its stock options under the fair value method. Accordingly, compensation expense is recorded over the vesting period based on the fair market value of the options at the date of grant.

Concentrations of Credit Risk

  The Company is subject to credit risk related to its cash equivalents and securities available-for-sale. The Company places its excess available funds in money market funds, bonds, commercial paper and investment funds and seeks to ensure both liquidity and security in principal. The investments are limited to issuers with a strong investment grade credit rating.

  The Company's accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible. The Company has historically not experienced any losses related to individual customers or groups of customers.

  In the first nine months ended December 31, 2000, revenues from Bayer AG, a related party constituted 58% of the Company's revenues.

Cash and Cash Equivalents

  Cash and cash equivalents include short-term, highly liquid investments with original maturities of less than three months from the date of purchase.

Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings and accrued liabilities approximate fair value due to the short-term maturities of these instruments.

  The carrying amount of long-term debt and capital lease obligations approximated fair value based on market prices for similar borrowings.

Inventories

  Inventories are valued at the lower of cost or market and consist of raw materials used in research and development.

Property, Plant and Equipment

  Property, plant and equipment are recorded at acquisition cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful economic lives of the assets as follows:

   Laboratory equipment............................................ 5 to 8 years
   Computer software...............................................      3 years
   Furniture and office equipment..................................      5 years

  Leasehold improvements and equipment under capital lease are depreciated over their useful lives, or the term of the lease, which ever is shorter.

                              LION bioscience AG

                    SELECTED ADDITIONAL INFORMATION TO THE
                CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                   (US-GAAP)


Intangible Assets

  Intangible assets, which are included in other assets, consist principally of software licenses and related technology. These amounts are being amortized on a straight-line basis over three to four years representing the estimated life of the assets.

Impairment of Long-Lived and Intangible Assets

  Long-lived and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event the facts and circumstances indicate that the carrying value may be impaired, the carrying value of the asset would be compared to the expected undiscounted future cash flow associated with the asset to determine if a write down to fair value must be recorded.

Foreign Currency Translation

  The financial statements of the Company's subsidiaries are prepared in their functional currencies, which are their local currencies. Subsequent to January 1, 1999, balance sheet accounts are translated to the Euro at exchange rates in effect at the end of the accounting period except for shareholders' equity which is translated at rates in effect when the underlying transactions were originally recorded. Revenue and expense accounts are translated at a weighted average of exchange rates during the period. Prior to January 1, 1999, balance sheet accounts and revenue and expense accounts are first translated into Deutsche Marks at exchange rates in effect at the end of the accounting period and at a weighted average of exchange rates during the period, respectively, and are then restated using the Euro to Deutsche Mark fixed conversion rate. Differences resulting from the translations are accumulated in a separate component of equity (accumulated other comprehensive income).

Income Taxes

  The Company accounts for income taxes under the asset and liability method and accordingly deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Basic and Diluted Net Loss per Ordinary Share

  Basic earnings per share is calculated based on the weighted number of ordinary shares outstanding including ordinary share equivalents. Ordinary share equivalents resulting from stock-based compensation are excluded from computation as their effect is anti-dilutive.

Recent Accounting Announcement

  In June 1998 the Financial Accounting Standards Boards issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities." This standard established a model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. Upon the standard's initial application, all derivatives are required to be recognized in the balance sheet as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be

                              LION bioscience AG

                    SELECTED ADDITIONAL INFORMATION TO THE
                CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                   (US-GAAP)

designated, reassessed and documented. Currently the standard is to be effective for fiscal years beginning after June 15, 2000. The Company does not anticipate that the adoption of the new standard will have a significant impact on its financial position or results of operations.

  In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." The SAB provides the SEC's views in applying U.S.-GAAP to selected revenue recognition issues. The Company is required to adopt the provisions of this SAB no later than the fourth quarter to fiscal 2001. The SEC issued additional guidance on this SAB in October 2000. The Company is in the process of evaluating this SAB along with the additional guidance and has not yet determined the future impact on its consolidated financial statements.

3.Additional Balance Sheet Information

Prepaids and other current assets

                                                             December 31, 2000
                                                           ---------------------
                                                           (in thousands (Euro))
Accrued interest income...................................         1,528
Deductible capital gains tax..............................           588
Other.....................................................           760
                                                                   -----
                                                                   2,876
                                                                   =====

Property, Plant and Equipment

                                                             December 31, 2000
                                                           ---------------------
                                                           (in thousands (Euro))
Laboratory equipment......................................         2,230
Laboratory equipment under capital lease..................         2,215
Computer software.........................................         1,139
Computer hardware under capital lease.....................           901
Furniture and office equipment............................         5,587
Leasehold improvements....................................         1,364
Construction in progress..................................           646
                                                                  ------
                                                                  14,082
Less: accumulated depreciation............................        (4,379)
                                                                  ------
                                                                   9,703
                                                                  ======

  Accumulated depreciation at December 31, 2000 includes (Euro) 1,906,000, relating to assets under capital lease.

Other assets

                                                             December 31, 2000
                                                           ---------------------
                                                           (in thousands (Euro))
Licenses, net.............................................           556
Other.....................................................           454
                                                                   -----
                                                                   1,010
                                                                   =====

                              LION bioscience AG

                    SELECTED ADDITIONAL INFORMATION TO THE
                CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                   (US-GAAP)

Accrued Liabilities

                                                             December 31, 2000
                                                           ---------------------
                                                           (in thousands (Euro))
Outstanding invoices......................................           368
Vacation accrual..........................................           454
Professional services.....................................           605
Supervisory Board.........................................            81
Bonus.....................................................           793
Other.....................................................           551
                                                                   -----
                                                                   2,852
                                                                   =====

Other Liabilities

                                                             December 31, 2000
                                                           ---------------------
                                                           (in thousands (Euro))
Payroll related taxes.....................................          520
Other.....................................................          236
                                                                    ---
                                                                    756
                                                                    ===

4.Long-term Investments

  In January 2000, the Company entered into a stock purchase agreement with Paradigm Genetics, Inc. ("Paradigm"), a U.S. corporation, whereby the Company purchased 400,000 shares of Series C Preferred Stock of Paradigm for an aggregate purchase price of $2 million. Due to the initial public offering of Paradigm on May 10, 2000 the preferred stock was converted automatically on a one-for-one basis into common stock. The Company intends to hold the stock as a long term investment. Therefore the Company recorded the investment at fair value with $10.00 per share.

  In February 2000, the Company entered into a stock purchase agreement with Tripos Inc. ("Tripos"), a U.S. corporation, whereby the Company purchased 409,091 shares of Series B Convertible Preferred Stock of Tripos for an aggregate purchase price of $9 million. The Company intends to hold the preferred shares as a long term investment and has accordingly recorded the investment at cost. The preferred stock is convertible on a one for one basis (subject to adjustment for stock splits, additional common stock issuances and similar common stock transactions) into common stock. The Tripos preferred stock is subject to mandatory conversion if the closing price of Tripos' common stock exceeds a specified price for thirty consecutive days.

5.Short-term Borrowings

  The Company does not have short-term borrowings as of December 31, 2000.

                              LION bioscience AG

                    SELECTED ADDITIONAL INFORMATION TO THE
                CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                   (US-GAAP)


6.Capital Lease

  Future minimum lease payments under capital lease obligations as of December 31, 2000 are as follows:

                                                           (in thousands (Euro))
2001......................................................           268
2002......................................................           890
2003......................................................           180
2004......................................................            24
2005......................................................            16
Thereafter................................................            57
                                                                   -----
Total minimum lease payments..............................         1,435
Less: Amounts representing imputed interest...............          (111)
                                                                   -----
Present value of net minimum payments.....................         1,324
Less: current portion.....................................          (803)
                                                                   -----
Non-current portion of capital lease obligation...........           522
                                                                   =====

7.Long-term debt

                                                               December 31,
                                                                    2000
                                                           ---------------------
                                                           (in thousands (Euro))
Bayrische Hypo- und Vereinsbank
  KfW note................................................         3,982
                                                                   -----
Short-term portion........................................          (569)
                                                                   -----
Total long-term debt......................................         3,413
                                                                   =====

  As of December 31, 2000, principal payments on long-term debt for the next five years and thereafter are as follows:

                                                          (in thousands (Euro) )
2001.....................................................           284
2002.....................................................           568
2003.....................................................           568
2004.....................................................           568
2005.....................................................           568
Thereafter...............................................          1426
                                                                  -----
                                                                  3,982
                                                                  =====

8.Shareholders Equity

Ordinary Shares

  By resolution of the management board of April 19, 2000, and with the consent of the supervisory board, the Company increased its share capital by DM 26,000 ((Euro) 13,293) in return for a cash contribution. Klaus

                              LION bioscience AG

                    SELECTED ADDITIONAL INFORMATION TO THE
                CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                   (US-GAAP)

Sprockamp, the chief operating officer and chief financial officer of the Company and a member of the management board, subscribed for 5,200 newly issued preferred shares. The capital contribution in the amount of DM 244.02 per share has been fully paid in. This capital increase was registered with the commercial register on June 19, 2000.

  By resolution of the general meeting on November 19, 1998, the Company created conditional capital in the amount of DM 250,000 ((Euro) 127,823) to accommodate ten convertible notes, in the aggregate nominal amount of DM 50,000, which were issued in November 1998 to Bayerische Hypo- und Vereinsbank AG and were to be converted prior to a public offering. Bayerische Hypo- und Vereinsbank AG declared on June 19, 2000 that it would convert the convertible notes into 50,000 ordinary shares. In addition, the bank paid a premium of DM 200,000 in accordance with the terms of the convertible notes. This capital increase was registered with the commercial register on June 27, 2000.

  On June 28, 2000, the general meeting adopted a resolution to convert the share capital from DM 9,337,500 into (Euro) 4,774,187 and to increase the share capital from (Euro) 4,774,187 by (Euro) 8,298,312 to (Euro) 13,072,500.
The capital increase was conducted by means of a conversion of the capital reserves into share capital. The stated share capital was newly divided into 13,072,500 ordinary shares with no par value (Neueinteilung des Grundkapitals). Each ordinary share with no par value represents a portion of the stated share capital in the amount of (Euro) 1.00. The conversion into Euro and the capital increase were registered with the commercial register on August 7, 2000.

Capital Increases in Connection with the Initial Public Offering

  The Company's general meeting of June 28, 2000 adopted a resolution to increase the Company's share capital by (Euro) 4,575,375 to (Euro) 17,647,875 in return for a cash contribution of (Euro) 4,575,375. Morgan Stanley & Co. International Ltd. in its own name and on behalf of the underwriters was admitted to subscribe for this new share capital issued as 4,575,375 ordinary shares with no par value. Each ordinary share with no par value represents a portion of the stated share capital in the amount of (Euro) 1.00. Morgan Stanley & Co. International Ltd. and the other underwriters undertook to offer the shares as part of the initial public offering and agreed to pay the difference between the subscription price and the proceeds from the offering of these new shares (less commissions) to the Company.

  Also on June 28, 2000, the general meeting authorized the management board to increase, with consent of the supervisory board, the Company's share capital at any time or from time to time on or before June 1, 2005 by up to
(Euro) 352,125 by issuing new shares in return for cash contributions. This authorized capital has been created to accommodate the over-allotment option. The preferential rights of the shareholders to subscribe for these new shares may be excluded if the Company issues up to 352,125 new shares within 30 days after the first day of trading of the shares on a national or foreign stock exchange to Morgan Stanley & Co. International Ltd. and the other underwriters agree to pay the difference between the subscription price and the proceeds from the offering of these new shares (less commissions) to the Company. The preferential rights of the shareholders to subscribe for these new shares may also be excluded if the Company issues new shares in return for a cash contribution and the capital increase does not exceed 10% of the existing share capital (including any shares issued from the authorized capital in the amount of (Euro) 5,825,000 and any shares purchased by the Company) and the issue price is not significantly less than the market price. The capital increase and authorization of the management board were registered with the commercial register on August 7, 2000.

Preferred Shares

  By resolution of the general meeting of May 15, 2000, all of the existing preferred shares were converted into ordinary bearer shares
(Inhaberstammaktien). The holders of the preferred shares agreed to this conversion

                              LION bioscience AG

                    SELECTED ADDITIONAL INFORMATION TO THE
                CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                   (US-GAAP)

by special resolution of May 15, 2000. The conversion was registered with the commercial register on June 19, 2000. In addition, the authorization of the management board to increase the share capital by DM 2,050,000
((Euro) 1,048,165) until September 30, 2003, adopted by resolution of the general meeting of October 6, 1998, has been terminated with respect to DM 112,500 ((Euro) 57,266) that remained.

Conversion Preferred into Ordinary Shares

  The Company has included on its agenda for the May 15, 2000 Supervisory Board meeting a proposal to convert all outstanding preferred shares at the date of the meeting to ordinary shares on a one-for-one basis. The conversion of the outstanding preferred shares to common shares represents, in substance, the repurchase by the Company of an original equity instrument and the issuance of a new equity instrument.

  The difference in incremental fair value between the fair value of the original instrument and the fair value of the new equity instrument on the date of conversion resulted in a non-cash compensation expense for individuals who are employees, of (Euro) 8,743,000. For all other shareholders the conversion is classified as a deemed dividend of approximately
(Euro) 14,410,000. These amounts were recorded in the nine month period ended December 31, 2000.

Option Plan

  Under a stock option plan adopted by the general meeting on March 13, 2000, the Company has the authority to grant non-transferable options to acquire shares in the Company to members of the management board and to the employees until December 31, 2004. The Company may grant options covering up to 184,800 shares in the Company to members of the management board of the Company and up to 757,050 shares in the Company to employees of the Company. In addition, the Company may grant options covering up to 82,250 shares in the Company to members of the management boards of the subsidiaries and up to 214,900 shares in the Company to employees of the subsidiaries. The Company may not grant options covering more than 1,239,000 shares in the Company in the aggregate.

  During the first and second tranche of the option plan, the management board has granted options to purchase up to 1,173,500 shares.

  For the nine months ended December 31, 2000, the Company recorded a non-cash-effective expense of approximately (Euro) 1,296,000.

9.Commitments and Contingencies

Operating Leases

  The Company leases offices, laboratory space and equipment under noncancelable operating leases. Future minimum lease payments under these leases at December 31, 2000 are as follows:

                                                           (in thousands (Euro))
                                                           ---------------------
   2001...................................................           312
   2002...................................................         1,272
   2003...................................................         1,268
   2004...................................................         1,090
   2005...................................................           435
                                                                   -----
   Total minimum lease payments...........................         4,377
                                                                   =====

  Total rent expense for the first nine months ended December 31, 2000 was
(Euro) 1,288,000.

                              LION bioscience AG

                    SELECTED ADDITIONAL INFORMATION TO THE
                CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                   (US-GAAP)


Litigation

  The Company is engaged in legal actions from time to time arising in the ordinary course of its business. The Company is not aware of any such action that would have a material adverse effect on its results of operations, liquidity or financial position.

10. Business Segments and Foreign Operations

Business segments

  The Company operates in two segments, the LSI(TM) segment which develops research information management software and data integration and analysis systems, and the iD/3/ segment which applies state-of-the-art high throughput technologies and advanced information technology systems to applied drug discovery. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately based on fundamental differences in their operations.

                                                           Nine months ended
                                                             December 31,
                                                         ----------------------
                                                            1999        2000
                                                         ----------  ----------
                                                         (in thousands (Euro))
Revenues
  iD/3/(TM).............................................      2,870       1,297
  LSI(TM)...............................................      2,886      14,179
                                                         ----------  ----------
  Enterprise total......................................      5,756      15,476
                                                         ==========  ==========
Operating loss
  iD/3/(TM).............................................    (6,091)     (14,035)
  LSI(TM)...............................................    (3,329)      (9,260)
                                                         ----------  ----------
  Enterprise total......................................     (9,420)    (23,295)
                                                         ==========  ==========

  The operating loss for the nine months ended December 31, 2000 includes a non-cash-effective expense of approximately (Euro) 10,039,000 (see additional information no. 8), which is equally allocated to the business units.

Geographic information

  Included in the financial statements are the following amounts relating to geographic locations.

                                                            Nine months ended
                                                               December 31,
                                                          ----------------------
                                                             1999       2000
                                                          ---------- -----------
                                                          (in thousands (Euro))
Revenues
  Germany................................................      2,911       4,658
  United States..........................................      1,848       7,144
  Other..................................................        997       3,674
                                                          ---------- -----------
  Enterprise total.......................................      5,756      15,476
                                                          ========== ===========

  Revenues are allocated based on customer location.

                              LION bioscience AG

                    SELECTED ADDITIONAL INFORMATION TO THE
                CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                   (US-GAAP)

11.Loss per Ordinary Share

  The following table sets forth the computation of basic and diluted net loss per ordinary share.

                                             Nine months ended December 31,
                                           -----------------------------------
                                                 1999              2000
                                           ----------------- -----------------
                                           (in thousands (Euro), except share
                                                 and per share amounts)
NUMERATOR
  Net loss................................           (9,550)           (20,321)
  Preferred share dividends...............              (69)               (25)
                                           ----------------  -----------------
  Net loss attributable to ordinary
   shareholders...........................           (9,619)           (20,346)
                                           ================  =================
DENOMINATOR
  Weighted average ordinary shares
   outstanding............................        6,222,222         14,244,861
                                           ----------------  -----------------
  Basic and diluted net loss per ordinary
   share..................................            (1.55)             (1.43)
                                           ================  =================

  All ordinary share and per share information in the accompanying financial statements and notes thereto has been restated to give retroactive effect to the stock split.

12.Employees, Board and Supervisory Board

Employees

  The number of the employees has grown from 199 at December 31, 1999 to 304 at December 31, 2000.

Management Board

  Dr. Jan Mous has been the Chief Scientific Officer of LION since May 2000. Dr. Mous has both extensive scientific and managerial experience that he gained from approximately 15 years of experience at Hoffmann-La Roche Ltd. in Basel, Switzerland, starting in 1985. From 1998 to 2000, Dr. Mous served as the global head of genomics technologies and director of the genomics technology platform of Hoffmann-La Roche and, from 1997 to 1998, as head of genomics research and deputy head of central nervous system research. From 1994 until 1996, Dr. Mous was head of gene technology and genomics research at Hoffmann-La Roche. Before then, he conducted various research projects for Hoffmann-La Roche, including exploratory research projects for drug target identification in the areas of virology, immunology and the central nervous system, preclinical Hepatitis C virus research and preclinical AIDS research. Dr. Mous holds a Ph.D. in biochemistry from the University of Leuven in Belgium.

Supervisory Board

  Mr. Jorn Aldag, Chief Financial Officer of Evotec Biosystems AG, and Mr. Markus Metyas, Chief Financial Officer of QS Communications AG, have been member of the supervisory board since May 2000.


13.Subsequent Events

  In December 2000 LION entered into a merger agreement to acquire Trega Biosciences Inc. of San Diego, U.S.A.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Trega Biosciences, Inc.

  We have audited the accompanying consolidated balance sheets of Trega Biosciences, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  Since the date of completion of our audit the accompanying consolidated financial statements and initial issuance of our report thereon dated January 27, 2000, the Company, as discussed in Note 1, has failed to realize projected revenues. This condition has adversely affected the Company's current results of operations and liquidity. Note 1 describes management's plans to address these issues.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trega Biosciences, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

San Diego, California
January 27, 2000, except for
the fifth paragraph of Note 1 as
to which the date is January 25, 2001.

                            Trega Biosciences, Inc.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                               December 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
                           ASSETS
Current assets:
  Cash and cash equivalents................................. $  9,755  $  5,393
  Short term investments....................................    6,507     1,041
  Accounts receivable and other current assets..............      778     2,541
                                                             --------  --------
Total current assets........................................   17,040     8,975
Property and equipment, at cost:
  Machinery and equipment...................................    5,868     6,902
  Leasehold improvements....................................      859       877
  Furniture and fixtures....................................      412       419
                                                             --------  --------
                                                                7,139     8,198
  Less accumulated depreciation and amortization............   (3,016)   (4,019)
                                                             --------  --------
                                                                4,123     4,179
Investment in affiliate, net of amortization................      --      2,581
Other assets................................................    8,372     6,926
                                                             --------  --------
                                                             $ 29,535  $ 22,661
                                                             ========  ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................... $  1,539  $    696
  Accrued compensation and other accrued liabilities........    2,399     2,867
  Line of credit............................................      --      1,500
  Current portion of debt obligations.......................    1,251     1,272
  Deferred revenue..........................................    3,794     1,820
                                                             --------  --------
Total current liabilities...................................    8,983     8,155
Long-term debt obligations, net of current portion..........    2,689     2,484
Deferred rent...............................................      223       512
Commitments and contingencies
Stockholders' equity:
  Common stock, $.001 par value:
    Authorized shares--40,000,000 at December 31, 1998 and
     1999
    Issued and outstanding shares--17,481,097 and 19,101,437
     at December 31, 1998 and 1999, respectively                   18        19
  Additional paid-in capital................................   86,645    89,067
  Common stock issuable.....................................       16        16
  Deferred compensation.....................................     (609)     (489)
  Accumulated deficit.......................................  (68,430)  (77,103)
                                                             --------  --------
Total stockholders' equity..................................   17,640    11,510
                                                             --------  --------
                                                             $ 29,535  $ 22,661
                                                             ========  ========

                            See accompanying notes.

                            Trega Biosciences, Inc.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except net loss per share)

                                                  Years Ended December 31,
                                                 ----------------------------
                                                   1997      1998      1999
                                                 --------  --------  --------
Revenues:
  Compound revenues............................. $    --   $  2,257  $  7,504
  Related party contract research...............      --      3,970     3,300
  Contract research and licenses fees...........    7,334     4,542     2,260
  Net sales.....................................      430        21       313
                                                 --------  --------  --------
                                                    7,764    10,790    13,377
Costs and expenses:
  Cost of sales.................................      341         7       332
  Research and development......................   14,819    17,934    17,903
  Acquired in-process research and development..      --      1,000       --
  Selling, general and administrative...........    4,346     5,181     7,344
                                                 --------  --------  --------
                                                   19,506    24,122    25,579
Loss from operations before equity in losses of
 affiliate......................................  (11,742)  (13,332)  (12,202)
Equity in losses of affiliate...................      --        --        (66)
                                                 --------  --------  --------
Loss from operations............................  (11,742)  (13,332)  (12,268)
Other income:
  Net interest income and other.................    1,115       531        82
  Gain on sale of subsidiary....................    1,255       --      3,513
                                                 --------  --------  --------
Net loss........................................ $ (9,372) $(12,801) $ (8,673)
                                                 ========  ========  ========
Basic and diluted net loss per share............ $  (0.69) $  (0.89) $  (0.47)
                                                 ========  ========  ========
Shares used in computing basic and diluted net
 loss per share.................................   13,603    14,380    18,389
                                                 ========  ========  ========



                            See accompanying notes.

                            Trega Biosciences, Inc.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (in thousands, except share amounts)

                            Common Stock    Additional  Common
                          -----------------  Paid-in    Stock      Deferred   Accumulated
                            Shares   Amount  Capital   Issuable  Compensation   Deficit    Total
                          ---------- ------ ---------- --------  ------------ ----------- --------
Balance at December 31,
 1996...................  13,368,772  $ 13   $71,050   $ 1,281     $(1,931)    $(46,257)  $ 24,156
Exercise of stock
 options and other......     211,284   --        473       --          --           --         473
Issuance of common stock
 under employee stock
 purchase plan..........      30,581   --        119       --          --           --         119
Amortization of deferred
 compensation...........         --    --        --        --          661          --         661
Reverse unrealized loss
 on short-term
 investments............         --    --        131       --          --           --         131
Issuance of common stock
 related to previous
 recognition of
 ChromaXome Corp.
 milestones.............     240,804     1     1,264    (1,265)        --           --         --
Issuance of common stock
 for services...........      12,121   --         50       --          --           --          50
Net loss................         --    --        --        --          --        (9,372)    (9,372)
                          ----------  ----   -------   -------     -------     --------   --------
Balance at December 31,
 1997...................  13,863,562    14    73,087        16      (1,270)     (55,629)    16,218
Exercise of stock
 options................     282,055   --        140       --          --           --         140
Issuance of common stock
 under employee stock
 purchase plan..........      40,582   --        122       --          --           --         122
Amortization of deferred
 compensation...........         --    --        --        --          661          --         661
Issuance of common stock
 to Novartis Pharma.....   1,866,667     2     6,998       --          --           --       7,000
NaviCyte acquisition....   1,428,231     2     6,187       --          --           --       6,189
Extension of officer
 options................         --    --        111       --          --           --         111
Net loss................         --    --        --        --          --       (12,801)   (12,801)
                          ----------  ----   -------   -------     -------     --------   --------
Balance at December 31,
 1998...................  17,481,097    18    86,645        16        (609)     (68,430)    17,640
Exercise of stock
 options................     594,039   --         43       --          --           --          43
Issuance of common stock
 under employee stock
 purchase plan..........      26,301   --         42       --          --           --          42
Amortization of deferred
 compensation...........         --    --        --        --          671          --         671
Deferred compensation
 for issuance of stock
 options................         --    --        551       --         (551)         --         --
Issuance of common stock
 related to investment
 in affiliate...........   1,000,000     1     1,499       --          --           --       1,500
Issuance of warrants
 related to investment
 in affiliate and line
 of credit..............         --    --        287       --          --           --         287
Net loss................         --    --        --        --          --        (8,673)    (8,673)
                          ----------  ----   -------   -------     -------     --------   --------
Balance at December 31,
 1999...................  19,101,437  $ 19   $89,067   $    16     $  (489)    $(77,103)  $ 11,510
                          ==========  ====   =======   =======     =======     ========   ========

                            See accompanying notes.

                            Trega Biosciences, Inc.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1997      1998      1999
                                                   --------  --------  --------
Operating Activities
Net loss.........................................  $ (9,372) $(12,801) $ (8,673)
Adjustments to reconcile net loss to net cash
 flows used for operating activities:
 Depreciation and amortization...................     1,033     1,604     2,028
 Impairment of patents and purchased technology..       --        --        791
 Amortization of note receivable discount........       (37)      (50)     (126)
 Amortization of deferred compensation...........       661       661       671
 Equity in losses of affiliate...................       --        --         66
 Accrued interest on TPIMS notes payable.........       --        (81)      --
 Gain on sale of asset...........................       --        (68)      --
 Realized loss on sale of investment.............        88       --        --
 Equity instruments issued for services..........        50       111        13
 Gain on sale of subsidiary......................    (1,255)      --     (3,513)
 Acquired in-process research and development....       --      1,000       --
 Changes in operating assets and liabilities, net
  of effects from the transfer of assets from
  sale of MPS in 1997 and CXC in 1999:
 Accounts receivable.............................       (61)     (134)   (1,977)
 Other current assets............................      (422)      148       214
 Accounts payable................................      (479)      962      (843)
 Accrued compensation and other accrued
  liabilities....................................      (522)      423       467
 Deferred rent...................................       --        223       289
 Deferred revenue................................     1,244       660    (1,974)
                                                   --------  --------  --------
Net cash used in operating activities............    (9,072)   (7,342)  (12,567)
Investing Activities
Purchase of short-term investments...............   (21,540)   (7,064)   (8,098)
Maturities of short-term investments.............    21,441    14,527    13,564
Purchase of property and equipment...............    (2,045)   (2,788)   (1,656)
Investment in affiliate..........................       --        --     (1,000)
Proceeds from disposition of equipment...........       --        198         8
Proceeds from sale of subsidiary.................     1,149       --      3,705
Purchase of NaviCyte, net of cash acquired.......       --       (557)      --
Other assets.....................................       (39)     (226)      280
                                                   --------  --------  --------
Net cash (used in) provided by investing
 activities......................................    (1,034)    4,090     6,803
Financing Activities
Principal payments under debt obligations........      (569)   (2,177)   (1,310)
Proceeds from equipment notes and notes payable..     1,925     2,465     2,627
Issuance of common stock.........................       592     7,262        85
                                                   --------  --------  --------
Net cash provided by financing activities........     1,948     7,550     1,402
                                                   --------  --------  --------
Net (decrease) increase in cash and cash
 equivalents.....................................    (8,158)    4,298    (4,362)
Cash and cash equivalents at beginning of year...    13,615     5,457     9,755
                                                   --------  --------  --------
Cash and cash equivalents at end of year.........  $  5,457  $  9,755  $  5,393
                                                   ========  ========  ========
Supplemental Disclosures of Cash Flow
 Information:
Cash paid during the year for interest...........  $    117  $    232  $    348
Supplemental Disclosures of Noncash Investing and
 Financing Activities:
Notes received in connection with the sale of
 MPS, net of discount of $213....................  $    537  $    --   $    --
                                                   ========  ========  ========
Note payable issued in exchange for TPIMS patent
 and purchased technology........................  $  1,300  $    --   $    --
                                                   ========  ========  ========
Issuance of common stock and options to acquire
 NaviCyte........................................  $    --   $  6,189  $    --
                                                   ========  ========  ========
Issuance of common stock and warrants for
 investment in affiliate.........................  $    --   $    --   $  1,774
                                                   ========  ========  ========
Deferred compensation............................  $    --   $    --   $    551
                                                   ========  ========  ========

                            See accompanying notes.

                            Trega Biosciences, Inc.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1999

1.Organization and Summary of Significant Accounting Policies

Organization and Business Activity

  Trega Biosciences, Inc. (the "Company" or "Trega") is focused on accelerating drug discovery from disease targets to clinical candidates through its iDiscovery(TM) technologies. Such technologies include (i) the iDEA(TM) predictive ADME (absorption, distribution, metabolism and excretion) simulation system for, among other things, the prediction and selection of compounds with essential drug-like characteristics for further development and
(ii) Chem.Folio(R) combinatorial libraries for screening and optimization of potential drug candidates.

  Since its inception, Trega has utilized combinatorial chemistry as a foundation for its drug discovery activities; first, for the production of peptides, then mixtures of small molecules, and finally, for singles-based compound arrays. This technology has enabled Trega to develop and offer a wide range of small-molecule libraries, including its Chem.Folio(R) compound libraries, which are constructed in singles-based compound arrays. In 1993, Trega used its combinatorial chemistry technologies to discover a family of proprietary compounds that appear to influence the production and activity of certain cytokines through interaction with melanocortin receptors. These compounds include HP-228, which has competed a Phase II clinical trial in the treatment of post-operative pain in hip and knee replacements. As part of its activities, Trega formed collaborative partnerships in the area of drug discovery and development. Coinciding with this focus, Trega entered into collaborations with certain pharmaceutical companies to develop compounds active against certain melanocortin receptors.

  The continuing development of Trega's combinatorial chemistry libraries led to the development of information relevant to the drug discovery process, which information was regularly supplied to library purchasers. The development of this information and a growing belief in the importance of information in the drug discovery process caused Trega to investigate opportunities to acquire technologies directed at creating information germane to the drug discovery process. In 1998, Trega acquired its wholly owned subsidiary, NaviCyte, Inc. ("NaviCyte"), whose business included the development of products and services to facilitate the rapid screening of compounds for pharmacokinetic characteristics through the use of computer models. With the technology acquired from NaviCyte, Trega developed and released the first of the iDEA(TM) predictive modules, the absorption module. Trega has combined its Chem.Folio(R) libraries and iDEA(TM) predictive ADME simulation system in a collection of technologies called iDiscovery(TM).

  On February 11, 2000, Trega announced that it did not intend to continue to support internal drug discovery programs, including its melanocortin receptor programs, that are not funded by a collaborator. Trega believes this strategic shift will permit it to better focus its efforts and resources on the continuing development and commercialization of its iDiscovery(TM) technologies. Trega is currently carrying out a collaborative program in the area of diabetes, obesity and syndrome X, which is funded by Novartis Pharma AG ("Novartis").

Liquidity

  Trega has failed to realize revenue at a level equivalent to that which was originally anticipated for the year ended December 31, 2000. Trega believes that its existing cash, cash equivalents and short-term investments in addition to currently forecasted revenues for 2001 will be sufficient to fund its planned operations into the second quarter of 2001 which raises doubt about its ability to continue as a going concern. Substantial additional capital resources will be required to fund continuing operations related to Trega's research, development, manufacturing and business development activities. Additional capital may be raised through additional public or private

                            Trega Biosciences, Inc.

                               December 31, 1999

financings, as well as collaborative arrangements, borrowings and other available sources. There can be no assurance that additional financing will be available on acceptable terms, if at all, and it appears under present circumstances, that additional capital is not readily available to Trega.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents and Short-Term Investments

  Trega considers all highly liquid investments with maturities, when purchased, of three months or less to be cash equivalents. Trega invests in short-term debt securities with original maturities in excess of 90 days, which are presented as short-term investments in the accompanying consolidated balance sheets. At December 31, 1998 and 1999 the cost of cash equivalents and short-term investments was the same as the market value. Accordingly, there were no unrealized gains or losses. Trega evaluates the financial strength of institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level. The following is a summary of available-for-sale securities (in thousands) which are classified as short-term investments:

                                                                  December 31,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
U.S. corporate debt securities................................... $6,354 $  241
Other............................................................    153    800
                                                                  ------ ------
                                                                  $6,507 $1,041
                                                                  ====== ======

  All available-for-sale securities by contractual maturities are due in one year or less. There were no cash and cash equivalents classified as available-for-sale at December 31, 1998. Trega had $1.5 million in cash equivalents classified as available-for-sale at December 31, 1999.

Revenue Recognition

  Contract research is recorded as earned, generally ratably, as research and development activities are performed under the terms of the contract. Payments received in excess of amounts earned are recorded as deferred revenue. Revenue from product sales and library access fees are recognized upon shipment. License fees consists of non-refundable fees from the sale of license rights to our proprietary technologies. Revenues from these fees are recorded when no further performance obligations exist in accordance with Staff Accounting Bulletin ("SAB") No. 101.

  Novartis is a related party based on its ownership interest in Trega, and revenues received from Novartis therefore are classified as related party revenue.

Depreciation and Amortization

  Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of three to five years or the lease term. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the remaining lease term or the life of the asset. Amortization of property held under capital leases is included in depreciation expense.

                            Trega Biosciences, Inc.

                               December 31, 1999


Patents and Purchased Technology

  Patents and purchased technology are stated at cost and are included in other assets in the accompanying consolidated balance sheets. The patents and purchased technology are being amortized using the straight-line method over a useful life of ten years. Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. If impairment is indicated, Trega will value the asset at fair value. Trega periodically monitors the patents and purchased technology for indications of impairment of value. During the year ended December 31, 1999, Trega recorded $791,000 of impairment charges related to its evaluation of the value of the patents and purchased technology.

Research and Development Expenses

  Research and development costs are expensed as incurred.

Reclassifications

  Certain prior period amounts have been reclassified to conform with the current year's presentation.

Stock-Based Compensation

  Statement of Financial Accounting Standard No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," allows companies to either account for stock-based compensation under the provisions of SFAS No. 123 or under the provisions of Accounting Principles Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. Trega has continued accounting for its stock-based compensation in accordance with the provisions of APB No. 25. Options or stock awards issued to non-employees and consultants are recorded at their fair value as determined in accordance with SFAS No. 123 and EITF 96-18 and recognized over the stated service period.

Net Loss Per Share

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share." SFAS No. 128 requires the presentation of basic and diluted earnings-per-share amounts. Basic earnings per share is calculated based upon the weighted average number of common shares outstanding during the period while diluted earnings per share also gives effect to all potential diluted common shares outstanding during the period, such as those underlying outstanding options, warrants and convertible securities and contingently issuable shares. SFAS No. 128 is effective for periods ending after December 15, 1997. All common shares, outstanding options, warrants and convertible securities and contingently issuable shares have been excluded from the calculation of diluted earnings per share, as their inclusion would be anti-dilutive.

Comprehensive Income (Loss)

  Statement of Financial Accounting Standard No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income," requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change

                            Trega Biosciences, Inc.

                               December 31, 1999

in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments and unrealized gains and losses on investments, are required to be reported, net of their related tax effect, to arrive at comprehensive income. For the three years ended December 31, 1999, comprehensive loss is the same as net loss.

2.Financial Statement Details

Other Assets

  Other assets consist of the following major classes (in thousands):

                                                                  1998    1999
                                                                 ------  ------
Patents and purchased technology................................ $1,274  $  235
Developed technology............................................  6,356   6,356
                                                                 ------  ------
                                                                  7,630   6,591
Less: accumulated amortization..................................   (274)   (751)
                                                                 ------  ------
                                                                  7,356   5,840
Other assets....................................................  1,016   1,086
                                                                 ------  ------
                                                                 $8,372  $6,926
                                                                 ======  ======

Accrued Compensation and Other Accrued Liabilities

  Accrued compensation and other accrued liabilities consist of the following major classes (in thousands):

                                                                   1998   1999
                                                                  ------ ------
Accrued compensation............................................. $  662 $  685
Other accrued liabilities........................................  1,737  2,182
                                                                  ------ ------
                                                                  $2,399 $2,867
                                                                  ====== ======

Net Interest Income and Other

  Net interest income and other consist of the following major classes (in thousands):

                                                            1997   1998   1999
                                                           ------  -----  -----
Interest Income........................................... $1,405  $ 769  $ 486
Interest expense..........................................   (202)  (238)  (404)
Loss on investment........................................    (88)   --     --
                                                           ------  -----  -----
                                                           $1,115  $ 531  $  82
                                                           ======  =====  =====

3.Sale of Assets of ChromaXome Corp.

  In March 1999, Trega's wholly owned subsidiary, ChromaXome Corp. ("CXC") sold substantially all of its assets (valued at approximately $110,000) to TerraGen Discovery Inc. ("Discovery"), a privately held company. As consideration for the sale, Trega received $2.0 million in cash, two interest bearing notes in the amounts of $2.0 million and $1.0 million plus 600,000 shares of preferred stock in the parent of Discovery, which is also a

                            Trega Biosciences, Inc.

                               December 31, 1999

privately held company. As of December 31, 1999, Trega had received cash proceeds of $4.0 million. The $1.0 million note remains outstanding, and is expected to be paid by April 15, 2000, and may be accelerated in certain events. Trega had recorded a gain on the sale of these assets of approximately $3.5 million which relates to the cash proceeds of $4.0 million received by December 31, 1999, offset by the assets sold and expenses incurred by Trega in relation to the sale. Any gains resulting from future payments and the preferred stock received have been deferred until such time as the payments are received or value is realized from the preferred stock.

4.Acquisition of NaviCyte, Inc.

  In November 1998, Trega acquired all of the outstanding common stock of NaviCyte, Inc. in a transaction accounted for as a purchase. Total consideration included 1,428,000 shares of Trega's common stock, the assumption of options to acquire 1,071,000 shares of Trega's common stock and $560,000 of cash. A summary of the acquisition costs and allocation to the assets acquired and liabilities assumed is as follows:

Total acquisition costs:
  Cash paid at acquisition date..................................... $  560,000
  Issuance of common stock and options..............................  6,189,000
  Acquisition related expenses......................................    378,000
  Assumed liabilities...............................................    520,000
                                                                     ----------
                                                                     $7,647,000
                                                                     ==========
Allocation to assets and liabilities as follows:
  Tangible assets acquired.......................................... $  291,000
  Acquired in-process technology....................................  1,000,000
  Developed technology..............................................  6,356,000
                                                                     ----------
                                                                     $7,647,000
                                                                     ==========

  Assuming that the acquisition of NaviCyte had occurred on the first day of Trega's fiscal year ended December 31, 1997, pro forma condensed consolidated results of operations would be as follows (in thousands except per share amounts):

                                                               Years ended
                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
                                                               (unaudited)
Net revenues............................................... $  8,551  $ 11,947
Net loss...................................................  (10,343)  (12,720)
Basic and diluted net loss per share....................... $   (.69) $   (.80)

5.Sale of Multiple Peptide Systems, Inc.

  In February 1997, Trega sold its wholly-owned subsidiary, Multiple Peptide Systems, Inc. ("MPS"), to an entity owned by Richard A. Houghten, Ph.D. ("Dr. Houghten"). Dr. Houghten is a founder of Trega and prior to the sale of MPS was the Chief Technical Officer and a Director of Trega.

  In exchange for the sale of MPS, Trega received consideration of $1.5 million and a $750,000 non-interest bearing note with payments due on the third, fourth, and fifth anniversaries of the sale. The $750,000 was discounted by $213,000 to a present value of $537,000, using an imputed rate of interest of 9%. In September 1999, Trega received cash consideration which eliminated the non-interest bearing note. Trega recorded a gain

                            Trega Biosciences, Inc.

                               December 31, 1999

on the sale of MPS of $1.255 million. In connection with the sale, Trega has agreed, for a period of seven years, not to (i) engage in certain activities which would be competitive with the business of MPS or (ii) license certain technologies (which are presently licensed from Trega to MPS) to entities which are engaged primarily in a business similar to the business of MPS.

6.Commitments and Long-Term Debt

Line of Credit

  In August 1999, Trega entered into a line of credit in the amount of $1.5 million that provides funds to be used primarily for working capital purposes. The line of credit, which is secured by the general assets of Trega, bears interest at prime plus .75% (9.25% at December 31, 1999) and is for a term of one year. The line of credit contains covenants relating to cash flow coverage and minimum cash balances. As of December 31, 1999, Trega is in compliance with all debt covenants. In August 1999, the entire line of credit $1.5 million was accessed and $1.5 million remains outstanding at December 31, 1999. In connection with the receipt of the line of credit, Trega issued warrants to purchase 20,000 shares of its common stock at $1.75 per share, expiring on August 5, 2004.

Leases

  In September 1997, Trega entered into a 10-year lease for its facility in San Diego, California. The initial annual rent was $1.7 million and is subject to annual increases of 3.5%. Trega has the option to extend the lease for an additional term of 5 years subject to terms and conditions specified in the lease. Rent expense for the year ending December 31, 1999 was approximately $2.3 million.

  Trega moved out of its former facility completely as of June 1998. Rent expense for both premises for the years ending December 31, 1997 and 1998 was approximately $.8 million and $1.8 million, respectively. Trega leases certain equipment under a capital lease obligation. Trega did not acquire any equipment under capital leases during the years ending December 31, 1999 and 1998.

  Annual future minimum payments under capital and operating leases at December 31 are as follows:

                                                            Operating  Capital
Years Ended December 31                                      Leases     Leases
-----------------------                                    ----------- --------
2000...................................................... $ 2,045,000 $ 68,000
2001......................................................   2,117,000      --
2002......................................................   2,191,000      --
2003......................................................   2,267,000      --
2004......................................................   2,347,000      --
Remaining term of lease...................................   8,422,000      --
                                                           ----------- --------
                                                           $19,389,000   68,000
                                                           ===========
Less amounts representing interest........................               (2,000)
                                                                       --------
Present value of remaining minimum payments...............               66,000
Less current portion of obligations.......................              (66,000)
                                                                       --------
Long-term obligations.....................................             $    --
                                                                       ========

                            Trega Biosciences, Inc.

                               December 31, 1999


Long-Term Debt

  In December 1998, Trega obtained an equipment financing line of $2.2 million, of which it had accessed the entire $2.2 million by December 31, 1999. The loan, which is secured by the equipment, bears interest between 11.2% and 12.8% and is to be repaid monthly over a four-year term.

  In connection with certain equipment financing lines, Trega must meet certain financial covenants pertaining to the amount of its cash and marketable securities to be maintained during the terms of the financing. Due to certain covenant violations, Trega has provided required security deposits and therefore has fulfilled its obligations related to the covenants. The security deposits are included in other assets in the consolidated balance sheet.

  Principal payments due on long-term debt at December 31 are as follows:

                                                                     Long-Term
Years Ended December 31                                                Debt
-----------------------                                             -----------
2000............................................................... $ 1,206,000
2001...............................................................   1,235,000
2002...............................................................     788,000
2003...............................................................     393,000
2004...............................................................      68,000
                                                                    -----------
                                                                    $ 3,690,000
Less current portion of obligations................................  (1,206,000)
                                                                    -----------
Long-term obligations.............................................. $ 2,484,000
                                                                    ===========

  The carrying value of Trega's obligations under long-term debt approximates its fair value and the implicit interest rate approximates Trega's borrowing rate.

7.Collaborative Arrangements

CHEM.FOLIO(R) Combinatorial Libraries

  In December 1999, Trega entered into a Library Sales Agreement with EVOTEC BioSystems AG ("EVOTEC"), pursuant to which EVOTEC will purchase certain amounts of all Chem.Folio(R) compounds contained within Trega's inventory as well as certain compounds produced through the end of 2000. Selected compounds will be screened through the jointly developed assays and Trega intends to use the data to enhance the IDEA(TM) predictive models, which data and models will be owned by Trega. The purchased compounds will also include associated information, such as synthetic protocols, cytotoxicity, and physico-chemical data. EVOTEC will use the Chem.Folio(R) compounds in its internal drug discovery programs and will allow its screening customers access to Chem.Folio(R) compounds on a fee-per-compound basis, which fee shall be passed through to Trega.

IDEA(TM) Predictive Models

  In March 1999 and February 1999, Trega entered into Software License Agreements that added the R.W. Johnson Pharmaceutical Research Institute and Schering-Plough Research Institute to the IDEA(TM) absorption consortium. Under the terms of the agreements, both companies provided data and made initial and milestone payments over the course of the development of the IDEA(TM) predictive absorption module and database. Trega has licensed its IDEA(TM) absorption predictive module for use by both companies.

                            Trega Biosciences, Inc.

                               December 31, 1999


  In December 1999, Trega announced the completion of the final consortium milestone in the development of the absorption module of its IDEA(TM) predictive models. The completion of the milestone introduced the IDEA(TM) predictive absorption module into the commercial market.

Other Arrangements

  In January 2000, Trega entered into an Agreement for Joint Development of Assays and the Cross Licensing of Affiliated Technologies with EVOTEC, a Hamburg, Germany based company, pursuant to which the parties will collaborate on the development of new, miniaturized, high-throughput ADME assays for pre-clinical lead optimization. The objective of the collaboration is to develop assays that will aid in the faster and more cost-efficient development of drug candidates with higher chances of success prior to clinical testing. The collaboration combines EVOTEC's expertise in ultra high-throughput screening technology, miniaturized assay development and its detection expertise based on its proprietary single molecule detection technology with Trega's capabilities in the field of ADME screening and assay development. EVOTEC was granted a nonexclusive license to commercialize the jointly developed assays and Trega has the right to the assays for internal use. Trega will be entitled to royalties resulting from EVOTEC's commercialization of the assays. In addition, EVOTEC will be granted a license to the IDEA(TM) absorption module under certain circumstances.

  On August 20, 1999, Trega acquired 1,176,666 shares of Series B Convertible Preferred Stock of ChemNavigator.com(TM), Inc. ("CNC") in exchange for $1.0 million in cash and 1.0 million shares of Trega's common stock, valued at $1.5 million. As a result, Trega owns approximately 20% of the outstanding equity securities of CNC. In addition, as part of the foregoing transaction, the parties each acquired a warrant to acquire additional securities of the other. Under these warrants, Trega has the right to acquire an additional 294,167 shares of CNC Series B Convertible Preferred Stock at a price of $5.00 per share and CNC has a right to acquire an additional 294,167 shares of Trega's common stock at a price of $5.00 per share. CNC has launched an internet website where scientists will be able to conduct structural searches among listed compounds and purchase compounds meeting self-selected search criteria. Trega has agreed to list for sale certain of its compounds on the CNC site.

  In June 1999, Trega signed a Mutual Release with Dura Pharmaceuticals ("Dura"), which releases the parties from certain responsibilities set forth by the original research agreement signed in February 1996 and terminates the original research agreement other than in certain limited regards. Under the original research agreement, Trega was committed to fund $6 million over four years in a drug discovery and development collaboration using Dura's proprietary drug delivery technology and Company compounds (such as HP 228). As of December 31, 1999, $5.1 million of this obligation had been paid by Trega. The Mutual Release provides that the outstanding balance due on this obligation shall be limited to a payment of $200,000, which was made upon signing, and $138,414 due by March 31, 2000.

8.Stockholders' Equity

Common Stock Warrants

  At December 31, 1999, Trega had outstanding warrants to purchase 35,437 shares of its common stock at $4.52 per share and 8,118 shares of common stock at $5.91 per share, expiring on October 7, 2002 and June 21, 2005, respectively. An aggregate of 43,555 shares of common stock have been reserved for issuance upon the exercise of the warrants, which include certain anti-dilution provisions as well as allowance of cashless exercises.

  On August 20, 1999, in connection with the transaction with CNC, Trega issued warrants to purchase 294,167 shares of its common stock at $5.00 per share, expiring on August 19, 2009.

  On August 6, 1999, Trega issued warrants to purchase 20,000 shares of its common stock at $1.75 per share, expiring on August 5, 2004. The warrants were issued in connection with Trega's receipt of a line of credit.

                            Trega Biosciences, Inc.

                               December 31, 1999


Stock Incentive Plans

  Trega is authorized to issue 6,032,221 shares of common stock to eligible employees, officers, directors and consultants. Of the authorized shares, 1,038,153 options were granted under Trega's 1992 Stock Option Plan and 1995 Stock Plan (the "Predecessor Plans") and 1,071,756 options were granted under the 1997 Stock Plan of NaviCyte. In November 1998, pursuant to a Merger Agreement between Trega and NaviCyte, Trega assumed the 1997 Stock Plan of NaviCyte. In February 1996, the Board of Directors approved the 1996 Stock Plan (the "1996 Plan") under which an additional 822,312 shares of common stock were reserved for issuance. In the second quarter of 1997 and third quarter of 1998, Trega's Board of Directors and stockholders approved an additional 1.1 million and 2 million shares, respectively, of common stock for issuance under the 1996 Plan. As of December 31, 1999, an aggregate of 4,581,791 shares of common stock have been reserved for issuance upon exercise of the options.

  The 1996 Plan provides for awards in the form of restricted shares, stock units, options or stock appreciation rights. The 1996 Plan replaces the Predecessor Plans whereby shares available under the Predecessor Plans were transferred to the 1996 Plan. All outstanding options under the Predecessor Plans will remain exercisable in accordance with their original terms, which are substantially the same terms and conditions specified for option grants under the 1996 Plan. The 1996 Plan provides for the grant of incentive and nonstatutory stock options. Terms of the stock option agreements, including vesting requirements, are determined by the Board of Directors. The exercise price of incentive stock options must equal at least the fair market value on the date of grant and the maximum term of options granted is ten years.

  In February 1998, Trega's Board of Directors approved an exchange program for certain stock options under the 1996 Plan. Options having a price greater than the closing price of Trega's stock, as reported by the Nasdaq National Market, on the date of approval were eligible to participate; however, options granted to executive officers, directors, consultants and advisors of Trega were excluded from exchange. There were 360,174 options eligible for participation, which resulted in an effective repricing to an exercise price of $3.375 (as well as the modification of certain terms). Of the total eligible, 237,768 options were repriced. Eligible employees who elected to participate were subject to a 12-month "no-vest" clause. Following the 12-month period, the vesting schedules reverted to their original vesting schedules prior to participation in the exchange program.

  A summary of Trega's stock option activity and related information for the years ended December 31 follows:

                                 1997                1998                1999
                          ------------------- ------------------- -------------------
                                     Weighted            Weighted            Weighted
                                     Average             Average             Average
                                     Exercise            Exercise            Exercise
                           Options    Price    Options    Price    Options    Price
                          ---------  -------- ---------  -------- ---------  --------
Outstanding beginning of
 year...................  1,111,027   $1.99   1,409,972   $3.10   2,805,112   $2.12
  Granted...............    653,019    4.43   2,084,962    1.61   2,883,250    1.71
  Exercised.............   (212,084)   1.76    (282,055)   0.50    (594,927)   0.07
  Forfeited.............   (141,990)   3.74    (407,767)   4.04    (648,922)   3.10
                          ---------   -----   ---------   -----   ---------   -----
Outstanding end of
 year...................  1,409,972   $3.10   2,805,112   $2.12   4,444,513   $1.98
                          =========   =====   =========   =====   =========   =====
Exercisable at end of
 year...................    643,965           1,733,149           1,639,946
                          =========           =========           =========
Weighted average fair
 value of options
 granted during the
 year...................       4.45                2.72                1.68
                          =========           =========           =========

                            Trega Biosciences, Inc.

                               December 31, 1999

  The following table summarizes information about stock options outstanding at December 31, 1999:

                                       Outstanding                      Exercisable
                          -------------------------------------- --------------------------
                                       Remaining     Weighted                   Weighted
                            Number    Contractual    Average       Number       Average
Range of Exercise Prices  Outstanding    Life     Exercise Price Exercisable Exercise Price
------------------------  ----------- ----------- -------------- ----------- --------------
$0.0085--
 $1.1250....               1,183,850     8.33         $0.54         492,707      $0.40
$1.2900--
 $1.8750....               1,220,075     9.36          1.72         173,007       1.81
$2.1250--
 $2.5000....               1,236,304     8.22          2.40         518,131       2.29
$3.1880--
 $5.0000....                 804,284     7.68          3.88         456,101       3.90
                           ---------     ----         -----       ---------      -----
                           4,444,513     8.47         $1.98       1,639,946      $2.12
                           =========     ====         =====       =========      =====

  Trega recorded approximately $551,000 of deferred compensation for options granted during the year ended December 31, 1999, representing the difference between the option exercise price and the fair market value for financial statement presentation purposes. Trega is amortizing the deferred compensation ratably over the vesting period of the options.

  Adjusted pro forma information regarding net income is required by SFAS 123, and has been determined as if Trega had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options for the year ended December 31, 1999 was estimated at the date of grant using the "Black-Scholes" method for option pricing with the following weighted-average assumptions: risk-free interest rate of 6.86%; dividend yield of 0%; volatility of 1.4703; and a weighted-average expected life of the option of 1 year to 6 years. The fair value of these options for the years ended December 31, 1998 and 1997 was estimated at the date of grant using the "Black-Scholes" method for option pricing with the following weighted-average assumptions: risk-free interest rates of 5.32% and 5.71%, respectively; dividend yield of 0%; volatility of 1.0222 and .9168, respectively; and a weighted-average expected life of the option of 1 year to 6 years.

  For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the pro forma information may not be representative of that to be expected in future years. Trega's adjusted pro forma information is as follows (in thousands, except for per share information):

                                                  Years Ended December 31,
                                                 ----------------------------
                                                   1997      1998      1999
                                                 --------  --------  --------
Adjusted pro forma net loss..................... $(10,380) $(14,123) $(10,305)
                                                 ========  ========  ========
Adjusted pro forma basic and diluted net loss
 per share...................................... $   (.76) $   (.98) $   (.56)
                                                 ========  ========  ========

Employee Stock Purchase Plan

  As of December 31, 1999, Trega had 152,536 shares available for future issuance under the employee stock purchase plan (the "Purchase Plan"). On January 1 or July 1, employees may enroll in the Purchase Plan and purchase stock over a six-month participation period valued at up to but not exceeding 10% of each employee's earnings. The stock purchase price shall be the lesser of 85% of the fair market value of the stock on the last day before the participation period commences or 85% of the fair market value on the last day of the participation period.

                            Trega Biosciences, Inc.

                               December 31, 1999


9.401(k) Plan

  Trega has a 401(k) defined contribution savings and retirement plan (the "Plan"). The Plan is for the benefit of all qualifying employees and permits employee voluntary contributions of up to 15% of base salary (as defined) and elective Company matching contributions. Company contributions to the Plan totaled $80,000, $107,000 and $133,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

10.Income Taxes

  As of December 31, 1999, Trega had federal and California income tax net operating loss carryforwards of approximately $62.5 million and $9.2 million respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California income tax purposes, the 50% limitation on California loss carryforwards, and the expiration of California loss carryforwards. The federal tax loss carryforwards will begin to expire in 2007 unless previously utilized. Approximately $1.6 million of California tax loss carryforwards expired in 1999. The California tax loss carryforwards will continue to expire in 2000 unless utilized. Trega also has federal and California research and development tax credit carryforwards of $3.3 million and $1.7 million, respectively, which will begin to expire in 2007 unless previously utilized. Pursuant to Internal Revenue Code Sections 382 and 383, use of Trega's net operating loss and tax credit carryforwards may be limited due to a cumulative change in ownership of more than 50% within a three-year period, which occurred in April 1996. However, Trega's management does not anticipate that such limitation would materially affect Trega's ability to utilize the net operating loss and tax credit carryforwards.

  Significant components of Trega's deferred tax assets are shown below. A valuation allowance of $28.4 million has been recognized to offset the deferred tax assets, as realization of such assets is uncertain.

                                                          December 31,
                                                    --------------------------
                                                        1998          1999
                                                    ------------  ------------
Deferred tax liabilities:
  Developed technology............................. $ (2,547,000) $ (2,309,000)
                                                    ------------  ------------
    Total deferred tax liability...................   (2,547,000)   (2,309,000)
Deferred tax assets:
  Net operating loss carryforwards.................   19,111,000    22,403,000
  Research and development credits.................    3,959,000     4,375,000
  Capitalized research and development.............    1,800,000     1,888,000
  Deferred revenue.................................    1,492,000       742,000
  Other, net.......................................    1,408,000     1,291,000
                                                    ------------  ------------
Deferred tax assets................................   27,770,000    30,699,000
Valuation allowance for deferred tax assets........  (25,223,000)  (28,390,000)
                                                    ------------  ------------
Net deferred tax assets............................ $        --   $        --
                                                    ============  ============

                            Trega Biosciences, Inc.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                      December 31, September 30,
                                                          1999         2000
                                                      ------------ -------------
                                                                    (Unaudited)
                       ASSETS
Current assets:
  Cash and cash equivalents.........................    $  5,393     $  2,238
  Short-term investments............................       1,041        3,602
  Accounts receivable and other current assets......       2,541        3,888
                                                        --------     --------
Total current assets................................       8,975        9,728
Property and equipment, net.........................       4,179        4,647
Investment in affiliate, net of amortization........       2,581        1,844
Other assets........................................       6,926        6,616
                                                        --------     --------
                                                        $ 22,661     $ 22,835
                                                        ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................    $    696     $  1,386
  Accrued compensation and other accrued
   liabilities......................................       2,867        2,140
  Line of credit....................................       1,500        1,500
  Current portion of debt obligations...............       1,272        1,643
  Deferred revenue..................................       1,820        1,197
                                                        --------     --------
Total current liabilities...........................       8,155        7,866
Long-term debt obligations, net of current portion..       2,484        2,727
Deferred rent and long-term deposits................         512          783
Stockholders' equity:
  Common stock, $.001 par value.....................
  Authorized shares--40,000,000.....................
  Issued and outstanding shares--19,101,437 and
   23,371,349 at December 31, 1999 and September 30,
   2000, respectively...............................          19           23
  Additional paid-in capital........................      89,067      100,333
  Common stock issuable.............................          16           16
  Deferred compensation.............................        (489)        (247)
  Accumulated deficit...............................     (77,103)     (88,666)
                                                        --------     --------
Total stockholders' equity..........................      11,510       11,459
                                                        --------     --------
                                                        $ 22,661     $ 22,835
                                                        ========     ========

Note: The balance sheet at December 31, 1999, has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                            See accompanying notes.

                            Trega Biosciences, Inc.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except net loss per share)

                                           Three Months       Nine Months
                                               Ended             Ended
                                           September 30,     September 30,
                                          ----------------  -----------------
                                           1999     2000     1999      2000
                                          -------  -------  -------  --------
                                            (Unaudited)       (Unaudited)
Revenues:
  Compound revenues...................... $ 2,822  $ 2,504  $ 4,383  $  4,814
  Related party contract research........     825      825    2,475     2,475
  Contract research and license fees.....     277       74    1,658       708
  Net sales..............................      76        7      265        50
                                          -------  -------  -------  --------
                                            4,000    3,410    8,781     8,047
Costs and expenses:
  Cost of sales..........................      83       29      242       136
  Research and development...............   4,593    5,036   13,534    13,635
  Selling, general and administrative....   1,682    2,271    5,187     6,568
                                          -------  -------  -------  --------
                                            6,358    7,336   18,963    20,339
                                          -------  -------  -------  --------
Loss from operations before equity in
 losses of affiliate.....................  (2,358)  (3,926) (10,182)  (12,292)
Equity in losses of affiliate............     (16)    (111)     (16)     (451)
                                          -------  -------  -------  --------
Loss from operations.....................  (2,374)  (4,037) (10,198)  (12,743)
Other income:
  Interest income (expense), net.........      32      (78)     174       180
  Gain on sale of ChromaXome.............     --       --     1,513     1,000
                                          -------  -------  -------  --------
Net loss................................. $(2,342) $(4,115) $(8,511) $(11,563)
                                          =======  =======  =======  ========
Basic and diluted net loss per share..... $ (0.13) $ (0.18) $ (0.47) $  (0.53)
                                          =======  =======  =======  ========
Shares used in computing basic and
 diluted net loss per share..............  18,537   23,337   18,150    21,986
                                          =======  =======  =======  ========


                            See accompanying notes.

                            Trega Biosciences, Inc.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                             Nine months ended
                                                               September 30,
                                                             ------------------
                                                               1999      2000
                                                             --------  --------
                                                                (Unaudited)
Operating Activities
Net loss...................................................  $ (8,511) $(11,563)
Adjustments to reconcile net loss to net cash flows used in
 operating activities:
 Depreciation and amortization.............................     1,565     1,846
 Amortization of note receivable discount..................      (126)      --
 Amortization of deferred compensation.....................       454       541
 Equity in losses of affiliate.............................        16       451
 Loss on disposal of assets................................         2       --
 Gain on sale of CXC.......................................    (1,513)   (1,000)
 Changes in operating assets and liabilities, net of
  effects from the transfer of assets from sale of CXC in
  1999:
  Accounts receivable and other current assets.............    (1,517)   (1,347)
  Accounts payable.........................................       (91)      690
  Accrued compensation and other accrued liabilities.......       232      (726)
  Deferred rent and long-term deposits.....................       222       271
  Deferred revenue.........................................    (2,024)     (623)
                                                             --------  --------
Net cash flows (used in) operating activities..............   (11,291)  (11,460)
Investing Activities
Purchase of short-term investments.........................    (6,134)   (6,110)
Maturities of short-term investments.......................     7,497     3,550
Purchase of property and equipment.........................    (1,117)   (1,498)
Investment in affiliate....................................    (1,000)      --
Net proceeds from sale of CXC..............................     1,705     1,000
Other assets...............................................       903      (221)
                                                             --------  --------
Net cash provided by (used in) investing activities........     1,854    (3,279)
Financing Activities
Principal payments under debt obligations..................    (1,017)   (1,220)
Issuance of equipment notes and notes payable..............     1,942     1,833
Issuance of common stock...................................        80    10,971
                                                             --------  --------
Net cash provided by financing activities..................     1,005    11,584
                                                             --------  --------
Net (decrease) in cash and cash equivalents................    (8,432)   (3,155)
Cash and cash equivalents at beginning of period...........     9,755     5,393
                                                             --------  --------
Cash and cash equivalents at end of period.................  $  1,323  $  2,238
                                                             ========  ========
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for interest.....................  $    239  $    396
                                                             ========  ========
Supplemental Disclosures of Noncash Financing Activities
Deferred compensation......................................  $  1,500  $    210
                                                             ========  ========

                            See accompanying notes.

                            Trega Biosciences, Inc.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              September 30, 2000

1.Basis of Presentation

  The accompanying unaudited consolidated financial statements of Trega Biosciences, Inc. (the "Company"), have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. For more complete information, these financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto for the year ended December 31, 1999, which were included in Trega's Form 10-K filed with the Securities and Exchange Commission.

2.Significant Accounting Policies

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Actual results could differ from those estimates.

Net Loss Per Share

  Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share" requires the presentation of basic and diluted earnings per share amounts. Basic earnings per share is calculated based upon the weighted average number of common shares outstanding during the period, while diluted earnings per share also gives effect to all potential diluted common shares outstanding during the period such as those underlying outstanding options, warrants and convertible securities and contingently issuable shares. However, all common shares, outstanding options, warrants and convertible securities and contingently issuable shares have been excluded from the calculation of diluted earnings per share, as their inclusion would be anti-dilutive.

Comprehensive Income (Loss)

  Statement of Financial Accounting Standard No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income" requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments and unrealized gains and losses on investments, are required to be reported, net of their related tax effect, to arrive at comprehensive income. For the three and nine months ended September 30, 1999 and 2000, comprehensive loss is the same as net loss.

3.Debt

Line of Credit

  In August 1999, Trega entered into a line of credit in the amount of $1.5 million that provided funds to be used primarily for working capital purposes. The line of credit, which is secured by the general assets of Trega,

                            Trega Biosciences, Inc.

                              September 30, 2000

bears interest at prime plus .75% (10.25% at September 30, 2000) per annum and is for a term of one year. The line of credit contains covenants relating to cash flow coverage and minimum cash balances. As of September 30, 2000, Trega is in compliance with all debt covenants. In August 1999, the entire line of credit of $1.5 million was accessed and $1.5 million remains outstanding at September 30, 2000. In connection with the receipt of the line of credit, Trega issued a warrant to the lender to purchase up to 20,000 shares of Trega's common stock at $1.75 per share. The warrant expires on August 5, 2004. In July and August 2000, Trega entered into agreements that together extended the term of the line of credit to October 20, 2000. In November 2000, Trega entered into an agreement to extend the term of the line of credit an additional 12 months. Under this extension, Trega was required to place $1.5 million (the current outstanding balance under the line) into an interest-bearing account with the lender as collateral.

Long-Term Debt

  In March 2000, Trega obtained an equipment financing line in the amount of $600,000, of which Trega had accessed approximately $578,000 by September 30, 2000. The loan, which is secured by certain of Trega's equipment, bears interest of 13.337% per annum and is to be repaid monthly over a four-year term.

  In addition, Trega obtained an additional equipment financing line of $1.4 million in April 2000, of which Trega had accessed approximately $1.1 million by September 30, 2000. The loan, which is secured by certain of Trega's equipment, bears interest of 14.423% per annum and is to be repaid monthly over a four-year term.

  In connection with certain equipment financing lines, Trega must meet certain financial covenants pertaining to the amount of its cash and marketable securities to be maintained during the terms of the financing lines. Due to certain covenant violations, Trega has provided required security deposits and therefore has fulfilled its obligations related to the covenants. The security deposits in the amount of $490,000 are included in the other assets line item in the consolidated balance sheet.

4.Common Stock

  During the three and nine months ended September 30, 2000, Trega issued 72,513 and 603,244 shares of common stock, respectively, upon the exercise of options and warrants and as a result of participation in Trega's employee stock purchase plan, which shares are included in common stock outstanding at September 30, 2000.

  In April 2000, Trega sold 3.7 million newly issued shares of its common stock to selected institutional and other accredited investors for net cash proceeds of approximately $10.1 million (the "Equity Financing"). In addition, Trega agreed to grant a warrant to the placement agent for the Equity Financing to purchase up to 220,000 additional shares of common stock at an exercise price of $5.375 per share.

5.Loan to Affiliate

  In June 2000, Trega made a short term secured loan of $250,000 to ChemNavigator.com, Inc., an affiliate of Trega. All unpaid principal together with all accrued but unpaid interest was received by Trega in August 2000.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                            TREGA BIOSCIENCES, INC.

                                      and

                       LION bioscience AKTIENGESELLSCHAFT

                               December 27, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I THE MERGER......................................................  A-6

  Section 1.1. The Merger.................................................  A-6
  Section 1.2. Effective Time.............................................  A-6
  Section 1.3. Closing....................................................  A-6
  Section 1.4. Effects of the Merger......................................  A-6
  Section 1.5. The Certificate of Incorporation...........................  A-6
  Section 1.6. The By-Laws................................................  A-7
  Section 1.7. Directors of Surviving Corporation.........................  A-7
  Section 1.8. Officers of Surviving Corporation..........................  A-7

ARTICLE II EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF
 CERTIFICATES.............................................................  A-7

  Section 2.1. Conversion of Capital Stock................................  A-7
  Section 2.2. Exchange of Certificates...................................  A-9
  Section 2.3. No Appraisal Rights........................................ A-11
  Section 2.4. Withholding Rights......................................... A-12
  Section 2.5. Treatment of Stock Options................................. A-12
  Section 2.6. Affiliates Letter.......................................... A-13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY................. A-13

  Section 3.1. Organization and Qualification; Subsidiaries............... A-13
  Section 3.2. Restated Certificate of Incorporation and Amended and
   Restated By-Laws....................................................... A-13
  Section 3.3. Capitalization............................................. A-14
  Section 3.4. Authority.................................................. A-15
  Section 3.5. No Conflict................................................ A-15
  Section 3.6. Required Filings and Consents.............................. A-16
  Section 3.7. Permits; Compliance with Law............................... A-16
  Section 3.8. SEC Filings; Financial Statements.......................... A-17
  Section 3.9. Absence of Certain Changes or Events....................... A-17
  Section 3.10. Employee Benefit Plans; Employee Relations................ A-18
  Section 3.11. Tax Matters............................................... A-20
  Section 3.12. Contracts; Debt Instruments............................... A-20
  Section 3.13. Litigation................................................ A-20
  Section 3.14. Environmental Matters..................................... A-20
  Section 3.15. Intellectual Property..................................... A-21
  Section 3.16. Taxes..................................................... A-24
  Section 3.17. Non-Competition Agreements................................ A-25
  Section 3.18. Acquisitions and Dispositions............................. A-25
  Section 3.19. Agreements with Regulatory Agencies....................... A-25
  Section 3.20. Opinion of Financial Advisor.............................. A-25
  Section 3.21. Brokers................................................... A-26
  Section 3.22. Certain Statutes.......................................... A-26
  Section 3.23. Information............................................... A-26
  Section 3.24. Vote Required............................................. A-26
  Section 3.25. Investment Company Act.................................... A-26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT................... A-26

  Section 4.1. Organization and Qualification............................. A-26
  Section 4.2. Capitalization............................................. A-27

                                                                            Page
                                                                            ----
  Section 4.3. Authority................................................... A-27
  Section 4.4. No Conflict................................................. A-28
  Section 4.5. Required Filings and Consents............................... A-28
  Section 4.6. SEC Filings; Parent Financial Statements.................... A-28
  Section 4.7. Absence of Certain Changes or Events........................ A-29
  Section 4.8. Tax Matters................................................. A-29
  Section 4.9. Litigation.................................................. A-29
  Section 4.10. Intellectual Property...................................... A-29
  Section 4.11. Taxes...................................................... A-30
  Section 4.12. Brokers.................................................... A-30
  Section 4.13. Information................................................ A-30
  Section 4.14. No Vote Required........................................... A-30

ARTICLE V COVENANTS........................................................ A-30

  Section 5.1. Conduct of Business of the Company.......................... A-30
  Section 5.2. Certain Interim Operations of the Parent.................... A-32
  Section 5.3. Notification of Certain Matters............................. A-32
  Section 5.4. Proxy Statement............................................. A-33
  Section 5.5. Company Stockholders Meeting................................ A-34
  Section 5.6. Access to Information; Confidentiality...................... A-34
  Section 5.7. No Solicitation............................................. A-35
  Section 5.8. Employee Benefits Matters................................... A-36
  Section 5.9. Directors' and Officers' Indemnification and Insurance...... A-36
  Section 5.10. Letters of Accountants..................................... A-37
  Section 5.11. Commercially Reasonable Efforts............................ A-37
  Section 5.12. Consents; Filings; Further Action.......................... A-37
  Section 5.13. Plan of Reorganization..................................... A-38
  Section 5.14. Public Announcements....................................... A-39
  Section 5.15. Stock Exchange Listings and De-Listings.................... A-39
  Section 5.16. Expenses................................................... A-39
  Section 5.17. Takeover Statutes; Exon-Florio............................. A-39
  Section 5.18. Dividends.................................................. A-39
  Section 5.19. Control of the Company's Operations........................ A-39
  Section 5.20. Certain Obligations of the Parent.......................... A-39
  Section 5.21. Company Warrants........................................... A-39
  Section 5.22. Interim Financing Agreement................................ A-39
  Section 5.23. New Company Restricted Stock Plan.......................... A-40

ARTICLE VI CONDITIONS...................................................... A-40

  Section 6.1. Conditions to Each Party's Obligation to Effect the Merger.. A-40
  Section 6.2. Conditions to Obligations of the Parent..................... A-40
  Section 6.3. Conditions to Obligation of the Company..................... A-41

ARTICLE VII TERMINATION.................................................... A-42

  Section 7.1. Termination................................................. A-42
  Section 7.2. Effect of Termination....................................... A-43
  Section 7.3. Expenses Following Certain Termination Events............... A-43

ARTICLE VIII SURVIVAL...................................................... A-44

                                                                           Page
                                                                           ----
ARTICLE IX MISCELLANEOUS.................................................. A-45

  Section 9.1. Certain Definitions........................................ A-45
  Section 9.2. Counterparts............................................... A-46
  Section 9.3. GOVERNING LAW; WAIVER OF JURY TRIAL........................ A-46
  Section 9.4. Notices.................................................... A-46
  Section 9.5. Entire Agreement........................................... A-46
  Section 9.6. No Third Party Beneficiaries............................... A-46
  Section 9.7. Amendment.................................................. A-47
  Section 9.8. Waiver..................................................... A-47
  Section 9.9. Obligations of the Parent and of the Company............... A-47
  Section 9.10. Severability.............................................. A-47
  Section 9.11. Interpretation............................................ A-47
  Section 9.12. Assignment................................................ A-47
  Section 9.13. Specific Performance...................................... A-47
  Section 9.14. Submission to Jurisdiction; Waivers; Consent to Service of
   Process................................................................ A-48

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated December 27, 2000, by and between TREGA BIOSCIENCES, INC., a Delaware corporation (the "Company"), and LION bioscience AKTIENGESELLSCHAFT, a German stock corporation duly incorporated under German law and registered in the commercial register Heidelberg under HRB 5706 (the "Parent").

                                   RECITALS

  (a) The management board (Vorstand) and the supervisory board (Aufsichtsrat) of the Parent and the Board of Directors of the Company have determined that the merger of Merger Sub (as defined in Section 1.1(a) hereof) with and into the Company on the terms and conditions set forth in this Agreement, with the Company surviving as a wholly owned subsidiary of the Parent (the "Merger"), is advisable and in the best interests of their respective corporations and stockholders, and consequently have approved and adopted the Merger and this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the laws of Germany.

  (b) Concurrently with the execution of this Agreement, as a condition to the willingness of the Parent to enter into this Agreement, certain holders of the Company's common stock, par value $0.001 per share ("Company Common Stock") are entering into one or more stockholders' agreements, dated as of the date hereof, with the Parent, a copy of which is attached to this Agreement as Exhibit A.

  (c) As soon as practicable following the execution of this Agreement, NaviCyte, Inc. ("NaviCyte"), a wholly owned subsidiary of the Company and/or the Company, and the Parent will enter into a Line of Credit Agreement (the "Interim Financing Agreement"), pursuant to which NaviCyte or the Company, as the case may be, may borrow up to $1 million from Parent prior to Closing.

  (d) The Parent has advised the Company that the retention of Company management and employees is a critical element, from the Parent's perspective, of the transactions and arrangements associated with the Merger. As part of its preparations for consummation of the Merger, the Parent is requiring the Company to undertake efforts to put in place further arrangements with respect to such retention as specified in Section 5.23 hereof.

  (e) For federal income tax purposes it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated under the Code.

  (f) For financial reporting purposes, the parties intend that the transactions contemplated by this Agreement will be accounted for as a "purchase" under United States generally accepted accounting principles ("U.S. GAAP").

  (g) Certain terms used in this Agreement which are not capitalized have the meanings specified in Section 9.1.

  NOW, THEREFORE, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1. The Merger.

  (a) As promptly as practicable following the date hereof, the Parent and the Company shall appoint a United States bank or trust company or other independent financial institution in the United States (the "Exchange Agent") to act as exchange agent for the Share Exchange (as defined in Section 2.2(a)(ii) hereof) and the delivery of the Merger Consideration (as defined in
Section 2.1(c) hereof). Following such appointment, the Exchange Agent shall cause to be incorporated pursuant to the DGCL a corporation which shall be a constituent company in the Merger ("Merger Sub") and which shall not transact any business other than participating in the Merger. To accommodate the transactions described in this Article I and Article II, the Exchange Agent shall hold all the issued and outstanding shares of common stock, par value $0.01 per share, of the Merger Sub (the "Merger Sub Common Stock"). The Exchange Agent shall receive and hold the Merger Consideration and the Exchange Fund in accordance with Section 2.2(a) hereof. The Parent and the Company shall enter into an exchange agent agreement with the Exchange Agent in form and substance reasonably satisfactory to the Parent and the Company, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

  (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with the DGCL, Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

  Section 1.2. Effective Time. As soon as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, but in no event later than the third business day following such satisfaction or waiver (unless another date is agreed to by each of the parties in writing), the Company, Merger Sub and the Parent will cause the Certificate of Merger (the "Certificate of Merger") to be signed, acknowledged and delivered for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other subsequent date or time as shall be agreed upon by the parties and set forth in the Certificate of Merger and in accordance with the DGCL (the "Effective Time").

  Section 1.3. Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI hereof, the closing of the Merger (the "Closing") shall take place (a) at the offices of McDermott, Will & Emery, Chicago, Illinois at 12:00 (noon, Chicago time) on the third business day after the day on which the last of such conditions to be fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as the Company and the Parent may agree in writing (the "Closing Date").

  Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL, including Section 259 of the DGCL, and in accordance therewith, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.5. The Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law;

provided, however, that at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be Trega Biosciences, Inc.

  Section 1.6. The By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation until duly amended as provided therein or by applicable law; provided, however that at the Effective Time, the by-laws of the Surviving Corporation shall provide that the fiscal year of the Surviving Corporation be the same as that of the Parent.

  Section 1.7. Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation.

  Section 1.8. Officers of Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation.

                                  ARTICLE II

        Effect of the Merger on Capital Stock; Exchange of Certificates

  Section 2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company:

    (a) Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

    (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock owned by the Company as treasury stock and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time owned by the Parent or any Parent Subsidiary shall no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

    (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock deemed issued upon exercise of Company Stock Options, in accordance with Section 2.5), (other than shares of Company Common Stock that are owned by the Company as treasury stock or by the Parent or any Parent Subsidiary) shall be converted into the right to receive a number of American Depositary Shares of the Parent ("Parent ADSs") equal to the Exchange Ratio plus any cash in lieu of any fractional Parent ADSs as set forth in Section 2.2(g) (collectively, the "Merger Consideration"). Each Parent ADS shall represent one (1) ordinary share (Stuckaktie) of the Parent ("Parent Common Stock").

    (d) Calculation of Exchange Ratio. The "Exchange Ratio" shall equal (i) the Acquisition Value, divided by (ii) the Diluted Company Common Shares, further divided by (iii) the Parent Average ADS Price.

    (e) Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth:

      (i) "Diluted Company Common Shares" shall comprise, as of the Effective Time, (i) all issued and outstanding shares of Company Common Stock and (ii) all shares of Company Common Stock deemed to be issued to holders of Company Stock Options (as defined in Section 3.3 hereof) pursuant to Section 2.5 below.

      (ii) "Estimated Liability Amount" means the Company's good faith estimate of the Liability Amount as of the Closing Date as set forth on a certificate signed by an officer of the Company delivered to the Parent at least two business days prior to the Closing Date.

      (iii) "Estimated Net Working Capital Deficiency" means the Company's good faith estimate of the Net Working Capital Deficiency as of the Closing Date as set forth on a certificate signed by an officer of the Company delivered to the Parent at least two business days prior to the Closing Date.

      (iv) "Estimated Professional Fees" means the Company's good faith estimate of the Professional Fees as of the Closing Date as set forth on a certificate signed by an officer of the Company delivered to the Parent at least two business days prior to the Closing Date.

      (v) "Liability Amount" means with respect to the Company as of the Closing Date, assuming all indebtedness for borrowed money, equipment financings, and capitalized leases are repaid as of the Closing Date, an amount equal to (A) the principal amount outstanding (including all prepayment penalties, and accrued and unpaid interest, and lease payments) with respect to all indebtedness for borrowed money, (other than any borrowings under the Interim Financing Agreement) equipment financings, and capital leases, less (B) any cash, cash equivalents and deposits (including security deposits) (to the extent such cash, cash equivalents and deposits are unapplied by the Company, in its discretion, in determining the Net Working Capital Deficiency).

      (vi) "Net Working Capital Deficiency" means the amount by which, if any, (A) the sum of accounts receivables, other current assets (other than cash), and, if the Closing occurs prior to March 31, 2001, the Expected Contractual Payments, less the sum of accounts payable, accrued compensation (including contingent success bonuses and retention payments required to be made under the Retention and Severance Plan that was adopted by the Executive Committee of the Company's Board of Directors on September 18, 2000 and which has not been subsequently modified (the "Retention Plan")) and other accrued liabilities (exclusive of any deferred revenues and any liabilities included in the definition of Liability Amount) is less than (B) zero.

      (vii) "Parent Average ADS Price" shall mean the average of the closing prices for Parent ADSs on the Nasdaq Market for the ten (10) trading days immediately preceding the date which is two (2) trading days prior to the date of the Company Stockholders Meeting (as defined in Section 5.4(a)); provided, however, that in no event shall the Parent Average ADS Price be greater than $92 or less than $68 (as the same may be adjusted to reflect any splits, dividends or other similar events affecting the Parent ADSs prior to the Effective Time).

      (viii) "Acquisition Value" shall be equal to (A) $35 million, less
    (B) the amount by which the sum of the Estimated Liability Amount, the Estimated Professional Fees, and the Estimated Net Working Capital Deficiency is more than $6.5 million; provided, that in no event shall the Acquisition Value be reduced below $34 million.

      (ix) "Professional Fees" means the amount equal to any unpaid fees and expenses of the Company Financial Advisor and legal counsel and accountants for services rendered to the Company and the stockholders of the Company in connection with the negotiation and execution and consummation of the transactions contemplated under this Agreement.

      (x) "Expected Contractual Payments" means cash payments that are expected to be received by the Company on or prior to March 31, 2001 under the terms of customer contracts that (A) are reflected in drafts provided to Parent prior to Closing, and (B) the customer has confirmed to the Parent that it expects to enter into such contract by March 31, 2001.

    (f) No further Ownership Rights in Company Common Stock. At the Effective Time, all shares of Company Common Stock shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any shares of Company Common Stock (other than shares of Company Common Stock owned by the Company or by the Parent or any Parent

  Subsidiary) shall thereafter represent only the right to receive the Merger Consideration and any distribution or dividend under Section 2.2(c), in each case without interest.

  Section 2.2. Exchange of Certificates.

  (a) The Share Exchange. Consistent with the terms of this Agreement, as soon as practicable following the signing of this Agreement and in no event later than five business days following the Effective Time (unless otherwise agreed to by each of the parties in writing):

    (i) the Parent shall issue the Parent Common Stock underlying the Parent ADSs to be issued at the Effective Time on behalf of the Parent in connection with the Merger and cause American Depositary Receipts ("ADRs") representing Parent ADSs representing such Parent Common Stock (such Parent ADSs, together with any dividends or distributions with respect thereon and any cash delivered pursuant to Section 2.2(f) below, being hereinafter referred to as the "Exchange Fund") to be delivered to the Exchange Agent, for the benefit of the holders (other than the Company, the Parent or any Parent Subsidiary) of issued and outstanding shares of Company Common Stock and those outstanding Company Stock Options deemed converted pursuant to the terms of Section 2.5 below, immediately prior to the Effective Time; and

    (ii) the Exchange Agent shall contribute all of the issued and outstanding shares of Surviving Corporation Common Stock to the Parent as a contribution in kind, in consideration of the issuance of Parent Common Stock described in Section 2.2(a)(i) above (the "Share Exchange").

  Subject to Section 5.20, the Share Exchange shall be, in particular, but without limitation, effected in accordance with Section 202 et seq. (including in particular Section 205) of the German Stock Corporation Law (Aktiengesetz), by registering the increase of the Parent stated share capital by contribution-in-kind (the "Share Capital Increase") with the commercial register (Handelsregister) for the Parent. At the Effective Time, the obligation of the parties to effect the Share Exchange shall be unconditional.

  If the Share Exchange is not effected under German law within twenty (20) business days after the Effective Time, (i) the shares of the Surviving Corporation Common Stock shall be automatically reconveyed to the Exchange Agent, and (ii) the Company and the Parent shall otherwise, to the extent practicable at the expense of the Parent, rescind all actions taken under this Agreement prior to the Effective Time and take such additional actions as are necessary to return the parties to their positions prior to the Effective Time. The parties anticipate that the actions necessary to effect the Share Exchange will be as set forth on Schedule 2.2(a) (the "Contribution Mechanics"). The Parent (i) will inform the Company in advance about any steps according to the Contribution Mechanics and (ii) undertakes to provide drafts of any documents and agreements, where applicable, timely for comment to the Company.

  (b) Exchange Procedures. Promptly after the Effective Time, and in no event later than five business days thereafter (unless otherwise agreed to by each of the parties in writing), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (other than the Company, the Parent or any Parent Subsidiary), and to provide to record holders a sufficient number for distribution to beneficial holders, (A) a letter of transmittal (the "Letter of Transmittal") specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of Certificates) to the Exchange Agent, in a form and with other customary provisions reasonably specified by the Parent and the Company, and
(B) instructions for surrendering the Certificates to the Exchange Agent in exchange for an ADR representing the portion of the Parent ADSs to which each such holder is entitled pursuant to Section 2.1 together with cash in lieu of any fractional Parent ADSs, and any unpaid dividends and other distributions (if any) pursuant to Section 2.2(c).

  (c) ADRs to be Issued Upon Exchange. Upon surrender of a Certificate for cancellation to the Exchange Agent together with the Letter of Transmittal, duly executed, the holder of that Certificate shall be entitled to receive in exchange (1) an ADR representing that number of whole Parent ADSs that the holder is entitled to receive pursuant to Section 2.1, (2) a check in the amount (after giving effect to any required tax withholding) of

(x) any cash in lieu of fractional Parent ADSs plus (y) any unpaid dividends (other than stock dividends) and any other dividends or other distributions that such holder has the right to receive under the provisions of this Article II (if any), and the Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, an ADR representing the proper number of Parent ADSs, together with a check for any cash to be paid upon the surrender of the Certificate and any other dividends or distributions (if any) in respect of those shares, may be issued or paid to such a transferee if the Certificate formerly representing such Shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. If any ADRs for Parent ADSs are to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the surrendered Certificate, or shall establish to the satisfaction of the Parent or the Exchange Agent that such tax has been paid or is not applicable.

  (d) Distributions with Respect to Unexchanged Company Common Stock. Whenever a dividend or other distribution is declared by the Parent in respect of Parent Common Stock and the record date for that dividend or other distribution is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all ADSs issuable under this Agreement. No dividends or other distributions in respect of the Parent ADSs shall be paid to any holder of any unsurrendered Certificate until that Certificate is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the ADRs representing whole Parent ADSs issued in exchange therefor, without interest,
(i) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time and a payment date on or prior to the date of issuance of such whole Parent ADSs and not previously paid, and
(ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of Parent ADSs, all Parent ADSs to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

  (e) No Further Ownership Rights in Company Capital Stock. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. All Parent ADSs, together with any cash paid under
Section 2.2(c) or Section 2.2(f) distributed upon the surrender for or exchange of Certificates in accordance with the terms of this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates.

  (f) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

  (g) Fractional Shares.

    (i) No ADRs representing fractional Parent ADSs shall be issued upon the surrender for exchange of Certificates, and such fractional interest will not entitle its owner to receive dividends or to any other rights of a holder of Parent ADSs. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent ADS (after taking into account all Certificates delivered by such holder) shall receive from the Exchange Agent, in accordance with the provisions of this Article II, a cash payment in lieu of such fractional Parent ADS, as applicable, representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional Parent ADSs, as applicable, which would otherwise have been issued (the "Excess Parent ADSs"). The sale of the Excess Parent ADSs by the Exchange Agent shall be executed on the Nasdaq National Market, at such time the Parent ADSs are quoted on the Nasdaq National Market, and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "Exchange Trust") for the holders of Certificates. All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Parent ADSs shall be paid by the Parent. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional shares of Parent ADSs, the Exchange Agent shall make available such amounts to such holders of Certificates without interest. The Exchange Agent shall determine the portion of such net proceeds to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock is entitled (after taking into account all shares of Company Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional interests to which all holders of Certificates representing shares of Company Common Stock are entitled.

    (ii) Notwithstanding the provisions of subsection (i) of this Section 2.2(g), the Parent may elect, at its option exercised prior to the Effective Time and in lieu of the issuance and sale of Excess Parent ADSs and the making of the payments contemplated in such subsection, to pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) by (B) the closing price for a Parent ADS on the Nasdaq National Market on the first business day immediately following the Effective Time and, in such case, all references in this Agreement to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(f)(ii).

  (h) Termination of Exchange Fund. Any Parent ADSs and any portion of the Exchange Fund or of dividends or other distributions with respect to the Parent ADSs deposited by the Parent with the Exchange Agent (including the proceeds of any investments of those funds) that remains unclaimed by the former stockholders of the Company within one year after the Effective Time shall be delivered by the Exchange Agent to Parent, upon demand, whereupon Parent shall hold the Exchange Fund on behalf of holders of unsurrendered Certificates, and any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends and other distributions issuable or payable pursuant to Section 2.1 and Section 2.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu of Certificates), in each case, without any interest. Notwithstanding the foregoing, none of the Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

  (i) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form customarily required by the Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent ADSs, any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect of that Certificate issuable or payable under this Article II upon due surrender thereof and deliverable in respect of the shares of Company Common Stock represented by such Certificate under this Agreement, in each case, without interest.

  Section 2.3. No Appraisal Rights. In accordance with Section 262(b) of the DGCL, no appraisal rights shall be available to holders of shares of Company Common Stock in connection with the Merger.

  Section 2.4. Withholding Rights. Each of the Exchange Agent and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other provisions of applicable Law (as defined in Section 3.5(a)(ii) hereof). To the extent that amounts are so withheld by the Exchange Agent or the Parent, as the case may be, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of a Certificate in respect to which such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

  Section 2.5. Treatment of Stock Options. (a) Subject to the consummation of the Merger, immediately prior to the Effective Time, (i) each outstanding Company Stock Option with an exercise price less than the Closing Value (as defined below) will become exercisable, and shall be deemed to be exercised and will then be converted (and such Company Stock Option will be extinguished) into that number of shares of Company Common Stock determined in accordance with the Conversion Formula and (ii) each outstanding Company Stock Option which has an exercise price equal to or greater than the Closing Value shall be terminated. Notwithstanding the foregoing, in the event that any Company Stock Option would otherwise remain outstanding following the Effective Time (for example, because the Company Option Plan associated with such Company Stock Option does not provide for such Company Stock Option to be converted or terminated as a result of the foregoing), then each such Company Stock Option shall be cancelled as of the Effective Time.

  (b) For purposes of this Section 2.5, the "Conversion Formula" shall be:

                        Closing Value -- Exercise Price
              Option Shares X
                                 Closing Value

where "Option Shares" is the number of shares of Company Common Stock subject to the Company Stock Options; "Closing Value" is the closing per share price of Company Common Stock as reported in The Wall Street Journal for the next to last trading day prior to the Effective Time; and Exercise Price is the per share exercise price for shares subject to the Company Stock Option.

  (c) Promptly after the Effective Time, each holder of Company Stock Options which are converted pursuant to Section 2.5(a) shall deliver directly to the Surviving Corporation cash in an amount necessary to satisfy the Surviving Corporation's obligation under the Code, or any provision of state, local or non-U.S. tax law, to deduct and withhold in respect of such conversion; provided that each such holder who is an employee of the Surviving Corporation may arrange for payroll deductions in an aggregate amount of not more than $2,000 over a two (2) month period to satisfy all or a portion of such employee's obligations hereunder. Notwithstanding the provisions of Section 2.2(a), the Exchange Agent shall deliver any Merger Consideration to a former holder of Company Stock Options only after the Surviving Corporation has given the Exchange Agent written notice that such holder has delivered the requisite amount of cash in accordance with this Section 2.5(c).

  (d) In addition to the provisions of Section 2.5(a) above, the Company's Board of Directors may accelerate the vesting of any or all Company Stock Options at any time prior to the Effective Time.

  (e) The Parent agrees to pay to each holder of a "Disqualified ISO" an amount equal to 25% of the taxable income that such holder recognizes upon the exercise, pursuant to Section 2.5(a) above, of such Disqualified ISO (the "ISO Payout"), together with an amount necessary to "gross-up" each recipient of an ISO Payout to cover income taxes due with respect to such ISO Payout, provided, however, that ISO Payouts shall be paid by the Parent only when the underlying tax is required to be paid by the holder and provided, further, that the aggregate amount of ISO Payouts to be paid by the Parent pursuant to this Section 2.5(e) shall not exceed $40,000. For purposes of this Agreement, "Disqualified ISOs" shall mean those Company Stock Options which would have qualified for tax treatment as incentive stock options if exercised as of the Effective Time but for the actions effected by virtue of Section 2.5(a).

  Section 2.6. Affiliates Letter. The Company shall cause each of its principal executive officers and directors, and each other person who is an "affiliate" (as that term is used in paragraphs (c) and (d) of Rule 145 under the United States Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act")) of the Company (collectively, the "145 Affiliates"), to deliver to the Parent on or prior to the Effective Time a written agreement substantially in the form attached hereto as Exhibit B (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any Parent ADSs issued in connection with the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel reasonably satisfactory to Parent, is exempt from the registration requirements of the Securities Act.

                                  ARTICLE III

                 Representations and Warranties of the Company

  The Company represents and warrants to the Parent, subject to such exceptions or qualifications to specific representations and warranties as are disclosed in writing in the disclosure letter previously delivered by the Company to the Parent (the "Company Disclosure Letter"), that:

  Section 3.1. Organization and Qualification; Subsidiaries.

  (a) Each of the Company and each subsidiary of the Company (collectively, the "Company Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have no Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect on the Company" means any state of affairs or change that has had, or will reasonably be likely to have, a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, or that has materially impaired or will materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, except that none of the following shall be deemed in themselves to constitute a Material Adverse Effect on the Company:
(i) any change in the market price or trading volume of the Company Common Stock after the date hereof or (ii) any change in general economic conditions;
(iii) any adverse change affecting the biotechnology industry generally; (iv) transaction costs, taxes, accounting changes, integration costs and other effects that result directly from the consummation of the transactions contemplated by this Agreement; and (v) the delisting of the Company's Common Stock by the Nasdaq National Market or receipt of notice of the intention of the Nasdaq National Market to delist the Company's Common Stock.

  (b) Section 3.1(b) of the Company Disclosure Letter sets forth a complete and correct list of all of the Company Subsidiaries, their jurisdiction of organization and the ownership or other interest therein of the Company and of each other Company Subsidiary. Neither the Company nor any Company Subsidiary holds any interest in any person other than the Company Subsidiaries so listed. The Company owns the interests set forth on Section 3.1(b) of the Company Disclosure Letter free and clear of any pledge, lien, security interest, encumbrance, restrictions on transfer, proxy, voting trust, voting agreement, option, claim or equity of any kind.

  Section 3.2. Restated Certificate of Incorporation and Amended and Restated By-Laws. The copies of the Company's restated certificate of incorporation and amended and restated by-laws, each as amended through the date of this Agreement and previously provided to the Parent, are complete and correct copies of those documents. Such certificate of incorporation and by-laws and all comparable organizational documents of the

Company Subsidiaries are in full force and effect. The Company is not in violation of any of the provisions of such certificate of incorporation or by-laws.

  Section 3.3. Capitalization.

  (a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, $.001 par value. As of November 30, 2000 (i) 23,376,258 shares of Company Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (ii) no shares of preferred stock were designated or issued and outstanding, (iii) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (iv) 115,648, 35,590, 4,135,957, and 119,389 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Company Common Stock ("Company Stock Options") granted under the Company's Amended and Restated 1992 Stock Plan, the Company's 1995 Stock Plan, the Company's 1996 Incentive Stock Plan and the NaviCyte, Inc. 1997 Stock Plan, respectively (collectively, the "Company's Option Plans") and an additional 2,142,464 shares of Company Common Stock were reserved for issuance upon exercise of Company Stock Options not yet granted under the Company Option Plans, (v) 97,918 shares of Company Common Stock were reserved for issuance pursuant to the Company's 1996 Employee Stock Purchase Plan ("ESPP"), and (vi) 534,167 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase shares of Company Common Stock ("Company Warrants"). Except as set forth above, as of November 30, 2000, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and, since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of the Company Stock Options outstanding on such date.

  (b) Since November 30, 2000, the Company has not granted any Company Stock Options or Company Warrants. Except for (i) Company Stock Options to purchase an aggregate of 6,549,048 shares of Company Common Stock outstanding or available for grant as of November 30, 2000, to the extent permitted under
Section 5.1(b) hereof under the Company's Option Plans, (ii) the Company Warrants to purchase an aggregate of 534,167 shares of Company Common Stock,
(iii) an aggregate of 97,918 shares of Company Common Stock available for purchase under the Company's ESPP, and (iv) agreements or arrangements described in Section 3.3(b) of the Company Disclosure Letter, there are no options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, other equity interests in, or securities exchangeable for or convertible into capital stock or other equity interests in, the Company or any Company Subsidiary. Section 3.3(b) of the Company Disclosure Letter sets forth a summary of any and all agreements, arrangements or commitments by which the Company has granted any rights relating to the registration by the Company of shares of its capital stock for sale under the Securities Act. Section 3.3(b) of the Company Disclosure Letter also sets forth, as of the date of this Agreement and with respect to outstanding options, (w) the persons to whom Company Stock Options have been granted, (x) the exercise price for the Company Stock Options held by each such person, (y) whether such Company Stock Options are subject to vesting and, if subject to vesting, the dates on which each of those Company Stock Options vest, and (z) the Company Option Plan under which such Company Stock Options were granted. All of the Company Stock Options which are subject to vesting will vest as a result of the consummation of the Merger and the transactions contemplated by this Agreement in accordance with the Company's Option Plans.

  (c) All shares of the Company's capital stock and all Company Stock Options and Company Warrants, whether or not currently outstanding, were issued in compliance (and if reacquired or cancelled by the Company, reacquired or cancelled in compliance) with all Laws, including federal and state securities Laws, and the Company made no misstatements or omissions of material facts in connection with any such issuances (or reacquisitions or cancellations) which could give rise to liability under any federal or state securities Laws.

  (d) All shares of Company Common Stock subject to issuance, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments under which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and will not be subject to preemptive rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Company or a Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever (collectively, "Liens"). There are no outstanding material contractual obligations of the Company or any Company Subsidiary to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned by the Company or in any other person.

  Section 3.4. Authority.

  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to adoption of this Agreement by the affirmative vote by a majority of the holders of the outstanding Company Common Stock (the "Requisite Company Vote"), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Company and NaviCyte has all necessary corporate power and authority to execute and deliver the Interim Financing Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereunder, other than, with respect to the Merger, the adoption of this Agreement by the Requisite Company Vote and the filing of the Certificate of Merger. The execution and delivery of the Interim Financing Agreement and the borrowing of funds thereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceeding on the part of the Company or NaviCyte are necessary to authorize the Interim Financing Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

  (b) The Board of Directors of the Company (i) has adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement and (ii) has declared that the Merger, this Agreement and the other transactions contemplated by this Agreement are advisable.

  Section 3.5. No Conflict.

  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not:

    (i) conflict with or violate any provision of the Company's certificate of incorporation or by-laws or any comparable organizational documents of any Company Subsidiary;

    (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, conflict with or violate, in any material respect any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected; or

    (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary under any note, bond, mortgage or indenture or any material contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, "Contracts") to which the Company or any Company Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for any such breaches, defaults or other occurrences which, individually or in the aggregate, have no Material Adverse Effect on the Company.

  (b) Section 3.5(b) of the Company Disclosure Letter sets forth a list of all Contracts to which the Company or any Company Subsidiaries are a party or by which they or their assets or properties are or may be bound or affected under which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, except for those Contracts under which the Company's failure to obtain the required consents or waivers, individually or in the aggregate, would not result in a Material Adverse Effect on the Company.

  (c) Except as set forth in Section 3.5(c) of the Company Disclosure Letter, the execution and delivery of the Interim Financing Agreement and the performance of the Interim Financing Agreement by the Company will not result in any breach of or constitute a default under any material contract to which the Company is a party. The execution, delivery and performance of the Interim Financing Agreement by NaviCyte and the granting of any security interests in the NaviCyte Intellectual Property (as defined in Section 3.15(c)) will not result in any breach of or constitute a default under any material contract to which the Company or NaviCyte is a party.

  Section 3.6. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body or self-regulated entity (each, a "Governmental Entity"), except (i) for applicable requirements of the United States Securities Exchange Act of 1934 as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), applicable requirements of the Securities Act, applicable requirements of state securities or "blue sky" laws ("Blue Sky Laws"), the rules and regulations of the Nasdaq National Market, applicable requirements of Takeover Statutes (as defined in Section 3.22 hereof), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), for the filing of the Certificate of Merger as required by the DGCL, (ii) applicable requirements under the Laws of Germany or the policies, rules or regulations of the Neuer Market and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would have no Material Adverse Effect on the Company.

  Section 3.7. Permits; Compliance with Law. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has no Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has no Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected or (ii) any Company Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have no Material Adverse Effect on the Company.

  Section 3.8. SEC Filings; Financial Statements.

  (a) The Company has filed all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act since December 31, 1997 (collectively, including any such documents filed subsequent to the date of this Agreement, the "Company SEC Reports") and the Company has made available to the Parent each Company SEC Report filed with the United States Securities and Exchange Commission (the "SEC"). The Company SEC Reports, including any financial statements or schedules included or incorporated therein by reference, at the time they were filed, (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Company SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

  (b) Each of the consolidated balance sheets included in the Company SEC Reports (including the related notes and schedules) fairly presented, in all material respects, the consolidated financial position of the Company as of the dates set forth in those consolidated balance sheets, in each case in conformity with U.S. GAAP. Each of the consolidated statements of income and of cash flows included in the Company SEC Reports (including any related notes and schedules) fairly presented, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Company and the consolidated Company Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that were or will not be material in amount or effect), in each case in conformity with U.S. GAAP consistently applied throughout the periods indicated. All of such balance sheets and statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 1999 including the related notes, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business.

  (d) If the Closing does not occur prior to March 31, 2001, then prior to the Closing, the Company shall deliver to the Parent true, correct and complete copies of the consolidated balance sheet as of December 31, 2000 and the consolidated statements of income and cash flows for the year ended December 31, 2000, including all related notes, in each case of the Company and the consolidated Company Subsidiaries (the "Company 2000 Financial Statements"). The Company 2000 Financial Statements, when completed and so delivered, shall have been prepared in accordance with U.S. GAAP, consistently applied and shall fairly present, in all material respects, the consolidated financial position, results of operations and cash flows, as the case may be, of the Company as of the dates and for the periods presented.

  Section 3.9. Absence of Certain Changes or Events.

  (a) Since December 31, 1999, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and, since such date, there has not been any Material Adverse Effect on the Company.

  (b) Except as set forth in Section 3.9(b) of the Company Disclosure Letter, or except as disclosed in the Company SEC Reports which have been filed and are publicly available prior to the date of this Agreement (the "Company Filed SEC Reports") and except as permitted pursuant to Section 5.1, since December 31, 1999, there has not been:

    (i) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any Company Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has a Material Adverse Effect on the Company;

    (ii) any material change by the Company in its or any Company
  Subsidiary's accounting methods, principles or practices, except as required by U.S. GAAP and disclosed in Section 3.9(b) of the Company Disclosure Letter;

    (iii) any declaration, setting aside or payment of any dividend or distribution in respect of shares of the Company capital stock or any redemption, purchase or other acquisition of any of the Company's securities;

    (iv) except for the Retention Plan, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary except as required by applicable Law other than any increase or modification in the ordinary course of business;

    (v) (A) any incurrence or assumption by the Company or any Company Subsidiary of any indebtedness for borrowed money or (B) any guarantee, endorsement or other incurrence or assumption of material liability (whether directly, contingently or otherwise) by the Company or any Company Subsidiary for the obligations of any other person (other than any wholly owned Company Subsidiary), other than indebtedness of less than U.S. $100,000 in the aggregate in the ordinary course of business;

    (vi) any creation or assumption by the Company or any Company Subsidiary of any Lien on any material asset of the Company or any Company Subsidiary, other than (i) in the ordinary course of business, (ii) Liens arising after the date of this Agreement by operation of Law or without the Company's consent, (iii) for purchase money security interests and (iv) for Taxes due but not yet paid, in each case that has no Material Adverse Effect on the Company;

    (vii) any making of any loan, advance or capital contribution to or investment in any person by the Company or any Company Subsidiary, other than in the ordinary course of business, and not in excess of U.S. $100,000;

    (viii) (A) any contract or agreement entered into by the Company or any Company Subsidiary on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (B) any modification, amendment, assignment or termination of or relinquishment by the Company or any Company Subsidiary of any rights under any other Contract (including any insurance policy naming it as a beneficiary or a loss payable payee) that has, individually or in the aggregate, a Material Adverse Effect on the Company other than transactions, commitments, contracts or agreements in the ordinary course of business or those contemplated by this Agreement;

    (ix) any adverse change in the Company's relationships with its material customers, except for changes that, individually or in the aggregate, have no Material Adverse Effect on the Company; or

    (x) any Tax election by the Company or settlement or compromise of any material federal, state, local or foreign Tax liability.

  Section 3.10. Employee Benefit Plans; Employee Relations.

  (a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multiemployer plans within the meaning of ERISA section 3(37) of ERISA), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Benefit Plans." Where appropriate all references to the "Company" in this Section 3.10 shall refer to the Company and any member of its "controlled group" within the meaning of Section 414 of the Code.

  (b) The Company has, with respect to each Benefit Plan, if applicable, delivered or made available to the Parent true and complete copies of: (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent annual audited financial statement and opinion; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and (vi) all material communications with any Governmental Entity (including the Pension Benefit Guaranty Corporation and the Internal Revenue Service) given or received within the past three years.

  (c) All amounts properly accrued as liabilities to or expenses of any Benefit Plan have been properly reflected on the Company's most recent financial statements to the extent required by U.S. GAAP. Since December 31, 1999, there has been no amendment or change in interpretation by the Company relating to any Benefit Plan which would materially increase the cost thereof.

  (d) No Benefit Plan is subject to either Section 412 of the Code or Title IV of ERISA.

  (e) Each Benefit Plan is in material compliance with all applicable laws and regulations. The Company's 401(k) Plan is the only Benefit Plan sponsored by the Company which is intended to qualify under Section 401(a) of the Code and the Internal Revenue Service has not issued a favorable determination letter as to the form of the plan. Each Benefit Plan that requires registration with a relevant Governmental Entity has been so registered.

  (f) To the knowledge of the Company, there are no Claims (as defined in Section 3.13 hereof) pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan as to which the Company has or could reasonably be expected to have any direct or indirect actual or contingent material liability.

  (g) Each Benefit Plan which is a "group health plan" (as defined in Section 607(1) of ERISA) is in material compliance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act and any other applicable federal, state or local law.

  (h) There are no (i) Benefit Plans maintained by the Company pursuant to which welfare benefits are provided to current or former employees beyond their retirement or other termination of service, other than coverage mandated by applicable Law, or (ii) unfunded Benefit Plan obligations with respect to any employee of the Company which are not fairly reflected by reserves shown on the Company's financial statements for December 31, 1999.

  (i) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation (to the knowledge of the Company) or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee of the Company, or (iii) constitute or involve a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), constitute or involve a breach of fiduciary responsibility within the meaning of Section 502(l) of ERISA as to which the Company has or reasonably could be expected to have any direct or indirect actual material liability. No payments made to any employees or directors of the Company or any Company Subsidiary by the Company or any Company Subsidiary as a result of the consummation of the transactions contemplated by this Agreement would be nondeductible under Section 280G of the Code.

  (j) No Benefit Plan is a "multiemployer plan" or "multiple employer plan" within the meaning of the Code or ERISA or the regulations promulgated thereunder.

  (k) Neither the Company nor any Benefit Plan, or to the knowledge of the Company, any "disqualified person" (as defined in Section 4975 of the Code) or any "party in interest" (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in any material liability to the Company.

  (l) None of the employees is represented by a union, and, to the knowledge of the Company, no union organizing efforts have been conducted within the last five years or are now being conducted. The Company does not currently have, nor to the knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute. The Company has not as of the date hereof incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may have been amended from time to time, or any similar state law.

  Section 3.11. Tax Matters. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action, nor is the Company aware of any agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

  Section 3.12. Contracts; Debt Instruments. Except for the Contracts filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and subsequent Contracts disclosed in Section 3.12 of the Company Disclosure Letter (true, correct and complete copies of which have been made available to the Parent), there is no Contract that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole. Each of the Contracts to which the Company or a Company Subsidiary is a party or by which it or any of its properties or assets is or may be bound or affected, constitutes a valid and legally binding obligation of the Company or such Company Subsidiary and, to the Company's knowledge, of the other parties thereto, enforceable in accordance with its terms subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity), and is in full force and effect, except to the extent the failure to be so valid, binding or enforceable, individually or in the aggregate, has no Material Adverse Effect on the Company. Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary, nor to the Company's knowledge, any other person, is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which the Company or a Company Subsidiary is a party or by which it or any of its properties or assets is or may be bound or affected, except for violations or defaults that, individually or in the aggregate, have no Material Adverse Effect on the Company. Set forth in
Section 3.12 of the Company Disclosure Letter is a description of any material changes to the amount and terms of the indebtedness of the Company and the consolidated Company Subsidiaries as described in the notes to the financial statements set forth in the Company's consolidated financial statements for the year ended December 31, 1999 provided by the Company to the Parent prior to the execution of this Agreement.

  Section 3.13. Litigation. There is no suit, claim, action, proceeding or investigation (collectively, "Claims") pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Entity that, if adversely determined, individually or in the aggregate, has a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has a Material Adverse Effect on the Company.

  Section 3.14. Environmental Matters. Except as has no Material Adverse Effect on the Company:

  (a) the Company and the Company Subsidiaries are and have been in compliance with all applicable Laws relating to pollution, protection of the environment or health and safety ("Environmental Laws");

  (b) there is no liability or claim pursuant to Environmental Laws or principles of common law relating to pollution, protection of the environment or health and safety pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary; and

  (c) there is no civil, criminal or administrative judgment or notice of responsibility or violation outstanding against the Company or any Company Subsidiary pursuant to Environment Laws or principles of common law relating to pollution, protection of the environment or health and safety.

  Section 3.15. Intellectual Property.

  (a) For purposes of this Agreement, "Intellectual Property" means all of the following as they exist in any jurisdiction throughout the world, in each case, to the extent owned by, licensed by or to, or otherwise used or held for use by the Company or the Company Subsidiaries:

    (i) patents, patent applications and the inventions, designs and improvements described and claimed therein, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or resubmitted) (collectively, "Patents");

    (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (collectively, "Trademarks");

    (iii) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights, which shall include, without limitation, the relevant non-public aspects of the IDEA simulations system software and its source code (collectively, "Copyrights");

    (iv) trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection), which shall include, without limitation, the relevant non-public aspects of the IDEA simulations system software and its source code (collectively, "Technology");

    (v) computer software and firmware programs or listings, including all source code, object code, complete system build software and documentation related thereto, which shall include, without limitation, the IDEA simulations system software and its source code ("Software");

    (vi) all licenses, and sublicenses, and other agreements or permissions related to the property described in this Section 3.15(a); and

    (vii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all Intellectual Property described herein owned by the Company or any of the Company Subsidiaries.

  (b) Disclosure.

    (i) Section 3.15(b)(i) of the Company Disclosure Letter sets forth all material United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications, and copyright registrations and applications owned or licensed by the Company or any Company Subsidiary or otherwise used or held for use by the Company or any Company Subsidiary (excluding off-the-shelf software licensed to the Company and licenses or sublicenses that are not material to the business of the Company and the Company Subsidiaries, taken as a whole), specifying as to each item, as applicable: (A) the nature of the item, including the title; (B) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (C) the issuance, registration or application numbers and dates.

    (ii) Section 3.15(b)(ii) of the Company Disclosure Letter sets forth all licenses, sublicenses and other agreements or permissions ("IP Licenses") under which the Company or any Company Subsidiary is a licensee or otherwise is authorized to use or practice any Intellectual Property other than licenses of off-the-shelf software and licenses or sublicenses that are not material to the business of the Company and the Company Subsidiaries, taken as a whole.

    (iii) Section 3.15(b)(iii) of the Company Disclosure Letter sets forth and describes the status of any material agreements (including licenses and sublicenses) involving Intellectual Property rights of the Company or Company Subsidiaries which relate to the Company's IDEA simulations system software and its source code that are currently being licensed to third parties ("Intellectual Property Agreements").

    (iv) Section 3.15(b)(iv) of the Company Disclosure Letter sets forth and describes the status of any material agreements (including licenses and sublicenses, but excluding off-the-shelf software licensed to the Company) involving intellectual property rights currently in negotiation or proposed to be licensed for use by the Company or any Company Subsidiary ("Proposed Intellectual Property Agreements").

    (v) Section 3.15(b)(v) of the Company Disclosure Letter sets forth all material trade secrets, know-how, and proprietary databases that are owned, licensed, maintained, controlled or otherwise used or held for use, by the Company or any Company Subsidiaries which relate to the Company's IDEA simulations system software and its source code, specifying as to each item, as applicable, the nature of the item and rights held thereto.

  (c) Ownership. The Company or the Company Subsidiaries are the exclusive assignees or licensees of all material Patents and Copyrights, are the beneficial and/or registered owners of the Trademarks and are the assignees or licensees of the material items of Technology, in each case free and clear of all Liens and with the right to transfer to third parties such rights in (a) Patents and Trademarks and (b) subject to the immediately following sentence, Copyrights and Technology related to the IDEA simulations software and its source code. In connection with the development of the Company's IDEA simulations system software, (i) NaviCyte has the right to use the in vivo and in vitro data contributed by, or on behalf of, third parties for such use;
(ii) NaviCyte and the Company are the assignees of the in vitro data contributed by them, (iii) NaviCyte and the Company have the right to use the public domain in vivo data obtained by them, and (iv) NaviCyte is the exclusive assignee of the IDEA simulations system software and its source code. NaviCyte or the Company is the exclusive assignee of all rights in and to the pharmacokinetic simulation model parameters developed by NaviCyte and obtained for the purpose of optimization of the models in the Company's IDEA simulations system software using the data listed in the immediately preceding sentence, and is the assignee of the following patent applications: U.S. 09/320,069, PCT/US99/21151, U.S. 09/320,372, U.S. 09/320,270,
PCT/U.S.99/21001, U.S. 09/320,371, U.S. 09/320,545, U.S. 09/320,544, U.S.
60/221,548, and U.S. 60/224,106. The items described in the immediately preceding sentence and in clause (ii) and (iv) in the next preceding sentence shall be referred to collectively as the "NaviCyte Intellectual Property." The NaviCyte Intellectual Property is free and clear of all Liens. The Company and the Company Subsidiaries possess valid and enforceable rights (to the knowledge of the Company, as such rights relate to or derive from other entities) in, and, except where the same may be determined to infringe the rights of others, have the necessary rights to use, sell, license, transfer or assign, all Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

  (d) Licenses. The Company has a valid and enforceable license (to the knowledge of the Company, as such rights relate to or derive from other entities) to use all Intellectual Property not owned by the Company that is material to the business of the Company and the Company Subsidiaries, taken as a whole, subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). Each of the Company and the Company Subsidiaries is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's or any of the Company Subsidiaries' obligations hereunder or thereunder, will the Company or any of the Company Subsidiaries be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property to which the Company or any of the Company Subsidiaries is a party or otherwise bound that is material to the business of the Company and the Company Subsidiaries, taken as a whole. Each of the Company and the Company Subsidiaries is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or any of the Company Subsidiaries or their respective successors or licensees in the Intellectual Property with respect to which the Company is the assignee.

  (e) Claims.

    (i) No claim or action is pending or, to the knowledge of the Company, threatened and the Company does not know of any basis for any claim that challenges the validity, enforceability, ownership, or right to use, sell or license any Company-owned Intellectual Property, and no item of Intellectual Property owned by the Company or to the knowledge of the Company which is owned by a third party, is subject to any outstanding order, ruling, decree, stipulation, charge or agreement restricting in any manner the use or the licensing thereof, except for those claims, actions, orders, rulings, decrees, stipulations, charges and agreements which, individually or in the aggregate, have no Material Adverse Effect on the Company.

    (ii) The Company has not received any notice that it has infringed upon or otherwise violated the intellectual property rights of third parties or received any claim, charge, complaint, demand or notice alleging any such infringement or violation.

    (iii) To the knowledge of each of the Company and the Company Subsidiaries, the current use, reproduction, modification, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company-owned Intellectual Property or any other authorized exercise of rights in or to the Company-owned Intellectual Property by the Company or any of the Company Subsidiaries or their respective successors or licensees does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral work, other intellectual property right, right of privacy, right of publicity, or right in personal or other data of any Person. Further, to the knowledge of each of the Company and the Company Subsidiaries, the use, reproduction, modification, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Licensed Intellectual Property or any other authorized exercise of rights in or to the Company Licensed Intellectual Property by the Company or any of the Company Subsidiaries or their respective successors or licensees does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any Person.

    (iv) To the knowledge of the Company, no third party is infringing upon or otherwise violating any Company-owned rights in material Intellectual Property.

    (v) The Company's products have been marked as required by the applicable Patent statute and the Company has given the public notice of its Copyrights and notice of its Trademarks as required by the applicable Trademark and Copyright statutes, in each case except to the extent the failure to do so has no Material Adverse Effect on the Company.

  (f) Administration and Enforcement. The Company has taken all commercially reasonable actions to obtain, maintain and enforce the Intellectual Property rights owned or controlled by the Company.

  (g) Protection of Intellectual Property. The Company has taken all reasonable precautions to protect and maintain its Intellectual Property (which shall include, without limitation, the NaviCyte Intellectual Property) that is material to the business of the Company and the Company Subsidiaries, taken as a whole including, without limitation, entering into appropriate confidentiality agreements with all officers, directors, employees, and other persons that have had or currently have access to the Company's Technology. The Company's trade secrets have not been disclosed to any persons other than the Company's employees, stockholders and contractors who had a need to know and use such trade secrets in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements or who are under obligations of confidentiality under applicable Law in any manner that could reasonably be expected to materially and adversely affect the rights of the Company to such trade secrets. Since their respective dates of formation, each of the Company and the Company Subsidiaries has obtained from each officer and employee thereof a written agreement under which such officer or employee is obligated to disclose and transfer to the Company or any of the Company Subsidiaries, without the receipt by such officer or employee of any value therefor (other than normal salary or other reward based on a Company or Company Subsidiary award program to encourage creativity), any inventions, developments and discoveries which during the period such Person is an officer of the Company or such Company Subsidiary or of employment with the Company or any of the Company Subsidiaries he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for the Company or any of the Company Subsidiaries may be concerned, or relate to or are connected with the business, products or projects of the Company or any of the Company Subsidiaries, or involve the use of the Company's or any of the Company Subsidiaries' time, material or facilities. Each of the Company and the Company Subsidiaries has obtained legally binding written agreements, subject to (x) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and (y) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity), from all officers, employees and third parties (who/which are not under an obligation of confidentiality under applicable Law) with whom the Company or any of the Company Subsidiaries has shared confidential proprietary information (i) of the Company or any of the Company Subsidiaries or (ii) received from others which the Company or any of the Company Subsidiaries is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential. Neither the Company nor any of the Company Subsidiaries is aware, based on the representations of their respective officers and employees and without having made specific inquiry other than through its normal employment process, that any of the officers or employees of the Company or any of the Company Subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or any of the Company Subsidiaries, or that would conflict with the business of the Company or any of the Company Subsidiaries.

  (h) Software. All Software that is material to the Company's business and used by the Company or the Company Subsidiaries is described in Section 3.15(h) of the Company Disclosure Letter. The Software performs in material conformance with its documentation and may following the Merger be used by the Surviving Corporation on identical terms and conditions as the Company enjoyed immediately prior to the Merger.

  (i) Breaches. To the Company's knowledge, no employee or contractor of the Company or any of the Company Subsidiaries has transferred Intellectual Property or confidential or proprietary information to the Company or any of the Company Subsidiaries or to any third party in violation of any Law or any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Company or any of the Company Subsidiaries or any prior employer.

  (j) Related Parties; Etc. The Company and the Company Subsidiaries do not use any Intellectual Property owned by any director, officer, or employee of the Company. At no time during the conception or reduction to practice of any of the Intellectual Property owned by the Company or any of the Company Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any person, that could reasonably be expected to materially and adversely affect the rights of the Company or any of the Company Subsidiaries to use any Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

  Section 3.16. Taxes. Except to the extent that failure to do so, individually or in the aggregate, has no Material Adverse Effect on the Company, the Company and the Company Subsidiaries have filed all Tax returns and reports to be filed by them and have paid, or established adequate reserves for, all Taxes required to be paid by them. Except as, individually or in the aggregate, has no Material Adverse Effect on the Company, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement other than between or among themselves. Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax return other than Tax returns as to which the Company is the common parent. As used in this Agreement, "Taxes" shall mean all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, and shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, tariffs or governmental charges.

  Section 3.17. Non-Competition Agreements. Neither the Company nor any Company Subsidiary is a party to any Contract which purports to restrict or prohibit in any material respect the Company and the Company Subsidiaries collectively from, directly or indirectly, (i) engaging in any business currently conducted by or engaged in by the Company or any Company Subsidiary or (ii) soliciting any person in connection with the business of the Company. To the knowledge of the Company, none of the Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts in any material respect the Company or any Company Subsidiary or affiliate of either of them from, directly or indirectly, engaging in any of the businesses described above.

  Section 3.18. Acquisitions and Dispositions. All of the representations and warranties made by the Company and each Company Subsidiary in any agreement in respect of the sale of assets or capital stock (other than shares of capital stock of the Company or sales of assets in the ordinary course of business) that was entered into by the Company after December 31, 1996 ("Disposition Agreement") were true and correct on and as of the dates required therein. The Company or Company Subsidiary, as the case may be, has paid all consideration contemplated by each Disposition Agreement and each agreement in respect of the acquisition of assets or capital stock (other than shares of capital stock of the Company or sales of assets in the ordinary course of business), that was entered into by the Company after December 31, 1996 (an "Acquisition Agreement") and there are no continuing obligations of the Company or any Company Subsidiary with respect to the payment of any such consideration. Neither the Company nor any Company Subsidiary has received notice of any claim for indemnification under any Acquisition Agreement or Disposition Agreement and neither the Company nor any Company Subsidiary has any knowledge of any basis for any such claim.

  Section 3.19. Agreements with Regulatory Agencies. Neither the Company nor any of the Company Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a "Company Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business (except for any Company Regulatory Agreements that, individually or in the aggregate, have no Material Adverse Effect on the Company) or could reasonably be expected, following consummation of the Merger, to impair the Parent's ability to conduct the business of the Surviving Corporation, the Parent or any Parent Subsidiary, as presently conducted. Neither the Company nor any Company Subsidiary has been advised by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Company Regulatory Agreement, except for any such proposed Company Regulatory Agreements that, individually or in the aggregate, has no Material Adverse Effect on the Company.

  Section 3.20. Opinion of Financial Advisor. Lazard Freres & Co. LLC (the "Company Financial Advisor") has delivered to the Board of Directors of the Company its oral opinion to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, which opinion was or will promptly after the date of this Agreement be confirmed in writing and accompanied by an authorization to include a copy of such opinion in the Proxy Materials in its entirety. The Company has delivered or will, promptly after receipt of such written opinion, deliver a signed copy of that written opinion to the Parent.

  Section 3.21. Brokers. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.

  Section 3.22. Certain Statutes. No "fair price," "moratorium," "control share acquisition" or other similar state or federal anti-takeover statute or regulation, including Section 203 of the DGCL (each a "Takeover Statute") is, as of the date of this Agreement, applicable to the Merger.

  Section 3.23. Information. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.4(a) hereof) or the Registration Statement (as defined in
Section 5.4(a) hereof) will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Registration Statement or necessary to make the statements in that Registration Statement not misleading, or, in the case of the Proxy Statement or any amendments of or supplements to the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments of or supplements to the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions of the Proxy Statement that relate only to the Parent or the Parent Subsidiaries or affiliates of the Parent) will comply as to form in all material respects with the provisions of the Exchange Act.

  Section 3.24. Vote Required. The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the Company Charter Documents, the DGCL, other applicable Law or otherwise) to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

  Section 3.25. Investment Company Act. The Company is not an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

                                  ARTICLE IV

                 Representations and Warranties of the Parent

  The Parent represents and warrants to the Company, subject to such exceptions or qualifications to specific representations and warranties as are disclosed in writing in the disclosure letter previously delivered by the Parent to the Company (the "Parent Disclosure Letter"):

  Section 4.1. Organization and Qualification. The Parent has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Parent and the subsidiaries of the Parent (each a "Parent Subsidiary") is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, has no Material Adverse Effect on the Parent. For purposes of this Agreement, "Material Adverse Effect on the Parent" means any state of affairs or change that has had, or will reasonably be likely to have, a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Parent and the Parent Subsidiaries, taken as a whole, or that has materially impaired or will materially impair the ability of the Parent to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, except that none of the following shall be deemed in themselves to constitute a Material Adverse Effect on the Parent: (i) any change in the market price or trading volume of the securities of the Parent after the date hereof or (ii) any change in general economic conditions; (iii) any adverse change affecting the biotechnology industry generally; and (iv) transaction costs, taxes, accounting changes, integration costs and other effects that result directly from the announcement or consummation of the transactions contemplated by this Agreement. The Parent has conducted its business for a period of at least three years.

  Section 4.2. Capitalization.

  (a) As of September 30, 2000, (i) 18,254,000 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (ii) the authorized capital of the Parent consisted of euro 5,571,000 and (ii) the conditional capital of the Parent consisted of euro 1,239,000, reserved for issuance upon exercise of outstanding Parent Stock Options and Parent Stock Options to be granted in the future. Except as set forth above, as of September 30, 2000, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding and, since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of the Parent Stock Options outstanding on such date and no resolution of the management board of the Parent has been passed to increase the share capital of the Parent from authorized capital.

  (b) Between September 30, 2000 and the date of this Agreement, no options to purchase shares of Parent Common Stock ("Parent Stock Options") have been granted by the Parent under the Parent's 2000 Stock Option Plan (the "Parent's Option Plans"). Except (i) Parent Stock Options to purchase an aggregate of not more than 1,160,000 shares of Parent Common Stock outstanding or available for grant under the Parent's Option Plans, or (ii) under agreements or arrangements described in Section 4.2(b) of the Parent Disclosure Letter, there are no options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Parent is a party or by which the Parent is bound relating to the issued or unissued capital stock of the Parent or any Parent Subsidiary or obligating the Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, other equity interests in, or securities exchangeable for or convertible in the capital stock or other equity interest in the Parent or any Parent Subsidiary. None of the Parent Stock Options which are subject to vesting will vest as a result of the consummation of the Merger.

  (c) Subject to Section 5.20, the shares of Parent Common Stock that underlie the Parent ADSs to be delivered in connection with the Merger will be duly authorized by all necessary corporate action, and when issued in accordance with this Agreement, will be validly issued, fully paid, nonassessable and will not be subject to preemptive rights. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Parent or a Parent Subsidiary is free and clear of all Liens, except where failure to own such shares free and clear, individually or in the aggregate, has no Material Adverse Effect on the Parent.

  Section 4.3. Authority.

  (a) The Parent has all necessary corporate power and authority to execute and deliver this Agreement (the "Requisite Parent Approval"), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Parent. This Agreement has been validly executed and delivered by the Parent, and assuming the due authorization, execution and delivery by the other parties hereto and subject to Section 5.20, constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms.

  Section 4.4. No Conflict.

  (a) Except as set forth in Section 4.4 of the Parent Disclosure Letter, the execution and delivery of this Agreement by the Parent do not, and the performance of this Agreement by the Parent will not:

    (i) conflict with or violate any provision of the Parent's articles of association (Satzung);

    (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5 have been obtained and all filings and obligations described in Section 4.5 have been made, conflict with or violate any Law applicable to the Parent or by which any property or asset of the Parent is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have no Material Adverse Effect on the Parent; or

    (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Parent or any Parent Subsidiary under, any Contract to which the Parent or any Parent Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for any such breaches, defaults or other occurrences which, individually or in the aggregate, have no Material Adverse Effect on the Parent.

  (b) Section 4.4(b) of the Parent Disclosure Letter sets forth a list of all Contracts to which the Parent or any Parent Subsidiaries are a party or by which they or their assets or properties are or may be bound or affected under which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, except for those Contracts under which the Parent's failure to obtain the required consents or waivers, individually or in the aggregate, would not result in a Material Adverse Effect on the Parent.

  (c) The copies of the Parent's Charter Documents and of the Parent's entry in the commercial register (Handelsregister) that have been furnished to the Company are complete and correct copies of those documents. The Parent is not in violation of any provision of the Parent Charter Documents.

  (d) The management board of the Parent is authorized to use the authorized capital for the transactions contemplated by this Agreement.

  Section 4.5. Required Filings and Consents. The execution and delivery of this Agreement by the Parent do not, and the performance of this Agreement by the Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements of the Exchange Act, applicable requirements of the Securities Act, applicable requirements of Blue Sky Laws, the rules and regulations of the Nasdaq National Market, the rules and regulations of the Frankfurt Stock Exchange including those applicable to the Neuer Markt segment of the Frankfurt Stock Exchange (the "Neuer Markt"), applicable requirements of Takeover Statutes, the pre-merger notification requirements of the HSR Act, the filing of the Certificate of Merger as required by the DGCL, (ii) as set forth in Section 5.20, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, have no Material Adverse Effect on the Parent. Neither the Parent nor any of the Parent Subsidiaries is a party to, bound by, any contract or other agreement that would prohibit or materially delay the transactions contemplated by this Agreement.

  Section 4.6. SEC Filings; Parent Financial Statements.

  (a) Parent has filed all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act since August 10, 2000 (collectively, including any such documents filed subsequent to the date of this Agreement, the "Parent SEC Reports") and Parent has made available to the Company each Parent SEC Report filed with the SEC. The Parent SEC Reports, including any financial statements or schedules included or incorporated therein by reference, at the time they were filed, (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Parent SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

  (b) Each of the consolidated balance sheets included in the Parent SEC Reports (including the related notes and schedules) fairly presented, in all material respects, the consolidated financial position of the Parent as of the dates set forth in those consolidated balance sheets, in each case in conformity with U.S. GAAP. Each of the consolidated statements of income and of cash flows included in the Parent SEC Reports (including any related notes and schedules) fairly presented, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Parent and the consolidated Parent Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with U.S. GAAP) consistently applied throughout the periods indicated. All of such balance sheets and statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

  (c) Except as and to the extent set forth on the consolidated balance sheet of the Parent and the consolidated Parent Subsidiaries as of March 31, 2000 including the related notes, neither the Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business.

  Section 4.7. Absence of Certain Changes or Events.

  (a) Except as set forth in the Parent SEC Reports, since March 31, 2000, the Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course and, since such date, there has not been any Material Adverse Effect on the Parent.

  (b) Since the filing of Parent's final prospectus in connection with its initial public offering there has not been any material change by the Parent in its or any Parent Subsidiary's accounting methods, principles or practices.

  (c) Since March 31, 2000 there has not been any declaration, setting aside or payment of any dividend or distribution in respect of, or any redemption, purchase or other acquisition of, any of the Parent's securities.

  Section 4.8. Tax Matters. Neither the Parent, nor to the knowledge of the Parent, any of Parent's affiliates has taken or agreed to take any action, nor is the Parent aware of any agreement, plan or other circumstance, that would prevent (i) the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code or (ii) the exchange of shares of Parent Common Stock from meeting the requirements of Treasury Regulation
Section 1.367(a)-3(c)(1).

  Section 4.9. Litigation. Except as disclosed in Section 4.9 of the Parent Disclosure Letter, there is no Claim pending or, to the knowledge of the Parent, threatened against the Parent or any Parent Subsidiary before any Governmental Entity that, individually or in the aggregate, has a Material Adverse Effect on the Parent. Neither the Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has a Material Adverse Effect on the Parent.

  Section 4.10. Intellectual Property. The Parent owns, or is validly licensed or otherwise has the right to use all Intellectual Property that is material to the conduct of the business of the Parent and the Parent Subsidiaries, taken as a whole. As of the date of this Agreement, no suits, actions or proceedings are pending, and, to the knowledge of the Parent, no person has threatened to commence any suit, action or proceeding, alleging that the Parent or any Parent Subsidiaries are infringing the rights of any person with regard to any

Intellectual Property, except for suits, actions or proceedings that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent. To the knowledge of the Parent, no person is infringing the Intellectual Property rights of the Parent or any Parent Subsidiary, except for infringements which, individually or in the aggregate, would not have a Material Adverse Effect on the Parent.

  Section 4.11. Taxes. Except to the extent that failure to do so, individually or in the aggregate, has no Material Adverse Effect on the Parent, the Parent and the Parent Subsidiaries have filed all Tax returns and reports to be filed by them and have paid, or established adequate reserves for, all Taxes required to be paid by them. Except as, individually or in the aggregate, has no Material Adverse Effect on the Parent, no deficiencies for any Taxes have been proposed, asserted or assessed against the Parent or any Parent Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

  Section 4.12. Brokers. No broker, finder or investment banker other than the Parent Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent. Prior to the date of this Agreement, the Parent has made available to the Company a complete and correct copy of all agreements between the Parent and the Parent Financial Advisor under which the Parent Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.

  Section 4.13. Information. None of the information to be supplied by the Parent for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Registration Statement or necessary to make the statements in that Registration Statement not misleading, or, in the case of the Proxy Statement or any amendments of or supplements to the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments of or supplements to the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions of the Proxy Statement that relate only to the Company or the Company Subsidiaries or affiliates of the Company) and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively.

  Section 4.14. No Vote Required. No vote of any holders of any class or series of the Parent's capital stock is necessary (under the Parent Charter Documents, the DGCL, other applicable Law or otherwise) to approve this Agreement, the Merger, the issuance of Merger Consideration or the other transactions contemplated by this Agreement.

                                   ARTICLE V

                                   Covenants

  Section 5.1. Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written approval of the Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Company Subsidiaries to conduct its operations only in the ordinary course of business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, will use commercially reasonable efforts to, and to cause each Company Subsidiary to, preserve intact the business organization of the Company and each of the Company Subsidiaries, to keep available the services of the present officers and key employees of the Company and the Company Subsidiaries, to preserve and keep confidential the trade secrets of the Company and the Company Subsidiaries, and to preserve the good will of customers, suppliers and all other persons having business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in Section 5.1 of the Company Disclosure Letter, prior to the Effective Time, the Company will not, and will not permit any Company Subsidiary to, without the prior written approval of the Parent:

    (a) except as required by applicable Law, adopt any amendment to the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any Company Subsidiary;

    (b) except for (i) issuances of capital stock of Company Subsidiaries to the Company or a wholly owned Company Subsidiary, and (ii) issuances of shares of Company Common Stock upon exercise of (or in lieu of) Company Stock Options or Company Warrants outstanding on the date hereof or in accordance with the terms of the ESPP, issue, reissue, sell or pledge, or authorize the issuance, reissuance, sale or pledge of (x) additional shares of capital stock or other equity securities of any class, or securities convertible into capital stock or other equity securities or any rights, warrants or options to acquire any such convertible securities or capital stock or other equity securities, or (y) any other securities in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

    (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any wholly owned Company Subsidiary;

    (d) directly or indirectly, split, combine, subdivide, reclassify or redeem, retire, purchase or otherwise acquire, or propose to redeem, retire or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

    (e) except for increases in salary, wages and benefits of officers or employees of the Company or the Company Subsidiaries in accordance with the Retention Plan or in conjunction with new hires, promotions or other changes in job status or increases in salary, wages and benefits to employees of the Company or the Company Subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business, (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any Company Subsidiaries), (ii) pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiaries or (iii) establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law or contemplated by this Agreement; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable or prevent the Company from fulfilling any obligation entered into prior to the date of this Agreement and provided further, that any bonuses paid by the Company in respect of 2000 shall be no greater, in the aggregate, than the actual bonuses paid by the Company in respect of 1999 in the aggregate;

    (f) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any assets, including capital stock of Company Subsidiaries (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies and equipment, or licensing the Company's products or Technology, in each case in the ordinary course of business), or enter into any material commitment or transaction outside the ordinary course of business, other than transactions between a wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary;

    (g) (i) incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except for loans, advances, capital contributions or investments between any wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary, except (A) in connection with the financing of ordinary course trade payables, (B) advances to customers in the ordinary course of business, (C) indebtedness between the Company and any directly or indirectly wholly owned subsidiary of the Company, or (D) pursuant to the Interim Financing Agreement or other arrangements between the Parent and the Company and/or NaviCyte; or

    (h) terminate, cancel or request any material change in, or agree to any material change in any Contract which is materially adverse to the Company and the Company Subsidiaries taken as a whole, or enter into any Contract which would be materially adverse to the Company and the Company Subsidiaries taken as a whole, in each case other than in the ordinary course of business; or make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, for any fiscal year, in excess of U.S. $100,000 for the Company and the Company Subsidiaries taken as a whole;

    (i) change the Company's accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or U.S. GAAP in the reasonable opinion of the Company's independent certified accountants;

    (j) waive, release, assign, settle or compromise any material rights, claims or litigation;

    (k) pay, discharge or satisfy any material claim, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business;

    (l) enter into any agreement or arrangement that materially limits or otherwise restricts the Company or any Company Subsidiary or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

    (m) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability.

  Section 5.2. Certain Interim Operations of the Parent. The Parent covenants and agrees that, except as expressly provided in this Agreement, during the term of this Agreement, without the prior written consent of the Company, which consent will not be unreasonably withheld or delayed, the Parent will not:

    (a) adopt any amendment to the Parent Charter Documents in any manner that changes the fundamental attributes, or adversely affects the value or rights, of the Parent Common Stock;

    (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Parent and any wholly owned Parent Subsidiary;

    (c) liquidate or adopt a plan of liquidation; or

    (d) materially change the Parent's accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or permitted under U.S. GAAP.

  Section 5.3. Notification of Certain Matters. The Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which could reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, (ii) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects or (iii) to result in, in the case of Parent, a Material Adverse Effect on the Parent and, in the case of the Company, a Material Adverse Effect on the Company, (b) any failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder, (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated by this Agreement and (d) the commencement of any suit, action or proceeding that seeks to prevent, seeks damages in respect of, or otherwise directly relates to the consummation of the transactions contemplated by this Agreement. The Company will keep Parent's Director of Intellectual Property informed of all proposed filings in respect of the Company Intellectual Property.

  Section 5.4. Proxy Statement.

  (a) As promptly as practicable after the execution of this Agreement, the Parent and the Company shall jointly prepare and file with the SEC a single document that will constitute (i) the proxy statement of the Company relating to the special meeting of the Company's stockholders (the "Company Stockholders Meeting") to be held to consider approval and adoption of this Agreement and the Merger, (ii) the registration statement on Forms F-4 and F-6 of the Parent (together with all amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of the Parent ADSs (and the Parent Common Stock underlying such Parent ADSs) to be issued to the stockholders of the Company in connection with the Merger and the prospectus included in the Registration Statement (such single document, together with any amendments thereof or supplements thereto, the "Proxy Statement"). Substantially contemporaneously with the filing of the Proxy Statement with the SEC, copies of the Proxy Statement shall be provided to the Nasdaq National Market. The Parent and the Company each shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement (the "Registration Statement Effective Date"), the Parent shall take all or any action required under any applicable Law in connection with the issuance of Parent ADSs pursuant to the Merger. The Parent or the Company, as the case may be, shall furnish all information concerning the Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the Registration Statement Effective Date, the proxy statement and prospectus included in the Proxy Statement (collectively, the "Proxy Materials") will be mailed to the stockholders of the Company. The Parent and the Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of the Nasdaq National Market principal securities exchanges and quotation services on which the common stock, (iv) the DGCL and (v) any other applicable Law.

  (b) Subject to Section 5.7(e), the Proxy Statement shall include the unconditional recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger. In addition, the Proxy Statement and the Proxy Materials will include a copy of the written opinion of the Company Financial Advisor referred to in Section 3.20.

  (c) No amendment or supplement to the Proxy Statement will be made without the approval of each of the Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of the Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or the Nasdaq National Market for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

  (d) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the stockholders of Company, (iii) the time of the Company Stockholders Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform the Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the DGCL, the Securities Act and the Exchange Act.

  (e) The information supplied by the Parent for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the stockholders the Company, (iii) the time of the Company Stockholders Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by the Parent that should be set forth in an amendment or a supplement to the Proxy Statement, the Parent shall promptly inform the Company. All documents that the Parent is responsible for filing in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the DGCL, the Securities Act and the Exchange Act.

  Section 5.5. Company Stockholders Meeting. The Company shall call and hold the Company Stockholders Meeting as promptly as practicable after the Registration Statement Effective Date for the purpose of voting upon the adoption of this Agreement, which in any event shall not be prior to February 11, 2001, and the Parent and the Company will cooperate with each other to cause the Company Stockholders Meeting to be held as soon as practicable following the mailing of the Proxy Materials to the stockholders of the Company. The Company shall use commercially reasonable efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall take all other action necessary or advisable to secure the Requisite Company Vote, except to the extent that the Board of Directors of the Company determines in good faith (after consultation with the Company's counsel) that doing so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Laws.

  Section 5.6. Access to Information; Confidentiality.

  (a) Except as required under any confidentiality agreement or similar agreement or arrangement to which the Parent or the Company or any of their respective subsidiaries is a party or under applicable Law or the regulations or requirements of any securities exchange or quotation service or other self regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Parent and the Company shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted under this Section 5.6 shall affect or be deemed to modify any representation or warranty made in this Agreement.

  (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreements dated November 2, 2000 (the "Confidentiality Agreement"), between the Parent and the Company with respect to the information disclosed under this Section 5.6.

  Section 5.7. No Solicitation.

  (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any Company Subsidiaries or any of its or the Company Subsidiaries' Representatives, directly or indirectly, to (i) solicit, initiate or encourage any inquiries or the making of any offer or proposal with respect to (x) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction, (y) any sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or (z) any sale of shares of capital stock representing, individually or in the aggregate, 10% or more of the voting power of the Company other than to the Company or a Company Subsidiary, including by way of a tender offer or exchange offer by any person (other than the Company or a Company Subsidiary) for shares of capital stock representing 5% or more of the voting power of the Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries, offers or proposals being referred to in this Agreement as a "Takeover Proposal"), (ii) negotiate or otherwise engage in substantive discussions with any person (other than the Parent or its Representatives) that has submitted or proposed to submit any Takeover Proposal, (iii) provide to any person any non-public information or data relating to the Company or any Company Subsidiary for the purpose of facilitating the making of any Takeover Proposal, or (iv) agree to approve or recommend any Takeover Proposal or otherwise enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, however, that if the Board of Directors of the Company determines in good faith (after consultation with the Company's independent legal counsel) that failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Laws, the Company may, in response to a Takeover Proposal, which, if consummated, would constitute a Superior Proposal, which proposal was not solicited by it and which did not otherwise result from a breach of this Section 5.7, and subject to providing prior written notice of its decision to take such action to the Parent and compliance with the other requirements of this Section 5.7, (A) furnish information with respect to the Company and the Company Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined in good faith by the Company after consultation with its independent legal counsel), (B) participate in discussions or negotiations regarding such Superior Proposal or (C) enter into a definitive agreement providing for the implementation of a Superior Proposal if the Company or the Board of Directors is simultaneously terminating this Agreement pursuant to
Section 7.1(h).

  (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.7, the Company shall as promptly as is practicable advise the Parent orally and in writing of any request for information relating to any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will keep the Parent informed of the status (including amendments or proposed amendments) of any such request or Takeover Proposal.

  (c) Nothing contained in this Section 5.7 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any other disclosure to the Company's stockholders, that is required by applicable Law or by the Board of Directors' fiduciary duties.

  (d) The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company or its Representatives with any parties conducted heretofore with respect to any of the foregoing, and will promptly inform the Representatives of the obligations undertaken in this Section 5.7.

  (e) The Board of Directors of the Company will not withdraw or modify, or propose to withdraw or modify, in any manner adverse to the Parent, its approval or recommendation of this Agreement or the Merger, except in connection with a Superior Proposal and then only upon or after the termination of this Agreement pursuant to Section 7.1(h) and payment to the Parent of the amounts referred to in Section 7.3(b); provided, however, that the Board of Directors of the Company may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation if the Board of Directors of the Company determines in good faith (after consultation with the Company's counsel) that failure to so withdraw, modify or change its recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Laws.

  (f) For purposes of this Agreement, "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to the Company's stockholders consisting of cash and/or securities, over 15% of the shares of the Company's capital stock then outstanding on terms which the Board of Directors of the Company determines in their good faith judgment (after consultation with the Company's financial advisors and legal counsel), (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacity as stockholders) from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the proposed terms.

  Section 5.8. Employee Benefits Matters.

  (a) Effective as of the Effective Time and until December 31, 2001, the Parent shall provide, or cause the Surviving Corporation and its subsidiaries and successors to provide, those persons who, at the Effective Time, were employees of the Company and its subsidiaries ("Covered Employees"), with benefits and compensation during their continuing employment that are substantially equivalent, in the aggregate, to the compensation and benefits provided to such employees as of the date of this Agreement; provided that the foregoing shall not apply to the Company's ESPP or the Company's Stock Option Plans, each of which shall be terminated as of the Effective Time; provided, further, that nothing herein shall restrict the Parent or the Surviving Corporation from terminating the employment of any such employees in accordance with applicable laws and contractual rights, if any, of such employees.

  (b) The Parent will, or will cause the Surviving Corporation to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time; (ii) provide each such Covered Employee with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time; and (iii) provide each Covered Employee with credit for purposes of vesting and eligibility for all service with the Company and its affiliates under each employee benefit plan, program, or arrangement of the Parent or its affiliates in which such employees are eligible to participate to the extent such service was credited for similar purposes under similar plans of the Company or any Company Subsidiary; provided, however, that in no event shall the Covered Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

  (c) The Parent shall (i) cause the Surviving Corporation after the consummation of the Merger to pay all amounts provided under all of the Company's Benefit Plans in accordance with their terms, and (ii) honor and cause the Surviving Corporation to honor all rights, privileges and modifications to or with respect to any Benefit Plans which become effective as a result of such change in control in accordance with their terms, subject in each case to all rights amend or terminate any Benefit Plan in accordance with its terms.

  (d) The Company shall cause the ESPP to be terminated as of December 31, 2000, such that (A) no new offering period shall commence after such date and
(B) no employee of Company or any Company Subsidiary not participating in the ESPP as of such date shall become a participant in the ESPP after such date.

  Section 5.9. Directors' and Officers' Indemnification and Insurance.

  (a) The Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification at least as favorable to employees, agents, directors or officers of the

Company and the Company Subsidiaries (the "Indemnified Parties") as those provided in the certificate of incorporation or by-laws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. The foregoing parties are expressly made third party beneficiaries to the provisions of this Section 5.9. Effective after the Closing, Parent shall guarantee the prompt payment of any obligations of the Company and the Company Subsidiaries to indemnify the Indemnified Parties, and to pay legal and other expenses as incurred, in accordance with the foregoing rights to indemnification or under the indemnification agreements between the Company and its current and former officers and directors.

  (b) The Parent agrees that the Company and, at and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are at least as favorable and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the annual premium shall not exceed 175% of the last annual premium paid by the Company prior to the date of this Agreement and if the Surviving Corporation is unable to obtain the insurance required by this
Section 5.9(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

  Section 5.10. Letters of Accountants.

  (a) If requested by the Parent, the Company shall use its commercially reasonable efforts to cause to be delivered to the Parent a "comfort" letter of Ernst & Young LLP, the Company's independent public accountants, dated and delivered on the Registration Statement Effective Date (and, if requested by the Parent, a second such letter dated as of the Effective Time) and addressed to the Parent in form and substance reasonably satisfactory to the Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions contemplated by this Agreement.

  (b) If requested by the Company, the Parent shall use its commercially reasonable efforts to cause to be delivered to the Company a "comfort" letter of Ernst & Young LLP, the Parent's independent public accountants, dated and delivered the Registration Statement Effective Date (and, if requested by the Company, a second such letter dated as of the Effective Time) and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions contemplated by this Agreement.

  Section 5.11. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable Laws, each of the parties to this Agreement shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other party to this Agreement in doing, as promptly as practicable, all things necessary, proper or advisable under applicable Laws to ensure that the conditions set forth in Article VI are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

  Section 5.12. Consents; Filings; Further Action.

  (a) Subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated by this Agreement required under (A) the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (B) the HSR Act, (C) the DGCL and the German Stock Corporation Law (Aktiengesetz),
(D) any other applicable Law and (E) the rules and regulations of the Nasdaq National Market. The parties to this Agreement shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent and agreement of the other party to this Agreement, which consent shall not be unreasonably withheld or delayed.

  (b) Without limiting the generality of Section 5.12(a), each party to this Agreement shall promptly inform the other party of any communication from the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which the Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Parent shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority. Notwithstanding the foregoing, nothing in this Section 5.12 shall require, or be construed to require, the Parent or the Company, in connection with the receipt of any regulatory approval, to proffer to, or agree to (A) sell or hold separate and agree to sell, divest or to discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of the Parent, the Company or any of their respective affiliates (or to the consent to any sale, or agreement to sell, or discontinuance or limitation by the Parent or the Company, as the case may be, of any of its assets or businesses) or (B) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, could reasonably be expected to result in a Material Adverse Effect on the Parent or a Material Adverse Effect on the Company.

  Section 5.13. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use commercially reasonable efforts to cause the Merger to qualify, and will not, without the prior written consent of the parties to this Agreement, take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, and consistent with any such consent, (i) none of the Surviving Corporation, the Parent or any of their affiliates shall take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under
Section 368(a) of the Code and (ii) the Surviving Corporation and the Parent shall comply with the record keeping and reporting requirements of Sections 368(a) and 367 of the Code.

  Section 5.14. Public Announcements. The initial press release concerning the Merger shall be a joint press release and, thereafter, the Parent and Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the Nasdaq National Market and the Neuer Markt, in which case the issuing party shall use commercially reasonable efforts to consult with the other parties before issuing any such release or making any such public statement.

  Section 5.15. Stock Exchange Listings and De-Listings. The Parent shall use commercially reasonable efforts to cause (i) the Parent ADSs to be issued in the Merger to be approved for quotation on the Nasdaq National Market subject to official notice of issuance, prior to the Effective Time, and (ii) if necessary, the Parent Common Stock underlying the Parent ADSs to be approved for listing on the Neuer Markt subject to official notice of issuance, prior to the Effective Time. The parties shall use their commercially reasonable efforts to cause the Surviving Corporation to cause the Company Common Stock to be de-listed from Nasdaq National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

  Section 5.16. Expenses. Except as otherwise provided in Section 7.3, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such Expense.

  Section 5.17. Takeover Statutes; Exon-Florio. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Parent and the Company and its respective board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, any necessary filings are made and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. In addition, if the Parent so requests, the Parent and the Company (at the Parent's expense) shall cooperate to file a notification pursuant to Section 721(a) of the Exon-Florio Amendment to the Defense Production Act of 1950.

  Section 5.18. Dividends. The Company shall coordinate with the Parent the declaration, setting of record dates and payment dates of dividends on Company Common Stock so that holders of Company Common Stock do not receive dividends on both Company Common Stock and Parent ADS received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Company Common Stock or Parent Common Stock received in the Merger in respect of any calendar quarter.

  Section 5.19. Control of the Company's Operations. Nothing contained in this Agreement shall give the Parent or the Company, directly or indirectly, rights to control or direct the other party's operations prior to the Effective Time.

  Section 5.20. Certain Obligations of the Parent. Certain obligations of the Parent set forth in this Agreement, including those obligations designed to survive the consummation of the Share Exchange, may require additional corporate actions specified in the German Stock Corporation Law (Aktiengesetz) be taken by or with respect to the Parent. As required by law, certain of such obligations of the Parent shall be incorporated in agreements in connection with the contributions in kind to the Parent, which agreements shall be entered into by the Parent and the Exchange Agent in the context of the Share Exchange pursuant to Section 202 et seq. of the German Stock Corporation Law (Aktiengesetz).

  Section 5.21. Company Warrants. The Company shall take all actions necessary to cause all outstanding Company Warrants to be exercised in full or terminated prior to the Effective Time.

  Section 5.22. Interim Financing Agreement. As soon as practicable following the execution and delivery of this Agreement, Parent and NaviCyte and/or the Company will enter into the Interim Financing Agreement on such commercially reasonable terms as Parent and the Company shall agree; provided that the borrowings under the Interim Financing Agreement will be secured by either the NaviCyte Intellectual Property or assets of the Company of a quality and value reasonably satisfactory to Parent and the Company. Any security interest granted to the Parent under the Interim Financing Agreement will be perfected under applicable law to the extent possible.

  Section 5.23. New Company Restricted Stock Plan. In addition to the Retention Plan, in an effort to provide for the retention, on behalf of the Surviving Corporation, of the management and key employees of the Company and in light of the cancellation of a substantial percentage of the outstanding Company Stock Options as a result of the operation of Section 2.5 of this Agreement, the Company shall exercise reasonable efforts to grant, after the date of this Agreement and prior to the Effective Time, up to 2,000,000 shares of Company Common Stock (with a purchase price of par value and a vesting period of two (2) years as follows: 50% vesting on the first anniversary of the Effective Time and the balance vesting on the second anniversary of the Effective Time); provided, however, that to the extent that the amount of 2,000,000 shares of Company Common Stock for such restricted stock grants is unavailable under the Company's 1996 Stock Incentive Plan, then such arrangements (to the extent of any such excess) shall be subject to approval by the Company's stockholders as part of their consideration of this Agreement and the Merger at the Company Stockholders Meeting (as required by the rules of the Nasdaq National Market). The Company shall consult with the Parent on the proposed schedule of recipients, and their respective amounts of allocation, with respect to such retention measures.

                                  ARTICLE VI

                                  Conditions

  Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to consummate the other transactions contemplated by this Agreement to be consummated on the Closing Date is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

  (a) Stockholder Approval. This Agreement and consummation of the Merger shall have been duly approved by holders of outstanding Company Common Stock by the Requisite Company Vote;

  (b) Listing. The Parent ADSs issuable to the Company's stockholders pursuant to this Agreement shall have been authorized for quotation on the Nasdaq National Market, upon official notice of issuance.

  (c) HSR. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  (d) Consents. All consents, approvals and action of any Governmental Entity required to permit the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained or made, free of any condition that could reasonably be expected to result in a Material Adverse Effect on the Parent or a Material Adverse Effect on the Company.

  (e) Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, orders, injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

  (f) Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

  Section 6.2. Conditions to Obligations of the Parent. The obligations of the Parent to consummate the transactions contemplated by this Agreement to be consummated on the Closing Date are also subject to the satisfaction or waiver by the Parent at or prior to the Effective Time of the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Company contained in this Agreement are so qualified) signed on behalf of the Company by an executive officer of the Company to such effect.

  (b) Company Warrants. All Company Warrants shall have been exercised in full or terminated.

  (c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

  (d) Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect on the Company.

  (e) Consents Under Agreements. The Company shall have obtained the consent, approval or waiver of each person that is not a Governmental Entity whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by this Agreement, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, would have no Material Adverse Effect on the Company.

  (f) Tax Opinion. The Parent shall have received the opinion of McDermott, Will & Emery, special counsel to the Parent, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of the Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. Each of the parties hereto agree to make such reasonable representations related to the requirements of Sections 367 and 368 of the Code as may be requested by counsel in connection with such opinion.

  (g) Company 2000 Financial Statements. Unless the Closing would otherwise take place prior to March 31, 2001, the Company shall have delivered to the Parent the Company 2000 Financial Statements.

  Section 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and consummate the other transactions contemplated by this Agreement to be consummated on the Closing Date is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Parent set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Parent set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each of the Parent contained in this Agreement are so qualified) signed on behalf of each of the Parent by an executive officer of the Parent to such effect.

  (b) Performance of Obligations of the Parent. The Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent by an executive officer of the Parent to such effect.

  (c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect on the Parent.

  (d) Consents Under Agreements. The Parent shall have obtained the consent, approval or waiver of each person that is not a Governmental Entity whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by this Agreement, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, would have no Material Adverse Effect on the Parent.

  (e) Tax Opinion. The Company shall have received the opinion of Pillsbury Madison & Sutro LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of the Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. Each of the parties hereto agree to make such reasonable representations related to the requirements of Sections 367 and 368 of the Code as may be requested by counsel in connection with such opinion.

  (f) Approvals. This Agreement, the consummation of the Merger, the Share Capital Increase (including the resolutions of the Parent's management board (Vorstand) and supervisory board (Aufsichtsrat)) and the issuance of the Parent Common Stock underlying the Parent ADSs to be issued in the Merger shall have been duly approved in accordance with applicable law and the Parent Charter Documents.

                                  ARTICLE VII

                                  Termination

  Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

  (a) by mutual written consent of the Parent and the Company duly authorized by the board of directors of the Company and by the management board of the Parent;

  (b) by either the Parent or the Company, if the Effective Time shall not have occurred on or before June 30, 2001; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

  (c) by either the Parent or the Company, if any order, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and nonappealable;

  (d) by the Parent or the Company, if this Agreement shall fail to receive the Requisite Company Vote at the Company Stockholders Meeting or any adjournment or postponement thereof;

  (e) by the Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in either of Section 6.2(a) or 6.2(c) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of commercially reasonable efforts and for so long as the Company continues to exercise such commercially reasonable efforts, the Parent may not terminate this Agreement under this Section 7.1(e);

  (f) by the Company, upon breach of any representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of the Parent shall have become untrue, in either case such that the conditions set forth in either of Section 6.3(a) or 6.3(c) would not be satisfied (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by the Parent through commercially reasonable efforts and for so long as the Parent continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(f);

  (g) by the Parent, if (i) the Board of Directors of the Company withdraws, modifies or changes its approval or recommendation of this Agreement or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Takeover Proposal or shall have resolved to do so, or (iii) a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company is commenced by a person other than the Parent and either (a) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders or (b) within ten (10) business days of such commencement the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

  (h) by the Company, if, after the Company receives a Takeover Proposal, which, if consummated would constitute a Superior Proposal (i) the Company shall have complied with Section 5.7, and (ii) the Board of Directors of the Company shall have concluded in good faith (after consultation with the Company's legal counsel) that, after giving effect to all modifications which may be offered by Parent prior to such termination, failure to so terminate would be inconsistent with its fiduciary duties under applicable law; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(h) until three (3) business days have elapsed following delivery to the Parent of written notice of such determination of the Company (which written notice will specify the material terms and conditions of the Superior Proposal and the identity of the person making the Superior Proposal) and until the Company shall have negotiated, and shall have caused its financial and legal advisors to have negotiated with Parent to make such adjustment to the terms and conditions of this Agreement as would enable Parent to proceed with the transactions contemplated hereby, which such negotiations will be conducted during such three (3) day period; and provided, further, however, that such termination under this Section 7.1(h) shall not be effective until (x) the Company has made payment to the Parent of the amounts required to be paid pursuant to Section 7.3(b) and (y) the Company or NaviCyte, as applicable, has repaid to Parent (by wire transfer of immediately available funds (to an account designated by Parent) all principal and accrued and unpaid interest required to be made in accordance with the Interim Financing Agreement;

  (i) by the Parent, if the sum of the Estimated Liability Amounts, the Estimated Professional Fees and the Estimated Net Working Capital Deficiency is greater than $7.5 million.

  Section 7.2. Effect of Termination. Except as provided in Section 8.1, in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Parent or the Company or any of their respective Representatives, and all rights and obligations of each party to this Agreement shall cease, subject to the remedies of the parties as set forth in Sections 7.3(b) and (c); provided, however, that nothing in this Agreement shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement, provided, however, that no liability shall survive the termination of this Agreement with respect to those breaches of representations and warranties by the Company which would not have occurred had the Company SEC Reports or Company press releases been incorporated into the Company Disclosure Letter.

  Section 7.3. Expenses Following Certain Termination Events.

  (a) Except as set forth in this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with the provisions of Section 5.16. For purposes of this Agreement, "Expenses" consist of all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to this Agreement and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement or the Proxy Materials, the solicitation of stockholder approval and all other matters related to the closing of the transactions contemplated by this Agreement.

  (b) If this Agreement is terminated pursuant to Section 7.1(g), 7.1(h) or 7.1(d), then, subject to the proviso below, the Company shall (x) on the date specified in the penultimate sentence of this Section 7.3(b) in the case of a termination pursuant to Section 7.1(d), or (y) simultaneously with a termination of this Agreement in the case of a termination pursuant to Section 7.1(g) or 7.1(h), pay to the Parent (by wire transfer of immediately available funds to an account designated by the Parent) a termination fee of U.S. $1.75 million; provided, however, that the Company shall not be obligated to pay such fee if this Agreement is terminated pursuant to Section 7.1(d) unless (i) at any time prior to the Company Stockholders Meeting, a Takeover Proposal has been publicly announced or communicated to the Company and (ii) within nine 9 months after the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates a transaction similar to, the transactions contemplated by the Takeover Proposal with any third party. Any termination fee payable as a result of a termination pursuant to Section 7.1(d) shall be paid upon the earlier of the execution of a definitive agreement relating to such Takeover Proposal or the consummation of the transactions contemplated thereby, as the case may be. In addition, if this Agreement is terminated pursuant to Section 7.1(d) and a Takeover Proposal has been publicly announced or communicated to the Company, the Company shall promptly reimburse all of Parent's actual and documented out-of-pocket expenses (including all investment banking, legal, accounting and other similar expenses) up to a maximum of U.S. $750,000 (the "Parent Expenses") and any termination fee payable thereafter shall be reduced by the amount of the Parent Expenses so paid.

  (c) The payment provided for in Section 7.3(b) shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to Section 7.1(d), (g) or (h), as the case may be.

  (d) The Company acknowledges that the agreements contained in this Section
7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amounts due pursuant to Section 7.3(b), and, in order to obtain such payment, the Parent commences a suit which results in a judgment against the Company for all or a portion of such amounts, the Company shall pay all legal fees and expenses of Parent in connection with such suit, together with interest on amounts payable to the Parent at the prime rate of Deutsche Bank in effect on the date such payment became payable.

                                 ARTICLE VIII

                                   Survival

  Section 8.1. The representation, warranties and agreements in this Agreement and in any certificate delivered under this Agreement shall terminate at the Effective Time or upon the termination of this Agreement under Section 7, as the case may be, except that the agreements set forth in Articles I and II and Sections 5.8, 5.9, 5.11, 5.12, 5.13, 5.15 and 5.20, this Article VIII and
Article IX shall survive the Effective Time, those set forth in Sections 5.6(b), 5.16, 7.2 and 7.3, this Article VIII and Article IX shall survive termination of this Agreement and those set forth in Section 5.14 shall survive for a period of one year after termination of this Agreement. Each party agrees that, except for the representations and warranties contained in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery of disclosure to any other party or any party's Representatives of any documentation or other information with respect to any one or more of the foregoing.

                                  ARTICLE IX

                                 Miscellaneous

  Section 9.1. Certain Definitions. For purposes of this Agreement:

  (a) The term "affiliate," as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, the correlative terms "controlling," "controlled by" and "under common control with"), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

  (b) The term "business day" means any day, other than Saturday, Sunday or a United States or German federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included, except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

  (c) The term "including" means, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

  (d) The term "knowledge," as applied to the Company or the Parent, means the actual knowledge the officers of the Company or the Parent, as the case may be.

  (e) The term "person" shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

  (f) The term "subsidiary" or "subsidiaries" means, with respect to the Parent, the Company or any other person, any corresponding or other entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting more than 50% of the voting or economic interest in such entity.

  Section 9.2. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  Section 9.3. GOVERNING LAW; WAIVER OF JURY TRIAL.

  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED

TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(b).

  Section 9.4. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

  if to the Parent:

    LION bioscience Aktiengesellschaft
    Waldhofer Str. 98
    69123 Heidelberg, Germany
    Attention:       Klaus Sprockamp, Chief Financial Officer
                     Sven Riethmuller, General Counsel
    Fax: 011-49-6221-4038-450

  with copies to:

    McDermott, Will & Emery
    227 W. Monroe Street
    Chicago, IL 60606
    Attention: Bernard S. Kramer
    Fax: 312-984-7700

  if to the Company:

    Trega Bioscience, Inc.
    9880 Campus Point Dr.
    San Diego, CA 92121
    Attention: Michael Grey
    Fax: 858-410-6664

  with copies to:

    Pillsbury Madison & Sutro LLP
    11975 El Camino Real, Suite 200
    San Diego, CA 92130
    Attention: Mike Hird
    Fax: (858) 509-4010

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

  Section 9.5. Entire Agreement. Except for the Confidentiality Agreement (which shall continue in full force and effect), this Agreement (including any exhibits and annexes to this Agreement), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

  Section 9.6. No Third Party Beneficiaries. Except (i) as provided in Section
5.9 with respect to the Indemnified Parties, (ii) as contemplated by Article II with respect to the holders of issued and outstanding shares of Company Common Stock and outstanding Common Stock Options as of immediately prior to the Effective Time (including their rights with respect to the receipt of Merger Consideration) and (iii) as contemplated by Section 5.9 with respect to the Covered Employees, this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

  Section 9.7. Amendment. This Agreement may be amended by the parties to this Agreement by action taken by their respective Boards of Directors at any time prior to the Effective Time; provided that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger or that is otherwise prohibited by applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties to this Agreement.

  Section 9.8. Waiver. At any time prior to the Effective Time, any party to this Agreement may (a) extend the time for the performance of any obligation or other act of any other party to this Agreement, (b) waive any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance with any agreement or condition contained in this Agreement. Any waiver of a condition set forth in Section 6.1, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of the Company and the Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such conditions for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  Section 9.9. Obligations of the Parent and of the Company. Whenever this Agreement requires a Parent Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Parent to cause that Parent Subsidiary to take that action. Whenever this Agreement requires a Company Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Company to cause that Company Subsidiary to take that action and, after the Effective Time, on the part of the Surviving Corporation to cause that Company Subsidiary to take that action.

  Section 9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

  Section 9.11. Interpretation. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, exhibit or annex, that reference shall be to a Section of or exhibit or annex to this Agreement unless otherwise indicated.

  Section 9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that pursuant to Section 1.1(b) the Parent may designate, by written notice to the Company, a Parent Subsidiary that is wholly owned directly or indirectly by the Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Parent Subsidiary.

  Section 9.13. Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise reached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 9.14. Submission to Jurisdiction; Waivers; Consent to Service of Process. Each of the Parent and the Company irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in any Delaware state court or Federal court sitting in the State of Delaware, and each of the Parent and the Company thereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the personal jurisdiction of the aforesaid court in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Delaware state or Federal court sitting in the State of Delaware. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 9.4. Each of the Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure to serve process in accordance with this Section 9.14 that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by application law the
(i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                                          Trega Biosciences, Inc.

                                                    /s/ Michael G. Grey
                                          By: _________________________________
                                          Name: Michael G. Grey
                                          Title: President and Chief Executive
                                           Officer

                                          LION bioscience Aktiengesellschaft

                                               /s/ Friedrich von Bohlen und
                                                          Halbach
                                          By: _________________________________
                                          Name: Friedrich von Bohlen und
                                           Halbach
                                          Title: Chief Executive Officer

                                                  /s/ Klaus J. Sprockamp
                                          By: _________________________________
                                          Name: Klaus J. Sprockamp
                                          Title:  Chief Operating Officer and
                                                  Chief Financial Officer

                                    ANNEX B

                      Opinion of Lazard Freres & Co. LLC

                                                              December 26, 2000

The Board of Directors
Trega Biosciences, Inc.
9880 Campus Point Drive
San Diego, CA 92121

Dear Members of the Board:

  We understand that Trega Biosciences, Inc., a Delaware corporation (the "Company"), and LION Bioscience Aktiengesellshaft, a German stock corporation (the "Parent"), entered into an Agreement and Plan of Merger dated as of December 27, 2000 (the "Merger Agreement"). All capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to such terms in the Merger Agreement.

  Upon consummation of the transactions contemplated by the Merger Agreement (the "Proposed Transaction"), the Company will be a wholly-owned subsidiary of the Parent, and each issued and outstanding share of Company Common Stock (including shares of Company Common Stock deemed to be issued to holders of Company Stock Options in accordance with the terms of the Merger Agreement and other than shares of Company Common Stock owned by the Company, Parent or any Parent Subsidiary) will be converted into the right to receive (x) a number of Parent ADSs equal to the quotient of (i) the Acquisition Value, divided by
(ii) the Diluted Company Common Shares, further divided by (iii) the Parent Average ADS Price (the "Exchange Ratio"), plus (y) any cash in lieu of any fractional Parent ADSs. Each Parent ADS represents one ordinary share of Parent Common Stock. The Acquisition Value is an amount equal to $35 million less certain deductions in accordance with the terms of the Merger Agreement, but the Acquisition Value will not be reduced to an amount less than $34 million; provided, that if such deductions would exceed $1 million, the Parent has the right to terminate the Merger Agreement. The Parent Average ADS Price will be the average of the closing prices for Parent ADSs on the Nasdaq Market for the ten (10) trading days immediately preceding the date which is two (2) trading days before the Company Stockholders Meeting; provided, that in no event will the Parent Average ADS Price be greater than $92 or less than $68. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement and related documents. We also understand that the Parent has agreed, as soon as practicable after the execution of the Merger Agreement, to enter into a Line of Credit Agreement pursuant to which the Company or a subsidiary of the Company, as the case may be, may borrow up to $1 million from the Parent prior to Closing.

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. In connection with this opinion, we have among other things:

  (i) Reviewed the financial terms and conditions of the draft Merger Agreement dated December 26, 2000;

  (ii) Analyzed certain historical business and financial information relating to the Company and the Parent;

  (iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its business;

  (iv) Held discussions with members of the senior management of the Company with respect to the business, prospects and the strategic objectives of the Company;

  (v) Held discussions with members of the senior management of the Parent with respect to the business, prospects and the strategic objectives of the Parent and analyzed financial projections for Parent that were not provided by Parent but were contained in certain securities analysts' research reports that were recommended for review by management of the Parent;

  (vi) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

  (vii) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company;

  (viii) Reviewed the historical stock prices and trading volumes of the Company Common Stock and Parent ADSs; and

  (ix) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

  We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or an independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency of or issues relating to solvency concerning the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. In that regard, we note that we discussed with management of the Company management's concerns regarding the Company's viability as a going concern. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

  Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering our opinion, we did not address the relative merits of the Proposed Transaction, any alternative potential transaction or the Company's underlying decision to effect the Proposed Transaction.

  In rendering our opinion, we have assumed that the Proposed Transaction will be consummated on the terms described in the Merger Agreement without any waiver of any material term or condition by the Company and that the Proposed Transaction will be accounted for as a purchase under U.S. GAAP. In addition, we have assumed that (i) obtaining the necessary regulatory approvals for the Proposed Transaction will not have an adverse effect on the Company or Parent and (ii) there have been no material changes made to the Merger Agreement from the draft Merger Agreement we reviewed for the purposes of rendering our opinion.

  Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. Lazard Freres & Co. LLC provides a full range of financial advisory and security services and, in the course of our trading and market making activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Parent for our own account and for the accounts of customers.

  Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered to the Company's Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to and does not constitute a recommendation to any holder of the Company Common Stock as to whether such stockholder should vote for the Proposed Transaction, if such vote is required under the Company's articles of incorporation and/or applicable law. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except for its inclusion in its entirety in filings the Company may be required to make with the Securities and Exchange Commission and except as may otherwise be required by law or by a court of competent jurisdiction.

  Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio to be offered to the holders of Company Common Stock in the Proposed Transaction is fair to the holders of the Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          Lazard Freres & Co. LLC

                                                  /s/ Stephen H. Sands
                                          By: _________________________________
                                                    Stephen H. Sands
                                                    Managing Director

                                    ANNEX C

                          GLOSSARY OF INDUSTRY TERMS

Bioinformatics.............  The use of computer software to assist in the acquisition and analysis of information relating to genes, proteins, biological pathways and drugs.

Biological pathways........  Carefully regulated, complex networks of interactions by which the proteins expressed by genes carry out the biological function of cells. Biological pathways are generally classified as metabolic pathways, which are responsible for cellular metabolism and signal transduction pathways, which use secreted proteins, cell-surface receptor proteins and intracellular proteins to allow cells to communicate, coordinate and regulate their activities. The activities of biological pathways have many levels of control and redundancy and thus can be affected by many genes within a pathway. In addition to the effects of inherited genetic differences within the genome, a biological pathway is also affected by the expression levels of its key genes and proteins.

Chemical informatics.......  The use of computer software to assist in the acquisition, analysis and management of data and information relating to chemical compounds and their properties.

Gene.......................  The fundamental unit of heredity. A gene is a specific sequence of bases (usually hundreds or thousands of bases) located in a specific location on a particular chromosome. Each gene contains a set of instructions to produce a particular protein. A gene is "transcribed" to produce multiple molecules of mRNA, which are then "translated" to produce multiple copies of this protein.

Gene expression............  The process used by a cell to determine which proteins to produce. Initially, the genetic information in DNA is copied, or "transcribed," to a complementary molecule called mRNA. The information in the mRNA is then "translated" to produce a protein with a precise sequence of amino acid building blocks that determine its structure and function. Although all cells contain the full set of DNA and thus each gene, different cells express different sets of genes depending on cell type and environmental conditions. Thus, each cell normally expresses only those genes it needs for the specific functions it performs. The level of mRNA expressed for each gene dictates its activity and the number of protein molecules produced. The "over" or "under" expression of genes can lead to various diseases.

Pharmacology...............  Pharmacology is the study of the effects of drugs on the living processes of all cells. Clinical pharmacology is the study of drugs that are useful in the prevention, diagnosis, and treatment of human disease.

Proteomics.................  Proteomics means the "set of proteins encoded by the genome" or the protein complement of an organism. The aim of proteomics is to produce a complete description of a cell/tissue/organism in terms of the proteins produced. In contrast to a static genome, the proteome is dynamic because the expressed protein pattern changes with time and environment, responding to developmental signals, disease, nutrients available, and other factors.

PROXY                                                                      PROXY

                            TREGA BIOSCIENCES, INC.
                  THIS PROXY IS BEING SOLICITED ON BEHALF OF
                 TREGA BIOSCIENCES, INC.'S BOARD OF DIRECTORS

     The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the proxy statement-prospectus dated February 8, 2001 in connection with the special meeting to be held at 10:00 a.m. local time on March 12, 2001 at Trega's headquarters at 9880 Campus Point Drive, San Diego, California 92121, and hereby appoints Michael G. Grey, Harvey S. Sadow and Debra K. Liebert and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all the shares of common stock of Trega Biosciences, Inc. registered in the name provided on this proxy card, which the undersigned is entitled to vote at the special meeting of stockholders, and at any adjournment or adjournments of the special meeting, with all the powers the undersigned would have if personally present. Without limiting the general authorization given, the proxies are, and each of them is, instructed to vote or act as follows on the proposal described on this proxy.

     When properly executed, this proxy will be voted in the manner directed on the reverse side by the undersigned stockholder. If no direction is made this proxy will be voted FOR the proposal on the reverse side, and in the discretion of the proxies on any other business matters or proposals as may properly come before the special meeting or any adjournment of the special meeting.
Abstaining or failing to vote at all will have the same effect as voting against the proposal.

     SEE REVERSE SIDE FOR PROPOSAL. If you do not sign and return this proxy card or attend the meeting and vote by ballot, your shares cannot be voted. If you wish to vote in accordance with the Board of Director's recommendations, just sign on the reverse side. You need not mark any boxes.

                  [Continued and to be signed on reverse side]
                             [fold and detach here]

                          Proxy by Mail                                                  Please mark
         The Board of Directors recommends a vote "FOR" the proposal.                    your vote        [    ]
                                                                                         like this
                                                                                      FOR         AGAINST        ABSTAIN
Proposal.  To approve and adopt a merger agreement that provides for a merger in     [    ]       [    ]         [    ]
which Trega Biosciences, Inc. will become a wholly-owned subsidiary of LION bioscience Aktiengesellschaft, a corporation organized and existing under the laws of the Federal Republic of Germany and the conversion of each share of
Trega common stock into LION ADSs at the exchange ratio set forth in the merger agreement and described in the proxy statement-prospectus which is being delivered to you in connection with this proxy.

Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
                                                                                      MARK HERE FOR ADDRESS    [    ]
                                                                                      CHANGE AND NOTE AT LEFT

                                                                                      ----------------------------------------
                                                                                                   COMPANY NUMBER:

                                                                                                    PROXY NUMBER:

                                                                                                    ACCOUNT NUMBER:
                                                                                       ----------------------------------------

Signature_______________________________________Signature_______________________________________Date____________________________
Please sign exactly as your name(s) appear(s) on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your fill title as such.
                                         [Fold and detach here and read the reverse side]


                            TREGA BIOSCIENCES, INC.

TO VOTE YOUR PROXY BY MAIL
--------------------------

Mark, sign, and date your proxy card above, detach it, and return it in the postage-paid envelope provided.